                                SCHEDULE 14A
                  Information Required in Proxy Statement
                          SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934
                           (AMENDMENT NO.      )

     Filed by the Registrant:      [X]
     Filed by a Party other than the Registrant:  [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

                           MAYFLOWER GROUP, INC.
              (Name Of Registrant As Specified In Its Charter)
                 (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6-(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11.
          (1) Title of each class of securities to which transaction applies:
          (2) Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 [set forth the amount on which the filing fee is calculated and state how it was determined]: (i) The Stock Purchase Agreement, dated December 4, 1994, among Mayflower Group, Inc., UniGroup, Inc. and TCW Asset Management Company provides for the acquisition by UniGroup, Inc. of Mayflower Transit, Inc., a wholly owned subsidiary of Mayflower Group, Inc. for
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:
     [X]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MARCH 30, 1995

     To the Shareholders of
     MAYFLOWER GROUP, INC.

          A Special Meeting of Shareholders of Mayflower Group, Inc. (the "Company") will be held on March 30, 1995, at 11:00 A.M., local time (Eastern Standard Time), at the Company's home office, 9998 North Michigan Road, Carmel, Indiana 46032, phone (317) 875-1000, for the following purposes:

          1. To consider and vote upon the sale by the Company of all the capital stock of Mayflower Transit, Inc., a wholly owned subsidiary of the Company ("Transit"), to UniGroup, Inc., a Missouri corporation ("UniGroup"), pursuant to a Stock Purchase Agreement, dated December 4, 1994 and as amended on March 10, 1995, among the Company, UniGroup and TCW Asset Management Company ("TCW"), the largest shareholder of the Company.

          2. To consider and vote upon the acquisition of the Company and its wholly owned subsidiary Mayflower Contract Services, Inc. ("Contract Services") by Laidlaw Transit, Inc., a Delaware corporation ("Laidlaw"), pursuant to an Agreement and Plan of Merger, dated as of January 20, 1995, among the Company, Laidlaw, MCS Transit, Inc., an Indiana corporation ("Newco") and TCW (the "Merger Agreement"), under which Newco would merge with and into the Company (the "Merger") with the Company thereby becoming a wholly owned subsidiary of Laidlaw and the outstanding shares of common stock of the Company thereby converting into a right to receive an amount estimated to be between $10.00 and $10.40 per share. If the per share merger consideration is reduced to less than $10.00 per share, the Company will re-solicit shareholders with respect to approval of the Merger. Approval of the Merger will also constitute approval of the sale of all the capital stock of Contract Services by the Company to Laidlaw pursuant to an option contained in the Merger Agreement which is exercisable in the event the Merger Agreement is terminated because of the failure of the Company to divest itself of Transit (the "Contract Services Option"). In the event that Contract Services is sold pursuant to the Contract Services Option, the Company will continue operations with Transit only.

          3 To transact such other business as properly may come before the meeting or any adjournments thereof.

          The close of business on February 1, 1995, is the record date for the determination of shareholders entitled to vote at this meeting. Only those who are shareholders of record at the close of business on such date will be entitled to vote at said meeting and at any adjournments thereof.

          By Order of the Board of Directors.

                                   Mayflower Group, Inc.

                                   /s/ Robert H. Irvin
                                   Robert H. Irvin, Secretary
     March 10, 1995

                           MAYFLOWER GROUP, INC.
                              PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mayflower Group, Inc. (the "Company") of proxies to be voted at a Special Meeting of Shareholders to be held on March 30, 1995 at 11:00 A.M. (Eastern Standard Time) at 9998 North Michigan Road, Carmel, Indiana 46032 (the "Meeting"), and at any adjournments thereof. This Proxy Statement and proxy card were first mailed to shareholders on or about March 13, 1995.

                            GENERAL INFORMATION

     Purpose of Meeting

          The Meeting has been called to consider two proposals: (1) the proposed sale (the "Transit Sale") by the Company of all the capital stock of Mayflower Transit, Inc., a wholly owned subsidiary of the Company ("Transit"), to UniGroup, Inc., a Missouri corporation ("UniGroup"), pursuant to a Stock Purchase Agreement, dated December 4, 1994 and as amended on March 10, 1995 (the "Stock Purchase Agreement"), among the Company, UniGroup and TCW Asset Management Company ("TCW"), the largest shareholder of the Company, and (2) the proposed acquisition of the Company and its wholly owned subsidiary Mayflower Contract Services, Inc. ("Contract Services") by Laidlaw Transit, Inc., a Delaware corporation ("Laidlaw"), pursuant to an Agreement and Plan of Merger, dated as of January 20, 1995, among the Company, Laidlaw, MCS Transit, Inc., an Indiana corporation ("Newco"), and TCW (the "Merger Agreement"), under which Newco would merge with and into the Company (the "Merger") with the Company thereby becoming a wholly owned subsidiary of Laidlaw and the outstanding shares of common stock of the Company (the "Shares") thereby converting into a right to receive cash. Approval of the Merger will also constitute approval of the sale of all the capital stock of Contract Services by the Company to Laidlaw pursuant to an option contained in the Merger Agreement which is exercisable in the event the Merger Agreement is terminated because of the failure of the Company to divest itself of Transit (the "Contract Services Option"). For more information, see "Proposal 2 - Merger of the Company -- Summary of the Merger Agreement -- Option to Purchase Contract Services."

     Possible Outcomes

          Consummation of the Merger is not a condition precedent to the Transit Sale and the Company intends to complete the Transit Sale (provided applicable conditions precedent are satisfied or waived) even if the Merger is terminated or abandoned. The Merger is, however, contingent upon the prior disposition by the Company of Transit pursuant to the Transit Sale or another divestiture transaction including, but not limited to, a potential spinoff of Transit to the Company's shareholders.

          Accordingly, shareholders need to be aware that the following scenarios are possible outcomes with respect to the proposals presented in this Proxy Statement:

          1. Completion of Transit Sale Only. If the Company completes the Transit Sale and does not consummate the Merger, the Company will continue operations with Contract Services only. For additional information regarding the terms of the Transit Sale, see "Proposal 1 - Sale of Transit." In the event that the Transit Sale only is consummated, NONE OF THE PROCEEDS OF THE TRANSIT SALE WILL BE DISTRIBUTED TO SHAREHOLDERS OF THE COMPANY. In this situation, it is anticipated that all of the proceeds from the Transit Sale will be applied by the Company (i) to satisfy certain indebtedness of the Company, Transit and Contract Services; (ii) to pay the fees of the Company's financial advisor; (iii) to satisfy the Company's obligations to certain officers of the Company and Transit under employment agreements and termination benefit agreements; (iv) to pay transaction expenses; and (v) for general corporate purposes. For more information regarding the estimated use of proceeds in the event the Transit Sale only is consummated, see "Proposal 1 - Summary of the Transit Sale - Purchase Price; Use of Proceeds." For more information regarding the payments to officers of the Company and Transit under the terms of certain employment agreements and termination benefit agreements, see "Payment to Officers" below and "Interest of Certain Persons." In considering the Transit Sale, shareholders are urged to review (i) the pro forma financial information contained in Appendix B to this Proxy Statement for an illustration of the estimated effects of the Transit Sale on the balance sheet and statements of operations of the Company as of and for the periods indicated, and (ii) the unaudited interim and annual financial statements of Transit and Contract Services, contained in Appendix C and Appendix G, respectively, of this Proxy Statement for information regarding the historical separate company financial results of Transit and Contract Services.

          2. Consummation of Both the Transit Sale and the Merger. If both the Transit Sale and the Merger are consummated, the Company will become a wholly owned subsidiary of Laidlaw, Contract Services will remain a wholly owned subsidiary of the Company, and the outstanding Shares will be converted into the right to receive cash pursuant to the Merger Agreement. For more information concerning the terms of the Merger, see "Proposal 2 - Summary of the Merger Agreement." As of the date of this Proxy Statement, it is estimated that each Share will convert into a right to receive between $10.00 and $10.40 per Share. Pursuant to the terms of the Merger Agreement, the amount distributable to shareholders will be determined by calculating each shareholder's pro-rata portion of (i) $157,000,000, less (ii) the amount required to satisfy certain indebtedness, fees to the Company's financial advisor, payments to or for the benefit of officers of the Company, Transit and Contract Services under employment agreements, termination benefit agreements and supplemental executive retirement plans, payments made to terminate outstanding stock options and transaction expenses attributable to the Company, Transit or Contract Services, including expenses and costs related to the Stock Purchase Agreement not previously satisfied with the proceeds of the Transit Sale. For more information regarding the calculation of the per Share merger consideration to be received by shareholders of the Company, see "Proposal 2 - Summary of the Merger - Merger Consideration." For more information regarding payments (i) to or for the benefit of officers of the Company, Transit and Contract Services pursuant to employment agreements and termination benefit agreements, supplemental executive retirement plans, and (ii) to officers of the Company, Transit and Contract Services made in respect of the termination of stock options, see "Payments to Officers" below and "Interests of Certain Persons." If such estimated per Share merger consideration is reduced to an amount less than $10.00 per Share as a result of an increase in transaction expenses, a decrease in the aggregate merger consideration as a result of negotiations between the Company and Laidlaw, or for any other reason, the Company will re-solicit shareholders with respect to the approval of the Merger. Pursuant to the terms of the Merger Agreement, the Effective Date of the Merger can occur as late as July 31, 1995.

          3. Sale of Contract Services Only. If the Transit Sale is not consummated pursuant to the Stock Purchase Agreement or Transit is not divested as a subsidiary of the Company and, as a result, either Laidlaw or the Company terminates the Merger Agreement on the grounds that one or more of its conditions to closing is not satisfied, the Merger Agreement provides Laidlaw the irrevocable right to acquire from the Company all of the outstanding capital stock of Contract Services (the "Contract Services Option"). For more information regarding the terms of the Contract Services Option, see "Proposal 2 - Merger Summary - Option to Purchase Contract Services." If the Contract Services Option is exercised, the Company will continue operations with Transit only. In the event that this should occur, NONE OF THE PROCEEDS OF A SALE PURSUANT TO THE CONTRACT SERVICES OPTION WILL BE DISTRIBUTED TO SHAREHOLDERS. It is currently anticipated that if a sale of Contract Services should occur pursuant to the Contract Services Option, that the proceeds would be applied by the Company (i) to satisfy certain indebtedness of the Company, Contract Services and Transit; (ii) to make payments to certain officers of the Company and Contract Services pursuant to satisfaction of obligations under employment agreements and supplemental executive retirement plans; (iii) to pay the fees of the Company's financial advisor; and (iv) for general corporate purposes. See "Proposal 2 -Merger Summary - Option to Purchase Contract Services" for more information regarding the estimated use of proceeds from a sale of Contract Services pursuant to the Contract Services Option. Shareholders are urged to review (i) the pro forma financial information contained in Appendix F to the Proxy Statement for an illustration of the estimated effects of a sale of Contract Services pursuant to the Contract Services Option on the balance sheet and statements of operations of the Company as of and for the periods indicated, and (ii) the unaudited interim and annual financial statements of Transit and Contract Services, contained in Appendix C and Appendix G, respectively, of this Proxy Statement for information regarding the historical separate company financial results of Transit and Contract Services.

          4. Sale or Divestiture of Transit Other than Pursuant to the Stock Purchase Agreement. If the Stock Purchase Agreement is terminated for any reason and the Company determines to divest itself of Transit pursuant to any other transaction ("Alternative Transaction"), the Company will solicit shareholders for approval of any such Alternative Transaction. Further, if the Company determines to continue to pursue the consummation of the Merger in conjunction with the Alternative Transaction and the Alternative Transaction results in a reduction of the per Share merger consideration to be received by shareholders in the Merger to an amount less than $10.00 per Share, or results in any other material change in the terms of the Merger, the Company will re-solicit shareholders with respect to the approval of the Merger. Pursuant to the terms of the Merger Agreement, the Effective Date of the Merger can occur as late as July 31, 1995.

     Payment to Officers

          A condition to UniGroup's obligations to close the Transit Sale is that certain existing employment agreements and termination benefit agreements to which Transit is a party must be terminated. Michael L. Smith, Patrick F. Carr, Robert H. Irvin, Dennis C. Norman, Steven J. Dawkins and Donald K. Sears, all officers of the Company and/or Transit, have employment agreements and/or termination benefit agreements to which Transit is a party. The agreement with Messrs. Smith, Carr and Irvin will be breached as a consequence of the Transit Sale. While the agreements with Messrs. Norman, Dawkins and Sears will not be breached, they must be terminated to fulfill UniGroup's condition.

          Under these agreements, Michael L. Smith is entitled to $1,202,000, Patrick F. Carr is entitled to $679,475 and Robert H. Irvin is entitled to $512,906. In a memorandum of understanding between the Company and UniGroup executed at the same time as the Stock Purchase Agreement, UniGroup agreed to assume $400,000 of the obligations with respect to Mr. Carr, $306,000 of the obligations with respect to Mr. Irvin and $1,017,800 of the obligation with respect to Mr. Smith. The balance of the payments pursuant to these contracts, an aggregate amount of $670,581, will be required to be made by the Company from the proceeds of the Transit Sale. With respect to Messrs. Norman, Dawkins and Sears, UniGroup agreed to pay each of them one year's base pay on normal pay periods whether or not he is employed by UniGroup. The Company anticipates having to pay an aggregate of $773,256 to Messrs. Norman, Dawkins and Sears to secure their agreements to terminate their contracts. This amount will come from the proceeds of the Transit Sale. For more information, see "Interests of Certain Persons."

          A condition of Laidlaw's obligation to consummate the Merger is the termination or suspension of Contract Services' obligations to fund the Mayflower Contract Services Supplemental Executive Retirement Plan (the "SERP"). Michael L. Smith and

     Kyle E. Martin, both officers of the Company and Contract Services, are participants in the SERP. Approximately 21 other employees of Contract Services are also SERP participants. In a memorandum of understanding entered into with Laidlaw, the Company agreed to assume the obligation to provide the defined benefits to Mr. Smith under the SERP when he becomes eligible to receive them. The aggregate cost to the Company of meeting this funding obligation is approximately $1,454,000, which will reduce the proceeds of the Merger available for distribution to shareholders. See "Interests of Certain Persons." Pursuant to that memorandum of understanding, an amount will be paid to Mr. Martin to obtain his consent to the termination of his participation in the SERP, which amount will be funded solely by Laidlaw and therefore will not reduce the amount of Merger proceeds available for distribution to shareholders of the Company. Upon the termination of their participation in the SERP, Mr. Martin and the other participants (other than Mr. Smith) will each receive a portion of the cash value of the life insurance policies held by Contract Services for the SERP funding at the time of its termination. This funding will be allocated to Mr. Martin and the other participants based upon their salary level and years of service. No additional amounts will be contributed by the Company or Laidlaw. These payments will not reduce the Merger proceeds available for distribution to shareholders of the Company.

          In addition, the Merger Agreement requires that the Company terminate its stock option plans. Assuming per Share merger consideration of $10.40 per Share, this obligation will result in an aggregate payment of approximately $1,026,958.00 to 18 persons who are officers and directors of the Company, Transit and/or Contract Services as consideration for the termination of stock options held by them. This entire amount will be paid from the proceeds of the Merger. For more information, see "Interests of Certain Persons."

     Penalties for Termination of Agreements

          Both the Stock Purchase Agreement and Merger Agreement provide, in certain circumstances, for substantial payments to be made by the Company upon termination of such agreements. Under the terms of the Stock Purchase Agreement, if UniGroup terminates the Stock Purchase Agreement as a result of the withdrawal or change by the Board of Directors of its recommendation to approve the Sale or the acceptance by the Company or TCW of an acquisition proposal which affords the Company's shareholders substantially more valuable economic benefit, the Company must promptly pay to UniGroup $6,000,000 and reimburse UniGroup for reasonable out-of-pocket expenses incurred in connection with the Transit Sale. For more information regarding the terms of the Stock Purchase Agreement, see "Proposal 1 - Summary of the Stock Purchase Agreement." Under the terms of the Merger Agreement, if Laidlaw terminates the Merger Agreement for similar reasons or because TCW breaches its agreement to retain ownership of its Shares and to vote in favor of the Merger, the Company must also promptly pay to Laidlaw $10,500,000 in cash and reimburse Laidlaw for reasonable out-of-pocket expenses incurred by Laidlaw in connection with the Merger. For more information regarding the terms of the Merger Agreement, see "Proposal 2 - Merger of the Company - Summary of the Merger Agreement."

     Voting Information

          The Shares constitute the only voting securities of the Company. A majority of all outstanding Shares is necessary for a quorum. Under Indiana law, once a Share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is required for the approval of each of the Transit Sale and the Merger. Abstentions and broker non-votes will have the same effect as a vote against approval of the Transit Sale or the Merger.

          A proxy may be revoked by a shareholder of record at any time with respect to any proposal before it is exercised by giving written notice of its revocation to the Secretary of the Company, by filing with the Secretary a subsequently dated proxy, or by attending the meeting or any adjournments thereof and voting in person. All Shares represented by the accompanying proxy will be voted as directed by the shareholder if the proxy is executed and returned and if the Shares are eligible to vote. IF NO INSTRUCTIONS ARE INDICATED IN THE PROXY, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE TRANSIT SALE AND FOR APPROVAL OF THE MERGER.

          THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE TRANSIT SALE AND THE MERGER.

          At the close of business on February 1, 1995, the record date for the Special Meeting, 12,661,671 Shares were outstanding, of which 11,498,337 Shares were entitled to vote. The outstanding Shares not entitled to vote are beneficially owned by TCW and are subject to voting restrictions imposed by Indiana law. For more information, see "TCW Information" below and "Principal Holders of Shares."

          The cost of soliciting proxies will be borne by the Company. The solicitation of proxies will be limited to the use of the mails. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Shares.

     TCW Information

          TCW, the beneficial owner of 51.1% of the outstanding Shares and 46.1% of the votes entitled to be cast with respect to the proposals described in this Proxy Statement, has agreed in the Stock Purchase Agreement and the Merger Agreement to vote in favor of the Transit Sale and Merger, respectively. UniGroup and Laidlaw requested that TCW sign the Stock Purchase Agreement and Merger Agreement, respectively, in order to assure themselves of TCW's support for the respective transactions. In neither case has TCW received nor will it receive any consideration for its agreement to vote its Shares in favor of the transactions, other than the consideration which will be received by all other shareholders upon the consummation of the Merger. Sheldon M. Stone, a director of the Company, is a Managing Director of TCW. Other than through Mr. Stone's participation in his role as a member of the Board of Directors of the Company, the Company's consultation with Mr. Stone regarding the terms of the proposed transactions prior to obtaining TCW's agreement to sign the Stock Purchase Agreement and the Merger Agreement, and Mr. Stone's participation in a discussion with Laidlaw concerning the termination date of the Merger Agreement, TCW has had no role in the proposed transactions.

                        PRINCIPAL HOLDERS OF SHARES

     Directors, Officers and Five Percent Shareholders

          The respective number of the Company's outstanding Shares and percentages of the outstanding Shares beneficially owned by
     (i) each Director of the Company; (ii) each Executive Officer of the Company who is not a Director; (iii) the Directors and Executive Officers of the Company as a group, and (iv) all persons beneficially owning more than five percent of the outstanding Shares of the Company, are set forth on the following table:


         [The remainder of this page was intentionally left blank.]


                                                        Percent of
      Name of Beneficial Owner             Number of Shares (1)    Outstanding (2)

      Directors
      Roderick M. Hills                            1,000                  *
      Lary R. Scott                                  760                  *
      Michael L. Smith                            49,159  (3)             *
      Sheldon M. Stone                         6,468,231  (4)             51.1%
      John B. Smith (Emeritus)                    90,332  (5)             *

      Non-Director Executive Officers
      Patrick F. Carr                              8,849                  *
      Robert H. Irvin                              1,679                  *

      All Directors and Executive
      Officers as a Group (7 persons)          6,620,010                  52.3%

      Five Percent Shareholders
      The TCW  Group, Inc.
       and affiliates
      865 South Figueroa Street
      Los Angeles, California  90017           6,468,231  (6)             51.1%

      Massachusetts Financial
       Services Company
      500 Boylston Street
      Boston Massachusetts  02116              1,006,810  (7)              8.0%

      Massachusetts Financial High
       Income Fund
      500 Boylston Street
      Boston, Massachusetts  02116               783,919  (8)              6.2%

      Chesapeake Partners Management
       Co., Inc.
      1829 Reisterstown Road
      Suite 320
      Baltimore, Maryland  21208                 816,300  (9)              6.5%

      Chesapeake Partners Limited
       Partnership
      1829 Reisterstown Road
      Suite 320
      Baltimore, Maryland  21208                 727,950  (10)             5.8%

      WTG & Co., L.P.
      499 Park Avenue
      New York, New York  10022                  692,000  (11)(14)         5.5%

      D. Tisch & Co., Inc.
      499 Park Avenue
      New York, New York  10022                  692,000  (12)(14)         5.5%



      Daniel R. Tisch
      499 Park Avenue
      New York, New York  10022                  692,000  (13)(14)         5.5%


      ---------------------------
      *     Less than 1 percent

      (1) The number of Shares stated in this column is based on information furnished by the person listed or is derived from filings on Schedule 13D made by such person and includes Shares personally owned of record by the person and Shares which are or may be deemed to be otherwise beneficially owned by the person under applicable regulations. Unless otherwise indicated, each shareholder listed reports sole voting and dispositive power over all Shares beneficially owned.

      (2) The percentages set forth in this column were based upon 12,661,671 Shares outstanding as of February 1, 1995.

      (3)   Includes 102 Shares owned by Mr. Smith's minor children, with respect to which Shares Mr. Smith's wife acts as custodian.

      (4)   Mr. Stone is a Managing Director of TCW Asset Management Company, a
            subsidiary of The TCW Group, Inc., which, combined with its affiliates
            (collectively, "TCW"), is investment manager for certain separate accounts and certain trusts and, as general partner of certain limited partnerships, holds 6,468,231 Shares.  See footnote 6, below.  Because of Mr. Stone's position with TCW, beneficial ownership of the Shares managed by TCW may be attributed to Mr. Stone.  Mr. Stone disclaims beneficial ownership of the Shares owned by TCW.  1,163,334 Shares held by TCW cannot be voted by TCW pursuant to the Indiana Control Share
            Acquisition Statute.  This information is as of January 24, 1995.

      (5)   Includes 27,917 Shares owned by his wife, Barbara Smith, as to which Mr.
            Smith disclaims beneficial ownership.

      (6)   Represents 6,468,231 Shares held by limited partnerships, trusts and accounts for which TCW is investment manager and, therefore, such Shares may be deemed beneficially owned by TCW for purposes of the reporting requirements of the Securities and Exchange Act of 1934.  TCW disclaims ownership of these Shares.  TCW has investment power over such Shares of common stock.  TCW has voting power over 5,316,597 Shares.  1,163,334
            Shares held by TCW cannot be voted by TCW pursuant to the Indiana
            Control Share Acquisition Statute.  This information is as of January
            24, 1995.

      (7)   Represents 1,006,810 Shares held by funds for which Massachusetts
            Financial Services Company ("MFSC") acts as investment adviser and, therefore, such Shares may be deemed beneficially owned by MFSC.  These
            Shares include the 783,919 Shares owned by Massachusetts Financial High
            Income Fund, for which MFSC acts as investment adviser, and which are also reported separately herein.  See footnote 8, below.  MFSC shares voting and dispositive power over all such Shares with the funds for which it acts as investment adviser.  This information is as of January
            26, 1995.






      (8) These Shares are also included in the Shares reported as being beneficially owned by MFSC, which acts as investment adviser for the Massachusetts Financial High Income Fund ("MFHIF"). See footnote 7, above. MFHIF shares voting and dispositive power with MFSC in the Shares owned by it. This information is as of January 26, 1995.

      (9)   Represents 816,300 Shares held by a group consisting of two limited partnerships, for which Chesapeake Partners Management Co., Inc., a
            Maryland corporation ("CPMC"), is general partner, and a corporation organized in the Cayman Islands, for which CPMC is the investment manager.  As such, CPMC may be deemed to beneficially own these Shares.
            These Shares include: (i) 727,950 Shares beneficially owned by
            Chesapeake Partners Limited Partnership, a Maryland limited partnership
            ("CPLP"), for which CPMC is a general partner and are also reported separately herein (see footnote 10, below), (ii) 47,150 Shares beneficially owned by Chesapeake Partners Institutional Fund Limited
            Partnership, a Maryland limited partnership ("CPIF"), for which CPMC is a general partner, and (iii) 41,200 Shares beneficially owned by
            Chesapeake Partners International Ltd., a corporation organized in the
            Cayman Islands ("CPIL"), for which CPMC is the investment manager.  CPMC shares voting and dispositive power over 727,950 Shares, 47,150 Shares and 47,200 Shares with CPLP, CPIF and CPIL, respectively.  This information is as of December 16, 1994.

      (10)  These Shares are also included in the Shares reported as being beneficially owned by CPMC, which is a general partner of Chesapeake
            Partners Limited Partnership, a Maryland limited partnership ("CPLP").
            See footnote 9, above.  CPLP shares voting and dispositive power over
            727,950 Shares with CPMC.  This information is as of December 16, 1994.

      (11)  Represents 692,000 Shares owned by Mentor Partners, L.P., a Delaware limited partnership ("Mentor"), for which WTG & Co., L.P., a Delaware limited partnership ("WTG"), is the general partner.  As such, WTG may be deemed to beneficially own these Shares.  WTG disclaims ownership of these Shares.  WTG shares voting and dispositive power over 692,000
            Shares.  This information is as of January 3, 1995.

      (12)  Represents 692,000 Shares owned by Mentor.  D. Tisch & Co., Inc., a
            Delaware corporation ("Tisch & Co."), may be deemed to beneficially own these Shares since it is the general partner of WTG.  See footnote 11, above.  Tisch & Co. disclaims ownership of these Shares.  Tisch & Co.
            shares voting and dispositive power over 692,000 Shares.  This information is as of January 3, 1995.

      (13)  Represents 692,000 Shares owned by Mentor.  Daniel R Tisch may be deemed to beneficially own these Shares since he is the sole shareholder of
            Tisch & Co.  See footnotes 11 and 12, above.  Mr. Tisch disclaims ownership of these Shares.  Mr. Tisch shares voting and dispositive power over 692,000 Shares.  This information is as of January 3, 1995.

      (14)  WTG, Tisch & Co. and Daniel R. Tisch disclaim their membership in a group and do not affirm their existence as a group.  This information is as of January 3, 1995.


                    BACKGROUND OF PROPOSED TRANSACTIONS


          On February 23, 1994, the Board of Directors of the Company authorized management of the Company to engage the investment banking firm of Smith Barney, Inc. ("Smith Barney") to assist the Company in exploring ways to maximize shareholder value, including a sale of the Company or one of its principal operating subsidiaries. See "Arrangements with Financial Advisor." This action was taken by the Board of Directors to determine whether the Company could provide certain large shareholders of the Company a means to liquidate their investments at an acceptable price, while providing equal treatment for all shareholders of the Company. Smith Barney subsequently outlined for the Board of Directors a number of avenues available to the Company to accomplish its objectives. After consideration of these options by the Board of Directors, Smith Barney was then authorized to approach certain financial buyers about their potential interest in acquiring the Company or one of its principal operating subsidiaries.

          At a subsequent meeting of the Board of Directors, a special committee of the Board of Directors (the "Special Committee") consisting of Roderick M. Hills, Perry J. Lewis, and Lary R. Scott, was appointed to oversee the work of Smith Barney. Mr. Lewis served on the Special Committee until he resigned from the Board of Directors of the Company on November 10, 1994 to pursue other interests. Mr. Lewis did not resign from the Board of Directors because of any disagreement with the Company on any matter relating to the Company's operations, policies or practices or the proposed transactions.

          At a meeting of the Board of Directors held on July 29, 1994, Smith Barney reported to the Board of Directors on the indications of interest received from certain of the financial buyers contacted by Smith Barney, on alternative transaction structures and on valuation issues. It was determined by the Board of Directors that none of the indications of interest received were at a level that would be acceptable to the Company's shareholders. Based upon this finding and the report of Smith Barney, Smith Barney was then authorized to seek indications of interest from additional financial buyers, as well as certain strategic buyers. In addition, Smith Barney recommended that the Board of Directors consider making a public disclosure regarding the engagement of Smith Barney and the reasons therefor. One of the principal reasons given for making such a disclosure was to insure that all parties that might be interested in such a transaction had an opportunity to express an interest. The Board of Directors of the Company approved making such a disclosure and, on August 5, 1994, the Company issued a press release regarding the engagement of Smith Barney to explore strategic alternatives to maximize shareholder value and stating that no decision had been made as to whether a transaction would occur.

          As a result of Smith Barney's efforts in contacting additional potentially interested parties, a group of primarily strategic buyers and alternative structures were identified. Based on discussions with potential buyers, there were interested buyers for Transit and Contract Services separately, but there was not sufficient interest expressed for the purchase of both businesses together by any single buyer. The Board of Directors authorized Smith Barney to work with each of these potential purchasers to refine the terms on which they might be willing to acquire Transit or Contract Services. Alternative structures such as (i) the spin-off of Transit and the retention of Contract Services, (ii) the sale of Transit only, and (iii) the sale of both Transit and Contract Services separately and the liquidation of the Company were explored by the Board of Directors. However, such alternative structures to the proposed transaction involved high transactions costs or did not permit the major shareholders of the Company to achieve liquidity while assuring that all shareholders attained the same result. Based on Smith Barney's discussions with potential purchasers, the bidders for Transit appeared better prepared at that time to proceed with the negotiation of a transaction than were the bidders for Contract Services. As a result, the Board of Directors determined that Smith Barney should proceed first with those parties interested in purchasing Transit.

     Negotiations Regarding the Transit Sale

          The group of buyers expressing the strongest interest in the purchase of Transit was narrowed to two potential purchasers, one of which was UniGroup. The Board of Directors authorized Smith Barney to engage in preliminary negotiations with both parties interested in the purchase of Transit to determine the most favorable price and terms available from each.

          Based upon the results of those negotiations and the advice of Smith Barney, the Special Committee recommended that the Company negotiate with UniGroup the terms of a definitive agreement for the sale of the capital stock of Transit. The UniGroup offer was selected because the other offer for Transit was not firm, was subject to financing and was of a lower value than the UniGroup offer. Based upon this recommendation and a review of each potential purchaser's proposal, the Board of Directors authorized the officers of the Company to enter into exclusive negotiations with UniGroup for a specified period. As a result of these negotiations, the Stock Purchase Agreement was finalized and presented to the Board of Directors of the Company for approval and recommendation to the shareholders.

          In considering the Stock Purchase Agreement, the Board of Directors, advised by management and Smith Barney, reviewed the Company's options and the projected effect of the proposed transaction on the Company's short-term and long-term value and prospects, specifically considering the possibility that no purchaser would be located for the Company or Contract Services. Based upon its review, the advice of management and Smith Barney, and the oral opinion (subsequently confirmed in writing) of Smith Barney regarding the fairness of the proposed transaction (see "Proposal 1 - Sale of Transit --- Opinion of the Company's Financial Advisor"), the Board of Directors approved the Stock Purchase Agreement, agreed to recommend the transaction to the shareholders and authorized management of the Company to call a special meeting of the shareholders of the Company to consider the transactions contemplated by the Stock Purchase Agreement. The Board's recommendation of the proposed Transit Sale was based on its determination that the consideration to be received by the Company for the Transit Sale is fair to shareholders. In reaching its decision, the Board of Directors considered (i) the long process and wide publicity leading up to the Transit Sale;
     (ii) the irregular operating results of the Company and Transit;
     (iii) the lack of synergies between Transit and Contract Services; (iv) the terms of the agreement; (v) the business, operations, and prospects of the Company and Transit; (vi) the financial terms of the Transit Sale as set forth in the agreement in relation to historical and projected earnings and operating data for Transit; (vii) the financial terms of the Transit Sale as set forth in the agreement in relation to the financial terms of certain other transactions and certain other financial, stock market and other publicly available information relating to the businesses of other companies which operate in the trucking industry; (viii) the potential pro forma impact of the Transit Sale on the Company; and (ix) the oral opinion of Smith Barney. No specific weight was assigned to the factors considered in the determination of the Board's opinion; however, the price and the terms of the Stock Purchase Agreement were factors that were of greater relative importance to the Board. The Stock Purchase Agreement was executed on December 4, 1994.

     Negotiations Regarding the Merger

          As negotiations with regard to the Transit Sale were proceeding, the Board of Directors directed Smith Barney to continue to work with the strategic purchasers who had expressed the greatest interest in acquiring Contract Services, either through a merger with the Company or the acquisition of the capital stock of Contract Services. Based upon the advice of management and of Smith Barney, the Board of Directors determined that the preferred form for this proposed transaction was a cash merger with the Company.

          As with the acquisition of Transit, the number of purchasers interested in a potential transaction on terms acceptable to the Board of Directors was narrowed to two. Based upon preliminary negotiations between the Company and both potential purchasers, and upon the advice of management and Smith Barney, the Board of Directors determined that continuing to work with Laidlaw would be the course of action most likely to result in a transaction in a form and at a price that would be satisfactory to the Company's shareholders. The other indication of interest for Contract Services was rejected because it was not a firm offer, was subject to a substantial number of uncertainties and was of a lower value than the Laidlaw offer.

          Following preliminary negotiations, Smith Barney performed an analysis for the Board of Directors as to whether the Company should continue as a separate entity after the sale of Transit or should proceed with a potential transaction with Laidlaw. Based upon its review of the analysis of Smith Barney, and upon the advice of management and Smith Barney, the Board of Directors approved the continuation of negotiations with Laidlaw to determine whether a cash merger on terms that would be acceptable to the Company's shareholders could be achieved.

          Based upon the results of the additional negotiations and the advice of management and Smith Barney, the Board of Directors authorized management and Smith Barney to enter into exclusive negotiations with Laidlaw to determine whether a definitive merger agreement could be agreed upon. As a result of the exclusive negotiations, the Merger Agreement was finalized and presented to the Board of Directors of the Company for approval and recommendation to the shareholders.

          In considering the Merger Agreement, the Board of Directors, advised by management and Smith Barney, reviewed the Company's various alternatives in light of the pending Transit Sale. Based upon its review, the advice of management and Smith Barney and the oral opinion (subsequently confirmed in writing) of Smith Barney regarding the fairness of the proposed transaction (see "Proposal 2 - Merger of the Company -- Opinion of the Company's Financial Advisor"), the Board of Directors approved the Merger Agreement, agreed to recommend the transaction to the shareholders and authorized management of the Company to call a special meeting of the shareholders of the Company to consider the transactions contemplated by the Merger Agreement. The Board's recommendation of the proposed Merger was based on its determination that the consideration to be received by the shareholders of the Company for the Merger is fair to the shareholders. In reaching its decision, the Board of Directors considered (i) the long process and wide publicity leading up to the Merger and the fact that the Laidlaw proposal was the highest and best received; (ii) the irregular operating results of Contract Services; (iii) the terms of the agreement; (iv) the business, operations, and prospects of the Company and Contract Services; (v) the likelihood that the stock price of the Company, after the Transit Sale and without the Merger, would trade at a level below that available to shareholders through the Merger;
     (vi) the desire of large shareholders to receive cash for their shares while providing the same opportunity for all shareholders;
     (vii) the financial terms of the Merger in relation to the market prices and trading volumes of the Company common stock; (viii) the financial terms of the Merger as set forth in the agreement in relation to the historical and projected earnings and operating data for Contract Services; and (ix) the oral opinion of Smith Barney. The Board of Directors did not consider the tax basis of Contract Services in determining the fairness of the

     Merger to shareholders. No specific weight was assigned to the factors considered in the determination of the Board's opinion; however, the price and the terms of the Merger Agreement were factors that were of greater relative importance to the Board. The Merger Agreement was executed on January 20, 1995.


                       PROPOSAL 1 -  SALE OF TRANSIT

     Introduction

          On December 4, 1994, the Company, UniGroup and TCW entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Company agreed to sell all the capital stock of Transit to UniGroup for cash. UniGroup, with its principal executive offices at One United Drive, Fenton, Missouri 63026 (telephone (314) 326-3100) is the holding company for United Van Lines and several related companies and is owned by agents of United Van Lines. United Van Lines is a provider of world-wide moving and storage services.

          The terms of the Transit Sale, and the amount and nature of the consideration to be provided pursuant thereto, were determined as a result of arms-length negotiation between the Company and UniGroup. See "Background of the Proposed Transactions - Negotiations Regarding the Transit Sale" for information regarding the factors considered by the Company's Board of Directors in determining that the terms of the Transit Sale are fair to the shareholders of the Company.

          TCW entered into the Stock Purchase Agreement for limited purposes, primarily to agree to vote Shares beneficially owned by it and entitled to vote under applicable law in favor of the Transit Sale. See "Principal Holders of Shares".

          COMPLETION OF THE TRANSIT SALE IS INDEPENDENT OF THE MERGER. IT IS THE COMPANY'S INTENTION TO COMPLETE THE TRANSIT SALE (PROVIDED SHAREHOLDER APPROVAL IS RECEIVED AND APPLICABLE CONDITIONS PRECEDENT ARE SATISFIED OR WAIVED) EVEN IF THE MERGER IS TERMINATED OR ABANDONED. See "General Information - Possible Outcomes" for more information regarding the possible results with respect to the proposals contained in this Proxy Statement.

     Summary of the Stock Purchase Agreement

          The following summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is Appendix A to this Proxy Statement (excluding schedules and exhibits).

          Purchase Price; Use of Proceeds

          No proceeds of the Transit Sale will be distributed to shareholders of the Company. The purchase price for the capital stock of Transit is $90,000,000 in cash. Under the terms of the Stock Purchase Agreement and the terms of an agreement pursuant to which Transit and Contract Services incurred an aggregate of $80,000,000 of variable rate and fixed rate indebtedness (the "Insurance Company Debt"), the Company is required to repay the entire outstanding principal amount of the Insurance Company Debt in order to consummate the Transit Sale. However, under the terms of the Stock Purchase Agreement, if UniGroup elects to assume $40,000,000 of the outstanding principal amount of the fixed rate Insurance Company Debt (the "Assumed Debt") and the Company is released from the prepayment penalty relating to the Assumed Debt (which is currently estimated to be approximately $3,600,000), the purchase price would be reduced by (i) $40,000,000 plus (ii) $2,250,000.

          See "Proposal 2 - Summary of the Merger - Merger
     Consideration" for an estimate of the use of proceeds from the Transit Sale and the Merger, assuming both the Transit Sale and the Merger have occurred.

          Assuming (i) the Merger is abandoned and only the Transit Sale were to occur, (ii) UniGroup elects to assume the Assumed Debt, and (iii) the closing of the Transit Sale were to occur on March 31, 1995, the Company estimates that the proceeds would be used as follows:

          Proceeds
             Proceeds of Transit Sale (net of
             $42,250,000 relating to
             assumption of the Assumed Debt)          $ 47,750,000

          Use of Proceeds
             Prepayment of balance of Insurance
             Company Debt                             ($40,000,000)

             Prepayment Fees                          ($ 2,281,852)
             (relating to fixed rate portions
             not assumed)

             Smith Barney Fee                         ($ 1,117,000)

             Payments to Officers regarding
             Employment and Termination Benefits
             Agreements (See "General Information
             - Payment to Officers" and "Interests
             of Certain Persons")                     ($ 1,443,837)

             Transaction Expenses
             (Including legal, accounting,
             filing fees, state taxes)                ($ 1,679,000)

             Proceeds Retained For General
             Corporate Purposes                       ($ 1,228,311)
             Proceeds to Shareholders                 $        -0-

     THE USE OF PROCEEDS SET FORTH ABOVE IS AN ESTIMATE BASED ON THE STATED ASSUMPTIONS AND THE BEST INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE OF THIS PROXY STATEMENT AND DOES NOT REFLECT THE TAX BENEFIT TO THE COMPANY FROM CERTAIN USES OF THE PROCEEDS. DEPENDING UPON THE OUTCOME OR TIMING OF FUTURE EVENTS, THE PROCEEDS FROM THE TRANSIT SALE MAY BE USED DIFFERENTLY. IN NO EVENT WILL PROCEEDS OF THE TRANSIT SALE BE DISTRIBUTED TO SHAREHOLDERS OF THE COMPANY.

          Representations and Warranties

          The Stock Purchase Agreement contains representations and warranties by the parties including, but not limited to, representations and warranties regarding their organization, authority to enter the Agreement, required governmental approvals and obligations to pay broker or finder fees in connection with the Transit Sale. In addition, the Company has made certain representations and warranties concerning Transit with respect to properties, capitalization, legal matters, compliance with laws, labor matters, employee benefit plans, financial statements, certain leases, contracts and insurance policies, tax matters, claims and receivables, environmental matters, undisclosed liabilities and the absence of certain material adverse changes.

          Certain Covenants

          The Company has agreed, prior to closing, among other things, (i) to cause Transit to conduct its operations in the ordinary and usual course of business and consistent with past practice; (ii) not to permit Transit to: amend its Articles of Incorporation or By-Laws; pay any dividend or distribution or redeem or acquire securities of the Company, except for cash payments to the Company consistent with past practices to pay operating expenses or pursuant to an existing tax sharing agreement; issue stock or acquire the stock or assets of any business as a going concern; sell or lease material assets; waive or release rights of material value; change in any material respect any material contract; enter into any sale or leaseback transaction other than a sale and leaseback of a specified property; serve as a credit provider, except for certain ordinary course of business transactions; prepay or retire long term debt, except in accordance with scheduled amortization or with the net cash proceeds from the specified sale and leaseback transaction; grant certain increases in compensation or employee benefits; make or commit to make certain capital expenditures; or incur material indebtedness; (iii) to assign to Transit any interest it may have in the names "Mayflower" and "Aero-Mayflower" and related trademarks and service marks; (iv) to afford UniGroup access to Transit's personnel, properties, books and records, (including the right at the expense of UniGroup to perform an environmental assessment); (v) to eliminate or cause to be repaid all intercompany accounts among Transit, the Company and Contract Services; and (vi) not to solicit, or initiate discussions with respect to, or agree to, any other proposal to acquire the stock or assets of Transit or, subject to the fiduciary duties of the directors of the Company, negotiate with, or provide information to, any other person concerning a proposal to acquire Transit.

          UniGroup and the Company have agreed to cooperate to (i) obtain the release of, or substitution for, letters of credit posted by the Company or Transit which secure Transit's obligations to insurance companies and providers of surety and performance bonds, and (ii) to terminate or replace guaranties of the Company on obligations of Transit with a comparable guaranty of UniGroup. The release of, or substitution for such letters of credit and the termination or replacement of such guaranties are conditions precedent to the obligations of both the Company and UniGroup to close the Transit Sale. Failure to obtain such release, terminations or replacement could result in a failure of Transit Sale to close.

          In the Stock Purchase Agreement, TCW has agreed to continue to beneficially own all Shares owned by it as of the date of the Stock Purchase Agreement (subject to certain exceptions) and that it shall vote these Shares, to the extent permitted by applicable law, in favor of the Transit Sale at the Meeting.

          Conditions to Closing

          The obligation of UniGroup to close the Transit Sale is subject to the following conditions, among others: (i) the accuracy in all material respects of the Company's representations and warranties, (ii) the filing or obtaining of all required applications, approvals or consents from applicable regulatory authorities; (iii) the absence of any order or injunction which restrains the Transit Sale or any governmental agency's threatening to restrain or prohibit the Transit Sale;
     (iv) the absence of any uninsured or unreserved casualty losses in excess of $4,000,000 in the aggregate; (v) the release of guaranties by Transit of obligations or debt of the Company or Contract Services; and (vi) the satisfaction by the Company of all indebtedness of Transit except (a) outstanding balances under certain off balance sheet chattel paper facilities, (b) certain purchase money indebtedness, (c) draws under the working capital line to fund reimbursement obligations under specified letters of credit, (d) short term borrowings in the ordinary course for working capital needs, and (e) loans against certain life insurance policies.

          The obligation of the Company to close the Transit Sale is subject to the following conditions, among others, (i) the accuracy in all material respects of UniGroup's representations and warranties; (ii) the filing or obtaining of all required applications, approvals or consents with or from applicable regulatory authorities; (iii) the absence of any order or injunction which restrains the Transit Sale or any governmental agency's threatening to restrain or prohibit the Transit Sale;
     (iv) the completion of release or substitution of the letters of credit posted by the Company to secure Transit's obligations to insurance companies or providers of surety and performance bonds;

     (v) the termination of guaranties by the Company of Transit's obligations and debt, (vi) the execution of license agreements pursuant to which the Company and Contract Services will be permitted to use the Mayflower name and certain other service marks for a period of two years; (vii) the Company's reasonable satisfaction that UniGroup will provide Transit with sufficient working capital to continue to operate its business in the ordinary course and to meet its contractual obligations; and
     (viii) the requisite approval of the Transit Sale by the shareholders of the Company.

          Pursuant to the terms of the Stock Purchase Agreement, the Company and Unigroup have the ability to waive any of the conditions precedent to their respective obligations to close the Transit Sale. As of the date of this Proxy Statement, the Company has not determined whether it will waive any of the conditions precedent to its obligations to close the Transit Sale and has no knowledge of any determination by UniGroup to waive any of the conditions precedent to its obligations to close the Transit Sale.

          Termination

          The Stock Purchase Agreement may be terminated (i) by mutual written consent of the Company and UniGroup; (ii) by the Company or UniGroup if the closing has not occurred by July 31, 1995;
     (iii) by the Company or UniGroup if the other breaches in any material respect any material representation, warranty or covenant (after considering any applicable materiality limitation) and the breach has not been remedied within 30 days after written notice of such breach; (iv) by the Company or UniGroup, if the Transit Sale violates any applicable law or legal requirement, non-appealable final order, decree or judgment of the ICC (as hereinafter defined) or any court or governmental body having competent jurisdiction; (v) by UniGroup, if (a) the Company's Board of Directors withdraws or changes its recommendation to the Company's shareholders to approve the Transit Sale (the "Sale Withdrawal") or (b) the Company or TCW accepts another acquisition proposal which affords the Company's shareholders substantially more valuable economic benefit than is afforded by the Transit Sale (the "Sale Fiduciary Out"); (vi) by UniGroup, if (a) the Company or Transit has received termination notices from agents which generated in the aggregate 20% or more of the aggregate revenue of Transit during 1994, or (b) the Company or Transit is aware of facts that indicate that agents accounting for such revenues will terminate within the first year following the closing; and (vii) by UniGroup, if there shall have occurred since September 30, 1994 any events or developments which would result in the reduction of over $4,000,000 in the net worth of Transit as reflected on the September 30, 1994 balance sheet, other than normal recurring variances in operating results, usual and ordinary course of business changes, transactions permitted under the Stock Purchase Agreement and terminations by agents accounting for less than 20% of the 1994 aggregate revenue of Transit.

          If UniGroup terminates the Stock Purchase Agreement as a result of the occurrence of a Sale Withdrawal or Sale Fiduciary Out, the Company is required to pay promptly to UniGroup $6,000,000 in cash and to reimburse UniGroup for all reasonable out of pocket expenses incurred by UniGroup in connection with the Transit Sale. If the Company terminates the Stock Purchase Agreement because the closing has not occurred by July 31, 1995 and the Interstate Commerce Commission has not granted UniGroup's exemption application and such application has not become effective automatically by passage of time or a final order is issued by the Interstate Commerce Commission or a court disallowing the Transit Sale, UniGroup must promptly pay the Company $2,000,000 in cash.

          Survival; Indemnification; Tax Matters

          Except for certain representations of the Company relating to corporate authority, non-contravention and capitalization, certain tax-related covenants and certain other covenants, the representations, warranties and covenants contained in the Stock Purchase Agreement will not survive the closing. There are no general indemnity obligations in the Stock Purchase Agreement other than tax-related indemnification provisions. Under these provisions, the Company retains responsibility for, and agrees to indemnify UniGroup with respect to, all combined, consolidated or unitary returns filed before or after the Closing which include the Company or Contract Services. On the other hand, UniGroup assumes responsibility for all tax returns filed before or after the closing which include only Transit and its subsidiaries. The Stock Purchase Agreement also provides for certain adjusting payments to be made by the Company or Transit, as appropriate, to account for tax liabilities attributable to Transit for the stub period from January 1, 1995 through the date of the closing of the Transit Sale.

     Pro Forma and Other Financial Information

          Appendix B to this Proxy Statement contains the following financial information which compares certain of the Company's historical financial information with information which has been adjusted to reflect, on a pro forma basis, the Transit Sale: (i) Pro Forma Selected Financial Information for the fiscal years ended December 31, 1993, 1992 and 1991 and for the nine months ended September 30, 1994; (ii) a Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1994; (iii) a Pro Forma Condensed Consolidated Income Statement for the nine months ended September 30, 1994; and (iv) Pro Forma Condensed Consolidated Income Statements for the fiscal years ended December 31, 1993, 1992 and 1991.

          Appendix C to this Proxy Statement contains unaudited interim financial statements of Transit as of September 30, 1994 and 1993 and unaudited annual financial statements of Transit for the fiscal years ended December 31, 1993, 1992 and 1991.

          Appendix G to this Proxy Statement contains unaudited interim financial statements of Contract Services as of September 30, 1994 and 1993 and unaudited annual financial statements of Contract Services for the fiscal years ended June 30, 1994, 1993 and 1992.

          IN CONSIDERING THE TRANSIT SALE, SHAREHOLDERS ARE URGED TO REVIEW (I) THE PRO FORMA FINANCIAL INFORMATION CONTAINED IN APPENDIX B TO THIS PROXY STATEMENT FOR AN ILLUSTRATION OF THE ESTIMATED EFFECTS OF THE TRANSIT SALE ON THE BALANCE SHEET AND STATEMENTS OF OPERATIONS OF THE COMPANY AS OF AND FOR THE PERIODS INDICATED, AND (II) THE UNAUDITED INTERIM AND ANNUAL FINANCIAL STATEMENTS OF TRANSIT AND CONTRACT SERVICES, CONTAINED IN APPENDIX C AND APPENDIX G, RESPECTIVELY, OF THIS PROXY STATEMENT FOR INFORMATION REGARDING THE HISTORICAL SEPARATE COMPANY FINANCIAL RESULTS OF TRANSIT AND CONTRACT SERVICES.

     Opinion of the Company's Financial Advisor

          After Smith Barney assisted the Company in conducting a sales process for Transit and negotiating an agreement for the purchase of Transit by UniGroup, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in connection with the Transit Sale. On December 4, 1994, Smith Barney rendered to the Company's Board of Directors an oral opinion (subsequently confirmed by a written opinion dated such date) to the effect that, as of such date and based upon and subject to certain matters, the consideration to be received by the Company in the Transit Sale is fair, from a financial point of view, to the Company. The opinion of Smith Barney will not be updated prior to the Meeting.

          In arriving at its opinion, Smith Barney (i) reviewed the Stock Purchase Agreement; (ii) met with certain senior officers, directors and other representatives and advisors of the Company and Transit to discuss the business, operations and prospects of the Company and Transit; (iii) examined certain publicly available business and financial information relating to the Company and Transit as well as certain financial analyses, forecasts and other data for the Company and Transit that were provided to Smith Barney by the Company's senior management, which information is not publicly available, including financial forecasts provided for Transit; (iv) reviewed the financial terms of the Transit Sale as set forth in the Stock Purchase Agreement in relation to historical and projected earnings and operating data for Transit; (v) considered the potential pro forma impact of the Transit Sale on the Company; and (vi) considered, to the extent publicly available, the financial terms of certain other transactions Smith Barney deemed relevant and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies which operate in the trucking industry, and further considered to what extent these companies were comparable to Transit. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion.

          In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, or furnished to, or otherwise discussed with Smith Barney. Except as described above, Smith Barney has not conducted any review or investigation of the Company or Transit. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, it assumed, and it has been advised by senior management, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Transit. Smith Barney has assumed the correctness of and relied upon representations and warranties of UniGroup and the Company pursuant to the Stock Purchase Agreement and has not attempted to independently verify any such information. Smith Barney did not express an opinion as to the price at which the Company's common stock would trade subsequent to the Transit Sale. Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Transit nor has it made any physical inspection of the properties or assets of the Company or Transit. Smith Barney's opinion does not address the relative merits of the Transit Sale as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Smith Barney's opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to it as of December 4, 1994.

          The full text of the written opinion of Smith Barney dated December 4, 1994, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D to this Proxy Statement and is incorporated herein by reference. Shareholders of the Company are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the consideration to be received by the Company in the Transit Sale from a financial point of view and has been provided pursuant to Smith Barney's engagement by the Company's Board of Directors for the purpose of assisting it in its evaluation of the Transit Sale, does not address any other aspect of the Transit Sale, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

          In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, Transit, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Transit. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

          Comparable Company Analysis.

          Using publicly available information, Smith Barney analyzed the market value and trading multiples of the Company, and compared such multiples to those of certain other companies with operations in the trucking, school bus and paratransit industries which Smith Barney deemed to be similar. These companies were divided into two groups, the "Trucking Comparables" and the "Other Comparables." The Trucking Comparables included J.B. Hunt Transport Services, Inc.; Werner Enterprises, Inc.; Arkansas Best Corporation; Landstar System, Inc.; M.S. Carriers, Inc.; Swift Transportation Co., Inc.; KLLM Transport Services, Inc.; Heartland Express Inc.; U.S.A. Truck, Inc.; TRISM, Inc.; and NFC plc. The list of Other Comparables included Laidlaw Inc.; Ryder System, Inc. and Scott's Hospitality Inc. Smith Barney also compared the multiples of adjusted market value (common equity market value, plus the book value of debt and preferred stock, less cash and cash equivalents) to the latest twelve months ("LTM"); revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") implied by the consideration to the trading multiples of LTM revenue, EBITDA and EBIT of the Comparable Companies. The mean multiples of LTM revenues, EBITDA and EBIT of the Comparable Companies were 1.2x, 6.8x and 11.4x, respectively. Based on the Enterprise Value implied by the Transit Sale, the multiples of LTM EBITDA and EBIT of Transit were 6.3x and 14.3x, respectively. In general, the multiples implied by the consideration to be received by the Company in the Transit Sale compared favorably with those of the Comparable Companies and supported Smith Barney's opinion as to the fairness of the consideration to be received by the Company in the Transit Sale from a financial point of view. However, there are no publicly traded van line companies; the large van lines are either privately owned or are subsidiaries of much larger public companies.

          Selected Mergers and Acquisition Transactions Analysis.

          Using publicly available information, Smith Barney analyzed the equity purchase prices and implied transaction multiples in the following selected mergers and acquisition transactions in the trucking industry: Swift Transportation Co./MNX Carriers; Heartland Express/Munson Transportation, Inc.; Christina Companies, Inc./TLC Group, Inc.; Roadway Services Inc./Central Freight Lines, Inc.; Yellow Freight System, Inc./Preston Corp.; Trism, Inc./Tri-State Motor Transit Co.; Roadway Services, Inc./Viking Freight, Inc.; Kelso & Co./Arkansas Best Corp.; Circle Express, Inc./Roadrunner Enterprises, Inc.; BVL Holdings/Burnham Service Corp.; NEOAX Inc./IU International Corp; Leaseway Holdings, Inc./Leaseway Transportation Corp.; Investor Group/Sun Carriers, Inc.; and MG Holdings, Inc./Mayflower Group, Inc. Smith Barney analyzed transaction consideration (equity purchase price plus book value of debt and preferred stock, less cash and cash equivalents) as multiples of EBITDA and EBIT, among others, and compared these multiples to the multiples of the Company's performance implied by the consideration to be received by the Company in the Transit Sale. The mean multiples of EBITDA and EBIT were 5.5x and 11.1x, respectively, as compared to EBITDA and EBIT multiple ranges implied by the consideration proposed to be paid in the Transaction of 6.3x and 14.3x, respectively. In general, the multiples implied by the consideration to be received by the Company in the Transit Sale compared favorably with those of the selected transactions and supported Smith Barney's opinion as to the fairness of the consideration to be received by the Company in the Transit Sale from a financial point of view.

          No company, business or transaction used in the comparable company and selected merger and acquisition transactions analyses is identical to the Company, Transit or the Transit Sale. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable company or selected transactions analyses and other factors that could affect the public trading value of the Comparable Companies or the transaction consideration relating to the selected transactions or the business segment, company, or transaction to which they are being compared.

          Discounted Cash Flow Analysis.

          In order to establish a range of values for the total consideration to be received by the Company from the Transit Sale, Smith Barney also analyzed the range of potential values for the common stock of Transit based on the results of its discounted cash flow analysis. The analysis used free cash flow (unlevered net income plus depreciation less capital expenditures plus the change in working capital) for the period beginning January 1, 1995 through December 31, 1998, assuming, among other things, discount rates ranging from 14.0% to 18.0% and terminal multiples of 1998 projected EBITDA ranging from 4.5x to 6.0x.
     The analysis yielded a range of Enterprise Values from $85.6 to $119.9 million. Since the Company's recent operating performance has been inconsistent, and management's projections had not been revised after the Company missed its fiscal 1994 goal, Smith Barney placed less weight on the discounted cash flow analysis than on other analyses performed and the factors considered.

          Other Factors.

          In rendering its opinion, Smith Barney also considered the wide publicity surrounding the sale of Transit and Smith Barney's approach to other industry participants to solicit their interest in a transaction.

     Regulatory Approvals Required for Consummation of the Transit
     Sale

          The Transit Sale is subject to prior authorization by the Interstate Commerce Commission (the "ICC"). In transactions such as the Transit Sale, ICC authorizations normally are granted in the form of an exemption. Such an exemption for the Transit Sale (the "Transit Exemption") was sought in a joint filing with the ICC by UniGroup and the Company, and the ICC gave public notice of such filing on January 6, 1995. Under applicable law, the Transit Exemption became effective at 11:59 p.m. on March 6, 1995.

          The Company has determined that no approvals of the Transit Sale by state regulatory authorities are required.

     Prior Relationships between the Company and UniGroup

          Except as described in "Background of the Proposed
     Transactions," since January 1, 1991, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between UniGroup or its affiliates and the Company or its affiliates.

     Federal Income Tax Consequences of the Transit Sale

          In General.

          The following is a summary of the material federal income tax consequences of the proposed Transit Sale to the Company and its shareholders. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as currently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect.

          No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

          Federal Income Tax Consequences to the Company.

          The Transit Sale will be a taxable sale by the Company upon which gain or loss will be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the Transit Sale will be measured by the difference between the amount realized on the Transit Sale and the Company's tax basis in Transit.

          The Company believes that its tax basis in Transit is substantially in excess of the amount that will be realized on the Transit Sale, and that it will therefore realize a capital loss on the Transit Sale. Therefore, the Company believes it will incur no federal income tax liability as a result of the Transit Sale. The Company anticipates, however, that it may incur state tax liability due to the Transit Sale.

          The capital loss generated on the Transit Sale may be disallowed, in whole or in part, by the relevant provisions of the consolidated return regulations (including Treas. Reg.
     Section 1.1502-20). To the extent so disallowed, the capital loss generated on the Transit Sale will provide no material benefit to the Company. Further, capital losses not disallowed by the consolidated return regulations are deductible, in the case of a corporation, only to the extent of recognized capital gains; such capital losses may be carried forward five (5) years. Capital loss carry forwards that expire by reason of the lapse of time will provide no benefit to the Company.






          Federal Income Tax Consequences to the Company's
     Shareholders.

          The Transit Sale will not affect the individual tax situations of the Company's shareholders.

     Accounting Treatment of the Transit Sale

          The Transit Sale will be considered by the Company as a sale, for financial statement purposes, of the Company's investment in the consolidated net assets of Transit upon which gain or loss will be recognized by the Company. The amount of gain or loss to be recognized by the Company with respect to the Transit sale will be measured by the difference between the net amount of proceeds realized (after anticipated payoffs or assumptions of amounts outstanding under various loan agreements and contractual obligations, and the payment of expenses of the transaction) and the Company's financial statement carrying value (basis) of the Company's investment in the consolidated net assets of Transit.

          The Company believes that, for financial statement purposes, the basis of its investment in the consolidated net assets of Transit is less than the net amount of proceeds that will be realized on the Transit Sale. Accordingly, the Company is expected to realize a gain, for financial statement purposes, on the Transit Sale.

     Absence of Dissenters' Right of Appraisal

          Indiana law governs the rights of the Company's shareholders in connection with the Transit Sale. Under the applicable provisions of Indiana law, the Company's shareholders will have no right of appraisal or similar rights of dissenters with respect to the Transit Sale since the Shares are traded on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ").

     Board of Director Recommendation

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
     SHAREHOLDERS VOTE FOR APPROVAL OF THE TRANSIT SALE.


                     PROPOSAL 2 - MERGER OF THE COMPANY

     Introduction

          On January 20, 1995, the Company, Laidlaw, Newco and TCW entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Newco will merge with and into the Company and the Company will become a wholly-owned subsidiary of Laidlaw. Laidlaw and Newco have their principal executive offices at 3221 N. Service Road, Burlington, Ontario, Canada L7R348 (telephone (905) 336-1800). Laidlaw is a Delaware corporation. Newco, which was formed for purposes of the merger, is an Indiana corporation and a wholly-owned subsidiary of Laidlaw. Laidlaw and its ultimate parent, Laidlaw, Inc., provide school bus services, public transportation services, healthcare transportation services and waste management and recycling services throughout North America.

          The terms of the Merger Agreement, and the amount and nature of the consideration to be provided pursuant thereto, were determined as a result of arms-length negotiation between the Company and Laidlaw. See "Background of the Proposed Transactions - Negotiations Regarding the Merger" for information regarding the factors considered by the Company's Board of Directors in determining that the terms of the Merger are fair to the shareholders of the Company.

          TCW entered into the Merger Agreement for limited purposes, primarily to agree to vote Shares beneficially owned by it and entitled to vote under applicable law in favor of the Merger. See "Principal Holders of Shares."

          THE MERGER IS CONDITIONED ON THE PRIOR DISPOSITION OF TRANSIT BY THE COMPANY. HOWEVER, APPROVAL OF THE MERGER WILL ALSO CONSTITUTE APPROVAL OF A SALE OF ALL OUTSTANDING SHARES OF CONTRACT SERVICES BY THE COMPANY TO LAIDLAW PURSUANT TO THE CONTRACT SERVICES OPTION IN THE EVENT THE MERGER AGREEMENT IS TERMINATED BECAUSE OF THE FAILURE OF THE COMPANY TO DIVEST ITSELF OF TRANSIT. SEE, SUMMARY OF THE MERGER AGREEMENT - OPTION TO PURCHASE CONTRACT SERVICES. IF THE COMPANY IS UNABLE TO DIVEST ITSELF OF TRANSIT, THE MERGER AGREEMENT IS TERMINATED AND THE COMPANY SELLS THE CAPITAL STOCK OF CONTRACT SERVICES TO LAIDLAW PURSUANT TO THE CONTRACT SERVICES OPTION, THE COMPANY WILL BE IN THE POSITION OF CONTINUING OPERATIONS WITH TRANSIT ONLY. See "General Information - Possible Outcomes" for more information regarding the possible results with respect to the proposals contained in this Proxy Statement.

     Summary of the Merger Agreement

          The following summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is Appendix E to this Proxy Statement (excluding schedules and exhibits).

          The Merger

          In accordance with the provisions of the Merger Agreement, on the Effective Date (as defined in the Merger Agreement and which is anticipated to immediately follow the receipt of shareholder and regulatory approvals), Newco will be merged with and into the Company with the Company as the surviving corporation. Each Share of the Company issued and outstanding immediately prior to the Effective Date (excluding any Shares owned by Newco or Laidlaw) will convert automatically into a right to receive cash equal to the Merger Consideration (as defined below). As a result, the Company will become a wholly-owned subsidiary of Laidlaw. No interest will be paid on the Merger Consideration. After the Effective Date, each certificate evidencing Shares ("Certificates") will evidence only the right to receive the Merger Consideration. The Merger Agreement provides for a procedure pursuant to which the Company's shareholders will be able to exchange their Certificates for the Merger Consideration. Upon the surrender of a Certificate in accordance with these procedures, the holder will be paid by check, without interest, the amount of cash to which the holder is entitled pursuant to the Merger Agreement. Under the terms of the Merger Agreement, the Effective Date of the Merger can occur as late as July 31, 1995.

          Merger Consideration

          Pursuant to the Merger Agreement, upon the Effective Date each Share of the Company will automatically convert into a right to receive a pro-rata portion of (i) $157,000,000 less (ii) the amount required to satisfy certain indebtedness, contractual and employee benefit obligations and transaction expenses attributable to the Company or Contract Services, including expenses and costs related to the Stock Purchase Agreement not previously satisfied from the proceeds of the Transit Sale. See "Proposal 1 -Sale of Transit." It is estimated as of the date of this Proxy Statement that each Share will convert into the right to receive between $10.00 and $10.40 per Share (the "Merger Consideration"). The amount of Merger Consideration will be affected by factors such as expenses of the Company related to the Merger and the timing of the Merger. If such estimated per Share merger consideration is reduced to an amount less than $10.00 per Share as a result of an increase in transaction expenses, a decrease in the aggregate merger consideration as a result of negotiations between the Company and Laidlaw, or for any other reason, the Company will re-solicit shareholders with respect to the approval of the Merger. As of the date of this Proxy Statement, transaction expenses in the amount of $514,443.00 have been accrued.

          Assuming (i) the prior closing of the Transit Sale, (ii) that UniGroup elects to assume the Assumed Debt (see "Proposal 1
     - Sale of Transit - Summary of the Stock Purchase Agreement - Purchase Price; Use of Proceeds), and (iii) an Effective Date for the Merger of March 31, 1995, the Company estimates the Merger Consideration per Share would be calculated as follows:

          Proceeds of Transit Sale and Merger
             Transit Sale (net of $42,250,000
             resulting from assumption of
             Assumed Debt)                             $ 47,750,000
             Merger                                    $157,000,000
             Gross Proceeds                            $204,750,000
          Deductions
             Prepayment of Debt (including
             prepayment fees)                          ($65,163,852)

             Smith Barney Fee                          ($ 2,338,000)
             Payments to Officers under Employment
             Contracts or Termination Benefits
             Agreements and to fund Supplemental
             Retirement Benefits
             (See "General Information -
             Payment to Officers"
             and "Interests of Certain Persons")       ($ 2,897,837)

             Payments for Termination of Stock Options
             (See "General Information - Payment
             to Officers" and "Interests of Certain
             Persons")                                 ($ 1,026,958)

             Other Transaction Expenses
             (Including legal, accounting,
             filing fees, state taxes)                 ($ 1,679,000)

             Total Deductions                          ($73,205,647)
             Net Proceeds                              $131,644,353
             Shares Outstanding (as of March 1, 1995)    12,661,671
             Estimated Merger Consideration per Share        $10.40


     THE CALCULATION SET FORTH ABOVE IS AN ESTIMATE BASED ON THE STATED ASSUMPTIONS AND THE BEST INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE OF THIS PROXY STATEMENT. DEPENDING UPON THE OUTCOME OR TIMING OF FUTURE EVENTS, THE MERGER CONSIDERATION PER SHARE MAY DECREASE. IN THE EVENT THE MERGER CONSIDERATION IS REDUCED TO LESS THAN $10.00 PER SHARE, THE COMPANY WILL RE-SOLICIT SHAREHOLDERS WITH RESPECT TO APPROVAL OF THE MERGER.

          Representations and Warranties

          The Merger Agreement contains representations and warranties by the parties including, but not limited to, representations and warranties regarding their organization, authority to enter into the Merger Agreement, required governmental approvals and obligations to pay broker or finder fees in connection with the Merger. In addition, the Company, with respect to the Company and its subsidiaries other than Transit (the "Consolidated Companies"), has made certain representations and warranties concerning the Consolidated Companies' properties, capitalization, legal matters, compliance with laws, labor matters, employee benefit plans, intellectual properties, adequacy of insurance and other reserves, financial statements, books and records, equipment, certain real property leases, permits, litigation, contracts and insurance policies, tax matters, claims and receivables, environmental matters, undisclosed liabilities and the absence of certain adverse changes.

          Certain Covenants

          The Company has agreed, prior to closing, among other things, (i) to, and to cause the other Consolidated Companies to, conduct its operations in the ordinary and usual course of business and consistent with past practice; (ii) not to, and to cause each of the other Consolidated Companies not to: amend its Articles of Incorporation or By-Laws; change the number of its authorized shares of common stock; declare, set aside or pay any dividend or distribution or redeem or acquire any of its or Transit's securities, except for amounts consistent with past practices to pay operating expenses of the Company or amounts pursuant to an existing tax sharing agreement; effect any split, combination or other similar change in the outstanding shares of its or their capital stock; settle or compromise any lawsuit, claim or other proceeding to which any of the Consolidated Companies is a party, except in the ordinary course of business and consistent with past practice; issue stock or acquire the stock or assets of any business as a going concern; transfer any assets or liabilities to any new subsidiary or, except in the ordinary course of business consistent with past practices, to the Company or any existing direct or indirect subsidiary of the Company; sell, lease, or dispose of any assets of the Consolidated Companies, other than in the ordinary course of business consistent with past practice and for reasonably equivalent considerations; waive or release rights or change any contract, other than in the ordinary course of business consistent with past practice and for reasonably equivalent consideration; enter into any sale or leaseback transaction; serve as a credit provider, except for certain ordinary course of business transactions; encumber, mortgage or pledge any assets or properties of the Consolidated Companies; foreclose on or accept a deed in lieu of foreclosure with respect to any real property; prepay or retire long term debt, except in accordance with scheduled amortization; grant certain increases in compensation or employee benefits; enter into or amend any collective bargaining agreement; make or commit to make certain capital expenditures; or incur material indebtedness; (iii) to achieve consolidated EBIT (as defined in the Merger Agreement) for the period from January 1, 1995 through the last day of the month immediately preceding the Effective Date, but in no event prior to March 31, 1995 equalling at least 85% of Company projected EBIT for that period, provided that no decline in EBIT due to weather or other natural phenomena will be considered; (iv) to afford Laidlaw access to its personnel, properties, books and records (including the right to perform at Laidlaw's expense an environmental assessment with respect to properties in which the Consolidated Companies have an interest); (v) to cancel all existing stock options in exchange for the right to receive a cash payment immediately following the Effective Date equal to the excess, if any, of the Merger Consideration over the exercise price of each option multiplied by the number of Shares subject thereto; (vi) to eliminate or cause to be repaid all intercompany accounts among the Company and Transit or subsidiaries of Transit; (vii) to terminate or replace guarantees of the Company of obligations of Transit or its subsidiaries with a comparable guaranty of Transit or UniGroup; (viii) to take no action, other than in the ordinary course of business, that would give rise to any additional liability of the Company for taxes or any reduction of favorable tax attributes of the Company; and (ix) not to solicit, or initiate discussions with respect to, or agree to, any other proposal to acquire the stock or assets of the Company, except for the sale of Transit pursuant to the Stock Purchase Agreement, or, subject to the fiduciary duties of the directors of the Company, negotiate with, or provide information to, any other person concerning a proposal to acquire the Company.

          Laidlaw has agreed, prior to closing, among other things,
     (i) to purchase, for the benefit of all Company directors and officers serving prior to the Effective Date, insurance covering the risks insured under the Company's current directors' and officers' liability policy (including the transactions contemplated by the Merger Agreement) for a period not less than six years from the Effective Date, or to cause the surviving corporation to maintain the current directors' and officers' liability policy or an acceptable substitute for the aforementioned six year period; and (ii) to cause its ultimate parent entity, Laidlaw, Inc. ("Laidlaw Parent"), to guarantee its obligations to make payment of the Merger Consideration in the manner set forth in the Merger Agreement.

          Laidlaw and the Company have agreed to cooperate to obtain the release of, or substitution for, letters of credit or performance bonds posted by the Company or its subsidiaries (including Transit) which secure obligations of the Company and Contract Services to insurance companies and providers of surety and performance bonds.

          In the Merger Agreement, TCW has agreed to continue to beneficially own all shares of Company common stock owned by it as of the date of the Merger Agreement (subject to certain exceptions) and that it shall vote these Shares, to the extent permitted by applicable law, in favor of the Merger at the Meeting (the "TCW Covenant").

          Conditions to Closing

          The obligation of Laidlaw and Newco to close the Merger is subject to the following conditions, among others: (i) the accuracy of the Company's representations and warranties, with such representations and warranties being deemed true and correct to the extent that the aggregate effect of all breaches of such warranties and representations (without giving effect to materiality limitations and including the liability attributed to items listed on schedules to the Merger Agreement, except to the extent reserves reflected on the unaudited December 31, 1994 balance sheet for the Consolidated Companies are adequate to cover such items in the aggregate) has not resulted, or would not result, if recorded on the books of the Consolidated Companies in accordance with generally accepted accounting principles ("GAAP"), in a reduction in the Consolidated Companies' net worth of $5,000,000 or more; provided, however, that the aggregate liability for all breaches of representations regarding environmental matters and the aggregate liability for all environmental matters listed on schedules to the Merger Agreement shall be treated as required to be recorded on the books of the Consolidated Companies under GAAP whether or not it would be required to be recorded on such books under GAAP (with the amount of such environmental liabilities to be determined by binding arbitration if the Company and Laidlaw are unable to reach agreement with respect thereto); (ii) the performance or satisfaction by the Company of its covenants, conditions and agreements under the Merger Agreement; (iii) the filing or obtaining of all required applications, approvals or consents with or from applicable regulatory authorities; (iv) the entering into of license agreements by the Company and Contract Services with Transit for use of the names "Mayflower" and related service marks (the "License Agreements"); (v) either the consummation of the Transit Sale pursuant to the Stock Purchase Agreement or the divestiture of Transit as a subsidiary of the Company; (vi) the absence of any order or injunction which restrains the Merger or any governmental agency's threatening to restrain or prohibit the Merger; (vii) the absence of any uninsured or unreserved damages or other losses in excess of $5,000,000 in the aggregate; (viii) the absence of any actual, pending or threatened employee strike, slowdown or lock-out against or involving the Consolidated Companies which effects 10% or more of the employees of the Consolidated Companies; (ix) the requisite approval of the Merger by the shareholders of the Company; (x) the satisfaction by the Consolidated Companies utilizing either proceeds of the Merger or proceeds of the Transit Sale of all indebtedness for borrowed money (except certain indebtedness of the Company to its former shareholders) and for credit advanced on which the Company is an obligor except (a) payout of operating leases for vehicles and
     (b) payments made to fund reimbursement obligations under a specified letter of credit; (xi) the termination by the Company of the employment contracts with certain executive officers of the Company; (xii) the termination by the Company of Contract Services' Supplemental Employee Retirement Plan (the "SERP") and the satisfaction of all obligations arising therefrom in relation to employee participation in the SERP by certain employees to the extent such obligations exceed a specified amount; (xiii) the termination by the Company of all its stock option plans; and
     (xiv) completion by March 13, 1995 by Laidlaw of its special due diligence investigation of the Consolidated Companies.

          The obligation of the Company to close the Merger is subject to the following conditions, among others, (i) the accuracy in all material respects of Laidlaw's and Newco's representations and warranties; (ii) the performance or satisfaction by Laidlaw of their covenants, conditions and agreements under the Merger Agreement; (iii) the filing or obtaining of all required applications, approvals or consents with or from applicable regulatory authorities; (iv) the absence of any order or injunction which restrains the Merger or any governmental agency's threatening to restrain or prohibit the Merger; (v) the entering into the License Agreements by the Company and Contract Services with Transit; (vi) either the consummation of the Transit Sale pursuant to the Stock Purchase Agreement or the divestiture of Transit as a subsidiary of the Company; (vii) the completion of, release of, or substitution for, letters of credit or performance bonds posted by the Company and Transit which secure Company's and Contract Services' obligations to insurance companies and providers of surety and performance bonds; (viii) the requisite approval of the Merger by the shareholders of the Company; (ix) the receipt of a legal opinion from Laidlaw's and Newco's counsel to the effect that, among other things, no approval of the Interstate Commerce Commission is necessary to consummate the Merger; and (x) the execution by Laidlaw of a guarantee agreement pursuant to which Laidlaw Parent guarantees Laidlaw's obligations to make payment of the Merger Consideration in the manner set forth in the Merger Agreement.

          Pursuant to the terms of the Merger Agreement, the Company and Laidlaw have the ability to waive any of the conditions precedent to their respective obligations to complete the Merger. As of the date of this Proxy Statement, the Company has not determined whether it will waive any of the conditions precedent to its obligations to complete the Merger and has no knowledge of any determination by Laidlaw to waive any of the conditions precedent to its obligations to consummate the Merger.

          Termination

          The Merger Agreement may be terminated (i) by mutual written consent of the Company and Laidlaw; (ii) by the Company or Laidlaw if the closing has not occurred by July 31, 1995; (iii) by the Company or Laidlaw if one or more of their respective conditions to closing is not satisfied within 30 days after written notice of such failure of the condition; (iv) by the Company if, on or after March 14, 1995, all other conditions precedent to the transactions have been satisfied, except that Laidlaw has notified the Company of a breach of a representation, warranty or covenant by the Company entitling Laidlaw to terminate the Merger Agreement and, in connection therewith, Laidlaw requests a reduction in the aggregate Merger Consideration or other change in the terms and conditions of the Merger Agreement that is materially detrimental to the shareholders of the Company; (iv) by the Company or Laidlaw if the Merger violates any applicable law or legal requirement: (v) by Laidlaw if the Company breaches any representations and warranties if the aggregate effect of such breaches (without giving effect to materiality limitations and including any liability attributed to any item listed on schedules to the Merger Agreement, except to the extent reserves reflected on the unaudited balance sheet for the Consolidated Companies as of December 31, 1994 are adequate to cover such items in the aggregate) has resulted, or would result, if recorded on the books of the Consolidated Companies in accordance with GAAP, in a reduction in the Consolidated Companies' net worth of $5,000,000 or more; provided, however, that the aggregate liability for all breaches of representations regarding environmental matters and the aggregate liability for all environmental matters listed on schedules to the Merger Agreement shall be treated as required to be recorded on the books of the Consolidated Companies under GAAP whether or not it would be required to be recorded on such books under GAAP (with the amount of such environmental liabilities to be determined by binding arbitration if the Company and Laidlaw are unable to reach agreement with respect thereto); or (vi) by Laidlaw, (a) if the Company's Board of Directors withdraws or changes its recommendation to the Company's shareholders to approve the Merger (the "Merger Withdrawal") or (b) the Company or TCW accepts another acquisition proposal which affords the Company's shareholders substantially more valuable economic benefit than is afforded by the Merger (the "Merger Fiduciary Out") or (c) TCW breaches the TCW Covenant.

          If Laidlaw terminates the Merger Agreement as a result of the occurrence of a Merger Withdrawal, Merger Fiduciary Out or a breach of the TCW Covenant, the Company is required to pay promptly to Laidlaw $10,500,000 in cash and to reimburse Laidlaw for all reasonable out-of-pocket expenses incurred by Laidlaw in connection with the Merger.

          Option to Purchase Contract Services

          If the Transit Sale is not consummated pursuant to the Stock Purchase Agreement or Transit is not divested as a subsidiary of the Company and, as a result, either Laidlaw or the Company terminates the Merger Agreement on the grounds that one of its conditions to closing is not satisfied, Laidlaw has the irrevocable right to acquire from the Company all of the outstanding capital stock of Contract Services (the "Contract Services Option") for a cash purchase price of $158,600,000 (subject to the satisfaction of certain indebtedness and contractual obligations), pursuant to the form of stock purchase agreement agreed upon between the Company and Laidlaw (the "MCS Agreement"). The MCS Agreement contains representations, warranties, and covenants substantially similar to those contained in the Merger Agreement. IN THE EVENT LAIDLAW PURCHASES THE SHARES OF CONTRACT SERVICES PURSUANT TO THE CONTRACT SERVICES OPTION, NONE OF THE PROCEEDS OF SUCH SALE WILL BE DISTRIBUTED TO SHAREHOLDERS AND THE COMPANY WILL CONTINUE OPERATIONS WITH TRANSIT ONLY. See "General Information - Possible Outcomes" for more information regarding the possible results with respect to the proposals contained in this Proxy Statement.

          Assuming (i) the Transit Sale is abandoned, and (ii) a sale of Contract Services pursuant to the Contract Services Option were to occur on March 31, 1995, the Company estimates that the proceeds would be used as follows:

          Proceeds
             Proceeds of sale of Contract Services       $158,600,000
          Use of Proceeds
             Prepayment of Indebtedness                 ($102,632,000)
             Prepayment Fees                            ($  6,344,508)
             Smith Barney Fee                           ($  1,717,000)
             Payments to or for the benefit of
             Officers under Employment
             Agreements and Supplemental
             Executive Retirement Plans                 ($  1,454,000)

             Transaction Expenses
             (Including legal, accounting,
             filing fees, state taxes)                  ($  2,733,200)

             Proceeds Retained For General
             Corporate Purposes                         ($ 43,719,292)

             Proceeds to Shareholders                   $        -0-

     THE USE OF PROCEEDS SET FORTH ABOVE IS AN ESTIMATE BASED ON THE STATED ASSUMPTIONS AND THE BEST INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE OF THIS PROXY STATEMENT AND DOES NOT REFLECT THE TAX BENEFIT TO THE COMPANY FROM CERTAIN USES OF THE PROCEEDS. DEPENDING UPON THE OUTCOME OR TIMING OF FUTURE EVENTS, THE PROCEEDS FROM THE SALE OF CONTRACT SERVICES MAY BE USED DIFFERENTLY. IN NO EVENT WILL PROCEEDS OF THE SALE OF CONTRACT SERVICES BE DISTRIBUTED TO SHAREHOLDERS OF THE COMPANY.

          Appendix F to this Proxy Statement contains the following financial information which compares certain of the Company's historical financial information with information for the same period to reflect, on a pro forma basis, a sale of the capital stock of Contract Services pursuant to the Contract Services
     Option: (i) Pro Forma Selected Financial Information for the fiscal years ended December 31, 1993, 1992 and 1991 and the nine months ended September 30, 1994; (ii) a Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1994; (iii) a Pro Forma Condensed Consolidated Income Statement for the nine months ended September 30, 1994; and (iv) Pro Forma Condensed Consolidated Income Statements for the fiscal years ended December 31, 1993, 1992 and 1991.

          Appendix G to this Proxy Statement contains unaudited interim financial statements of Contract Services as of September 30, 1994 and 1993 and unaudited annual financial statements of Contract Services for the fiscal years ended June 30, 1994, 1993 and 1992.

          Appendix C to this Proxy Statement contains unaudited interim financial statements of Transit as of September 30, 1994 and 1993 and unaudited annual financial statements of Transit for the fiscal years ended December 31, 1993, 1992 and 1991.

          SHAREHOLDERS ARE URGED TO REVIEW (I) THE PRO FORMA FINANCIAL INFORMATION CONTAINED IN APPENDIX F TO THE PROXY STATEMENT FOR AN ILLUSTRATION OF THE ESTIMATED EFFECTS OF A SALE OF CONTRACT SERVICES PURSUANT TO THE CONTRACT SERVICES OPTION ON THE BALANCE SHEET AND STATEMENTS OF OPERATIONS OF THE COMPANY AS OF AND FOR THE PERIODS INDICATED, and (II) THE UNAUDITED INTERIM AND ANNUAL FINANCIAL STATEMENTS OF TRANSIT AND CONTRACT SERVICES, CONTAINED IN APPENDIX C AND APPENDIX G, RESPECTIVELY, OF THIS PROXY STATEMENT FOR INFORMATION REGARDING THE HISTORICAL SEPARATE COMPANY FINANCIAL RESULTS OF TRANSIT AND CONTRACT SERVICES.

          Survival; Indemnification

          Except for certain representations of the Company relating to corporate authority, non-contravention, capitalization and certain covenants relating to, among other things, the continuation of directors' and officers' liability insurance, the representations, warranties and covenants contained in the Merger Agreement will not survive the Effective Date of the Merger. The Company and Laidlaw have agreed in the Merger Agreement to indemnify each present and former director, officer, employee and agent of the Company against any losses or claims arising out of or pertaining to any action or omission taken by such persons in their capacities as directors, officers, employees or agents of the Company occurring at or prior to the Effective Date to the full extent permitted under Indiana law. This indemnification provision will survive the Effective Date of the Merger and continue without time limit.

     Pro Forma Financial Information

          Pro forma financial statements giving effect to the Merger if both the Merger and the Transit Sale are consummated have not been provided. If both transactions are consummated, each Share will convert into the right to receive the Merger Consideration which, as described in "Summary of the Merger - Merger Consideration" above, is estimated to be an amount between $10.00 and $10.40 per Share.

     Opinion of the Company's Financial Advisor

          After Smith Barney assisted the Company in conducting the sales process for the Company and Contract Services and negotiating the Merger Agreement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the shareholders of the Company other than TCW (the "Public Shareholders") of the cash consideration to be received by such Public Shareholders of the Company in connection with the Merger. On January 20, 1995, Smith Barney rendered to the Board of Directors of the Company an oral opinion (subsequently confirmed by a written opinion dated January 26, 1995) to the effect that, as of such date and based upon and subject to certain matters, the consideration to be received by the Public Shareholders of the Company in the Merger was fair, from a financial point of view, to the Public Shareholders. The opinion of Smith Barney will not be updated prior to the Meeting.

          In arriving at its opinion, Smith Barney (i) reviewed the Merger Agreement; (ii) met with certain senior officers, directors and other representatives and advisors of the Company and Contract Services to discuss the business, operations and prospects of the Company and Contract Services; (iii) examined certain publicly available business and financial information relating to the Company and Contract Services as well as certain financial analyses, forecasts and other data for the Company and Contract Services that were provided to Smith Barney by the Company's senior management, which information is not publicly available, including financial forecasts provided for Contract Services; (iv) reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to current and historical market prices and trading volumes of the Company common stock; (v) reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to historical and projected earnings and operating data for Contract Services; and
     (vi) considered, to the extent publicly available, the financial terms of certain other transactions Smith Barney deemed relevant and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies which operate in the industry, and further considered to what extent these companies were comparable to Contract Services. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion.

          In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, or furnished to, or otherwise discussed with Smith Barney. Except as described above, Smith Barney has not conducted any review or investigation of the Company or Contract Services. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney (including estimates as to amounts due under various loan agreements, contractual obligations, and expenses of the transaction), it assumed, and it has been advised by senior management, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Contract Services. Smith Barney has assumed the correctness of and relied upon representations and warranties of Laidlaw and the Company pursuant to the Merger Agreement and has not attempted to independently verify any such information.
     Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Contract Services nor has it made any physical inspection of the properties or assets of the Company or Contract Services. Smith Barney's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Smith Barney's opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to it as of January 20, 1995.

          The full text of the written opinion of Smith Barney dated January 26, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix H to this Proxy Statement and is incorporated herein by reference. Shareholders of the Company are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the consideration to be received by the Public Shareholders of the Company in the Merger from a financial point of view and has been provided pursuant to Smith Barney's engagement by the Company's Board of Directors for the purpose of assisting it in its evaluation of the Merger, does not address any other aspect of the Merger, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

          In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company and Contract Services, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Contract Services. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

          Comparable Company Analysis.

          Using publicly available information, Smith Barney analyzed the market value and trading multiples of the Company, and compared such multiples to those of certain other companies with operations in the trucking, school bus and paratransit industries. However, there are no directly comparable publicly traded companies; the major bus and paratransit operators are either privately owned or are subsidiaries of larger public companies. In light of the lack of direct comparables, and considering the two different types of companies used in the analysis, Smith Barney deemed these comparables to be the best available for Contract Services and divided them into two groups, the "Trucking Comparables" and the "Other Comparables." The Trucking Comparables included J.B. Hunt Transport Services, Inc.; Werner Enterprises, Inc.; Arkansas Best Corporation; Landstar System, Inc.; M.S. Carriers, Inc.; Swift Transportation Co., Inc.; KLLM Transport Services, Inc.; Heartland Express Inc.; U.S.A. Truck, Inc.; TRISM, Inc. and NFC plc. The list of Other Comparables included Laidlaw Inc.; Ryder System, Inc. and Scott's Hospitality Inc. Smith Barney also compared the multiples of adjusted market value (common equity market value, plus the book value of debt and preferred stock, less cash and cash equivalents) based on the latest twelve months ("LTM"); earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") implied by the consideration to the trading multiples of EBITDA and EBIT of the Trucking Comparables and the Other Comparables. The mean multiples of the LTM EBITDA and EBIT of the Trucking Comparables were 7.1x and 12.1x, respectively. The mean multiples of the LTM EBITDA and EBIT of the Other Comparables were 5.7x and 12.3x, respectively. Based on the Enterprise Value implied by the Merger, the multiples of estimated 1994 EBITDA and EBIT of Contract Services were 5.1x and 14.0x, respectively. The EBIT multiple ranges implied by the consideration to be received by the Company in the Merger compared favorably with those of the comparable companies and supported Smith Barney's opinion as to the fairness of the consideration to be received by the Public Shareholders in the Merger from a financial point of view.

          Selected Mergers and Acquisition Transactions Analysis.

          Using publicly available information, Smith Barney analyzed the equity purchase prices and implied transaction multiples in the following selected mergers and acquisition transactions in the trucking industry: Swift Transportation Co./MNX Carriers; Heartland Express/Munson Transportation, Inc.; Christina Companies, Inc./TLC Group, Inc.; Roadway Services Inc./Central Freight Lines, Inc.; Yellow Freight System, Inc./Preston Corp.; Trism, Inc./Tri-State Motor Transit Co.; Roadway Services, Inc./Viking Freight, Inc.; Kelso & Co./Arkansas Best Corp.; Circle Express, Inc./Roadrunner Enterprises, Inc; BVL Holdings/Burham Service Corp.; NEOAX Inc./IU International Corp.; Leaseway Holdings, Inc./Leaseway Transportation Corp.; Investor Group/Sun Carriers, Inc. and MG Holdings, Inc./Mayflower Group,

     Inc. Smith Barney analyzed transaction considerations (equity purchase price plus book value of debt and preferred stock, less cash and cash equivalents) as multiples of EBITDA and EBIT, among others, and compared these multiples to the multiples of the Company's performance implied by the consideration to be received by the Company in the Merger. The mean multiples of EBITDA and EBIT were 5.5x and 11.1x, respectively, as compared to EBITDA and EBIT multiples implied by the consideration of 5.1x and 14.0x, respectively. In general, the multiples implied by the consideration to be received by the Company in the Merger are reasonably similar to those of the selected transactions and supported Smith Barney's opinion as to the fairness of the consideration to be received by Public Shareholders in the Merger from a financial point of view.

          No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses is identical to the Company, Contract Services, Laidlaw or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable company or selected transaction analyses and other factors that could affect the public trading value of the comparable companies or the transaction consideration relating to the selected transactions or the business segment, company, or transaction to which they are being compared.

          Discounted Cash Flow Analysis.

          In order to establish a range of value for the total consideration to be received by Public Shareholders from the Merger, Smith Barney also analyzed the range of potential values for the Enterprise Value of Contract Services based on the results of its discounted cash flow analysis. The analysis used free cash flow (unlevered net income plus depreciation less capital expenditures plus the change in working capital) for the period beginning January 1, 1995 through December 31, 1999, assuming, among other things, significant capital expenditures determined by the Company to be required in the ordinary course of Contract Services' business, discount rates ranging from 12.0% to 15.0% and terminal multiples of 1999 projected EBITDA ranging from 4.5x to 6.0x. The analysis yielded a range of Enterprise Values from $126.9 to $210.4 million. Smith Barney concluded that the discounted cash flow analysis supported the fairness of the consideration to be received by the Public Shareholders. Since the Company's recent operating performance has been inconsistent, and management's projections had not been revised after the Company missed its fiscal 1994 goal, Smith Barney placed less weight on the discounted cash flow analysis than on other analyses performed and factors considered.

          Other Factors.

          In rendering its opinion, Smith Barney also considered the extent and public character of the sale process and reviewed Contract Services' historical and projected financial results and the history of trading prices and trading volume for the Shares of the Company.

     Regulatory Approval Required for Consummation of the Merger

          Under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specific waiting period requirements have been satisfied. The Company and Laidlaw filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division as of January 10, 1995. The Company has been notified by the FTC that the waiting period will expire at 11:59 p.m. on March 12, 1995, unless extended pursuant to a request for additional information. To date, no request for additional information extending the waiting period has been received by the Company or Laidlaw.

          The Company has determined that an advance notice of the Merger or an application for approval of the Merger is required to be filed with certain state and local regulatory authorities. The Company has filed all required notices or applications for approval. Although the Company can give no assurances that these approvals will be granted, the Company believes that such approvals will be obtained. Obtaining such approvals is a condition precedent to both the Company's and Laidlaw's obligations to consummate the Merger. Failure to obtain such regulatory approvals would preclude the consummation of the Merger unless both the Company and Laidlaw waived such approvals as a condition precedent. The Company has made no determination as to whether it would waive the obtaining of any such regulatory approvals as a condition precedent and has no knowledge of any determination by Laidlaw regarding whether Laidlaw would waive the obtaining of any such regulatory approvals as a condition precedent.

     Prior Relationships Between the Company and Laidlaw

          Except as described in "Background of the Proposed
     Transactions," since January 1, 1991, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between Laidlaw or its affiliates and the Company or its affiliates.

     Federal Income Tax Consequences of the Merger

          The Merger.

          In General. The following is a summary of the material federal income tax consequences of the proposed Merger to the Company and its shareholders. This summary is based upon the Code, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the IRS as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

          Federal Income Tax Consequences to the Company. The merger of Newco with and into the Company, with the Company surviving and with the Company shareholders receiving solely cash in the transaction, will be treated for federal income tax purposes as a sale by the Company's shareholders of their Shares to Laidlaw for cash. Accordingly, no gain or loss will be recognized by the Company as a result of the Merger.

          Federal Income Tax Consequences to the Company's
     Shareholders. Consistent with the analysis described in the preceding paragraph, a Company shareholder will recognize gain or loss as a result of the Merger, measured by the difference between their amount realized and their basis in the Shares.

          For shareholders of the Company who hold their Shares as a capital asset, their gain or loss recognized as a result of the Merger will be treated as a capital gain or loss. In the case of a corporate shareholder, capital losses are allowed only to the extent of capital gains. In the case of a noncorporate shareholder, capital losses are allowed only to the extent of capital gains plus the lesser of (i) $3,000 ($1,500 in the case of a married individual filing a separate return) or (ii) the excess of losses over such gains. Generally, a corporation may carry its excess capital loss back three years or forward five years, subject to limitations in the Code. Generally, in the case of a noncorporate taxpayer, excess capital losses may be carried forward indefinitely and used each year, subject to the $3,000 limitation ($1,500 in the case of a married individual filing a separate return).

          The discussion of federal tax consequences set forth above is directed primarily toward individual taxpayers who are citizens or residents of the United States. However, because of the complexities of federal, state and local income tax laws, it is recommended that the Company's shareholders consult their own tax advisors concerning the federal, state and local tax consequences of the proposed transaction to them. Persons who are trusts, tax-exempt entities, corporations subject to specialized income tax rules (for example, insurance companies) or non-U.S. citizens or residents are particularly cautioned to consult their tax advisors in considering the tax consequences of the proposed transaction. Further, shareholders of the Company who received their Shares in exchange for debt in the Company's Chapter 11 bankruptcy in 1992 (the "Restructuring"), or who received their shares in a transaction (or a series of transactions) in which no gain or loss was recognized from a person who received their shares in exchange for debt in the Restructuring, are urged to consult their own tax advisors in considering the tax consequences of the Merger.

          Exercise of the Contract Services Option.

          In the event that the Merger Agreement is terminated and Laidlaw exercises the Contract Services Option, the following are the material federal income tax consequences to the Company and its shareholders.

          Federal Income Tax Consequences to the Company. The sale of the Contract Services shares will be a taxable sale by the Company upon which gain or loss will be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the sale of the Contract Services shares will be measured by the difference between the amount realized on the sale of the Contract Services shares and the Company's tax basis in the Contract Services shares. The Company believes its tax basis in the Contract Services shares is approximately equal to the amount that will be realized on the sale. Therefore, the Company believes that it will incur only minimal (if any) federal income tax liability as a result of the sale of the Contract Services shares. The Company anticipates, however, it may incur state tax liability due to the sale.

          Federal Income Tax Consequences to the Company's
     Shareholders. The sale of the Contract Services shares by the Company pursuant to the Contract Services Option will not affect the individual tax situations of the Company's shareholders.

     Accounting Treatment of the Merger

          The Merger

          The Merger will be treated, for financial statement purposes, as a sale by the Company's shareholders to Laidlaw for cash. Accordingly, no gain or loss will be recognized by the Company as a result of the Merger.

          Exercise of the Contract Services Option

          In the event that the Merger Agreement is terminated and Laidlaw exercises the Contract Services Option, the following are the financial statement consequences to the Company.

          The sale of the Contract Services shares will be considered by the Company as a sale, for financial statement purposes, of the Company's investment in the consolidated net assets of Contract Services upon which gain or loss will be recognized by the Company. The amount of gain or loss to be recognized by the Company with respect to the sale of Contract Services will be measured by the difference between the net amount of proceeds realized (after anticipated payoffs or assumptions of amounts outstanding under various loan agreements and contractual obligations, and the payment of expenses of the transaction) and the Company's financial statement carrying value (basis) of the Company's investment in the consolidated net assets of Contract Services.

          The Company believes that, for financial statement purposes, the basis of its investment in the consolidated net assets of Contract Services is less than the net amount of proceeds that will be realized on the sale of Contract Services. Accordingly, the Company is expected to realize a gain, for financial statement purposes, on the sale of Contract Services.

     Absence of Dissenters' Right of Appraisal

          Indiana law governs the rights of the Company's shareholders in connection with the Merger. Under the applicable provisions of Indiana law, the Company's shareholders will have no right of appraisal or similar rights of dissenters with respect to the Merger since the Shares are traded on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ").

     Board of Director Recommendation

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
     SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.


                        INTERESTS OF CERTAIN PERSONS

     Transit Sale

          A condition to UniGroup's obligation to close is that certain existing employment agreements and termination benefits agreements of Transit must be terminated. Messrs. Carr and Irvin, both executive officers of the Company, have employment agreements with the Company and Transit. Mr. Smith, the Chief Executive Officer of the Company, has an employment agreement with the Company, Transit and Contract Services. The employment agreements of Messrs. Smith, Carr and Irvin will all be breached as a consequence of this transaction. In addition, Messrs. Carr and Irvin have termination benefits agreements that currently provide a benefit upon severance from Transit.

          Under these agreements, Mr. Smith is entitled to $1,202,000, Mr. Carr is entitled to $679,000 and Mr. Irvin is entitled to $511,000. In a memorandum of understanding between the Company and UniGroup executed at the same time as the Stock Purchase Agreement, UniGroup agreed to assume $400,000 and $306,000 respectively, of the severance obligations to Messrs. Carr and Irvin. In addition, UniGroup agreed to assume $1,017,800 of the obligation to Mr. Smith. Each of these payments, however, is conditioned upon the Company funding the remaining obligations to these officers as set forth in the memorandum of understanding. For more information, see "General Information - Payment to Officers."

     Merger

          Mayflower Contract Services Supplemental Executive
     Retirement Plan

          A condition of Laidlaw's obligation to close is the termination or suspension of Contract Services' obligations to fund the Mayflower Contract Services Supplemental Executive Retirement Plan (the "SERP"). Mr. Smith is a participant in the SERP. In a memorandum of understanding executed at the same time as the Merger Agreement, the Company agreed to assume the obligation to provide the defined benefits to Mr. Smith under the SERP when he becomes eligible to receive them. Under Mr. Smith's participation agreement, Mr. Smith will be entitled when he reaches age 50 to receive $210,000 annually for 15 years. He agreed not to compete with Contract Services for the period of time that he is receiving benefits under the SERP. Pursuant to the memorandum of understanding, the Company will fund a trust with approximately $1,454,000 for the purpose of meeting its funding obligation under the SERP. For more information, see "General Information - Payment to Officers."

          Stock Option Plans

          The Company currently has two plans pursuant to which stock options are granted to directors and executive officers, the Mayflower Group, Inc. 1992 Director Stock Option Plan and the Mayflower Group, Inc. 1992 Stock Option Plan (the "Group Stock Plans"). The Merger Agreement requires that, as a condition to the closing of the Merger, the Company must terminate the Group Stock Plans. The Company intends to fulfill this obligation by obtaining the consent to such termination of all persons to whom options have been granted under the Group Stock Plans in exchange for the right to receive a cash payment immediately following the Effective Date equal to the excess, if any, of the per share Merger Consideration over the per share exercise price of each such option granted (whether or not vested) multiplied by the number of shares subject thereto. For more information, see "General Information - Payment to Officers."

          Set forth below are the names of the directors and executive officers of the Company who participate in the Group Stock Plans and, assuming Merger Consideration of $10.40 per share, the amount of the payment estimated to be received in respect of termination of their options: Roderick M. Hills -- $20,100, Lary

     R. Scott -- $20,100, John B. Smith (Emeritus) -- $20,100, Michael
     L. Smith -- $118,125, Patrick F. Carr - $96,062.50 and Robert H. Irvin -- $67,000 .

                    ARRANGEMENTS WITH FINANCIAL ADVISOR

          Smith Barney has been engaged to render financial advisory services to the Company in connection with the Transit Sale and the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transit Sale and/or the Merger. Pursuant to the February 23, 1994 engagement, Smith Barney is entitled to receive certain fees which include an advisory fee of $250,000 creditable against any ultimate transaction fee determined under Smith Barney's engagement letter. The transaction values ascribed to the Transit Sale and the Merger would result in an aggregate fee of $2,338,000. In addition, the engagement provides for the reimbursement of Smith Barney's out of pocket expenses and the indemnification by the Company of Smith Barney against certain liabilities, including certain liabilities under the federal securities laws.

          In the ordinary course of business, Smith Barney and its affiliates may actively trade the equity and debt securities of the Company, UniGroup and Laidlaw for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. More than two years ago, Smith Barney provided financial advisory and investment banking services to the Company unrelated to the Transit Sale or the Merger and received fees for the rendering of such services. In addition, Smith Barney and its affiliates may maintain business relationships with the Company, UniGroup and Laidlaw.

                            COMPANY SHARE PRICE

          As of January 20, 1995, the Company had 280 shareholders of record. The high and low prices reported for the Shares reported by NASDAQ for each calendar quarter of 1994 were as follows:

               Quarter      High        Low

                   1        $ 11.75     $9.50
                   2        $  9.50     $7.50
                   3        $ 12.50     $9.375
                   4        $ 12.25     $8.00

          On December 2, 1994, the last business day preceding the Company's public announcement of the execution of the Stock Purchase Agreement, the high and low prices of the Company's Common Stock were $10.50 and $9.75, respectively, as reported by NASDAQ.

          On January 20, 1995, the last business day preceding the Company's public announcement of the execution of the Merger

     Agreement, the high and low prices of the Company's Shares were $10.75 and $10.00, respectively, as reported by NASDAQ.

          On January 27, 1995, the high and low prices of the Company's shares were $9.312 and $9.25, respectively, as reported by NASDAQ.

          All of the above quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions.

                ADDITIONAL FINANCIAL AND OTHER INFORMATION
                           REGARDING THE COMPANY

          Attached to, and incorporated in, this Proxy Statement as Appendices I and J, respectively, are (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (without exhibits (the "1993 10-K"); and (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 (the "Third Quarter 10-Q"). These reports contain additional financial and other information regarding the Company and its subsidiaries which should be read and considered in conjunction with the other information contained in this Proxy Statement. Other than the recent developments and the settlement of certain shareholder litigation, as described below, and the transactions described in this Proxy Statement, there have been no material changes in the Company's affairs between December 31, 1993 and the date of this Proxy Statement which are not described in the Third Quarter 10-Q.

                            RECENT DEVELOPMENTS

          As of the date of this Proxy Statement, the audit of the Company's financial statements for the fiscal year ended December 31, 1994 is not complete. However, two developments occurred in the fourth quarter of 1994, which will be reflected in the final audited full year 1994 financial statements, that may be of importance to shareholders.

          In July, 1994, Contract Services began operation on a new contract in Lancaster, Pennsylvania. For the third quarter and nine months ended September 30, 1994, Contract Services had recognized $224,000 of revenue and $529,000 of costs relative to this contract. The third quarter results on this contract were discussed in the Third Quarter 10-Q MD&A for Contract Services. After approximately five months of operation, it was determined that Contract Services could not profitably operate the contract on existing contract terms. Following negotiations with the customer during the last half of the fourth quarter of 1994, Contract Services terminated this contract at an aggregate cost of $500,000 ($315,000 net of tax).

          Also during the fourth quarter of 1994, new information became available to Transit which caused it to determine that a portion of the amount recorded as a receivable from its independent drivers was uncollectible. Accordingly, in December

     1994, the Company increased its reserve with respect to these receivables by $850,000 ($535,000 net of tax). A portion of these receivables may have been attributable to the period prior to September 30, 1994, but the Company has no method of estimating that amount.

          The Company does not believe that either of these items represents a material adverse trend.

                       SETTLEMENT OF SHAREHOLDER SUIT

          The state and federal court class actions brought by certain former shareholders of the Company's predecessor (as described in Item 3 of the 1993 10-K, which is attached hereto as Appendix I) were settled on substantially the terms described in the 1993 10-
     K. Pursuant to the terms of the settlement which was approved by both the state and federal courts in which the actions were brought and which became effective on May 4, 1994, the Company issued settlement notes, on the terms described in the 1993 10-K, in the aggregate principal amount of $204,102.00, to those former shareholders having claims of $100.00 or more and paid cash in an aggregate amount of $4,085.00 to former shareholder with claims of less than $100.00. The amount of settlement notes issued was less than the maximum potential amount reported in the 1993 10-K as a result of the cash payments made to those former shareholders with claims of less than $100.00 and the failure of many potentially eligible former shareholders to submit claims.

               INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

          Coopers & Lybrand L.L.P., Indianapolis, audited the financial statements of the Company for its 1993 fiscal year and has been selected to audit the financial statements of the Company for its 1994 fiscal year. A representative of that firm will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to questions.

                         PROPOSALS OF SHAREHOLDERS

          In accordance with the current By-Laws of the Company, notice of proposals of shareholders intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be in writing and delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the 1995 Annual Meeting of Shareholders. The Board of Directors has voted to postpone the 1995 Annual Meeting of Shareholders until further notice as a result of the pendency of the Transit Sale and the Merger. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (b) name and address, as they appear on the Company's books, of the shareholder proposing such business; (c) the number of shares of the Company which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business.

          As was reported to shareholders in the Company's Proxy Statement, dated March 31, 1994, for the 1994 Annual Meeting of Shareholders, the proposals must have been received at the corporate headquarters of Mayflower Group, Inc. no later than December 31, 1994 to be included in the Proxy Statement for the Company's 1995 Annual Meeting of Shareholders.

                               OTHER MATTERS

          As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to previously. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

     By Order of the Board of Directors,


                              /s/ Robert H. Irvin
                              Robert H. Irvin, Secretary

     Dated: March 10, 1995

     All shareholders are cordially invited to attend the meeting in person. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire.

                                        Appendix A
                                        To Mayflower Group, Inc.
                                        Proxy Statement






                          STOCK PURCHASE AGREEMENT


                                by and among


                           MAYFLOWER GROUP, INC.,


                        TCW ASSET MANAGEMENT COMPANY


                                    and


                               UNIGROUP, INC.


                           Dated December 4, 1994

                             TABLE OF CONTENTS


     ARTICLE I      Certain Definitions . . . . . . . . . . .  1

     ARTICLE II     Sale of Stock; Closing. . . . . . . . . .  7

          Section 2.1.   Purchase and Sale. . . . . . . . . .  7
          Section 2.2.   Time and Place of Closing. . . . . .  8

     ARTICLE III    Representations and Warranties of Group .  8

          Section 3.1.   Incorporation; Authorization, etc. .  8
          Section 3.2.   Capitalization . . . . . . . . . . . 10
          Section 3.3.   Properties . . . . . . . . . . . . . 12
          Section 3.4.   Litigation; Orders . . . . . . . . . 12
          Section 3.5.   Compliance with Laws . . . . . . . . 13
          Section 3.6.   Labor Matters. . . . . . . . . . . . 13
          Section 3.7.   Consents . . . . . . . . . . . . . . 15
          Section 3.8.   Employee Benefit Plans . . . . . . . 15
          Section 3.9.   Brokers, Finders, etc. . . . . . . . 19
          Section 3.10.  Intellectual Properties. . . . . . . 19
          Section 3.11.  Group Reports and Consolidated
                    Companies Financial Statements . . . . .  21
          Section 3.12.  Books and Records. . . . . . . . . . 22
          Section 3.13.  Absence of Certain Changes or Events. 23
          Section 3.14.  List of Properties, Contracts and
                    Other Data . . . . . . . . . . . . . . . . 24
          Section 3.15.  Leases, Contracts and Insurance
                    Policies. . . . . . . . . . . . . . . . . 26
          Section 3.16.  Equipment. . . . . . . . . . . . . . 27
          Section 3.17.  Taxes. . . . . . . . . . . . . . . . 27
          Section 3.18.  Provision for Claims and Receivables. 30
          Section 3.19.  Environmental Matters. . . . . . . . 31
          Section 3.20.  No Undisclosed Liabilities . . . . . 33
          Section 3.21.  Investment Company Status. . . . . . 33
          Section 3.22.  Proxy Statement; Other Information . 33

     ARTICLE IV     Representations and Warranties of Buyer . 34

          Section 4.1.   Organization and Authorization of
                    Buyer . . . . . . . . . . . . . . . . . . 34
          Section 4.2.   Enforceability of Agreement. . . . . 34
          Section 4.3.   No Violation . . . . . . . . . . . . 34
          Section 4.4.   Brokers, Finders, etc. . . . . . . . 35
          Section 4.5.   Approvals, Other Authorizations,
                         Consents, etc. . . . . . . . . . . . 35
          Section 4.6.   Investment Purposes. . . . . . . . . 35
          Section 4.7.   Buyer's Independent Investigation. . 35
          Section 4.8.   Proxy Statement, Other Information . 36

     ARTICLE V      Covenants of Parties  . . . . . . . . . . 36

          Section 5.1.   Conduct of Group and Consolidated
                     Companies . . . . . . . . . . . . . . . . 36

          Section 5.2.   Release of Certain Use Rights . . . . 40
          Section 5.3.   Obtaining Consents and Conditions to
                     Closing . . . . . . . . . . . . . . . . . 41
          Section 5.4.   Tax Provisions. . . . . . . . . . . . 42
          Section 5.5.   Cooperation on Tax Matters. . . . . . 46
          Section 5.6.   Tax Sharing . . . . . . . . . . . . . 46
          Section 5.7.   Termination of Existing Tax Sharing
                     Agreements  . . . . . . . . . . . . . . . 51
          Section 5.8.   Access and Investigation. . . . . . . 51
          Section 5.9.   Further Assurances. . . . . . . . . . 53
          Section 5.10.  Intercompany Accounts . . . . . . . . 53
          Section 5.11.  Negotiations with Others. . . . . . . 53
          Section 5.12.  Termination of Group Guaranties . . . 54
          Section 5.13.  Notification and Remedies . . . . . . 55
          Section 5.14.  Confidentiality . . . . . . . . . . . 55
          Section 5.15.  Letters of Credit . . . . . . . . . . 55
          Section 5.16.  Provision for Claims. . . . . . . . . 56
          Section 5.17.  Filings and Other Information . . . . 56
          Section 5.18.  Group's Special Meeting of
                     Shareholders  . . . . . . . . . . . . . . 56
          Section 5.19.  Covenant of TCW . . . . . . . . . . . 57

     ARTICLE VI     Conditions of Buyer's Obligation to Close. 57

          Section 6.1.   Representations, Warranties and
                    Covenants of Group . . . . . . . . . . . . 57
          Section 6.2.   Filings, Consents, Waiting Periods. . 58
          Section 6.3.   No Pending or Certain Threatened
                     Litigation  . . . . . . . . . . . . . . . 58
          Section 6.4.   Casualty Loss . . . . . . . . . . . . 58
          Section 6.5.   Closing Documents . . . . . . . . . . 58
          Section 6.6.   Termination of Guaranties . . . . . . 60
          Section 6.7.   Satisfaction of Indebtedness. . . . . 60
          Section 6.8.   Diligence Investigation . . . . . . . 62

     ARTICLE VII    Conditions to Group's Obligation to Close. 63

          Section 7.1.   Representations, Warranties and
                    Covenants  . . . . . . . . . . . . . . . . 63
          Section 7.2.   Filings, Consents, Waiting Periods. . 63
          Section 7.3.   No Pending or Certain Threatened
                    Litigation . . . . . . . . . . . . . . . . 64
          Section 7.4.   Letters of Credit . . . . . . . . . . 64
          Section 7.5.   License Agreements. . . . . . . . . . 64
          Section 7.6.   Termination of Guaranties . . . . . . 64
          Section 7.7.   Working Capital . . . . . . . . . . . 64
          Section 7.8.   Shareholder Approval. . . . . . . . . 65

     ARTICLE VIII   Termination, Amendment and Extension . . . 65

          Section 8.1.   Termination . . . . . . . . . . . . . 65
          Section 8.2.   Effect of Termination . . . . . . . . 68
          Section 8.3.   Amendment and Modification. . . . . . 69

     ARTICLE IX     Miscellaneous  . . . . . . . . . . . . . . 69

          Section 9.1.   Counterparts. . . . . . . . . . . . . 69
          Section 9.2.   Governing Law . . . . . . . . . . . . 69
          Section 9.3.   Entire Agreement. . . . . . . . . . . 69
          Section 9.4.   Expenses  . . . . . . . . . . . . . . 70
          Section 9.5.   Survival of Representations and
                    Warranties . . . . . . . . . . . . . . . . 70
          Section 9.6.   Notices . . . . . . . . . . . . . . . 71
          Section 9.7.   Successors and Assigns. . . . . . . . 72
          Section 9.8.   Headings. . . . . . . . . . . . . . . 73
          Section 9.9.   Severable . . . . . . . . . . . . . . 73
          Section 9.10.    Gender. . . . . . . . . . . . . . . 73
          Section 9.11.    Further Assurances. . . . . . . . . 73
          Section 9.12.    Public Announcement . . . . . . . . 73

                              List of Exhibits

          Exhibit A September 30, 1994 Company Consolidated
                    Balance Sheet                             A-1
          Exhibit B Form of Licensing Agreement               B-1

                             List of Schedules

     Schedule 3.1(c)     Incorporation, Authorization, Etc.
     Schedule 3.2        Capitalization
     Schedule 3.3        Properties
     Schedule 3.4        Litigation; Orders
     Schedule 3.5        Compliance with Laws
     Schedule 3.6        Labor Matters
     Schedule 3.7        Consents
     Schedule 3.8        Employee Benefit Plans
     Schedule 3.10       Intellectual Properties
     Schedule 3.12       Books and Records
     Schedule 3.13       Absence of Certain Changes or Events
     Schedule 3.14A      Real Property
     Schedule 3.14B      Insurance Policies
     Schedule 3.14C      Certain Leases and Contracts
     Schedule 3.14D      Loans and Credit Agreements, Etc.
     Schedule 3.14E      Litigation
     Schedule 3.14F      List of Properties, Contracts and other Data
     Schedule 3.17       Taxes
     Schedule 3.18       Provision for Claims and Receivables
     Schedule 3.19       Environmental Matters
     Schedule 4.5        Approvals, Other Authorizations, Consents
     Schedule 5.1        Conduct of Group and Consolidated Companies;
                         Capital Stock Forbearances; Compensation
                         Forbearances
     Schedule 5.17       Provision for Claims
     Schedule 5.18       Provision for Receivables

                          STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated December 4, 1994, is by and among UniGroup, Inc., a Missouri corporation ("Buyer"), TCW Asset Management Company, as investment manager of funds and accounts which hold stock of Mayflower Group, Inc. ("TCW"), and Mayflower Group, Inc., an Indiana corporation ("Group"), which is the sole owner of the only issued and outstanding share of common stock of Mayflower Transit, Inc., an Indiana corporation (the "Company").

               WHEREAS, Buyer desires to purchase from Group, and Group desires to sell to Buyer, the only issued and outstanding share of common stock of the Company upon the terms and subject to the conditions set forth herein and to consummate the other transactions contemplated hereby (the "Stock Purchase"); and

               WHEREAS, as an inducement for Buyer to enter into the Agreement, upon the specific request of Buyer, TCW has become a party to the Agreement for the sole purposes of Sections 5.19, 8.1(g), 8.2, 9.4(c) and 9.6;

               NOW, THEREFORE, the parties hereto agree as follows:

                                 ARTICLE I

                            Certain Definitions

     As used in this Agreement the following terms shall have the following respective meanings:

               "Acquisition Proposal" shall have the meaning set forth in Section 5.11 hereof.

               "Antitrust Division" shall have the meaning set forth in Section 3.7 hereof.

               "Antitrust Improvements Act" shall have the meaning set forth in Section 3.7 hereof.

               "Audited Balance Sheet" shall have the meaning set forth in Section 3.11 hereof.

               "Balance Sheet" shall mean the consolidated unaudited balance sheet of the Company and the Company Subsidiaries (as defined in Section 3.2 hereof), attached hereto as Exhibit A, which Balance Sheet was prepared as of September 30, 1994 in accordance with GAAP.

               "Chattel Paper Facilities" shall mean the credit facilities and financial accommodations extended to Transport Service of Indiana, Inc. up to $30 million in the aggregate under its (a) Purchase and Guaranty Agreement dated as of December 31, 1993, among Transport Service of Indiana, Inc., the Company and

     Bank One, Indianapolis, NA, as amended; (b) Agreement for Acquisition of Secured Retail Installment Paper dated as of December 31, 1993, between PACCAR Financial Corp. and Transport Service of Indiana, Inc., as amended; (c) Dealer Agreement dated July 22, 1992, between Associates Commercial Corporation and Transport Service of Indiana, Inc.; and (d) Amended and Restated Purchase Agreement dated June 1, 1990, among Comerica Bank, Transport Service of Indiana, Inc. and Mayflower Transit, Inc., as amended.

               "Closing" shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth herein.

               "Closing Date" shall mean the fifth business day following the date on which the requirements of Sections 6.2 and
     7.2 have been satisfied, or such other date as the parties may agree to in writing.

               "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

               "Company Subsidiary" and "Company Subsidiaries" shall have the meanings set forth in Section 3.2 hereof.

               "Confidentiality Agreement" shall have the meaning set forth in Section 5.14 hereof.

               "Consents" shall have the meaning set forth in
     Section 3.7 hereof.

               "Consolidated Companies" shall have the meaning set forth in Section 3.1 hereof.

               "Contract Services" shall mean Mayflower Contract
     Services, Inc., an Indiana corporation.

               "Credit Agreement" shall mean that certain Credit, Letter of Credit and Agency Agreement dated as of May 27, 1993, as amended from time to time, among the Company, Group, Contract Services, Bank One, Indianapolis, National Association, Comerica Bank, NBD Bank, N.A., NationsBank of North Carolina, NA and Bank One, Indianapolis, National Association, as Agent.

               "Employee Plans" shall have the meaning set forth in
     Section 3.8 hereof.

               "Environmental Matters" shall have the meaning set forth in Section 3.18 hereof.

               "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974, as amended.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               "FTC" means Federal Trade Commission as set forth in
     Section 3.7 hereof.

               "GAAP" shall mean generally accepted accounting principles, applied consistently for all relevant dates and periods.

               "Group Affiliate" means any subsidiary of Group other than the Consolidated Companies.

               "Group's knowledge", "to the knowledge of Group", or words of similar import, shall mean the actual knowledge, after reasonable investigation, of the officers of Group and the officers of each Consolidated Company.

               "Group's SEC Documents" shall have the meaning set forth in Section 3.11 hereof.

               "Insurance Company Indebtedness" shall mean the indebtedness of Contract Services and the Company under the Insurance Company Note Agreement and any Notes (as defined therein) issued thereunder.

               "Insurance Company Indebtedness--Company Portion" shall mean the portion of the Insurance Company Indebtedness which is reflected in the Notes issued by the Company under the terms of the Insurance Company Note Agreement.

               "Insurance Company Indebtedness--Contract Services
     Portion" shall mean the portion of the Insurance Company
     Indebtedness which is reflected in the Notes issued by Contract Services under the terms of the Insurance Company Note Agreement.

               "Insurance Company Note Agreement" shall mean the Note Agreement dated as of May 27, 1993 by and among Group, Contract Services and the Company and The Prudential Insurance Company of America, The Northwestern Mutual Life Insurance Company and The Long-Term Credit Bank of Japan, Ltd. Chicago Branch, as amended.

               "Intercompany Debt" means all debt of the Consolidated Companies to Group or any Group Affiliate.

               "Intercompany Receivables" means all debt of Group or any Group Affiliate to the Consolidated Companies.

               "Interstate Commerce Commission" means the Interstate Commerce Commission of the United States of America and any successor agency thereto.

               "Material Adverse Effect" shall mean any change or changes, effect or effects, event or events, or condition or conditions that, to the extent not adequately covered by insurance or appropriate reserves previously established on the books of the Consolidated Companies in the ordinary course of business in accordance with Company's normal practice, individually or in the aggregate are or are reasonably likely to be materially adverse to the business, operations or financial condition of the Consolidated Companies taken as a whole, by a dollar amount in excess of $4,000,000; provided, however, that such changes(s), effect(s) or condition(s) shall not include: (i) normal recurring seasonal variations in operating results, (ii) usual and ordinary course of business changes recorded in a customary manner on the books and records of the Consolidated Companies consistent with past practice, (iii) transactions specifically allowable under this Agreement, including those matters set forth on Schedule 5.1, or (iv) terminations by less than "a significant number of the Company's agents" (as defined in Section 8.1(h)) of their agency relationships with the Company and the consequences thereof.

               "Multiple Employer Pension Plan" shall have the meaning set forth in Section 3.8 hereof.

               "PBGC" shall have the meaning set forth in Section 3.8 hereof.

               "Pension Plan" shall have the meaning set forth in
     Section 3.8 hereof.

               "Pro Forma Combined State Return" and "Pro Forma
     Federal Return" shall have the meanings set forth in Section 5.6 hereof.

               "Purchase Price" shall have the meaning set forth in
     Section 2.1 hereof.

               "SEC" means the Securities and Exchange Commission.

               "Securities Act" shall have the meaning set forth in
     Section 4.6 hereof.

               "Share" shall mean the sole issued and outstanding share of common stock, no par value, of the Company.

               "State Regulatory Authorities" shall have the meaning set forth in Section 3.7 hereof.

               "Stock Purchase" shall mean the purchase of the Share at Closing.

               "Subsidiary Shares" shall have the meaning set forth in
     Section 3.2 hereof.

               "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, fuel, third structure, ad valorem, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, property, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, customs, duties, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any domestic or foreign governmental authority (a "Taxing Authority"), (B) any penalties, interest, or other additions for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any return (including without limitation, any information return, declaration or estimate) with respect to the foregoing, and (C) liability for the payment of any Tax of an affiliated, consolidated, combined or unitary group.

               "Tax Returns" shall mean collectively, (A) all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of any Taxes; and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise, or other Tax provision of federal, territorial, state, local, or foreign law; and the term "Tax Return" means any one of the foregoing Tax Returns.

               "Tax Sharing Agreement" shall have the meaning set forth in Section 5.1(b)(i) hereof.

                                 ARTICLE II

                           Sale of Stock; Closing

               Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, Group shall sell and Buyer shall purchase the Share. In full payment for the Share, Buyer will pay Group $90,000,000.00 (the "Purchase Price") at the Closing by wire transfer of immediately available funds to such account as Group shall designate in writing on or before the Closing; provided, however, that if the Insurance Company Indebtedness--Company Portion is assumed by the Buyer at Closing, or if Group and Contract Services are released from their obligations to pay the Insurance Company Indebtedness--Company Portion in connection with the Closing (other than by reason of the payment thereof by Group and Contract Services) as a result of agreements between Buyer and the providers of the Insurance Company Indebtedness-- Company Portion, the Purchase Price shall be reduced by (i) the principal amount of the Insurance Company Indebtedness--Company Portion so assumed or released and (ii) fifty percent (50%) of any yield-maintenance amount and other prepayment premium or penalty which would have been payable with respect to such Insurance Company Indebtedness--Company Portion had such Insurance Company Indebtedness--Company Portion been prepaid at Closing.

               Section 2.2. Time and Place of Closing. The Closing shall take place on the Closing Date at 10:00 A.M., Indianapolis time, at the offices of Barnes & Thornburg, 11 South Meridian Street, Suite 1313, Indianapolis, Indiana 46204, or at such other place or time as the parties may agree upon in writing.

                                ARTICLE III

                  Representations and Warranties of Group

               Group represents and warrants as follows:

               Section 3.1.   Incorporation; Authorization, etc.
                    (a)  The Company is a corporation duly
     incorporated and validly existing under the laws of the State of Indiana. Each Company Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the Company Subsidiaries (collectively, the "Consolidated Companies") (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (ii) is duly qualified to do business and, if applicable, is in good standing, and is duly licensed, authorized or qualified to transact business in, each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing or to be duly licensed, authorized or qualified to transact business, would not, individually or in the aggregate, have a Material Adverse Effect.

                    (b) Group has the corporate power and authority to execute and deliver this Agreement and, subject to the shareholder approval referred to herein, to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by Group of this Agreement and the consummation by Group of the transactions contemplated on its part hereby have been duly authorized and approved by all necessary action of its Board of Directors. Except for the approval of the Stock Purchase by the shareholders of Group, no other corporate proceedings on the part of Group or the Consolidated Companies are necessary to authorize the execution and delivery of this Agreement and the consummation by Group of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Group and is a legal, valid and binding agreement of Group, enforceable against Group in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

                    (c) Except as set forth in Schedule 3.1(c) with respect to clause (ii) below, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) violate any provision of Group's or any Consolidated Company's Articles of Incorporation or Bylaws, or (ii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, security interest or other encumbrance upon the Share or any of the Consolidated Companies' assets or properties pursuant to any provision of, or create any right on the part of any party to modify, amend or terminate, any mortgage, lien, lease, agreement, license, instrument, indenture, law, statute, rule, order, ordinance, regulation, arbitration award, judgment or decree to which any of the Consolidated Companies or Group is a party or by which any of them or their respective properties are bound, that would, individually or in the aggregate, have a Material Adverse Effect. Upon consummation of the Stock Purchase at the Closing, Buyer will acquire title to the Share free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or rights of any third parties.

               Section 3.2. Capitalization. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, no par value, of the Company, of which one (1) Share is issued and outstanding. The Share (i) is validly issued, fully paid and nonassessable, and (ii) except for the items set forth on Schedule 3.2 (all of which Group will cause to be released at Closing) is owned by Group free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or rights of any third parties. Except for the items set forth in Schedule 3.2 (all of which Group will cause to be released at Closing) there are no outstanding obligations, options, warrants or other rights of any kind to acquire, from Group, the Company or any Group Affiliate, shares of capital stock of any class or other equity securities of the Company, or securities convertible into or exchangeable for such capital stock or other equity securities of the Company.
     Schedule 3.2 sets forth the name of each corporation or other entity in which the Company owns, directly or indirectly, 50% or more of the outstanding capital stock or other equity interests (individually, a "Company Subsidiary," and collectively, the "Company Subsidiaries") and its jurisdiction of incorporation or formation. All of the issued and outstanding shares of capital stock or other equity interests of the Company Subsidiaries ("Subsidiary Shares") are validly issued, fully paid and nonassessable. There are no outstanding obligations, options, warrants or other rights of any kind to acquire Subsidiary Shares from Group, the Consolidated Companies or any Group Affiliate, except for the items set forth on Schedule 3.2 (all of which, except for outstanding options, Group will cause to be released at Closing). The Subsidiary Shares are owned, directly or indirectly, by the Company free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or rights of any third parties, except for the items set forth on Schedule 3.2 (all of which, except for directors' qualifying shares and outstanding options, Group will cause to be released at Closing). The Company has no direct or indirect equity investment in any corporation, association, partnership, joint venture or other entity except as set forth on Schedule 3.2, and all of such investments are owned free and clear of any liens, claims, charges, encumbrances, restrictions on voting or alienation or any other limitation or rights of any third parties except as disclosed on Schedule 3.2.

               Section 3.3. Properties. Except (a) for leased property, (b) for encumbrances for current Taxes not delinquent or being contested in good faith, (c) for mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business, (d) for matters set forth in
     Schedule 3.3, (e) for such imperfections of title, if any, as do not materially interfere with a Consolidated Company's present use of such property or materially impair the marketability of title to such property, and (f) for purchase money security interests on personal property which secure only the purchase price of the relevant property, the Company or a Company Subsidiary has good and marketable title, free and clear of any liens, mortgages, security interests, claims, charges, options or other title defects or encumbrances, to each piece of real and personal property reflected on or included in the Balance Sheet and to each piece of real and personal property acquired by the Company or a Company Subsidiary since the date of the Balance Sheet (except such properties as have been disposed of in accordance with the Agreement since the date of the Balance Sheet in the ordinary course of business, and property purchased in accordance with the Agreement since the date of the Balance Sheet in the ordinary course of business and subject to a purchase money security interest).

               Section 3.4. Litigation; Orders. Except as disclosed in Schedule 3.4, there are no lawsuits, claims, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Group's knowledge, contemplated or threatened against Group, the Company, the Company Subsidiaries or any Group Affiliate or any of their properties or assets or the transactions contemplated by this Agreement that (i) seek to prevent or invalidate the Stock Purchase; or (ii) would, if adversely determined, individually or in the aggregate have a Material Adverse Effect. There are no judgments or outstanding orders, rulings, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Group, the Company, the Company Subsidiaries or any Group Affiliate or any of their properties or businesses that would individually or in the aggregate have a Material Adverse Effect.

               Section 3.5. Compliance with Laws. Except as set forth in Schedule 3.5, the conduct of the business of the Consolidated Companies complies with all laws and regulations applicable to the business of the Consolidated Companies, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. The Consolidated Companies have obtained all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their businesses, except where the failure to obtain such permits, certificates, licenses, approvals and other authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

               Section 3.6. Labor Matters. Schedule 3.6 contains a listing of each presently existing collective bargaining or other labor agreement or employment contract, consulting contract or executive compensation agreement (whether written or otherwise) to which any of the Consolidated Companies is a party ("Schedule 3.6"). The Consolidated Companies are not involved in, or to Group's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Consolidated Companies (including without limitation occupational safety and health standards), except for any such dispute, arbitration, lawsuit or proceeding which would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.6, no Consolidated Company has materially breached or otherwise materially failed to comply with any provision of any collective bargaining or other labor agreement listed in
     Schedule 3.6 and there are no significant grievances outstanding against any Consolidated Company under any such agreement.
     Except as disclosed in Schedule 3.6, Group knows of no activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of any Consolidated Company, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of the employees of any Consolidated Company. Except as disclosed in Schedule 3.6, no present or former employee of any Consolidated Company has given notice to Group or any Consolidated Company of, or to the knowledge of Group threatened to file, any significant claim against any Consolidated Company (whether under federal or state law, under any employment agreement or otherwise) on account of or for (i) overtime pay, (ii) wages or salary, (iii) vacation time off or pay in lieu of vacation time off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. Except as disclosed in
     Schedule 3.6, no person or party (including without limitation government agencies of any kind) has given notice to Group or any Consolidated Company of, or to the knowledge of Group threatened to file, any material claim against any Consolidated Company under or arising out of any statute, ordinance or regulation relating to employer-employee relationships, employee entitlements, discrimination in employment or employment practices, immigration or plant closing laws. No employee of Group, Contract Services or the Company has experienced any "employment loss," nor has any other event occurred, which would subject the Company or the Buyer to any liability under the Workers Adjustment and Retraining Notification Act. The consent of any labor union which is a party to one or more of the collective bargaining or labor agreements listed in Schedule 3.6 is not required to consummate the transactions contemplated by this Agreement.

               Section 3.7.   Consents.  Except as set forth in
     Schedule 3.7 and except for filings with the SEC of a proxy statement and form of proxy pursuant to the Exchange Act and for filings with the Interstate Commerce Commission, any state authorities regulating the provision of transportation services ("State Regulatory Authorities"), such filings, if any, as may be required to be filed with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any comparable, similar, successor or other law (the "Antitrust Improvements Act"), the Company and Group are not required to make, file, give or obtain any registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind (collectively, "Consents") with, to or from any foreign, federal or state governmental commission, board or other regulatory body in connection with the consummation of the Stock Purchase.

               Section 3.8.   Employee Benefit Plans.  (a) Schedule
     3.8 lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance, employee welfare benefit plans (as defined in ERISA), employee pension benefit plans (as defined in ERISA) and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by any of the Consolidated Companies in respect of any of the present or former directors, officers, other employees and/or consultants of or to any of the Consolidated Companies, or in which any of such directors, officers, employees or consultants participates (collectively, "Employee Plans"). Group has furnished Buyer with the following documents with respect to each Employee Plan: (i) a true and complete copy of all written documents comprising such Employee Plan (including but not limited to amendments, insurance contracts, and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Employee Plan; (ii) the most recent Form 5500 (or such other applicable Form 5500), including all schedules thereto, if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

               (b) All Employee Plans have been maintained and operated substantially in accordance with both their terms and with the requirements of all applicable statutes, orders, rules and regulations, including without limitation ERISA and the Code. All contributions required to be made to Employee Plans have been made.

               (c) With respect to each of the Employee Plans which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), to the knowledge of Group: (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; provided, however, that no such determination letter has been received in response to pending requests made under the Tax Reform Act of 1986; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 3.8), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or any of the Consolidated Companies, to any tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA, which would require the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC"); (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), and (vi) no Consolidated Company has incurred any liability to the PBGC that has not been satisfied, other than liability for premiums. Except as set forth on Schedule 3.8, with respect to each Pension Plan that is referred to in Section 413(c) of the Code (a "Multiple Employer Pension Plan"): (i) none of the Consolidated Companies would have any liability or obligation to post a bond under Section 4063 of ERISA if any Consolidated Company were to withdraw from such Multiple Employer Pension Plan; and (ii) none of the Consolidated Companies would have any liability under
     Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

               (d) No Consolidated Company has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as set forth in Schedule 3.8 or as required by
     Section 4980B of the Internal Revenue Code.

               (e)  With respect to each Pension Plan, all
     contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Pension Plan, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been (or as of the Closing

     Date will be) accrued on the books and records of the Consolidated Companies. With respect to all other Employee
     Plans, all premiums and other payments which are due have been paid.

               (f) Except as set forth on Schedule 3.8, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation any severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of any Consolidated Company from any of such entities, (ii) increase any benefit otherwise payable under any of the Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

               (g) No Consolidated Company has any current liability, jointly or otherwise, for any withdrawal liability under Title IV of ERISA for a complete or partial withdrawal from any Multiemployer Plan as defined in Section 3(37) of ERISA by any member of a controlled group of employees (as used in ERISA) or which any of the Consolidated Companies is or was a member, which liability has not been fully paid as of the date hereof.

               Section 3.9. Brokers, Finders, etc. Group has not employed, and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer or any of the Consolidated Companies upon the consummation of the transactions contemplated hereby. None of the Consolidated Companies have employed, or are subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer or any of the Consolidated Companies upon the consummation of the transactions contemplated hereby.

               Section 3.10. Intellectual Properties. Schedule 3.10 contains a listing of all patents, patent applications, trademarks, trademark registrations and applications therefor, trade names, trade dress, service marks, copyright registrations and applications therefor, patent, trademark or trade name licenses, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how of any of the Consolidated Companies and all patent, trademark or trade name licenses granted by any of the Consolidated Companies to others which are in force. Except as set forth on Schedule 3.10, the Company is the sole owner in the United States of the "Mayflower", "Aero-Mayflower" and "ship" trademarks, trade names, trade dress and service marks and all registrations thereof and applications therefor for use in connection with the moving and storage industry, and all other intellectual property rights listed on Schedule 3.10 hereto, free and clear of all claims, liens and encumbrances of every kind and pays no royalty to anyone under or with respect to any of them. The Company has registered or applied to register certain of its trademarks, trade names or service marks in the foreign countries identified on Schedule 3.10. All of the patents, trademarks, trade names, service marks, or copyrights shown as registered on Schedule 3.10 and owned by or licensed to any of the Consolidated Companies are properly registered in the respective countries shown on
     Schedule 3.10 and all such registrations are in full force and effect; and, in order to conduct its business as such business is currently being conducted, none of the Consolidated Companies requires any rights under any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), process or know-how that it does not already own or license, except where the failure to own or license such rights would not have a Material Adverse Effect. Except as disclosed in
     Schedule 3.10, neither Group nor any of the Consolidated Companies have received any notice of, nor to Group's knowledge is there any conflict with the asserted rights of others with respect to any intellectual property right used in, or useful to, the operation of the assets or the conduct of the business of the Consolidated Companies, or with respect to any license (whether oral or in writing) related to the assets or the business under which any Consolidated Company is licensor or licensee, except where such conflict would not have a Material Adverse Effect. Except as disclosed in Schedule 3.10, none of the Consolidated Companies has granted any outstanding licenses or other rights, either orally or in writing in the United States or elsewhere, and except as set forth on Schedule 3.10 none has any obligations to grant licenses or other rights under any of the intellectual property rights owned by it or licensed to such company. To the knowledge of Group, except as described in Schedule 3.10 none of the Consolidated Companies is infringing any intellectual property right of any other person in any significant manner and, to Group's knowledge, no other person is infringing any intellectual property right of any Consolidated Company in any significant manner.

               Section 3.11. Group Reports and Consolidated Companies Financial Statements. Group has made available to Buyer a true and complete copy of each report, schedule, and definitive proxy statement filed by Group since January 1, 1993 in substantially the form filed with the SEC ("Group's SEC Documents"). Group's SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. The information pertaining to the Consolidated Companies in Group's SEC Documents, as of their respective dates, did not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Group has also delivered to Buyer: (a) the audited consolidated balance sheet of the Consolidated Companies as of December 31, 1993 (including the notes thereto, the "Audited Balance Sheet") and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of

     Coopers & Lybrand, independent certified public accountants, and
     (b) the Balance Sheet and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the nine months ended September 30, 1994, including in each case the notes (if any) thereto. Such financial statements and notes are in accordance with the books and records of the Consolidated Companies and fairly present the financial condition and results of operations of the Consolidated Companies as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Adverse Effect) and may omit, incorporate by reference or contain condensed versions of certain information which might be set forth in full or in footnote disclosures if such interim financial statements were prepared in full accordance with GAAP. The Consolidated Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that: transactions have been executed in accordance with the general or specific authorization of management of the Consolidated Companies; transactions have been recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; and access to assets is permitted only in accordance with the general or specific authorization of management of the Consolidated Companies.

               Section 3.12. Books and Records. The books of account, minute books, stock record books and other records of the Consolidated Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Consolidated Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Consolidated Companies and no meetings of any such stockholders, Boards of Directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth on Schedule 3.12, the stock record books of the Consolidated Companies accurately reflect all transactions involving equity securities of the Consolidated Companies and any options, warrants and other securities excisable for or convertible into equity securities of the Consolidated Companies. At the Closing, all of those books and records will be in the possession of the Consolidated Companies.

               Section 3.13. Absence of Certain Changes or Events. Since the date of the Balance Sheet and except as otherwise disclosed in Schedule 3.13 or on any of the other Schedules to this Agreement, there has not been (i) any material adverse change in the assets, properties, financial condition or results of operations of the Consolidated Companies, which has resulted in a reduction of the shareholder's investment from that reflected on the Balance Sheet, that is of the net worth of the Consolidated Companies (calculated in accordance with GAAP), of

     Four Million Dollars ($4,000,000) or more; provided, however, that (A) normal recurring variations in operating results, (B) usual and ordinary course of business changes recorded in a customary manner on the books and records of the Consolidated Companies consistent with past practice, (C) transactions specifically allowable under this Agreement, including those matters set forth on Schedule 5.1, and (D) terminations by less than a "significant number of the Company's agents" (as defined in Section 8.1(h)) of their agency relationships with the Company and the consequences thereof, shall not be deemed to be such a change; (ii) any action by the Consolidated Companies which, if taken on or after the date of this Agreement, would require the consent or approval of Buyer pursuant to Section 5.1(b), except for actions as to which consent or approval has been given as provided therein; (iii) any new borrowing or capital expenditure or commitment by the Consolidated Companies (other than borrowings and capital expenditures or commitments through the date hereof in the ordinary course of business and consistent with past practice); (iv) any material change in the accounting methods or principles used for financial reporting purposes by the Consolidated Companies, except as may have been required by a change in GAAP or as may have been concurred with by the Company's independent public accountants and disclosed in their report or the notes to the financial statements; or (v) any agreement, whether in writing or otherwise, to take any action described in this Section 3.13.

               Section 3.14. List of Properties, Contracts and Other Data. Group has delivered to the Buyer true and complete lists, certified as true, accurate and correct by the President or a Vice President of Group as of the date hereof, of the matters set forth in the following subsections (a) through (f):

                    (a) Real Property. All real property owned, leased (as lessor or lessee) or subject to option (as optionee), of record or beneficially by any of the Consolidated Companies ("Schedule 3.14A");

                    (b) Insurance Policies. All material policies of insurance maintained by any of the Consolidated Companies with respect to any of them and covering any of such company's officers and directors, employees and agents, properties, buildings, machinery, equipment, furniture, fixtures and operations, and all reinsurance agreements and fronting agreements with any person, including any domestic and foreign carriers ("Schedule 3.14B");

                    (c)  Certain Leases and Contracts.  Each (i)
               contract or other commitment or document evidencing or relating to existing or pending agency development agreements, (ii) other contract or other commitment or document of any of the Consolidated Companies evidencing loans with an outstanding principal balance in excess of $50,000 made by any of the Consolidated

               Companies and collateral therefor (excluding (A) advances, deferred charges and trade balances arising in the ordinary course of business and (B) loans to agents and drivers made to finance the purchase of equipment in the ordinary course of business, in either case reflected in agency or driver accounts on the books and records of the Consolidated Companies) and
               (iii) other contract or other commitment or document of any of the Consolidated Companies (excluding (A) contracts providing for the provision of moving services, (B) agency agreements, and (C) independent owner-operator agreements, in each case entered into in the ordinary course of business) involving a payment by or to such company of in the aggregate, more than $500,000 (in each such case other than leases, contracts or commitments described in other paragraphs of this Section 3.14) ("Schedule 3.14C").

                    (d)  Loans and Credit Agreements, etc.  Any
               mortgages, promissory notes, evidences of indebtedness, deeds of trusts, indentures, loan or credit agreements, guarantees, letters of credit, letter of credit applications and reimbursement agreements or similar instruments for money borrowed or credit obtained or guaranteed, in an amount in excess of $100,000, to which any of the Consolidated Companies is a party, and all amendments or modifications, if any, thereof ("Schedule 3.14D");

                    (e)  Litigation.  A listing of each lawsuit,
               administrative proceeding, governmental investigation or arbitration to which any of the Consolidated Companies is a party and of which process or other notice has been served upon such party, whether insured or uninsured and including but not limited to matters with respect to which the Consolidated Company is represented by an insurer or reinsurer ("Schedule 3.14E") excluding (i) cargo claim lawsuits in which the damages or relief sought is less than $25,000 and (ii) other lawsuits, administrative proceedings, governmental investigations and arbitrations in which the damage or relief sought is less than $100,000; and

                    (f)  Permits, Licenses, etc.  A list of any
               permits, licenses, operating authorities (interstate and Canadian), fictitious name registrations, pooling orders or similar permissions held by each of the Consolidated Companies and required under any foreign or federal laws or regulations for the operation of the current business of such company ("Schedule 3.14F").

               Section 3.15. Leases, Contracts and Insurance Policies. (a) Except as noted on Schedules 3.3, 3.14A, 3.14C and 3.14D, each lease, contract, mortgage, deed of trust, note, evidence of indebtedness or other agreement or commitment listed on such schedules is in full force and effect on the date hereof, and is legal, valid and binding and enforceable in accordance with its terms; there has not been any event of default (or, to the knowledge of Group, any event or condition which with notice or the lapse of time, or both, would constitute an event of default or facts or circumstances which make such an event of default likely to occur subsequent to the date hereof) on the part of any of the Consolidated Companies; and the performance by any of the Consolidated Companies of any such lease, contract, mortgage, deed of trust, note, evidence of indebtedness, or other agreement or commitment will not have a Material Adverse Effect.

                    (b) Except as otherwise set forth on Schedule 3.14B, all policies of insurance and agreements listed on
     Schedule 3.14B are in full force and effect.

               Section 3.16. Equipment. The material fixtures, equipment (including automobiles, trucks and trailers), plants and operating assets essential to the operation of the Consolidated Companies taken as a whole are generally suitable for the uses for which intended and are in reasonable operating condition and repair (ordinary wear and tear excepted), free of material defects in light of their age and prior use and free of defects that would prevent the continued use thereof by the Consolidated Companies following the Closing Date in the conduct of normal operations. Since December 31, 1993, each Consolidated Company has continued to maintain its plants and equipment substantially in accordance with its past practices in such regard.

               Section 3.17. Taxes. All Tax Returns that are or were required to be filed by or with respect to any of the Consolidated Companies (or any predecessor thereof), either separately or as a member of an affiliated, combined, unitary or consolidated group ("Company Returns"), have been filed in accordance with the legal requirements of each governmental body with taxing power over them or their assets, except where the failure to file Company Returns would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes that have or may have become due pursuant to Company Returns, or otherwise, or pursuant to any assessment received by Group or any of the Consolidated Companies, have been paid, or adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet and the Balance Sheet, except such Taxes, if any, as are set forth in Schedule 3.17 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet and the Balance Sheet and except where the failure to pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Except as provided on Schedule 3.17, the United States federal income tax returns of Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1990. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in

     Schedule 3.17, are being contested in good faith by appropriate proceedings. Schedule 3.17 describes all adjustments to the United States federal income tax returns filed by or with respect to any of the Consolidated Companies for all taxable years since 1987, and the resulting deficiencies proposed by the Internal Revenue Service. Except as set forth in Schedule 3.17, none of Group or any of the Consolidated Companies has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of Taxes of any of the Consolidated Companies or for which any of the Consolidated Companies may be liable. The charges, accruals and reserves with respect to Taxes on the respective books of each of the Consolidated Companies are adequate (determined in accordance with GAAP). To the best knowledge of Group, there exists no proposed or final Tax assessment with respect to any Company Return except as disclosed in Schedule 3.17. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by any of the Consolidated Companies. All Taxes that any of the Consolidated Companies is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. All Company Returns are true, correct and complete in all material respects.

               Except as otherwise set forth in Schedule 3.17, (i) none of the Consolidated Companies has been, since 1970, a member of an affiliated group of corporations within the meaning of
     Section 1504 of the Code (with the exception of Group's affiliated group as it is currently constituted); (ii) none of the Consolidated Companies has ever been a member of any combined, consolidated, or unitary group for state income or franchise tax purposes and does not file (and is not required to file) combined, consolidated, or unitary Tax Returns for state income or franchise tax purposes; (iii) none of the Consolidated Companies is a party to any agreement, arrangement, or plan that has resulted or could result in the payment of any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof); (iv) none of the Consolidated Companies is subject to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (v) none of the Consolidated Companies is, or has been, a United States real property holding corporation within the meaning of Code section 897(c)(2) during the period specified in Code section 897(c)(1)(A)(ii); (vi) none of the Consolidated Companies has agreed, or is otherwise required, to make any adjustment or report any income under Section 481 of the Code after the Closing Date by reason of a change in accounting method or otherwise;
     (vii) none of the Consolidated Companies has made an election, or is otherwise required, to treat any asset as owned by another person pursuant to the so-called "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981; (viii) none of the Consolidated Companies has any asset that directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; and (ix) none of the Consolidated Companies has any asset that is "tax-exempt use property" as defined in Section 168(h) of the Code. Set forth in
     Schedule 3.17 is (i) a list of all states, territories, and jurisdictions (whether foreign or domestic) to which any Tax is properly payable with respect to each of the Consolidated Companies, except those states where the failure to pay such Tax would not have a Material Adverse Effect; and (ii) a complete schedule containing the results of Group's calculation of the amount of any net operating loss (including built-in losses), net capital loss, unused investment or other credits (including without limitation, alternative minimum tax credits), and unused foreign tax credits allocable to each of the Consolidated Companies pursuant to Treasury Regulation Section 1.1502-79, together with the limitations to which those attributes are currently subject.

               Section 3.18.  Provision for Claims and Receivables.
     (a) Except as disclosed in Schedule 3.18, to the knowledge of Group, the provision made for self-insured claims, indemnified claims, cargo claims, loss adjustment expense and other losses on the Balance Sheet is sufficient for the payment of all such losses, claims and damages incurred prior to the date thereof and premium adjustments for actual and anticipated losses, claims and damages. Except as disclosed in Schedule 3.18, to the knowledge of Group, the aggregate receivables of the Consolidated Companies shown on the Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the ordinary course of business, consistent with the past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an amount not in excess of the aggregate allowance for doubtful accounts provided for in the Balance Sheet, except to the extent that such receivables are properly offset by the payor thereof.

                    (b) Except as disclosed in Schedule 3.18, to the knowledge of Group, the aggregate receivables of the Consolidated Companies arising between the date of the Balance Sheet and the date of this Agreement arose in the ordinary course of business and have been collected or are collectible in the ordinary course of business, consistent with the past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an aggregate allowance for doubtful accounts which shall be an amount which is in the same proportion to the aggregate face amount of such receivables as the amount of allowance for doubtful accounts provided for in the Balance Sheet bears to the aggregate face amount of receivables provided for therein, except to the extent that such receivables are properly offset by the payor thereof.

               Section 3.19.  Environmental Matters.

                    (a) Except as disclosed on Schedule 3.19, and except for matters which will not, individually or in the aggregate, have a Material Adverse Effect, neither Group nor any of the Consolidated Companies has received any written notice of, nor, to the knowledge of Group, is there any reasonable basis for, any existing or pending violation, citation, claim or complaint relating to the business of the Consolidated Companies or any facility now or previously owned or operated by the Consolidated Companies arising under any foreign, federal, state or local laws relating to environmental protection, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, and antipollution, waste control and disposal and environmental provisions of similar statutes or ordinances of any foreign, state or local governmental authorities, and all regulations, standards and guidelines enacted or promulgated pursuant thereto and all permits and authorizations issued in connection therewith (collectively, "Environmental Matters").
     Schedule 3.19 sets forth all Environmental Matters and all such violations, citations, claims and complaints.

                    (b) Except as set forth in Schedule 3.19: (i) to the knowledge of Group no underground tanks are now located at any facility now owned or operated by the Consolidated Companies, nor were any underground tanks located at any facility previously owned or operated by the Consolidated Companies on or after May 8, 1986, during all or any portion of the period of such ownership or operation, (ii) to the knowledge of Group, no underground tanks have been removed since May 8, 1986, from any facility now or previously owned or operated by the Consolidated Companies, during all or any portion of the period of such ownership or operation, and (iii) to the knowledge of Group, except for matters which will not, individually or in the aggregate, have a Material Adverse Effect, no toxic or hazardous substances have been generated, transported, treated, stored, released or disposed of on or from or otherwise deposited in or on or allowed to emanate from any such facility (irrespective of whether such substances remain at the facility or were transferred to or otherwise disposed of off site), including, without limitation, the surface waters and subsurface waters thereof, which may support a claim or cause of action under any federal, state or local environmental statutes, ordinances, regulations or guidelines.

               Section 3.20. No Undisclosed Liabilities. Except as otherwise disclosed in this Agreement or the Schedules hereto (other than Schedule 3.14E), the Consolidated Companies have no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Audited Balance Sheet or the

     Balance Sheet, except liabilities and obligations incurred in the ordinary course of business since the respective dates thereof.

               Section 3.21. Investment Company Status. Group is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

               Section 3.22.  Proxy Statement; Other Information.
     None of the information included in any letter to shareholders, notice of meeting, proxy or information statement or form of proxy to be distributed to shareholders of Group in connection with the Stock Purchase (the "Proxy Statement"), if required, or any schedules required to be filed with the SEC in connection therewith, except information supplied by Buyer in writing for inclusion in the Proxy Statement or in such schedules, will, as of the date the Proxy Statement is first mailed to such shareholders, and on the date of the meeting of Group's shareholders and the date of any adjournment thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                 ARTICLE IV

                  Representations and Warranties of Buyer

               Buyer represents and warrants as follows:

               Section 4.1. Organization and Authorization of Buyer. Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri,
     (ii) has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as it is now being conducted and (iii) is duly authorized by all necessary corporate action to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

               Section 4.2. Enforceability of Agreement. This Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

               Section 4.3. No Violation. The execution, delivery and performance of this Agreement will (i) not violate any provision of the Articles of Incorporation or By-Laws of Buyer, or (ii) not violate any provision of any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree, to which Buyer is a party or by which it is bound that would, individually or in the aggregate, have a

     "material adverse effect" (meaning an effect or effects that individually or in the aggregate are or are reasonably likely to be materially adverse to the business, operations or financial condition of the Buyer and its consolidated subsidiaries taken as a whole by a dollar amount in excess of $4,000,000.

               Section 4.4. Brokers, Finders, etc. Neither Buyer nor any of its affiliates has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Group or any Group Affiliate upon the consummation of the transactions contemplated hereby.

               Section 4.5.   Approvals, Other Authorizations,
     Consents, etc.  Except for the filings with the Interstate
     Commerce Commission and State Regulatory Authorities and pursuant to the Antitrust Improvements Act, Buyer is not required to make, file, give or obtain any consents with, to or from any governmental commission, board or regulatory authority in connection with the consummation of the Stock Purchase.

               Section 4.6. Investment Purposes. Buyer is purchasing the Share for investment purposes only, for its own account, and not with a view toward further sale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated pursuant to the Securities Act.

               Section 4.7.   Buyer's Independent Investigation.
     Buyer and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Consolidated Companies. Except for the representations and warranties made by Group in this Agreement (which representations and warranties shall not survive the Closing, unless otherwise specified in Section 9.5 of this Agreement), Buyer acknowledges that there are no representations or warranties, express or implied, as to the financial condition, assets, liabilities, equity, operations, business or prospects of the Consolidated Companies.

               Section 4.8. Proxy Statement, Other Information. None of the information supplied in writing by Buyer for inclusion in the Proxy Statement of Group in connection with the Stock Purchase, if required, or any schedules required to be filed with the SEC in connection therewith, contains or will contain, at the time of the shareholders' meeting, any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                 ARTICLE V

                            Covenants of Parties

               Section 5.1. Conduct of Group and Consolidated Companies. During the period from the date hereof to the Closing
     Date:
                    (a)  Operations in the Ordinary Course of
     Business. Group shall cause the Consolidated Companies to conduct their operations according to their ordinary and usual course of business consistent with past practice and to pay their respective obligations as they become due, and shall cause each of the Consolidated Companies to use all reasonable efforts to preserve intact its business organization and to maintain its assets and properties, and all insurance and claims reserves, consistent with past practice and in accordance with applicable laws and regulations.

                    (b) Forbearances by Group and the Consolidated Companies. Except as contemplated by this Agreement, or as disclosed in Schedule 5.1 or with the written consent, or at the written request, of Buyer, Group shall not cause or permit any of the Consolidated Companies, directly or indirectly, to:

                         (i)  (A) amend their Articles of
     Incorporation or Bylaws; (B) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of the Company's capital stock, except for (1) cash dividends to pay operating expenses of Group (excluding Taxes) in amounts consistent with past practices for comparable periods in last fiscal year, or (2) cash payments (if any) required pursuant to that certain Tax Sharing Agreement dated as of January 1, 1993, by and among Group, the Company and Contract Services (the "Tax Sharing Agreement"); (C) effect any split, combination or other similar change in the outstanding shares of their capital stock, (D) redeem, purchase or otherwise acquire any shares of capital stock or other securities of the Company; or (E) settle or compromise any lawsuit, claim or other proceeding to which any of the Consolidated Companies or its assets is a party, except in the ordinary course of business and consistent with past practice and provided that (1) if a Consolidated Company is a defendant, such compromise or settlement does not entail the payment of consideration valued in excess of $100,000 over and above the amount of insurance for or reserves allocated to the relevant claim or type of claim, (2) if a Consolidated Company is a plaintiff, such compromise or settlement does not entail the release of claims valued in excess of $100,000, and (3) such compromise or settlement otherwise will not materially impair the ability of such Consolidated Company to conduct its business;

                         (ii) (A) issue or sell, or permit any
     subsidiary to issue or sell, any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or give any person any right to subscribe for or acquire from the Consolidated Companies, any shares of capital stock of the Consolidated Companies, except as listed on Schedule 5.1; (B) acquire the stock or any assets of any agent or any business as a going concern; (C) sell, lease or otherwise dispose of any assets or properties which are material to the Consolidated Companies taken as a whole, other than in the ordinary course of business consistent with past practice and for reasonably equivalent consideration; (D) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than (y) in the ordinary course of business consistent with past practice and for reasonably equivalent consideration or (z) entrance into the pending agency development agreements on the terms described in Schedule 3.14C; (E) encumber, mortgage or pledge any assets or properties of the Consolidated Companies, except for encumbrances described in clauses (b), (c), (d) (with respect to after-acquired collateral), (e), and (f) of Section 3.3.; (F) foreclose on or accept a deed in lieu of foreclosure with respect to any real property; (G) enter into any sale and leaseback transaction, other than a sale and leaseback of the Alexandria, Virginia property upon commercially reasonable terms;
     (H) serve as a credit provider by extending any credit to any person (other than committed advances required under existing credit facilities), enter into any new credit agreement with any person, or extend or renew any existing credit facility with any person, other than (w) the pending agency development agreements on the terms described in Schedule 3.14C, (x) advances, deferred charges and trade balances, (y) loans to agents and drivers made to finance the purchase of equipment in the ordinary course of business which are reflected in agency or driver accounts and on the books and records of the Consolidated Companies, and (z) other loans in an individual amount not in excess of $10,000, in each case in the ordinary course of business and consistent with past practice; or (I) utilize current assets or any borrowings to prepay or retire any form of long-term debt except (y) in accordance with regularly scheduled debt repayment or (z) with the net cash proceeds from a sale and leaseback of the Alexandria, Virginia, property.

                         (iii)  (A) grant any general increase in the
     compensation of directors, officers, non-union employees or consultants (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable to or to become payable to any director, officer, non-union employee or consultant, except for (y) increases in the ordinary course of business and in amounts consistent with past practice, and (z) increases described on Schedule 5.1 which occur by reason of the Stock Purchase pursuant to this Agreement, (B) enter into or amend any collective bargaining agreement, (C) adopt any new director, officer, employee or consultant compensation plan or benefit plan, whether formal or informal, or increase in any manner the compensation or benefits (other than compensation increases in accordance with its customary compensation practices and related changes in benefits) of any of its present or former directors, officers, employees or consultants or pay or agree to pay any pension or retirement allowance not required by any existing employee agreement or benefit plan to any such present or former directors, officers, employees or consultants, commit itself to an employment agreement or benefit plan with or for the benefit of any present or former director, officer, employee, consultant or other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue any employee welfare plan, compensation or benefit plan, (D) make or commit to any capital expenditures in an individual amount equal to or greater than $10,000 or in an aggregate amount equal to or greater than $100,000, except for (y) the items set forth in Schedule 5.1 and
     (z) in accordance with the 1995 capital budget of the Consolidated Companies following written approval of such budget by the Buyer prior to December 19, 1994, which approval shall not be unreasonably withheld, or (E) incur or otherwise become liable for any material indebtedness other than (x) refinancings of existing indebtedness of the Consolidated Companies incurred in the ordinary course of business and consistent with past practice, (y) draws on existing lines of credit of the Consolidated Companies which are either (I) incurred in the ordinary course of business consistent with past practice, or
     (II) the proceeds of which are utilized to fund reimbursement obligations under letters of credit numbered STO4593, STO4591 and STO4592 identified on Schedule 3.14D following a draw by the beneficiary under such letters of credit up to an aggregate maximum amount of $6,552,000 plus any additional amounts accrued on the underlying payable in the ordinary course of business consistent with past practice and (z) reimbursement obligations with respect to a letter of credit with a face amount not in excess of $452,000 issued in connection with the sale and leaseback of the Alexandria, Virginia property, all of the foregoing to be on commercially reasonable terms; or

                         (iv) enter into any agreement or commitment to do or permit any of the actions described in clauses (i) through (iii) which are prohibited by or require the prior written consent of Buyer pursuant to this Section 5.1.

               Section 5.2. Release of Certain Use Rights. Subject to the license referenced in Section 7.5, on or prior to the Closing Date, Group and each Group Affiliate shall transfer, assign and release to the Consolidated Companies, for no additional consideration, all of their right, title and interest in and to the names "Mayflower", "Aero-Mayflower" and the trademarks, trade dress and service marks relating thereto, and all other items described in Schedule 3.10 and all licenses and other rights of use with respect to any of the foregoing; and, except for the license referenced in Section 7.5, any agreements relating thereto shall be terminated.

               Section 5.3.   Obtaining Consents and Conditions to
     Closing.
                    (a) Obtaining Consents. Buyer shall have primary responsibility for the preparation and filing of all applications and filings with the Interstate Commerce Commission, the FTC and the Antitrust Division with respect to the consummation of the Stock Purchase. Group shall have responsibility for the preparation and filing of all filings with the SEC. Group and

     Buyer shall cooperate with each other and shall use all reasonable efforts to make promptly all registrations, filings, applications, and proxy statements, to give all notices and to obtain all governmental consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the Stock Purchase, or that may thereafter be reasonably necessary to effect the transfer, grant or renewal of any other licenses, approvals and authorizations. Group shall bear the expense of all filings made by Group or any of the Consolidated Companies, and Buyer shall bear the expense of all filings made by Buyer, with any regulatory or governmental authorities, including but not limited to all filings with (i) the Interstate Commerce Commission, (ii) State Regulatory Authorities and (iii) the Antitrust Division or the Federal Trade Commission pursuant to the Antitrust Improvements Act, which are necessary or desirable in connection with the Stock Purchase.

                    (b) Conditions to Closing. Group and Buyer each shall use all reasonable efforts to cause its representations and warranties in this Agreement to be true and correct as of the Closing Date, and to cause each condition to Closing which is reasonably within its control to be satisfied.

               Section 5.4.   Tax Provisions.
                    (a) All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred by Group or the Consolidated Companies in connection with the sale of the Share by Group (including any New York State Gains Tax, New York City Transfer Tax and any similar Tax imposed in other states or subdivisions) shall be paid by Group, and Group will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such tax returns and other documentation.

                    (b) Buyer covenants that, without the written consent of Group, it will not, nor will it cause or permit the Consolidated Companies or any affiliate of Buyer (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that would give rise to additional liability of Group under Section 5.6 of this Agreement, (ii) to make any election or deemed election under
     Section 338 of the Code, or (iii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return or take any other action (other than in the defense of any audit or assessment), to the extent any of the foregoing results in any increased Tax liability or reduction of any Tax credits or other favorable Tax attributes of Group in respect of any Tax period commencing on or before the Closing Date. Buyer agrees that Group is to have no liability for any Tax (i) resulting from any action, referred to in the preceding sentence, of the Consolidated Companies, Buyer or any affiliate of Buyer on or after the Closing Date, or (ii) in respect of (a) any combined, unitary or consolidated Company Return filed or required to be filed by any Consolidated Company (or any predecessor thereof (other than Mayflower Group, Inc. [EIN: 35-1291852])) that includes only the Consolidated Companies (or any predecessor thereof (other than Mayflower Group, Inc. [EIN: 35-1291852])), or (b) for any Company Return (other than any combined, unitary or consolidated Company Return) filed or required to be filed by any of the Consolidated Companies (or any predecessor thereof (other than Mayflower Group, Inc. [EIN: 35-1291852])), and agrees to indemnify and hold harmless Group against any such Tax. Group agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this section. Buyer may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Buyer assumes such defense, Group shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Group chooses to defend or prosecute the claim, the parties hereto shall cooperate in the defense or prosecution thereof. Except with regard to claims and potential claims of which Buyer has received notice hereunder, this Section 5.4(b) shall be of no further force or effect after the third anniversary of the later of (i) the date on which Group files its federal income tax return for the period that includes the Closing Date, and (ii) the date on which such return was required to be filed (determined without regard to extensions).

                    (c) Group covenants that neither it nor any Group Affiliate will, without the written consent of Buyer (except for the election to retain net operating loss carryovers as contemplated by Section 5.6(f) hereof), (i) take any action on or before the Closing Date (except any action required under this Agreement) other than in the ordinary course of business that would give rise to additional liability of the Consolidated Companies under Section 5.6 of this Agreement, (ii) take any action required to be taken under this Agreement in a manner that would give rise to additional liability of the Consolidated Companies under Section 5.6 of this Agreement (including the settlement of intercompany accounts, as described in Section 5.10, in a manner that results in Taxable income), or (iii) make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return or take any other action (other than in the defense of any audit or assessment), to the extent any of the foregoing results in increased Tax liability or reduction of any Tax credits or other favorable Tax attributes of the Consolidated Companies in respect of any Tax period, or suffer or permit any of the Consolidated Companies to undertake (on or before the Closing Date) any of the actions set forth in this clause (iii). Group agrees that neither Buyer, any affiliate of Buyer, nor any of the Consolidated Companies is to have any liability for any Tax (i) resulting from any action, referred to in the preceding sentence, of Group, any Group Affiliate, or any of the Consolidated Companies, or (ii) in respect of (a) any combined, unitary or consolidated Tax Return (other than a Company Return filed or required to be filed by any Consolidated Company (or any predecessor thereof other than Mayflower Group, Inc. [EIN: 35-1291852]) that includes only the Consolidated Companies (or any predecessor thereof other than Mayflower Group, Inc. [EIN: 35-1291852])), or (b) any Tax Return (other than any combined, unitary, or consolidated Tax Return) filed or required to be filed by Group (or any predecessor thereof), any Group Affiliate (or any predecessor thereof) or Mayflower Group, Inc. [EIN: 35-1291852] (or any predecessor thereof). On or before the Closing Date, Group shall enter into, and shall cause Contract Services to enter into, separate agreements pursuant to which each shall undertake (jointly and severally) to indemnify and hold Buyer, its affiliates and the Consolidated Companies harmless against any Tax described in the preceding sentence.
     The indemnification agreements (i) shall have a duration coextensive with this Section 5.4(c), (ii) shall provide that Buyer will be notified of any proposed liquidation, (iii) shall provide that Buyer will be provided a copy of any plan of liquidation before it is adopted and will be provided a copy of any such plan that is adopted, and (iv) Contract Services' indemnification agreement (but not Group's) shall provide that any such plan of liquidation shall require (and be contingent upon) the prompt filing of a request for prompt assessment pursuant to Section 6501(d) of the Code (with a copy to Buyer). Buyer agrees to give prompt notice to Group of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this section. Group may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Group assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Group.
     Whether or not Buyer chooses to defend or prosecute the claim, the parties hereto shall cooperate in the defense or prosecution thereof. Except with regard to claims and potential claims of which Group has received notice hereunder, this Section 5.4(c) shall be of no further force or effect after the third anniversary of the later of (i) the date on which Group files its federal income tax return for the period that includes the Closing Date, and (ii) the date on which such return was required to be filed (determined without regard to extensions). Neither Group nor any Group Affiliate shall waive or extend any statutory period for assessment or collection of any Tax shown (or required to be shown) on any Tax Return for the Tax period that includes the Closing Date.

               Section 5.5. Cooperation on Tax Matters. Buyer and Group agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Consolidated Companies as is reasonably necessary for the filing of any return, for the preparation for any audit, for the calculation of payments required pursuant to Section 5.6, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Group agree to retain or cause to be retained all books and records pertinent to the Consolidated Companies until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the observance of all record retention agreements entered into with any Taxing Authority. Buyer and Group agree to cause the Consolidated Companies to give Buyer and Group reasonable notice prior to discarding or destroying any such books and records relating to Tax matters for the Consolidated Companies and, if Buyer or Group so requests, the Consolidated Companies shall allow Buyer or Group to take possession of such books and records. Buyer and Group shall cooperate with each other in the conduct of any audit or other proceedings involving the Consolidated Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.5.

               Section 5.6.   Tax Sharing.
                    (a) On the later of September 30, 1995 or one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Group a pro forma Federal Tax return (the "Pro Forma Federal Return") and, with regard to each state or local Tax described in Section 3 of the Tax Sharing Agreement, a pro forma Combined State Return (in each case, a "Pro Forma Combined State Return"), for the period beginning January 1, 1995 and ending on the close of business on the Closing Date (such period, the "Short Period"). Unless Group timely objects as specified in
     Section 5.6(b) hereof, the Pro Forma Federal Return shall be the Final Pro Forma Federal Return and each Pro Forma Combined State Return shall be the Final Pro Forma Combined State Return, binding on the parties without further adjustment.

                    (b) Group shall have the right to review all work papers and procedures used to prepare the Pro Forma Returns. If Group, within 30 days after delivery of the Pro Forma Returns, notifies Buyer that it objects to any items on (i) the Pro Forma Federal Return, or (ii) any Pro Forma Combined State Return, Buyer and Group shall negotiate in good faith and use reasonable efforts to resolve such items. Upon resolution of all such items, the relevant return shall be adjusted to reflect such resolution, and as so adjusted shall be (i) with respect to the Pro Forma Federal Return, the corresponding Final Pro Forma Federal Return, and (ii) with respect to the relevant Pro Forma Combined State Return, the corresponding Final Pro Forma Combined State Return, binding on the parties without further adjustment.

                    (c) Within forty (40) days after delivery of the Pro Forma Returns, Buyer shall cause the Consolidated Companies to pay Group, or Group shall pay the Consolidated Companies, as appropriate, an amount reflecting the difference between (i) the sum of the Tax liabilities determined with respect to the Final Pro Forma Federal Return and each Final Pro Forma Combined State

     Return, and (ii) the aggregate of all amounts previously paid by the Consolidated Companies to Group with respect thereto.

                    (d) The calculation of the amount of Taxable income(s) set forth on each Pro Forma Return (and on each Final Pro Forma Return) shall be made in a manner consistent with the principles set forth in Section 1(vi) of the Tax Sharing Agreement and past practices; provided that for all purposes of each Pro Forma Return (and each Final Pro Forma Return) (i) only those Consolidated Companies which are members of the "Transit Group" (as the quoted term is defined in the Tax Sharing Agreement) shall be taken into account in the calculation of such Taxable income; (ii) the Short Period shall be treated as one complete Taxable year; (iii) items shall be allocated to the Short Period in the manner set forth in Treasury Regulation
     Section 1.1502-76(b)(2)(i) and not on the basis of ratable allocation pursuant to either (A) Treasury Regulation Section 1.1502-76(b)(2)(ii) or (B) Treasury Regulation Section 1.1502-76(b)(2)(iii); (iv) items and limitations attributable to, or resulting from, the Stock Purchase shall not be taken into account (including without limitation, the restoration of deferred intercompany gain or loss, loss utilization limitations, and the elections described in Section 5.6(f) hereof), and (v) deductions attributable to payments made by Group or any Group Affiliate with its own funds (i.e., payments that, for tax purposes, are treated as if made by the Company) shall not be taken into account, but only to the extent such deductions are attributable to payments required to be made by this Agreement or by the employment and termination benefits agreements for senior executives (including without limitation, deductions attributable to the prepayment of the Insurance Company Indebtedness--Company Portion). The calculation of the amount of Tax liability with respect to each Taxable income determined under the preceding sentence shall be made as if the applicable Tax described in Sections 1(a)(i), 1(a)(iii) and 3 of the Tax Sharing Agreement were imposed at the marginal rate applicable to the first dollar of Taxable income in excess of $8,000,000 (determined without regard to any surtax exemption recapture, including without limitation, that imposed by the flush language of Section 11(b)(1)(D) of the Code as in effect on the date hereof). If the Taxable income (as determined hereunder) on any Final Pro Forma Return is a net operating loss, the amount of such loss which Group is permitted to absorb under applicable Tax law in the taxable year in which the Closing Date occurs (determined without regard to Group's tax attributes or Group's actual ability to absorb) shall be a "Net Loss" (for example and without limitation, a Short Period net operating loss for federal income Tax purposes would be a "Net Loss" in its entirety); the value of such Net Loss shall be the product of such Net Loss and the appropriate rate of Tax described in the preceding sentence (which in the case of a net operating loss for federal income tax purposes would be the highest marginal rate specified in Section 1(a)(iii) of the Tax Sharing Agreement); and the value so determined shall be an "amount previously paid by the

     Consolidated Companies to Group with respect thereto" for purposes of Section 5.6(c) hereof. The preceding sentence shall not apply to capital losses, Tax credits or federal alternative minimum Tax loss.

                    (e) Group will immediately pay to Buyer an amount equal to any Tax refund (or reduction in Group's Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Consolidated Companies into the Group consolidated tax return, when such refund or reduction is realized by Group.
     Group will cooperate with the Consolidated Companies in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims. Buyer agrees to indemnify Group for any Taxes resulting from the disallowance of such post acquisition Tax attribute on audit or otherwise (but such indemnity shall not exceed the amount paid by Group to Buyer plus interest, penalties and additions attributable to such disallowance) and any costs incurred by Group in defending such audit.

               For purposes of this Section 5.6(e), (i) the obligations of Group under this Section 5.6(e) are limited to post-acquisition Tax attributes with respect to which the Consolidated Companies cannot elect to waive a carryback, and
     (ii) post-acquisition Tax attributes carried back by the Consolidated Companies shall be considered to produce a refund (or reduce liability) only after all Tax attributes of Group and the Group Affiliates have been used or deemed used (in the case of any such Group or Group Affiliate Tax attribute which could have been used in the absence of the carryback).

                    (f) Group may elect to retain any net operating loss carryovers of the Consolidated Companies to the extent permitted under Treasury Regulation Section 1.1502-20(g) or under any similar provision applicable with respect to any state or local Tax described in Section 3 of the Tax Sharing Agreement.
     At Group's request, the Buyer will cause any of the Consolidated Companies to join with Group in filing any necessary elections under Treasury Regulation Section 1.1502-20(g) or under any such similar provision.

                    (g) With respect to the 1994 Taxable year and simultaneously with the payment described in Section 5.6(c), Buyer shall cause the Consolidated Companies to pay Group, or Group shall pay the Consolidated Companies, as appropriate, an amount calculated in a manner consistent with the principles of
     Section 2(d) of the Tax Sharing Agreement (relating to the final adjustments for Federal and state income tax purposes) and past practices, but determined without regard to payments or adjustments attributable to any other Tax year or Taxes attributable to transactions contemplated by this Agreement.

                    (h) Any payment required under this Section 5.6 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621 (a)(2) of the Code for each day until paid.

               Section 5.7. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements between the Consolidated Companies and Group or any Group Affiliate (including the Tax Sharing Agreement) shall be terminated as of the Closing Date. After such date neither the Consolidated Companies nor Group and Group Affiliates shall have any further rights or liabilities thereunder and this Agreement shall be deemed to be the sole Tax sharing agreement relating to the Consolidated Companies for all Tax periods. Notwithstanding the termination of the Tax Sharing Agreement, the principles of such agreement shall be applicable as and to the extent set forth in
     Section 5.6 hereof.

               Section 5.8. Access and Investigation. During the period from the date of this Agreement to the Closing Date, Group shall, and shall cause each Consolidated Company and its officers, employees, agents and representatives to, afford Buyer and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) full access during normal business hours to such Consolidated Company's personnel, properties, contracts, books and records and other documents and data, including tax returns and records of or relating to such Consolidated Company maintained by Group, any of the Consolidated Companies and their present and former accounting firms, and shall furnish Buyer with copies of all documents and with such additional financial and operating data and other information as Buyer shall, from time to time, reasonably request, provided, that all such access and information shall be supplied in such a way to minimize disruption of the businesses of the Consolidated Companies. During such investigation Buyer and its representatives shall have the right to make copies of such contracts, books and records, tax returns and other documents and data as it may deem advisable. Without limiting the generality of the foregoing, Buyer shall have the right at Buyer's expense to conduct such environmental assessments as Buyer, in its sole and absolute discretion, may deem appropriate pertaining to all facilities and properties owned, leased or otherwise operated by any of the Consolidated Companies. Buyer's right to conduct environmental assessments shall include the right to perform such sampling as Buyer deems appropriate and Group agrees to provide all necessary access for such assessments and further agrees to make facility personnel available for interviews by Buyer and/or its consultants in connection with such assessments. Group specifically consents to authorized representatives of Buyer, in the presence of a representative of the Company (which representative of the Company should be reasonably available at the request of Buyer), to meet at any time or times following the execution of this Agreement with one or more of the Company's agents to discuss Buyer's business plans, opportunities available to the Company's agents following Buyer's completion of the Stock Purchase, and matters reasonably related thereto. Buyer agrees that from the date of this Agreement to the earlier of (i) the Closing or (ii) if the Closing does not occur, twelve months following the date of termination of this Agreement, neither the Buyer nor any of its affiliates will enter into any agency agreement with any agent of Company. Group agrees that from the date of this Agreement to the earlier of (i) the Closing or (ii) if the Closing does not occur, twelve months following the termination of this Agreement, neither Group nor any of the Consolidated Companies will enter into any agency agreement with any agent of United Van Lines, Inc.

               Section 5.9. Further Assurances. Group and Buyer agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably appropriate to carry out the terms of this Agreement. Group and Buyer further agree that they will not take any action that will materially impede or delay the consummation of the Stock Purchase or the ability of Buyer to obtain requisite regulatory approval.

               Section 5.10. Intercompany Accounts. Except as otherwise expressly provided in this Agreement, Group covenants to Buyer that all intercompany transactions between Group and any Group Affiliates (on the one hand) and each of the Consolidated Companies (on the other hand) shall terminate no later than the Closing. At or immediately prior to the Closing, Group shall cause the Consolidated Companies to repay in full all indebtedness owed by them to Group and Group Affiliates, and Group and the Group Affiliates will repay in full all indebtedness owed to the Consolidated Companies, so that as of the Closing Date there shall be no Intercompany Receivables or Intercompany Debt.

               Section 5.11. Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until such date as this Agreement may be terminated in accordance with Article VIII, neither Group nor any Group Affiliate nor any of their directors, officers, agents or associates nor any investment banking firm or financial advisor retained by or acting on behalf of Group or any Group Affiliate shall, directly or indirectly, solicit or initiate discussions with, or agree with, any corporation, partnership, person or other entity (other than Buyer) concerning any possible proposal regarding a sale or purchase of the Share or a merger, consolidation, sale or purchase of assets or other similar transaction directly or indirectly involving any Consolidated Company or any subsidiary, division or major asset of such Consolidated Company (each, an "Acquisition Proposal"). Further, during such period and subject to the fiduciary duties of the directors of Group, neither Group nor any of its subsidiaries nor any of their directors, officers, agents or associates nor any investment banking firm or financial advisor retained by or acting on behalf of Group, or any Group Affiliate shall, directly or indirectly, without the prior written consent of Buyer, engage in negotiations with, or provide any information (other than publicly available information) to, any corporation, partnership, person or other entity (other than Buyer) concerning any Acquisition Proposal. In the event that Group receives any request for information or any unsolicited Acquisition Proposal, Group shall promptly notify Buyer and furnish Buyer a copy of any written communications with respect thereto.

               Nothing contained herein or in the Confidentiality
     Agreement shall be construed to prohibit Group from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law.

               Nothing contained herein or in the Confidentiality
     Agreement shall be construed to prohibit Buyer from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law.

               Section 5.12. Termination of Group Guaranties. Prior to the Closing Date, Group, the Company and Buyer will cooperate to cause any guaranties of any contracts or obligations of the Consolidated Companies by Group to be terminated or replaced by a comparable guaranty of Buyer as of the Closing Date.

               Section 5.13. Notification and Remedies. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other party if it becomes aware of any fact or condition which makes materially untrue any representation or materially breaches any warranty made by the notifying or the notified party in this Agreement or if it becomes aware of the occurrence after the date of this Agreement, but prior to Closing, of any fact or condition that would (except as expressly contemplated by this Agreement) make materially untrue any such representation or materially breach any such warranty had such representation or warranty been made as of the time of such occurrence or discovery of such fact or condition. The party making such representations and warranties shall promptly commence using its best efforts to remedy any such misrepresentation or breach as soon as possible, and shall keep the other party apprised of the progress of all remedial actions.

               Section 5.14. Confidentiality. Buyer and Group hereby acknowledge that they are parties to a Confidentiality Agreement dated as of August 18, 1994 and that, except as otherwise provided herein, such agreement remains a binding obligation of each of Buyer and Group notwithstanding the execution of this Agreement. Notwithstanding the terms of the Confidentiality Agreement, the Confidentiality Agreement shall automatically terminate simultaneously with the Closing as it relates to Group and Buyer.

               Section 5.15. Letters of Credit. The Buyer, Group and the Company will cooperate to complete as of the Closing Date either (at Buyer's option) the substitution of letters of credit issued on behalf of the Buyer for (and return of the substituted letters of credit to Group), or the release of Group and the Group Affiliates from any liability with respect to, letters of credit posted by Group and/or any Consolidated Company which secure any Consolidated Company's obligations to insurance companies under its insurance program and to providers of surety and performance bonds issued for the benefit of such Consolidated Company in the ordinary course of its business.

               Section 5.16. Provision for Claims. Except as disclosed in Schedule 5.16, to the knowledge of Group, Group shall make, in accordance with GAAP, provision for self-insured claims, indemnified claims, cargo claims, loss adjustment expense and other losses on each balance sheet of the Consolidated Companies furnished pursuant to Section 5.17 which will be sufficient for the payment of all such reasonably anticipated losses, claims and damages incurred prior to the date of such balance sheet, together with premium adjustments for actual and anticipated losses, claims and damages.

               Section 5.17. Filings and Other Information. Group shall provide Buyer with true, correct and complete copies of all of the following documents which relate to any date following, or any periods ending after, the date of this Agreement through the earlier of Closing or the date of termination of this Agreement
     (i) all filings made by Group with the SEC, (ii) any monthly, quarterly and annual financial statements (including without limitation balance sheet, income statement and statement of cash flows) for each of the Consolidated Companies and for the Consolidated Companies on a consolidated basis, and (iii) all notices and other documents mailed or otherwise distributed by Group to its shareholders; all within three (3) days after the date of filing, preparation, mailing or distribution thereof.

               Section 5.18. Group's Special Meeting of Shareholders. Group's board of directors shall call a special meeting of shareholders as soon as practicable in accordance with applicable law and Group's articles of incorporation and bylaws to permit its shareholders to act upon the Stock Purchase by Buyer.
     Subject to Section 8.1(g), Group's board of directors shall recommend that the shareholders of Group approve the Stock Purchase by Buyer.

               Section 5.19.  Covenant of TCW.  Subject to
     Section 8.1(g) and Indiana law, TCW shall continue to beneficially own (within the meaning of Rule 13e-3 under the Exchange Act) all shares of common stock of Group owned as of the date hereof (except for sales permitted under Rule 144 of the Securities Act) and shall vote all such shares beneficially owned by TCW to approve the Stock Purchase by Buyer at the special meeting of shareholders of Group called by Group's board of directors in accordance with Section 5.18.

                                 ARTICLE VI

                 Conditions of Buyer's Obligation to Close

               The obligation of Buyer to consummate the Stock
     Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Buyer):

               Section 6.1. Representations, Warranties and Covenants of Group. Each of the representations and warranties of Group contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (and taking into account standards of materiality, where applicable) as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of Group to be performed on or before the Closing Date shall have been duly performed in all material respects, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and executed on behalf of Group by an authorized officer of Group.

               Section 6.2.   Filings, Consents, Waiting Periods.
     All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required with or from the Interstate Commerce Commission, State Regulatory Authorities, the FTC and the Antitrust Division, in connection with the consummation of the Stock Purchase shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

               Section 6.3. No Pending or Certain Threatened Litigation. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body which restrains or prohibits the consummation of the Stock Purchase and no Federal or state agency or governmental body shall be threatening action of a substantial nature to restrain or prohibit the Stock Purchase.

               Section 6.4. Casualty Loss. There shall not have occurred from the date of this Agreement to the Closing Date any uninsured destructions or any uninsured or unreserved damages or other casualty losses with respect to the Consolidated Companies exceeding $4,000,000 in the aggregate.

               Section 6.5. Closing Documents. In addition to any other documents required by this Agreement, Group shall deliver to Buyer and the Consolidated Companies (either at the Closing or, if Buyer permits, upon surrender of the premises where such materials are kept upon Closing):

                    (a) copies of the Articles of Incorporation of the Company and each of the Company Subsidiaries certified as of recent date by the Secretary of State of their respective states of incorporation;

                    (b) the original Bylaws and the original minute books of the Company and of the Company Subsidiaries, certified as of the Closing Date by their respective secretaries to be true and complete in all material respects;

                    (c)  the certificate for the Share, with an
     appropriate stock power attached, properly signed, with the signature or signatures thereon guaranteed, together with evidence of payment of any applicable stock transfer taxes and together with the related stock books and stock transfer records;

                    (d) the Consolidated Companies' stock record books and all other books, records and documents relating to the Consolidated Companies;

                    (e)  all customer lists, books of account,
     personnel records, Tax returns, computer records and other books and records maintained by the Consolidated Companies or Group in connection with the business of the Consolidated Companies to the extent they relate to the business of the Consolidated Companies;

                    (f)  a legal opinion of Barnes & Thornburg,
     counsel to Group, dated the Closing Date, in form reasonably satisfactory to Buyer and its counsel, to the effect that: Group has duly authorized, executed and delivered the Agreement, which is a legal, valid and binding agreement enforceable in accordance with its terms; and, to its knowledge, the delivery of the certificate for the Share of the Company to Buyer, against payment therefor as provided in this Agreement, will pass good and marketable title to such Share to Buyer free and clear of all liens, encumbrances, security interests, equities and other claims and restrictions;

                    (g) a certificate signed by the president and the chief financial officer of Group, certifying that the aggregate receivables of the Consolidated Companies arising from and after the date of this Agreement arose in the ordinary course of business and have been collected or will be collectible in the ordinary course of business, consistent with past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an aggregate allowance for doubtful accounts which shall be an amount determined in accordance with generally accepted accounting principles consistently applied; and

                    (h) such documents and other evidence as Buyer shall reasonably request to verify that the conditions to Closing set forth in this Agreement have been fulfilled and that the obligations of Group required to be performed on or before the Closing Date have been performed (including without limitation the termination of Tax sharing agreements required under Section

     5.7), such documents or evidence to be reasonably satisfactory to Buyer.

               Section 6.6. Termination of Guaranties. Any guaranties of any contracts or obligations of Group or any Group Affiliate by any of the Consolidated Companies or letters of credit provided by any of the Consolidated Companies for the benefit of Group or any Group Affiliate shall be terminated and released as of the Closing Date.

               Section 6.7. Satisfaction of Indebtedness. Buyer shall be satisfied that, as of the Closing of the Stock Purchase, Group has repaid or otherwise satisfied out of funds not obtained from any Consolidated Company (except net proceeds of any sale and leaseback of property in Alexandria, Virginia on commercially reasonable terms may be so utilized) all indebtedness for borrowed money (principal and any premium, prepayment penalties and make-whole amounts) on which any Consolidated Company is an obligor, including without limitation all obligations under (a) the Credit Agreement, (b) the Insurance Company Note Agreement for the Insurance Company Indebtedness--Company Portion (with Company and the other Consolidated Companies also being released at Closing from any liability for the Insurance Company Indebtedness--Contract Services Portion), and (c) any notes secured by mortgages or deeds of trust on real property in favor of any person (including without limitation Westinghouse Corporation), and that all mortgages, deeds of trust, liens and encumbrances on the assets of the Consolidated Companies and shares of stock in the Consolidated Companies relating to such financing transactions or any other indebtedness for borrowed money of any person are terminated and released; provided, however, that at Buyer's option, Buyer shall have the right to assume the Insurance Company Indebtedness--Company Portion in lieu of requiring that the Insurance Company Indebtedness-- Company Portion be repaid, in which event the Purchase Price shall be adjusted pursuant to the proviso contained in Section
     2.1. If Buyer exercises the option set forth in the immediately preceding proviso, Group shall still be required to cause the Consolidated Companies to be released at Closing from any liability for the Insurance Company Indebtedness--Contract Services Portion. Notwithstanding the foregoing, the provisions of this Section 6.7 shall not apply to the following:

                         (i) outstanding balances under the Chattel Paper Facilities;

                         (ii)   purchase money indebtedness incurred
               (A) to finance the purchase of the items set forth on
               Schedule 5.1 or (B) in accordance with the 1995 capital budget of the Consolidated Companies following approval of such budget by Buyer pursuant to Section 5.1(b)(iii)(D);

                         (iii)  draws under the Credit Agreement the
               proceeds of which are utilized to fund reimbursement obligations under letters of credit numbered STO4593, STO4591 and STO4592 identified on Schedule 3.14D following a draw by the beneficiary under such letters of credit, to the extent such draws do not exceed $6,552,000 plus any additional amounts accrued on the underlying payable in the ordinary course of business consistent with past practice;

                         (iv) other bona fide short-term borrowings in
               the ordinary course of business for working capital needs of the Consolidated Companies under the Credit Agreement;

                         (v)  loans against insurance policies owned
               by the Company on the life of John B. Smith; and

                         (vi) in the event the sale-leaseback of the
               Alexandria, Virginia property does not occur on or prior to the Closing, a portion of the mortgage note in favor of Mellon Bank, N.A. secured by such property equal to the fair market value of such property (less estimated expenses of sale) as agreed upon in good faith by Group and Buyer.

               Section 6.8. Diligence Investigation. By January 31, 1995, Buyer and its representatives shall have completed its special "due diligence" investigation of the Consolidated Companies, for the purpose of validating the representations and warranties contained in Article III hereof (including but not limited to the Consolidated Companies' self-insurance program, Group's Tax Returns and Tax Sharing Agreement, the Consolidated Companies' compliance with environmental laws and other matters described in Article III).

                                ARTICLE VII

                 Conditions to Group's Obligation to Close

               The obligation of Group to consummate the Stock
     Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Group):

               Section 7.1. Representations, Warranties and Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (and taking into account standards of materiality, where applicable) as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects, and Group shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of Buyer by an authorized officer of Buyer.

               Section 7.2. Filings, Consents, Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required with or from the SEC, Interstate Commerce Commission, State Regulatory Authorities, the FTC and the Antitrust Division in connection with the consummation of the Stock Purchase shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

               Section 7.3. No Pending or Certain Threatened Litigation. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body which restrains or prohibits the consummation of the Stock Purchase, and no Federal or state agency or governmental body shall be threatening action of a substantial nature to restrain or prohibit the Stock Purchase.

               Section 7.4. Letters of Credit. Group shall be reasonably satisfied that, simultaneous with the Stock Purchase, Buyer will either (at Buyer's option) complete the substitution of letters of credit issued on behalf of the Buyer for (and cause the substituted letters of credit to be returned to Group), or cause the issuing banks to release Group and each Group Affiliate from any liability with respect to, letters of credit posted by Group and/or any Group Affiliate which secure a Consolidated Company's obligations to insurance companies under its insurance program and to providers of surety and performance bonds issued for the benefit of the Consolidated Companies in the ordinary course of their businesses.

               Section 7.5. License Agreements. Buyer shall have entered into license agreements with Group and Contract Services in the form attached hereto as Exhibit B.

               Section 7.6. Termination of Guaranties. Any guaranties of any contracts or obligations of the Consolidated Companies by Group or any Group Affiliate or letters of credit provided by Group or any Group Affiliate for the benefit of any of the Consolidated Companies shall be terminated and released as of the Closing Date.

               Section 7.7. Working Capital. Group shall be reasonably satisfied that, upon the completion of the Stock Purchase, Buyer shall provide each Consolidated Company with access to sufficient working capital to enable each Consolidated Company to continue to operate its business in the ordinary course and to meet its contractual obligations.

               Section 7.8. Shareholder Approval. The Stock Purchase by Buyer shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Group present in person or by proxy at a duly convened special meeting of shareholders called pursuant to
     Section 5.18.

                                ARTICLE VIII

                    Termination, Amendment and Extension

               Section 8.1.   Termination.  This Agreement may be
     terminated at any time prior to the Closing:
                    (a)  by mutual written consent of Group and Buyer;

                    (b) by either Group or Buyer if the Closing shall not have occurred on or before July 31, 1995, unless the party seeking to terminate has been responsible for delaying the Closing;

                    (c) by Group if Buyer breaches, in any material respect, any of the material representations and warranties or covenants of Buyer set forth herein, and such breach has not been remedied to the reasonable satisfaction of Group within 30 days after written notice of breach is delivered to Buyer by Group, or such breach is not capable of remedy even with Buyer's best efforts;

                    (d) by Buyer if Group breaches, in any material respect, any material representation, warranty or covenant of Group set forth herein, after taking into consideration any Material Adverse Effect limitation contained in the Agreement with respect to such representation, warranty or covenant, and such breach has not been remedied to the reasonable satisfaction of Buyer within 30 days after written notice of breach is delivered to Group by Buyer, or such breach is not capable of remedy even with Group's best efforts;

                    (e) by Buyer or Group, if (i) the Stock Purchase shall violate any non-appealable final order, decree or judgment of the Interstate Commerce Commission or any court or governmental body having competent jurisdiction or (ii) there shall be a statute, rule or regulation which makes the proposed Stock Purchase illegal or otherwise prohibited;

                    (f) by Buyer by written notice to Group on or before January 31, 1995 following completion of Buyer's special "due diligence" investigation pursuant to Section 6.8, if Group has breached, in any material respect, one or more of its material representations or warranties set forth in Article III, after taking into consideration any Material Adverse Effect limitations contained in such representations and warranties but without giving effect to any knowledge qualifiers contained in such representations and warranties, and the cumulation of such breaches on such date has resulted, or would result, if recorded on the books of the Consolidated Companies in accordance with GAAP, in a reduction of the shareholder's investment on such date from that reflected on the Balance Sheet, that is of the net worth of the Consolidated Companies (calculated in accordance with GAAP), of Four Million Dollars ($4,000,000) or more; provided, however, that (A) normal recurring variations in operating results, (B) usual and ordinary course of business changes recorded in a customary manner on the books and records of the Consolidated Companies consistent with past practice, (C) transactions specifically allowable under this Agreement, including those matters set forth on Schedule 5.1, and (D) terminations by less than a "significant number of the Company's agents" (as defined in Section 8.1(h)) of their agency relationships with the Company and the consequences thereof, shall not be taken into account for purposes of calculating the shareholder's investment on such date;

                    (g)  Subject to Section 9.4, by Buyer if either
     (i) Group's board of directors withdraws or changes its recommendation to Group's shareholders to approve the Stock Purchase pursuant to Section 5.18, or (ii) Group or TCW accepts a superior Acquisition Proposal from any corporation, partnership, person or other entity (other than Buyer) which in its good faith judgment, in the exercise of its fiduciary duties and after consultation with qualified advisors, affords Group's shareholders substantially more valuable economic benefit than is afforded to them in the Stock Purchase, taking into account the nature of the consideration offered, the certainty of closure and the financial strength of the entity making the Acquisition Proposal;

                    (h) By Buyer, if either (i) Group, any of the Consolidated Companies or the Buyer shall have received notices from or been advised by a significant number of the Company's agents (as defined below) that such agents are terminating their agency relationships with the Company, or (ii) facts have come to the attention of Group, any of the Consolidated Companies or Buyer that causes Buyer reasonably to believe that a significant number of such agents shall terminate such relationships within the first year following the Closing Date. Group agrees to promptly advise Buyer of any facts that come to the attention of Group or any of the Consolidated Companies that causes Group to reasonably believe that a significant number of the Company's agents shall terminate such relationships within the first year following the Closing Date. For purposes of this Section 8.1(h), a "significant number of the Company's agents" shall consist of any number of agents which, in the aggregate, generated 20% or more of the aggregate revenues of the Consolidated Companies during 1994; or

                    (i) by Buyer, if there shall have occurred since September 30, 1994, one or more change(s) in or effect(s) on the business of the Consolidated Companies or any occurrence(s), development(s) or event(s) of any nature on the date of such determination that has resulted, or would result, if recorded on the books of the Consolidated Companies in accordance with GAAP, in a reduction of the shareholder's investment on such determination date from that reflected on the Balance Sheet, that is of the net worth of the Consolidated Companies (calculated in accordance with GAAP), of Four Million Dollars ($4,000,000) or more; provided, however, that (A) normal recurring variations in operating results, (B) usual and ordinary course of business changes recorded in a customary manner on the books and records of the Consolidated Companies consistent with past practice, (C) transactions specifically allowable under this Agreement, including those matters set forth on Schedule 5.1, and (D) terminations by less than a "significant number of the Company's agents" (as defined in Section 8.1(h)) of their agency relationships with the Company and the consequences thereof, shall not be deemed to be such a change, effect, occurrence, development or event.

               Section 8.2. Effect of Termination. In the event this Agreement is validly terminated in accordance with the provisions of Section 8.1 hereof, all further obligations of the parties hereunder (except as set forth below) shall terminate; provided, however, that if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of a misrepresentation or breach of warranty by another party or another party's failure to comply with its covenants or obligations under this Agreement, the party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, indemnification for damages relating thereto, shall survive such termination unimpaired. Notwithstanding the foregoing provisions of this Section, the obligations of the parties hereto under the Confidentiality Agreement, the last two sentences of Section 5.8, this Section 8.2, Section 8.3 and
     Article IX, shall survive the termination of this Agreement.

               Section 8.3.   Amendment and Modification.  This
     Agreement may be amended, modified or supplemented only by written agreement of Group and Buyer.

                                 ARTICLE IX

                               Miscellaneous

               Section 9.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

               Section 9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to the choice of law principles thereof.

               Section 9.3. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein or herein.

               Section 9.4. Expenses. Except as otherwise set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid (a) by Group, if incurred by or on behalf of Group, the Group Affiliates or the Consolidated Companies, (b) by Buyer, if incurred by Buyer, or (c) by TCW, if incurred by it. In the event this Agreement is validly terminated by Buyer in accordance with the provisions of Section 8.1(g), Group shall promptly pay to Buyer upon demand, in cash, an amount equal to the sum of (i) all reasonable documented out-of-pocket expenses and fees incurred by Buyer and its affiliates in negotiating, preparing, executing and performing this Agreement and in preparing for the Stock Purchase, plus (ii) $6,000,000. In the event that either (i) both (A) this Agreement is validly terminated by Group in accordance with the provisions of Section 8.1(b) and (B) the ICC has not granted its approval to Buyer's application for a permanent ICC exemption for Buyer's acquisition and such application has not become automatically effective by passage of time, or (ii) a final non-appealable order is issued by the ICC or a court of competent jurisdiction disallowing the Stock Purchase, Buyer shall promptly pay to Group in cash $2,000,000.

               Section 9.5. Survival of Representations and Warranties. Except for the representations, warranties, covenants and agreements contained in Sections 3.1(b), 3.1(c) (excluding clause (ii) of the first sentence thereof), 3.2, 5.4, 5.5, 5.6, 5.7, 5.9, 5.14, and Article IX of this Agreement (which shall survive the Closing Date), the representations, warranties, covenants and agreements of the parties included or provided for herein shall not survive the consummation of the Stock Purchase at the Closing.

               Section 9.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to Group or any Group Affiliate shall be addressed to:

               Mayflower Group, Inc.
               9998 North Michigan Road
               Carmel, Indiana 46032
               Attn: Michael L. Smith
                     Chairman of the Board and President
               with a copy to:

               Barnes & Thornburg
               1313 Merchants Bank Building
               11 South Meridian Street
               Indianapolis, Indiana 46204
               Attn: James A. Strain, Esquire

     or at such other address and to the attention of such other person as Group may designate by written notice to Buyer.
     Notices to Buyer or (after Closing to the Consolidated Companies) shall be addressed to:

               UniGroup, Inc.
               One United Drive
               Fenton, Missouri  63026
               Attn:  Robert J. Baer, President

               with a copy to:

               UniGroup, Inc.
               One United Drive
               Fenton, Missouri  63026
               Attn:  Gary M. Cunningham, General Counsel

               and a copy to:

               Thompson & Mitchell
               One Mercantile Center
               St. Louis, Missouri  63101
               Attn:  Paul F. Pautler, Esquire

     or to such other address and to the attention of such other person as Buyer may designate by written notice to Group.
     Notices to TCW shall be addressed to:

               TCW Asset Management Company
               865 South Figueroa Street
               18th Floor
               Los Angeles, California  90017
               Attention:  Sheldon Stone

               with a copy to:

               Kenneth Liang, Esq.
               TCW Asset Management Company
               865 South Figueroa Street
               18th Floor
               Los Angeles, California  90017

     Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of facsimile transmission being deemed receipt of communication sent by telex, telecopy or other facsimile means); when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered; when sent by express courier or delivery service; or when sent by certified or registered mail, return receipt requested.

               Section 9.7. Successors and Assigns. The rights and obligations of any party to this Agreement shall not be assignable by such party on or prior to the Closing Date without the prior written consent of all other parties to this Agreement; provided, however, that without the prior written consent of Group, Buyer may at its option assign its right to purchase the Share under this Agreement, but not any of its obligations under this Agreement, to a voting trust or to a wholly-owned subsidiary of Buyer. This Agreement shall inure to the benefit and shall be binding upon the respective successors and permitted assigns of the parties hereto. Nothing herein expressed or implied is intended to confer upon any person, other than to the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               Section 9.8.   Headings.  The headings in this
     Agreement are solely for convenience of reference and shall not affect is interpretation.

               Section 9.9.   Severable.  The provisions of this
     Agreement (its sections and paragraphs) are severable and the invalidity of any one or more provisions does not affect or limit the enforceability of the remaining provisions.

               Section 9.10. Gender. Whenever in this Agreement any masculine, feminine or neuter pronoun is used, such pronouns shall also include the other genders whenever required by the context.

               Section 9.11. Further Assurances. Group and Buyer will each execute and deliver instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

               Section 9.12. Public Announcement. Prior to Closing, neither Group nor Buyer shall make any announcement or issue any press release relating to this Agreement or the transactions contemplated hereby without the consent of the other party to this Agreement; provided, however, that without such consent, Group or Buyer may make any announcement, press release or filing, which counsel to Group or Buyer advises is required by law.

             [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day and year first above written.
                                 UNIGROUP, INC.


                                 By: /s/ Robert J. Baer
                                     Robert J. Baer, President
     ATTEST:


     By:  /s/ Gary M. Cunningham
          Secretary

                                 MAYFLOWER GROUP, INC.


                                 By: /s/ Michael L. Smith
                                     Michael L. Smith, President

     ATTEST:


     By:  /s/ Robert H. Irvin
          Robert H. Irvin, Secretary

          The undersigned joins in the foregoing Agreement for the sole purposes of Sections 5.19, 8.1(g), 8.2, 9.4(c) and 9.6.


                                 TCW ASSET MANAGEMENT COMPANY, as
                                 investment manager of certain funds
                                 and accounts


                                 By:  /s/ Sheldon Stone
                                 Name: Sheldon Stone
                                 Title: Managing Director



     By:  /s/ Kenneth Liang
     Name: Kenneth Liang
     Title: Senior Vice President

                             FIRST AMENDMENT TO
                          STOCK PURCHASE AGREEMENT


          This First Amendment, dated March 10, 1995, is by and among UniGroup, Inc., a Missouri corporation ("Buyer"), TCW Asset Management Company, as investment manager of funds and accounts which hold stock of Mayflower Group, Inc. ("TCW"), and Mayflower Group, Inc., an Indiana corporation ("Group"), which is the sole owner of the only issued and outstanding share of common stock of Mayflower Transit, Inc., an Indiana corporation (the "Company").

          WHEREAS, Buyer, TCW and Group have entered into a certain Stock Purchase Agreement dated December 4, 1994 (the
     "Agreement"); and

          WHEREAS, Buyer, TCW and Group desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the premises and their mutual undertakings, Buyer, TCW and Group hereby agree as follows:

          1. Addition of Definitions. Article I of the Agreement is hereby amended to include the following definitions (such definitions to be inserted in Article I in the appropriate locations to maintain the alphabetical order of all definitions):

               "Insurance Company Indebtedness - Prudential
          Portion" shall mean the portion of the Insurance Company Indebtedness which is reflected in the Notes issued to Prudential by the Company and Contract Services under the terms of the Insurance Company Note Agreement.

               "Prudential" shall mean The Prudential Insurance
          Company of America.

          2. Amendment of Section 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

               Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, Group shall sell and Buyer shall purchase the Share.
          In full payment for the Share, Buyer will pay Group $90,000,000.00 (the "Purchase Price") at the Closing by wire transfer of immediately available funds to such account as Group shall designate in writing on or before the Closing; provided, however, that if the Insurance Company Indebtedness - Prudential Portion is assumed by the Buyer at Closing, and if the Company, Group and Contract Services are released from their obligations to pay the Insurance Company Indebtedness -

          Prudential Portion, together with any prepayment penalties that would otherwise be attributable to the satisfaction of the Insurance Company Indebtedness - Prudential Portion, (other than by reason of the payment thereof by the Company, Group and Contract Services) the Purchase Price shall be reduced by (i) the principal amount of the Insurance Company Indebtedness - Prudential Portion so assumed, and (ii) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

          3. Amendment of Section 6.7. Section 6.7 of the Agreement is hereby amended by (i) deleting all references therein to the "Insurance Company Indebtedness - Company Portion" and substituting therefor references to the "Insurance Company Indebtedness - Prudential Portion," and (ii) deleting all references therein to the "Insurance Company Indebtedness - Contract Services Portion" and substituting therefor references to the "portion of the Insurance Company Indebtedness other than the Insurance Company Indebtedness - Prudential Portion."

          Except as amended or otherwise modified, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same document. This First Amendment shall be governed by and construed in accordance with the laws of the State of Missouri without reference to the choice of law principles thereof.

          IN WITNESS WHEREOF, this First Amendment has been signed by or on behalf of each of the parties as of the day and year first above written.
                              UNIGROUP, INC.

                              By:  /s/ Robert J. Baer
                                   Robert J. Baer, President
     ATTEST:

     By:  /s/ Gary M. Cunningham
          Gary M. Cunningham
          Assistant Secretary
                                        MAYFLOWER GROUP, INC.

                                        By:  /s/ Robert H. Irvin
                                             Robert H. Irvin
                                             Senior Vice-President
                                             and Secretary
     ATTEST:

     By:  /s/ James P. Reichert
          James P. Reichert
          Assistant Secretary

                                   TCW ASSET MANAGEMENT
                                     COMPANY, as Investment Manager
                                     of Certain Funds and Accounts
                                   By:  /s/ Sheldon Stone
                                             Sheldon Stone,
                                             Managing Director
                                   By:  /s/ Kenneth Laing
                                        Kenneth Laing,
                                        Senior Vice President

                         Appendix B to
                         Mayflower Group, Inc.
                         Proxy Statement

     Mayflower Group, Inc.

     Pro Forma Condensed Consolidated Financial Statements (Unaudited)

     The following pro forma condensed consolidated balance sheet as of September 30, 1994, and the pro forma condensed consolidated statements of operations for the year ended December 31, 1993, and nine months ended September 30, 1994, are presented in order to illustrate the estimated effects of the sale of all the outstanding shares of Transit to UniGroup pursuant to the Stock Purchase Agreement as if the sale had occurred as of September 30, 1994, in the case of the balance sheet and as of January 1, 1993, in the case of the statements of operations. These pro forma statements indicate the pro forma effect on the financial statements of the Company in the event that the Transit sale occurs as described herein, as a distinct and stand alone transaction. These pro forma financial statements therefore do not include the effects of the Merger, or the sale of Contract Services in accordance with the Contract Services Option. The pro forma condensed consolidated statements of operations for the years ended December 31, 1992 and 1991 are presented in order to illustrate the Company s results of operations exclusive of Transit. For these years, the statements of operations for the Company are presented assuming Transit is a discontinued operation. The pro forma information is based on the historical financial statements of the Company giving effect to the sale under the assumptions and the adjustments set forth in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the Company s management based upon the Company s consolidated financial statements included elsewhere herein. These pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if these transactions had been consummated on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained elsewhere herein.

      MAYFLOWER GROUP, INC.
      HISTORICAL & PRO FORMA SELECTED FINANCIAL INFORMATION
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      (Unaudited)
      (In thousands, except per share amounts)

                                    Nine Months Ended       Year Ended              Year Ended               Year Ended
                                    September 30, 1994      December 31, 1993       December 31, 1992        December 31, 1991
                                    ---------------------   ---------------------   -----------------        --------------------
                                    Historical  Pro Forma   Historical  Pro Forma   Historical  Pro Forma    Historical Pro Forma
                                    ----------  ----------  ----------  ----------  ----------  ----------   ---------- --------
      Income Statement Data:                    (Notes B&C)             (Notes B&C)             (Notes B&C)           (Notes B&C)
          Operating Revenues:
          Contract Services        $194,047     $194,047    $235,918    $235,918    $209,411    $209,411    $193,442   $193,442
          Transit                   352,784            0     441,575           0     426,444           0     405,600          0
                                   --------     --------    --------    --------    --------    --------    --------   --------
              Total                $546,831     $194,047    $677,493    $235,918    $635,855    $209,411    $599,042   $193,442
                                   ========     ========    ========    ========    ========    ========    ========   ========

        Operating Profit:
           Contract Services       $  4,382     $  4,382    $  7,471    $  7,471    $ 10,840    $ 10,840    $  4,829   $  4,829
           Transit                    7,177            0       5,738           0      13,208           0     (58,221)         0
           Corporate Expenses          (603)        (603)     (1,089)     (1,089)     (1,142)     (1,142)    ( 3,774)   ( 3,774)
                                   --------     --------    --------    --------    --------    --------    --------   --------
                                     10,956        3,779      12,120       6,382      22,906       9,698     (57,166)     1,055
        Interest income
          (expense), net             (6,035)        (183)     (6,736)       (143)     (9,661)     (6,390)    (31,306)   (26,792)
        Other, net                     (123)        (128)         32         117         234         234        (161)        95
                                   --------     --------    --------    --------    --------    --------    --------   --------
        Income from continuing
          operations before
          federal income taxes     $  4,798     $  3,468    $  5,416    $  6,356    $ 13,479    $  3,542    $(88,633)  $(25,642)
                                   ========     ========    ========    ========    ========    ========    ========   ========

        Income from continuing
          operations               $  3,013     $  1,997    $  2,435    $  2,813    $  7,835    $  1,791    $(88,633)  $(22,163)
                                   ========     ========    ========    ========    ========    ========    ========   ========






        Income (loss) per share
          from continuing
          operations (Note D)      $    .24     $    .16    $    .19    $    .22    $    .66    $    .14    $  (7.01)  $  (1.75)
                                   ========     ========    ========    ========    ========    ========    ========   =========



                                   As of September 30, 1994
                                   -------------------------
                                   Historical   Pro Forma
                                   -----------  ------------
      Balance Sheet Data:                        (Note A)
        Working capital            $ 37,726     $   9,468
        Net property and equipment  133,433       101,472
        Total assets                356,559       179,263
        Short-term debt               4,706         4,681
        Long-term obligations       102,679        17,024
        Shareholders' investment     85,733        94,223
        Book value per share       $   6.77     $    7.44

           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements
           are an integral part of this unaudited pro forma selected financial information.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      AS OF SEPTEMBER 30, 1994
      (Unaudited)  (In thousands)                                         Adjustments
                                                      Historical          to Reflect                        Pro Forma
                                                      Mayflower           Carrying Value   Pro Forma        Mayflower
                                                      Group, Inc.         of Mayflower     Proposed Sale    Group, Inc.
                                                      Consolidated        Transit, Inc.    Adjustments      Consolidated
                                                      -------------       ---------------- -------------    -------------
      Assets :                                                                             (Note A)
      Current assets:
        Cash                                          $    1,333          $    1,076       $    1,090       $    1,347
        Receivables, net                                  96,683              60,923                0           35,760
        Accrued unbilled accounts receivable              28,020              28,020                0                0
        Other current assets                              28,989              14,899                0           14,090
                                                      ----------          ----------       ----------       ----------
                Total current assets                     155,025             104,918            1,090           51,197
      Property and equipment, net                        133,433              31,961                0          101,472
      Intangible assets                                   50,469              33,003                0           17,466
      Other assets                                        17,632               8,504                0            9,128
      Investment in Mayflower Transit, Inc.                    0             (40,600)         (40,600)               0
                                                      ----------          ----------       ----------       ----------
                                                      $  356,559          $  137,786       $  (39,510)      $  179,263
                                                      ==========          ==========       ==========       ==========
      Liabilities and shareholders' investment:
      Current liabilities:
        Current maturities of long-term debt          $    4,706          $       25       $        0       $    4,681
        Short-term borrowings                              4,500               2,500           (2,000)               0
        Trade accounts payable                            45,589              32,448                0           13,141
        Accrued expenses and other liabilities            62,504              38,597                0           23,907
                                                      ----------          ----------       ----------       ----------
                Total current liabilities                117,299              73,570           (2,000)          41,729
                                                      ----------          ----------       ----------       ----------
      Noncurrent liabilities:
        Long-term debt, less current maturities          102,679              39,655(1)       (46,000)          17,024
        Other non-current liabilities                     50,848              24,561                0           26,287






      Shareholders' investment:
        Common shares                                     73,914                   0                0           73,914
        Retained earnings                                 11,819                   0            8,490           20,309
                                                      ----------          ----------       ----------       ----------
                Total shareholders' investment            85,733                   0            8,490           94,223
                                                      ----------          ----------       ----------       ----------
                                                      $  356,559          $  137,786       $  (39,510)      $  179,263
                                                      ==========          ==========       ==========       ==========

      (1) Includes $34,000 of term debt retired with the proceeds of proposed Transit Sale   (See Note A).

           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements
           are an integral part of this unaudited pro forma selected financial information.


      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
      (Unaudited)
      (In thousands, except per share amounts)                          Adjustments
                                                                        to Reflect
                                                      Historical        Carrying                            Pro Forma
                                                      Mayflower         Value of          Pro Forma         Mayflower
                                                      Group, Inc.       Mayflower         Proposed Sale     Group, Inc.
                                                      Consolidated      Transit, Inc.     Adjustments       Consolidated
                                                      -------------     -------------     -------------     -------------
      Operating revenues:                                                                 (Notes B&C)
          Contract Services                           $   194,047       $         0       $         0       $   194,047
          Transit                                         352,784           352,784                 0                 0
                                                      -----------       -----------       -----------       -----------
                                                          546,831           352,784                 0           194,047
      Operating expenses:
          Contract Services                               189,665                 0                 0           189,665
          Transit                                         345,607           345,607                 0                 0
          Corporate expenses                                  603                 0                 0               603
                                                      -----------       -----------       -----------       -----------
      Operating profit                                     10,956             7,177                 0             3,779
      Other income (expense):
          Interest income                                     802               802                 0                 0
          Interest expense                                 (6,837)           (3,066)            3,588              (183)
          Other, net                                         (123)                5                 0              (128)
                                                      -----------       -----------       -----------       -----------
      Income from continuing operations before
            federal income taxes                            4,798             4,918             3,588             3,468
      Provision for federal income taxes                    1,785             1,749             1,435             1,471
                                                      -----------       -----------       -----------       -----------
      Income from continuing operations               $     3,013       $     3,169       $     2,153       $     1,997
                                                      ===========       ===========       ===========       ===========
      Weighted average shares outstanding                  12,755                                                12,755
      Income per share from
        continuing operations                         $       .24                                           $      0.16






                                                      ===========                                           ===========

           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements
           are an integral part of this unaudited pro forma selected financial information.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1993
      (Unaudited)
      (In thousands, except per share amounts)                                Adjustments
                                                            Historical        to Reflect                          Pro Forma
                                                            Mayflower         Carrying Value    Pro Forma         Mayflower
                                                            Group             of Mayflower      Proposed Sale     Group, Inc.
                                                            Consolidated      Transit, Inc.     Adjustments       Consolidated
                                                            -------------     --------------    --------------    -------------
      Operating revenues:                                                                       (Notes B&C)
          Contract Services                                 $     235,918     $            0    $          0      $     235,918
          Transit                                                 441,575            441,575               0                  0
                                                            -------------     --------------    ------------      -------------
                                                                  677,493            441,575               0            235,918
      Operating expenses:
          Contract Services                                       228,447                  0               0            228,447
          Transit                                                 435,837            435,837               0                  0
          Corporate expenses                                        1,089                  0               0              1,089
                                                            -------------     --------------    ------------      -------------
      Operating profit                                             12,120              5,738               0              6,382
      Other income (expense):
          Interest income                                           2,862              2,855               0                  7
          Interest expense                                         (9,598)            (5,364)          4,084               (150)
          Other, net                                                   32                (85)              0                117
                                                            -------------     --------------    ------------      -------------
      Income from continuing operations before
            federal income taxes                                    5,416              3,144           4,084              6,356
      Provision for federal income taxes                            2,981              1,072           1,634              3,543
                                                            -------------     --------------    ------------      -------------
      Income from continuing operations                     $       2,435     $        2,072    $      2,450      $       2,813
                                                            =============     ==============    ============      =============
      Weighted average shares outstanding                          12,740                                                12,740
      Income per share from continuing
       operations                                           $        0.19                                         $        0.22
                                                            =============                                         =============






           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements
           are an integral part of this unaudited pro forma selected financial information.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1992
      (Unaudited)
      (In thousands, except per share amounts)                    Adjustments
                                                Historical        to Reflect        Pro Forma
                                                Mayflower         Carrying Value    Mayflower
                                                Group             of Mayflower      Group, Inc.
                                                Consolidated      Transit, Inc.     Consolidated
                                                -------------     -------------     -----------
      Operating revenues:
          Contract Services                     $    209,411      $          0      $   209,411
          Transit                                    426,444           426,444                0
                                                ------------      ------------      -----------
                                                     635,855           426,444          209,411
      Operating expenses:
          Contract Services                          198,571                 0          198,571
          Transit                                    413,236           413,236                0
          Corporate expenses                           1,142                 0            1,142
                                                ------------      ------------      -----------
                                                     612,949           413,236          199,713

      Operating profit                                22,906            13,208            9,698

      Other income (expense):
          Interest income                              1,995             1,995                0
          Interest expense                           (11,656)           (5,266)          (6,390)
          Other, net                                     234                 0              234
                                                ------------      ------------      ------------
      Income from continuing operations
          before federal income taxes                 13,479             9,937            3,542

      Provision for federal income taxes               5,644             3,893            1,751
                                                ------------      ------------      -----------
      Income from continuing operations         $      7,835      $      6,044      $     1,791
                                                ============      ============      ===========
      Weighted average shares outstanding
       (Note D)                                       12,646                             12,646

      Income per share from continuing          $       0.66                        $      0.14
      operations (Note D)                       ============                        ============

           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an
      integral part of this unaudited pro forma condensed consolidated statement of operations.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER TRANSIT, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1991
      (Unaudited)
      (In thousands, except per share amounts)
                                                                  Adjustments
                                                Historical        to Reflect        Pro Forma
                                                Mayflower         Carrying Value    Mayflower
                                                Group             of Mayflower      Group, Inc.
                                                Consolidated      Transit, Inc.     Consolidated
                                                -------------     -------------     -------------
      Operating revenues:
          Contract Services                     $     193,442     $           0     $    193,442
          Transit                                     405,600           405,600                0
                                                -------------     -------------     ------------
                                                      599,042           405,600          193,442
      Operating expenses:
          Contract Services                           188,613                 0          188,613
          Transit                                     394,802           394,802                0
          Corporate expenses                            3,774                 0            3,774
         Revaluation of intangible assets              69,019            69,019                0
                                                -------------     -------------     ------------
                                                      656,208           463,821          192,387

      Operating profit                                (57,166)          (58,221)           1,055

      Other income (expense):
          Interest income                                 903               903                0
          Interest expense                            (32,209)           (5,417)         (26,792)
          Other, net                                     (161)             (256)              95

      Income from continuing operations before        (88,633)          (62,991)         (25,642)
            federal income taxes

      Provision for federal income taxes                    0             3,479           (3,479)
                                                -------------     -------------     ------------
      Income from continuing operations         $     (88,633)    $     (66,470)    $    (22,163)
                                                =============     =============     ============
      Weighted average shares outstanding
       (Note D)                                        12,646                             12,646

      Income (loss)  per share from continuing
          operations (Note D)                   $       (7.01)                       $     (1.75)
                                                =============                       ============

           The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an
      integral part of this unaudited pro forma condensed consolidated statement of operations.

     Notes to Pro Forma Condensed Consolidated Financial Statements

     Note A
     The estimated proceeds from the Transit Sale as if the transaction occurred as of September 30, 1994, are (in thousands):

          Gross sales price                         $90,000
          Less costs of sale, net
           of $1,337 of tax benefit                 ( 3,873)
          Less debt assumed by UniGroup and
           reduction in purchase price due to
           elimination of prepayment penalty        (42,250)
                                                    --------
          Net cash proceeds                          43,877

          Portion of debt assumed by UniGroup
           attributable to the Company and
           its subsidiary, Contract Services          6,000

          Less carrying value of Transit            (40,600)
                                                    --------
          Gain on Transit Sale                        9,277

          Less prepayment penalty on Contract
             Services term debt, net of
             $525 of tax benefit (see below)           (787)
                                                    --------
          Pro forma increase in Retained
             Earnings due to Transit Sale as of
             September 30, 1994                     $ 8,490
                                                    =======

     The costs of sale include prepayment penalties on early retirement of debt, financial and other professional advisor fees, obligations under employment and termination benefit agreements, state tax liabilities and transaction expenses.

     The net cash proceeds to the Company from the Transit Sale are assumed, as of September 30, 1994, to be applied as follows (in thousands):

          Retirement of remainder of
            Contract Services term debt             $40,000
          Prepayment penalty on Contract
             Services term debt,
             net of $525 of tax benefit                 787
          Reduction in Contract Services
             short-term borrowings                    2,000
          Increase in cash                            1,090
                                                    -------
                                                    $43,877
                                                    =======

     Note B

     The estimated proceeds from the Transit Sale as if the transaction occurred as of January 1, 1993, are as follows (in thousands):

          Gross sales price                         $ 90,000
          Less costs of sale, net of $1,337
             of tax benefit                           (3,873)
          Less payment of term debt and
            reduction in purchase price due
            to elimination of prepayment penalty     (31,450)
                                                    --------
          Net cash proceeds                           54,677
          Less carrying value of Transit             (33,424)
                                                    --------
          Gain on sale                              $ 21,253
                                                    ========

     The net cash proceeds to the Company from the Transit Sale are assumed, as of January 1, 1993, to be applied as follows (in thousands):

          Retirement of Contract Services
             term debt                              $ 37,312
          Reduction in Contract Services
             short-term borrowings                     9,470
          Assumed prepayment penalty on
             Contract Services debt,
             net of $525 of tax benefit                  787
          Increase in cash                             7,108
                                                    --------
                                                    $ 54,677
                                                    ========

     The gain on the Transit Sale will be included in net income of the Company within the 12 months succeeding the transaction.
     This gain has not been considered in the pro forma condensed consolidated statements of operations.

     Note C
     For purposes of determining the pro forma effect of the above transaction on the pro forma condensed consolidated statements of operations, the following pro forma adjustments have been made (in thousands):

                                                       Nine
                                      Year Ended       Months Ended
                                      December 31,     September 30,
                                         1993             1994
                                      -------------    -------------
     Reduction in interest expense
       due to use of proceeds of
       sale to reduce debt            $    4,084       $     3,588

     Increase in federal and state
       income tax provision at
       statutory rates (40%)
       associated with the above item     (1,634)           (1,435)
                                      ----------       -----------

     Increase in net income           $    2,450       $     2,153
                                      ==========       ===========

     The proceeds from the Transit Sale of $54,677, as described above, would have allowed the Company to reduce its debt during 1993 and 1994 by up to that amount less the prepayment penalty of $787. During certain months included in the period, Contract
     Services debt was less than the total proceeds.   These pro forma
     adjustments do not include interest income in months when the Company would have had excess cash from the proceeds from the Transit Sale. The average amount of debt reduced during 1993 and 1994 was $46.6 million and $54.0 million, respectively. The interest rates on the retired debt were approximately 9.1% and 9.3% for 1993 and 1994, respectively, based upon the actual interest rates paid on the debt outstanding.


     Note D
     As described in Notes 1b, 2, and 3 to the financial statements of the Company in Form 10-K for the periods ended December 31, 1993, (included as an exhibit to this proxy statement), the historical capital structure of the Company is not indicative of the Company s capital structure following its Plan of Reorganization in 1992. As a result, earnings per share are presented in the statements of operations for 1992 and 1991 on a pro forma basis.

                                      Appendix C to
                                      Mayflower Group, Inc.
                                      Proxy Statement

     Consolidated Financial Statements
     Mayflower Transit, Inc.


     The attached financial statements for Mayflower Transit, Inc. and its subsidiaries have not been audited, but have been prepared by management in accordance with generally accepted accounting principles. Certain information and footnote disclosures regarding the interim financial statements as of September 30, 1994 and 1993, normally included in annual financial statements in accordance with generally accepted accounting principles, are incorporated by reference to the annual financial statements for the fiscal years ended December 31, 1993, 1992 and 1991. Management believes the interim financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the interim periods presented.

     Peak business levels for Transit occur during the summer months. During 1993, for example, approximately 45% of the Household Goods division s revenues were generated during the months of June through September. Due to the seasonal impact of revenue being generated by Transit, higher net income is generated during the third quarter than the other three quarters of the year.

     Consolidated Statements of Income
     Mayflower Transit, Inc.


                                           Nine months ended Sept. 30,
     (In thousands)                           1994             1993
                                           ----------       ----------

     Operating revenues                    $  352,784       $ 335,786

     Operating expenses:
          Direct expenses                     287,376         275,256
          General and administrative           58,231          53,820
                                           ----------       ---------
     Operating profit                           7,177           6,710

     Other income and expense:
          Interest income                         802           2,042
          Interest expense                     (3,065)         (3,913)
          Miscellaneous, net                        4            (186)
                                           ----------       ---------
     Income before federal income taxes         4,918           4,653
                                           ----------       ---------
     Provision for federal income taxes         1,749           1,838
                                           ----------       ---------
     Net income                            $    3,169       $   2,815
                                           ==========       =========

     Consolidated Balance Sheets
     Mayflower Transit, Inc.
                                                       September 30
     (In thousands)                                   1994       1993
                                                    --------   --------
     Assets :
     Current assets:
        Cash                                        $  1,076   $  2,263
        Receivables:
            Trade receivables                         52,471     54,851
            Accrued unbilled accounts receivable      28,020     21,542
            Other                                     14,846     15,988
            Less allowance for possible
              collection losses                       (6,394)    (5,783)
                                                    --------   --------
                 Total receivables                    88,943     86,598
        Equipment and inventory held for resale        3,538      8,026
        Deferred income taxes                          7,099      5,121
        Prepaid expenses and deposits                  4,262      3,626
                                                    --------   --------
            Total current assets                     104,918    105,634

     Property and equipment:
        Land                                           1,356      1,336
        Buildings and improvements                    14,152     13,904
        Revenue equipment                             21,369     15,484
        Other operating equipment and
          improvements                                 4,426      4,094
        Less accumulated depreciation                 (9,342)    (5,944)
                                                    --------   --------
             Net property and equipment               31,961     28,874
     Intangible assets                                33,003     35,757
     Other assets                                      8,504     19,740
                                                    --------   --------
                                                    $178,386    $190,005
                                                    ========   =========

     Consolidated Balance Sheets
     Mayflower Transit, Inc.


                                                      September 30
     (In thousands)                                  1994         1993
                                                   ---------   ---------
     Liabilities and Shareholder's Investment:
     Current liabilities:
          Current maturities of long-term debt     $      25   $  7,475
          Short-term borrowings                        2,500          0
          Trade accounts payable                      32,449     25,800
          Accrued expenses and deposits:
               Liabilities on unbilled shipments      14,748     11,879
               Reserve for self-insured claims        15,196     18,221
               Salaries and withholding taxes          1,979      2,146
               Other                                   6,673      8,998
                                                   ---------    -------
                                                      73,570     74,519

     Noncurrent liabilities:
          Reserve for self-insured claims,
            less current portion                       8,125      4,995
          Accrued postretirement benefits cost         4,315      4,268
          Long-term debt, less current maturities     39,654     57,716
          Deferred income taxes                       12,122     11,785

     Commitments and contingencies

     Shareholder's investment :
          Common shares; no par value;
            1,000 shares authorized;
               1 share issued and outstanding              1          1
          Additional paid in capital                  29,336     27,335
          Retained earnings                           11,263      9,386
                                                   ---------    -------
                                                      40,600     36,722
                                                   ---------    -------
                                                   $ 178,386   $190,005
                                                   =========   ========


     Consolidated Statements of Shareholder's Investment
     Mayflower Transit, Inc.

                                                 Additional
                                      Common     Paid In     Retained
     (In thousands)                   Stock      Capital     Earnings
                                      --------   ----------  --------

     Balance, December 31, 1993       $     1    $ 28,232    $ 8,619

     Net income, nine months
      ended September 30, 1994              0           0      3,169

     Dividend to Parent for
      corporate expenses                    0           0       (525)

     Tax benefit from Parent                0       1,104          0
                                      -------    --------    -------
     Balance, September 30, 1994      $     1     $29,336    $11,263
                                      =======    ========    =======

     Consolidated Statements of Cash Flows
     Mayflower Transit, Inc.


                                                     Nine months ended Sept. 30,
     (In thousands)                                    1994            1993
                                                     ----------     ----------
     Net cash provided by (used in):
          Operating activities                       $ 4,010        $  (4,897)
          Investing activities                        (5,618)         (13,562)
          Financing activities                         2,061           11,416
                                                     -------        ---------
                                                         453           (7,043)
     Cash and cash equivalents-
       beginning of period                               623            9,306
                                                     -------        ---------
     Cash and cash equivalents-
       end of period                                 $ 1,076        $   2,263
                                                     =======        =========
     Operating activities:
     Net income                                      $ 3,169        $   2,815
     Add items not affecting cash:
        Depreciation                                   3,302            3,121
        Amortization and other                         2,527            3,272
        Deferred income taxes                              0              192
     Changes in certain working capital items:
        Receivables                                  (19,022)         (21,527)
        Equipment and inventory held
          for resale                                   3,295           (4,167)
        Prepaid expenses and deposits                   (999)             280
        Trade accounts payable                         6,353            4,508
        Reserve for self-insured claims                 (556)           1,751
        Other accrued expenses
         and deposits                                  5,941            4,858
                                                     -------        ---------
     Net cash provided by (used in)
       operating activities                          $ 4,010        $  (4,897)
                                                     =======        =========
     Investing activities:
     Purchases of property and equipment             $(6,302)       $  (6,781)
     Proceeds from disposal of property and
      equipment, less gains included in net
      income                                             692              315
     Purchase acquisition                             (1,509)               0
     Finance notes receivable- long-term                   0           (4,807)
     (Increase) decrease in other
       noncurrent assets                               1,501           (2,289)
                                                     -------        ---------
     Net cash (used in) investing
       activities                                    $(5,618)       $ (13,562)
                                                     =======        =========
     Financing activities:






     Proceeds from long-term debt:
          Term loan                                  $     0        $  34,000
          Equipment financing and other                   99            7,798
     Payment of long-term debt                           (13)         (30,052)
     Dividend to Parent                                 (525)            (330)
     Net change in revolving credit
      agreements                                       2,500                0
                                                     -------        ---------
     Net cash provided by financing
      activities                                     $ 2,061        $  11,416
                                                     =======        =========

      Consolidated Statements of Operations
      Mayflower Transit, Inc.


                                                           Years ended December 31
      (In thousands)                                  1993          1992        1991
                                                      ------------------------------------
      Operating revenues                              $441,575      $426,444    $405,600

      Operating expenses:
           Direct expenses                             365,144       348,658     331,175
           General and administrative                   70,693        64,578      63,627
                                                      --------      --------    --------
      Operating profit before revaluation
           of intangible assets                          5,738        13,208      10,798

      Revaluation of intangible assets (Note 3)              0             0      69,019
                                                      --------      --------    --------
      Operating profit (loss)                            5,738        13,208     (58,221)

      Other income and expense:
           Interest income                               2,855         1,995         903
           Interest expense and purchase fee
                on receivables sold                     (5,364)       (5,266)     (5,417)
           Miscellaneous, net                              (84)            0        (256)
                                                      --------      --------    --------
      Income (loss) before federal income taxes          3,145         9,937     (62,991)
                                                      --------      --------    --------
      Provision (credit) for federal income
           taxes (Note 5):
                Current                                  2,973         4,326       4,458
                Deferred                                (1,900)         (433)       (979)
                                                      --------      --------    --------
                                                         1,073         3,893       3,479
                                                      --------      --------    --------
      Net income (loss)                               $  2,072      $  6,044    $(66,470)
                                                      ========      ========    ========

      See notes to consolidated financial statements.

      Consolidated Balance Sheets
      Mayflower Transit, Inc.


                                                                        December 31
      (In thousands)                                                1993         1992
                                                                    -------------------------
      Assets (Note 2):
      Current assets:
        Cash (including cash equivalents at
           market value of $472 in 1993 and
           $9,141 in 1992)                                          $    623     $   9,306
        Receivables:
             Trade receivables                                        43,345        40,285
             Accrued unbilled accounts receivable                     16,845        16,012
             Other                                                    15,813        14,847
             Less allowance for possible collection losses            (6,082)       (6,072)
                                                                    --------     ---------
                  Total receivables                                   69,921        65,072
        Equipment and inventory held for resale                        6,833         3,859
        Deferred income taxes (Note 5)                                 7,099         4,980
        Prepaid expenses and deposits                                  3,249         3,907
                                                                    --------     ---------
             Total current assets                                     87,725        87,124
      Property and equipment:
        Land                                                           1,356         1,336
        Buildings and improvements                                    13,959        13,736
        Revenue equipment                                             16,149         9,880
        Other operating equipment and improvements                     3,553         3,386
        Less accumulated depreciation                                 (6,332)       (2,999)
                                                                    --------     ---------
             Net property and equipment                               28,685        25,339
      Intangible assets (less accumulated amortization
        of $4,461 in 1993 and $1,411 in 1992) (Note 1(D))             34,995        38,045
      Other assets                                                     9,964        13,672
                                                                    --------     ---------
                                                                    $161,369      $164,180
                                                                    ========     =========

      Consolidated Balance Sheets
      Mayflower Transit, Inc.

                                                                           December 31
      (In thousands)                                                    1993          1992
                                                                    ------------------------
      Liabilities and Shareholder's Investment:
      Current liabilities:
           Current maturities of long-term debt                     $      ---   $    7,310
           Trade accounts payable                                       26,096       21,164
           Accrued expenses and deposits:
                Liabilities on unbilled shipments                        9,026        8,961
                Reserve for self-insured claims                         17,666       16,597
                Salaries and withholding taxes                           2,421        3,113
                Other                                                    7,103        6,905
                                                                    ----------   ----------
                                                                        62,312       64,050
      Noncurrent liabilities:
           Reserve for self-insured claims,
           less current portion                                          6,210        4,995
           Accrued postretirement benefits cost (Note 6)                 4,331        4,123
           Long-term debt, less current maturities (Note 2)             39,543       46,136
           Deferred income taxes (Note 5)                               12,121       11,452

      Commitments and contingencies (Note 4)

      Shareholder's investment (Note 2):
           Common shares; no par value; 1,000 shares authorized;
                1 share issued and outstanding                               1            1
           Additional paid in capital                                   28,232       26,522
           Retained earnings                                             8,619        6,901
                                                                    ----------   ----------
                                                                        36,852       33,424
                                                                    ----------   ----------
                                                                    $  161,369   $  164,180
                                                                    ==========   ==========

      See notes to consolidated financial statements.

      Consolidated Statements of Shareholder's Investment
      Mayflower Transit, Inc.

                                                              Additional    Retained     Receivable
                                                Common        Paid In       Earnings     from
      (In thousands)                            Stock         Capital       (Deficit)    Parent
                                                ----------    ----------    ----------   ----------
      Balance, January 1, 1991                  $       1     $ 188,022     $  24,442    $(106,446)
      Net loss                                          0             0       (66,470)           0
      Net change in Receivable
           from Parent                                  0             0             0        4,787
                                                ---------     ---------     ---------    ---------
      Balance, December 31, 1991                        1       188,022       (42,028)    (101,659)
      Net loss- three months
           ended March 31, 1992                         0             0        (1,556)           0
      Dividend to Parent in March,
           1992, in connection with the Plan
           of Reorganization (Note 7)                   0      (101,659)            0      101,659
                                                ---------     ---------     ----------   ----------
      Balance, March 31, 1992                           1        86,363       (43,584)           0

      Adoption of fresh start
           reporting (Note 1(A)):
                Cumulative effect of
                  adopting SFAS 109 (Note 5)            0       (13,742)            0            0
                Cumulative effect of
                  adopting SFAS 106 (Note 6)            0        (2,515)            0            0
                Reclassification of Retained
                  Earnings (Deficit)                    0       (43,584)       43,584            0
                                                ---------     ---------     ---------    ----------
      Balance, April 1, 1992                            1        26,522             0            0

      Net income- nine months
           ended December 31, 1992                      0             0         7,600            0
      Dividend to Parent for
           corporate expenses (Note 7)                  0             0          (699)           0
                                                ---------     ---------     ---------    ----------
      Balance, December 31, 1992                        1        26,522         6,901            0

      Net income                                        0             0         2,072            0
      Dividend to Parent for
           corporate expenses (Note 7)                  0             0          (354)           0
      Tax benefit from Parent (Note 1(B))               0         1,710             0            0
                                                ---------     ---------     ---------    ----------
      Balance, December 31, 1993                $       1     $  28,232     $   8,619    $       0
                                                =========     =========     =========    ==========




      Consolidated Statements of Cash Flows
      Mayflower Transit, Inc.
                                                                    Years ended December 31
      (In thousands)                                               1993       1992       1991
                                                                ----------  ---------- ---------
      Net cash provided by (used in):
           Operating activities                                 $  5,488    $ 14,088   $(36,066)
           Investing activities                                       86      (8,200)    (3,458)
           Financing activities                                  (14,257)     (1,646)    39,547
                                                                --------    --------   --------
                                                                  (8,683)      4,242         23
      Cash and cash equivalents-
        beginning of year                                          9,306       5,064      5,041
                                                                --------    --------   --------
      Cash and cash equivalents-end of year                     $    623    $  9,306   $  5,064
                                                                ========    ========   ========
      Operating activities:
      Net income (loss)                                         $  2,072    $  6,044   $(66,470)
      Add items not affecting cash:
           Revaluation of intangible assets (Note 3)                   0           0     69,019
           Depreciation                                            4,152       4,185      4,465
           Amortization and other                                  4,108       3,082      3,946
      Changes in certain working capital items:
           Receivables                                            (8,359)     (3,074)    (3,662)
           Equipment and inventory held for resale                (2,974)      2,706      1,372
           Prepaid expenses and deposits                              23         118     (1,097)
           Trade accounts payable                                  4,931       1,843     (1,303)
           Reserve for self-insured claims                         1,068        (241)     1,958
           Other accrued expenses and deposits                       467        (575)       704
           Repurchase of sold receivables                              0           0    (39,675)
           Payments on receivables purchase facility                   0           0     (5,323)
                                                                --------    --------   --------
      Net cash provided by (used in)
       operating activities                                     $  5,488    $ 14,088   $(36,066)
                                                                ========    ========   ========
      Investing activities:
      Purchases of property and equipment                       $ (7,657)   $ (2,865)  $ (1,359)
      Proceeds from disposal of property and
           equipment, less gains included in
           net income (loss)                                         415         206        994
      Proceeds from sale of notes receivable (Note 2)             13,913           0          0
      Increase in other noncurrent assets (liabilities)           (6,585)     (5,541)    (3,093)
                                                                --------    --------   --------
      Net cash provided by (used in)
        investing activities                                    $     86    $ (8,200)  $ (3,458)
                                                                ========    ========   ========
      Financing activities:
      Proceeds from long-term debt:
           Term loan                                            $ 34,000    $      0   $ 38,000
           Equipment financing and other                           8,068       8,941      1,722
      Payment of long-term debt                                  (55,971)     (9,888)    (4,962)
      Dividend to Parent                                            (354)       (699)         0






      Changes in Receivable from Parent (Note 7)                       0           0      4,787
                                                                --------    --------   --------
      Net cash provided by (used in)
        financing activities                                    $(14,257)   $ (1,646)  $ 39,547
                                                                ========    ========   ========

      See notes to consolidated financial statements.


     Note 1 - Summary of Significant Accounting Policies

     A. Principles of Consolidation
           The accompanying audited financial statements present the financial position, results of operations and cash flows of Mayflower Transit, Inc. (the "Company") and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

          The Company is a wholly owned subsidiary of Mayflower Group, Inc. ("Parent"). The Parent owns two operating subsidiaries, the Company and Mayflower Contract Services, Inc. ("Contract
     Services").

          On December 18, 1986, the Parent and its operating subsidiaries, including the Company, were purchased by management of the Parent and certain other investors (the "Merger"). This transaction was accounted for as a purchase and, accordingly, the assets and liabilities of the Parent were adjusted to their fair value. The fair value adjustments attributable to the Company and an allocable share of the excess purchase price over net assets acquired (goodwill) were recorded by the Company in accordance with "push down" accounting, with a corresponding amount recorded as an increase to Additional Paid in Capital.
     The subordinated debt issued by the Parent, as well as related interest expense, deferred debt costs and amortization, incurred in connection with the Merger were not reflected in the financial statements of any of the Parent's operating subsidiaries, including the Company.

          From 1987 through 1991, the Company and the other operating subsidiary of the Parent did not generate sufficient cash flow to pay significant amounts of principal on debt of the subsidiaries, including the Company. In order to reduce the debt of the Parent and generate cash flow to pay senior debt principal, the Parent considered various restructuring proposals. In late 1991, the Parent reached agreement with various creditors for a restructuring of the Parent whereby the holders of the subordinated debt of the Parent would exchange all of their debentures for approximately 94% of the common stock of the Parent. In order to facilitate the corporate reorganization, a Prepackaged Plan of Reorganization under chapter 11 of the Bankruptcy Code was filed by the Parent on January 27, 1992 and became effective on March 24, 1992. The Company was not involved in the bankruptcy proceedings, and having no obligation regarding the Parent's indebtedness, was not affected by the Plan of Reorganization of the Parent.

          The Parent accounted for the Reorganization using Fresh Start Reporting, in accordance with Statement of Position (SOP) 90 7 (Financial Reporting by Entities in Reorganization under the Bankruptcy Code) issued by the AICPA and "pushed down" certain accounting entries to the Company. Accordingly, all assets and liabilities of the Company were adjusted to reflect their estimated reorganization values, which approximated their book values less liabilities at the date of reorganization. For accounting purposes, the date of reorganization was March 31, 1992. This resulted in reorganization value in excess of amounts allocated to assets of $2.8 million. In addition, in accordance with SOP 90 7, the Company recognized the cumulative effects of adopting Financial Accounting Standards Board Statements No. 109 "Accounting for Income Taxes" ("SFAS 109") and No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions" ("SFAS 106") as a $13.7 million and $2.5 million reduction, respectively, in shareholder's investment. Also, the Company's retained deficit totaling $43.6 million prior to the Reorganization was eliminated reducing additional paid in capital by the same amount.

          B.  Federal Income Taxes
          The Parent and its U.S. subsidiaries (including the Company) file a consolidated federal income tax return. The federal income tax provisions reflected in the accompanying statements of operations were calculated on a separate return basis. As provided by a tax sharing agreement between the Parent and the Company, each of the Parent's subsidiaries (including the Company) remit federal income taxes currently payable based on the separate liability of each, but limited to the consolidated liability. The benefit of consolidation, if any, upon the current liability is shared ratably between the Company and the Parent's other operating subsidiary and is recorded as additional paid in capital. In 1993, the Company remitted cash to the Parent equal to its tax liability, net of $1.7 million recognized as
     the  benefit of consolidation.   In  1992, cash payments equal to
     the Company's cash tax liability were remitted to the Parent. During 1991, income taxes currently payable were recorded as a reduction to the portion of the Receivable from Parent in the shareholder's investment section of the Company's balance sheet.

          Effective April 1, 1992, the Company adopted SFAS 109. SFAS 109 requires a significantly different approach to the financial accounting and reporting of income taxes than had been previously used, and in accordance with SFAS 109, the Company has chosen not to restate prior year financial statements. Refer to Note 5 for further discussion of SFAS 109. Prior to April 1, 1992, the Company computed income taxes in accordance with Accounting Principles Board Opinion No. 11.

           C. Postretirement Benefits Other Than Pensions
          Effective April 1, 1992, the Company adopted SFAS 106. SFAS 106 requires the Company to accrue for the expected cost of postretirement benefits during the years an employee renders service rather than the previous practice of expensing such costs as incurred. Refer to Note 6 for further discussion of SFAS 106.

          D.  Intangible Assets
          Intangible assets consist of amounts attributable to the Company's customer base and agency network, reorganization value in excess of amounts allocated to assets (Note 1A) and certain other intangible assets. Intangible assets are amortized by the straight-line basis over periods ranging from 5 to 35 years.

          E.  Reserve for Self-insured Claims
          The Company is self-insured for certain risks and is covered by insurance policies for other risks. The Company maintains reserves for losses and premium adjustments using case basis evaluations and other analyses. Reserve and premium adjustment estimates are continually reviewed and adjustments are reflected in current operations. The Company recognizes the noncurrent nature of the self insured claims reserves by classifying a portion of these reserves as a noncurrent liability.

          F.  Cash Equivalents
          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported on the balance sheet for cash equivalents approximates fair value.

          G.  Inventories
          Inventories are stated at the lower of cost or market as determined for each specific unit.

          H.  Property and Equipment
          Property and equipment are stated on a cost basis.
     Depreciation is provided primarily by the straight-line method at annual rates considered adequate to amortize the costs over the estimated useful lives of the assets. The lives used in computing depreciation during the periods were:

          Buildings and improvements         3 to 40 years
          Revenue equipment                  3 to 10 years
          Other operating equipment and
             improvements                    2 to 10 years

          I.  Recognition of Operating Revenues
          The Company, which is primarily involved in the shipment of household goods and electronic and trade show products, recognizes revenue and associated transportation costs when the order has been unloaded at the destination. The Company's equipment financing subsidiary sells transportation equipment to certain of its owner-operators and agents. Beginning in 1993, revenues associated with these installment sales are recorded net of the related cost of goods sold as an operating expense, with the related gain on the sale being recognized on the installment basis. Revenues and operating expenses for 1992 and 1991 have been reclassified to conform with this presentation.

          J. Reclassification
          Certain amounts within the 1992 and 1991 Consolidated
     Financial Statements have been reclassified to conform with the 1993 presentation.

     Note 2 - Financing Agreements

     Long-term debt consisted of the following:

                                                                            December 31
                                                                           1993          1992
                                                                        ----------    ----------
                                                                          (In thousands)
      Collateralized Debt:
       Senior secured term loans, interest rates and terms
          vary through April 2003, as discussed below,
          collateralized by substantially all of the assets
          of the Company and its affiliate, Contract Services,
          and guaranteed by the Parent                                   $  34,000    $      0
       Mortgage note payable, 11%, interest only payable
          in monthly installments to 1997, collateralized
          by land and buildings                                              5,000      14,960
       Senior secured term loan, interest at 7.75%,
          refinanced in 1993 as discussed below                                  0      29,200
       Notes payable, interest varying between 7% and 7.5%,
          repaid in 1993 as discussed below                                      0       8,841
      Uncollateralized Debt:
       Other notes payable, various interest rates, payable
          in variable installments                                             543         445
                                                                        ----------    ----------
                                                                            39,543      53,446
      Less current maturities                                                    0      (7,310)
                                                                        ----------    --------
                                                                        $   39,543    $ 46,136
                                                                        ==========    =========



          Maturities on long term debt during each of the next five years ending December 31, are expected to be as follows (in thousands):

                    1994                     $     0
                    1995                           0
                    1996                           0
                    1997                       8,946
                    1998                       5,540
                    Thereafter                25,057
                                             ------
                                             $39,543
                                             =======


          Effective May 27, 1993, the Parent consummated two separate agreements involving the Company for refinancing certain of its debt facilities which were scheduled to expire in 1993.

          The first agreement was for an $80 million term loan from a group of lenders, the proceeds of which were used both to refinance existing obligations to secured lenders of the Company and its affiliate, Contract Services, and for working capital purposes. The term loan has two separate facilities. The first facility is for $65 million and has a ten-year maturity with interest only payments required in the initial three years. Amortization of principal begins in year four with equal annual installments through April 2003. Interest on this facility is to be paid quarterly, and is fixed at 9.5% per annum. At December 31, 1993, the Company has borrowed $27.6 million under this facility. The second facility is for $15 million and has a seven-year maturity with repayment of principal occurring in eight equal quarterly installments during years six and seven through April 2000. Interest on this facility is to be paid quarterly, and is computed using LIBOR plus 2.8% per annum, which was 6.3% at December 31, 1993. At December 31, 1993, the Company has borrowed $6.4 million under this facility.

           Through the second agreement, a group of banks provide the Company and Contract Services with a $70 million revolving credit facility. The facility, which has a maturity date of June 1995, will be used for letters of credit and seasonal working capital purposes. At December 31, 1993, the Company has letters of credit totaling $26.2 million, and no borrowings outstanding under its line of credit. Interest is to be paid monthly, and is computed using the prime rate plus 1.5% per annum which was 7.5% at December 31, 1993. The facility does not require compensating balances but does require the payment of a commitment fee at an annual rate of .375% of the unused portion of the facility and a fee of 2% per annum of the amount of letters of credit outstanding.

          The financing facilities discussed above are collateralized by substantially all of the assets of the Company and Contract Services and guaranteed by the Parent.

          Effective December 31, 1993, the Company entered into two new agreements to sell $13.9 million of installment notes receivable of the Company's equipment sales and financing subsidiary to the same creditors which had previously financed such notes receivable. The Company recognized no gain or loss on the sale of the notes receivable and proceeds were used to fully repay amounts outstanding under the related notes payable.

     Financial Covenants and Restrictions

          Under terms of the financing agreements with senior lenders, the ability of the Company and Contract Services to pay dividends or otherwise transfer cash to the Parent is limited to required income tax payments and $1.5 million annually for on-going cash expenses. The financing agreements also contain various restrictive financial covenants that, among other things, restrict property and equipment additions, restrict certain additional indebtedness, and require the maintenance of certain financial ratios.

     Other

          Interest paid during 1993, 1992 and 1991 totaled $4.8 million, $5.3 million, and $3.9 million, respectively.

          The carrying value of the Company's borrowings does not significantly differ from its fair value. The fair value of the Company's long- term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.


     Note 3 - Revaluation of Intangible Assets


          The revaluation of intangible assets in 1991 represents a non-cash charge to operations which does not relate directly to normal ongoing business activity and, in the opinion of management, is nonrecurring. In 1986, the Merger (Note 1A) was accounted for as a purchase and, accordingly, the assets and liabilities were adjusted to their estimated fair values based upon independent appraisals and business conditions at that time. During the final analysis and evaluation of various restructuring proposals considered by the Parent (Note 1A), which were completed in 1991, the Company determined that the recorded value of its goodwill and intangible assets were stated in excess of current market value. Accordingly, during 1991, goodwill and intangible assets were adjusted to reflect a write-down of $37.8 million and $31.2 million, respectively.


     Note 4 - Commitments and Contingent Liabilities


          The Company has guaranteed aggregate rental and certain residual values under various leasing arrangements entered into by the Company and its subsidiaries. It also has guaranteed the collection of certain installment notes receivable, which were sold by the Company's equipment sales and financing subsidiary. The contingent liability resulting from these guarantees totaled approximately $21.7 million at December 31, 1993. The Company has a right to property and equipment which serves as collateral against these contingent obligations that, the Company believes, would substantially offset any potential obligation.

          The Company and its subsidiaries lease certain transportation equipment and warehouse facilities, as well as data processing and other office equipment. Generally, these leases require the Company and its subsidiaries to pay maintenance and insurance costs. There are no significant capital leases. Total rent expense was $6.7 million, $5.8 million, and $5.9 million for 1993, 1992, and 1991, respectively. Future minimum lease payments on noncancellable operating leases are as follows (in thousands):

                    1994                     $   4,378
                    1995                         3,407
                    1996                         2,187
                    1997                         1,492
                    1998                           826
                    Thereafter                     799
                                             ---------
                                             $  13,089
                                             =========

     Note 5 - Federal Income Taxes


          Effective April 1, 1992, the Company changed its method of accounting for income taxes from the deferred to the liability method required by SFAS 109. As provided by SFAS 109, financial statements for the prior years have not been restated. The cumulative effect of adopting SFAS 109 as of April 1, 1992 was to decrease shareholder's investment by $13.7 million.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes. The Company has a capital loss carryforward of $2.6 million. The capital loss carryforward will expire in 1994. Because of the uncertainty of the ability to generate sufficient capital gains against which to utilize the capital loss, this carryforward has been fully provided for in the valuation allowance. Significant components of the Company's noncurrent and current deferred taxes as of December 31, 1993 are as follows (in thousands):

      Net noncurrent deferred tax liabilities:
           Intangible assets                                                    $   12,959
           Excess tax depreciation                                                   3,209
           Fair value of assets in excess of book value                                814
           Postretirement benefits                                                  (1,813)
           Noncurrent portion of reserve for self-insured claims                    (1,736)
           Capital loss carryforward                                                (1,001)
           Noncurrent portion of valuation allowance for
             deferred tax assets                                                       353
           Other, net                                                                 (652)
                                                                                ----------
           Total net noncurrent deferred tax liabilities                            12,133
                                                                                ----------
      Net current deferred tax assets:
           Current portion of reserve for self-insured claims                        4,552
           Allowance for possible collection losses                                  2,343
           Current portion of valuation allowance for
             deferred tax assets                                                      (648)
           Other, net                                                                  864
                                                                                ----------
           Total net current deferred tax assets                                     7,111






                                                                                ----------
      Net deferred tax liabilities                                              $    5,022
                                                                                ==========

           For 1993, 1992, and 1991, effective rates that differed from the U.S. federal statutory rates were used in recording federal tax expense. The primary reasons for these differences are as follows: For 1993, the Company recorded additional income tax expense to reflect the cumulative effect on the net deferred income tax liability of tax rate increases, as required by SFAS No. 109, primarily as a result of the enactment in August 1993 of Omnibus Budget Reconciliation Act. In 1993 and 1992, the Company recorded additional income tax expense (benefit) related to deferred state income taxes, as required by SFAS 109. In 1993, 1992 and 1991, a difference in rates was created as a result of the nondeductibility of amortization of intangible assets. These intangible assets were created at the time of the Parent's formation in 1986 and were also generated by the excess reorganization value resulting from the Plan of Reorganization for 1992. The following table summarizes the differences between the statuary federal income tax rate and the effective tax rate provided in the Consolidated Statements of Operations.


                                                                 Years ended December 31
                                                                 1993         1992       1991
                                                                 --------     --------   --------
      Statutory rate (credit)                                    35.0%        34.0%      (34.0)%
      Increase (decrease) in rate due to:
           Cumulative effect of tax rate increase                 4.2          ---        ---
           Amortization of non-deductible acquisition costs       1.7          1.9         2.2
           Effect of revaluation of intangible assets             ---          ---        37.3
           Effect of recording deferred state income taxes       (6.4)         2.8         ---
           Other, net                                            ( .4)          .5         ---
                                                                 ------       ------     -------
                                                                 34.1%        39.2%         5.5%
                                                                 ======       ======     =======


     Note 6 - Pension Plan and Other Postretirement Benefits

          Pension Plan

          The Company sponsors a noncontributory defined benefit pension plan that covers full-time employees. Benefits are based on years of service and compensation during the five highest consecutive years of earnings before retirement. The Company's policy is to fund actuarially determined amounts adequate to meet future benefit payment requirements.

          At December 31, 1993, plan assets consisted of U.S.
     government and corporate bonds, listed stocks, and cash equivalents.

          Net pension cost for the Company's defined benefit pension plan included the following components:


                                            1993     1992     1991
                                                (In thousands)
                                          ---------------------------
     Service cost-benefits earned
      during the year                     $  583   $   503  $   608
     Interest cost on projected
      benefit obligation                   1,467     1,355    1,363
     Actual return on plan assets         (1,521)   (1,396)  (3,107)
     Net amortization and deferral          (519)     (565)   1,237
     Lump-sum settlement                       0         0       82
                                          ------   -------  -------
                                          $   10   $  (103) $   183
                                          ======   =======  =======

          The funded status and amount recognized in the consolidated balance sheet at December 31, 1993 and 1992 were as follows (in thousands):

                                                             1993         1992
                                                          ----------   ----------
     Actuarial present value of benefit obligation:
       Accumulated benefit obligation (including
            vested benefits of $17,708 in
            1993 and $14,793 in 1992)                     $(18,150)    $(15,154)
       Effect of projected future compensation
            increases                                       (2,533)      (2,159)
                                                          --------     --------
     Projected benefit obligation for service
            rendered through December 31                   (20,683)     (17,313)
     Plan assets at fair value                              20,553       19,912
                                                          --------     --------
     Plan assets in excess of (less than)
            projected benefit obligation                      (130)       2,599
     Unrecognized net loss                                   2,887          208
     Unrecognized net assets at December 31                 (1,360)      (1,632)
     Unrecognized prior service cost
           (reduction)                                        (306)        (295)
                                                          --------     --------
     Prepaid pension cost                                 $  1,091     $    880
                                                          ========     ========

          The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 8.5% at December 31, 1993 and 1992, respectively. The rate of future compensation increases used was 5% and 6% at December 31, 1993 and 1992, respectively. The weighted average expected long-term rate of return on plan assets in 1993, 1992 and 1991 was 9.0%.

     Other Postretirement Benefit Plan

          Effective April 1, 1992, the Company adopted SFAS 106. In accordance with SOP 90-7, the cumulative effect of the accounting change was recognized as a $2.5 million reduction in shareholder's investment. In prior years, the Company had recognized the expense related to these benefits as they were paid. As the effect on net income of adopting SFAS 106 was not significant, postretirement benefit cost for prior periods has not been restated.

          The Company's contributory defined benefit postretirement plan makes available health and life insurance benefits to the majority of the Company's retirees and their eligible dependents. The postretirement plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and co insurance. Eligibility for these benefits is based upon retirement from the Company as well as those retirees having met certain age and vesting service requirements.

          The Company provides contributions to the plan as necessary to fund the plan's current benefits and expenses.

          Net postretirement benefit expense for the Company included the following components for the year ended December 31, 1993 and the nine months ended December 31, 1992 (in thousands):


                                                    1993      1992
                                                  -------   -------
     Service cost benefits earned
         during the year                          $   94    $   39
     Interest cost on accumulated
         postretirement benefit obligation           333       252
                                                  ------    ------
     Net periodic postretirement benefit cost     $  427    $  291
                                                  ======    ======


          The funded status and amounts recognized in the Consolidated Balance Sheet for the Company's defined benefit postretirement plans at December 31, 1993 and 1992, were as follows (in thousands):


     Accumulated postretirement benefit             1993      1992
        obligation:                               -------   -------
          Retirees                                $ 3,591   $ 3,574
          Fully eligible active plan
            participants                              339       247

          Other active plan participants              663       302
                                                  -------   -------
                                                    4,593     4,123
     Unrecognized net loss                           (262)        0
     Plan assets at fair value                          0         0
                                                  -------   -------
     Accumulated postretirement benefit
      obligation in excess of plan assets         $ 4,331   $ 4,123
                                                  =======   =======


          For measurement purposes, the weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1993 and 8.5% in 1992. The Company's health care cost trend rate is 11% for 1994 and is assumed to gradually decrease to 8% by the year 2000 and remain at that level thereafter. If these trend rates were to be increased by 1 percent each year, the December 31, 1993, accumulated postretirement benefit obligation would increase by $521,000 and the aggregate of the service and interest cost components of 1993 annual expenses would increase by $49,000.



     Note 7 - Related Party Transactions

          The Company's tax sharing agreement with its Parent requires the Company to remit its portion of the consolidated tax liability (see Note 1B for further discussion) to the Parent.
     The Company remitted $2.0 million and $2.9 million to the Parent related to this liability in 1993 and 1992, respectively. The Company also is obligated to make payments for certain defined corporate expenses to the Parent (Note 2). The Company remitted $354,000 and $699,000 in the form of a dividend for such expenses in 1993 and 1992, respectively.

          The receivable from Parent in 1991 represented net balances with the Parent as a result of the Company remitting its excess cash flow to the Parent and various other transactions. These transactions included current income tax liabilities (Note 1B), advances for capital expenditures, miscellaneous direct expenses paid by the Parent for the Company and allocated expenses (management fees) of various Parent staff departments. The ultimate settlement of the receivable from Parent was through the declaration of a dividend to the Parent in March 1992, in connection with the Plan of Reorganization.

     Appendix D
     To Mayflower Group, Inc.
     Proxy Statement

                        [LETTERHEAD OF SMITH BARNEY]

     CONFIDENTIAL

     December 4, 1994

     The Board of Directors
     Mayflower Group, Inc.
     9998 N. Michigan Road
     Carmel, Indiana 46032

     Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Mayflower Group, Inc. ("Group") of the consideration to be received by Group in connection with its sale of all of the outstanding capital stock of its wholly-owned subsidiary Mayflower Transit, Inc. ("Transit") to UniGroup, Inc. ("UniGroup") pursuant to the Stock Purchase Agreement dated December 4, 1994 (the "Agreement") by and between Group and UniGroup (the "Sale"). Pursuant to the Agreement, and subject to the terms and conditions set forth therein, we understand that, among other things, Group will receive $90 million in cash at the closing of the Sale (subject to adjustment under certain circumstances) (the "Consideration") in return for all of the outstanding capital stock of Transit subject, among other things, to Group having caused Transit's funded debt to be repaid, or otherwise satisfied, in full.

     In arriving at our opinion, we have (i) reviewed the Agreement;
     (ii) met with certain senior officers, directors and other representatives and advisors of Group and Transit to discuss the business, operations and prospects of Group and Transit; (iii) examined certain publicly available business and financial information relating to Group and Transit as well as certain financial analyses, forecasts and other data for Group and Transit that were provided to us by Group's senior management, which information is not publicly available, including financial forecasts provided to us for Transmit; (iv) reviewed the financial terms of the Sale as set forth in the Agreement in relation to historical and projected earnings and operating data for Transit; (v) considered the potential pro forma impact of the Sale on Group; and (vi) considered, to the extent publicly available, the financial terms of certain other transactions we deemed relevant and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies which operate in the trucking industry, and further considered to what extent these companies were comparable to Transit. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, or furnished to, or otherwise discussed with us. Except as described above, we have not conducted any review or investigation of Group or Transit. With respect to financial forecasts and other information provided or otherwise discussed with us, we assumed, and we have been advised by senior management, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Group and Transit. We have assumed the correctness of and relied upon representations and warranties of UniGroup and Group pursuant to the Agreement and have not attempted to independently verify any such information. We express no opinion as to the price at which Group's common stock will trade subsequent to the Sale. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Group of Transmit nor have we made any physical inspection of the properties or assets of Group or Transmit. Our opinion does not address the relative merits of the Sale as compared to any alternative business strategies that might exist for Group or the effect of any other transaction in which Group might engage. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as to the date hereof.

     Smith Barney Inc. has been engaged to render financial advisory services to Group in connection with the Sale and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Sale. In the ordinary course of business, we and our affiliates may actively trade the equity and debt securities of Group for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to Group and its affiliates unrelated to the Sale and have received, and will receive, fees for the rendering of such services. In addition, we and our affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with Group and UniGroup.

     Smith Barney's opinion may not be published, quoted, or otherwise used or referred to, nor shall any public reference to Smith
     Barney Inc. be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by Group in the Sale is fair, from a financial point of view, to Group.

     Very truly yours,


     /s/ Smith Barney Inc.

     Appendix E
     To Mayflower Group, Inc.
     Proxy Statement












                             AGREEMENT AND PLAN

                                     OF

                                   MERGER

                                   AMONG

                           MAYFLOWER GROUP, INC.

            TCW ASSET MANAGEMENT COMPANY, as investment manager of funds and accounts which hold shares of Mayflower Group, Inc.,

                           LAIDLAW TRANSIT, INC.

                                    AND

                             MCS TRANSIT, INC.



                        DATED AS OF JANUARY 20, 1995

                             TABLE OF CONTENTS


     ARTICLE I - Certain Definitions . . . . . . . . . . . .  2

     ARTICLE II - The Merger . . . . . . . . . . . . . . . .  5

        Section 2.1.   Surviving Corporation . . . . . . . .  5
        Section 2.2.   Closing; Filing; etc. . . . . . . . .  5
        Section 2.3.   Effective Date of the Merger. . . . .  5
        Section 2.4.   Effects of the Merger . . . . . . . .  5
        Section 2.5.   Further Assurances  . . . . . . . . .  5

     ARTICLE III - Articles of Incorporation and By-Laws;
                        Directors and Officers . . . . . . . . 6

        Section 3.1.   Articles of Incorporation; By-Laws  . . 6
        Section 3.2.   Directors . . . . . . . . . . . . . . . 6
        Section 3.3.   Officers  . . . . . . . . . . . . . . . 6

     ARTICLE IV - Conversion of Shares . . . . . . . . . . . . 6

        Section 4.1.   Conversion of Outstanding Shares  . . .  6
        Section 4.2.   Paying Agent  . . . . . . . . . . . . .  7
        Section 4.3.   Surrender and Payment . . . . . . . . .  7
        Section 4.4.   No Further Transfers  . . . . . . . . .  7

     ARTICLE V - Representations and Warranties  . . . . . . .  8

        Section 5.1.   Representations and Warranties
                        by Group  . . . . . . . . . . . . . . .  8
        Section 5.2.   Representations and Warranties
                        by Parent and Newco  . . . . . . .. . . 20

     ARTICLE VI - Covenants of Parties  . . . . . . . . . . . . 21

        Section 6.1.   Conduct of Group and Group
                        Subsidiaries . . . . . . . . . . . . . . 21
        Section 6.2.   Group's Special Meeting of Shareholders;
                        Proxy Materials  . . . . . . . . . . . . 23
        Section 6.3.   Obtaining Consents and Conditions
                        to Closing . . . . . . . . . . . . . . . 24
        Section 6.4.   Access and Investigation. . . . . . . . . 24
        Section 6.5.   Negotiations with Others  . . . . . . . . 25
        Section 6.6.   Confidentiality . . . . . . . . . . . . . 25
        Section 6.7.   Continuation of Insurance . . . . . . . . 25
        Section 6.8.   Letters of Credit . . . . . . . . . . . . 26
        Section 6.9.   Group Stock Plans . . . . . . . . . . . . 26
        Section 6.10.  Intercompany Accounts . . . . . . . . . . 26
        Section 6.11.  Termination of Group Guaranties . . . . . 26
        Section 6.12.  Notification and Remedies . . . . . . . . 26
        Section 6.13.  Provision for Claims  . . . . . . . . . . 26
        Section 6.14.  Filings and Other Information . . . . . . 27
        Section 6.15   Guarantee by Laidlaw Inc. . . . . . . . . 27
        Section 6.16.  Representations, Warranties and

                       Covenants of TCW  . . . . . . . . . . . . 27
        Section 6.17.  Further Assurances. . . . . . . . . . . . 27
        Section 6.18.  Tax Provisions. . . . . . . . . . . . . . 27

     ARTICLE VII - Conditions to the Merger. . . . . . . . . . . 27

        Section 7.1.   Conditions to the Obligations of
                        Parent and Newco  . . . . . . . . . . . . 27
        Section 7.2.   Conditions to Obligations of Group . . . . 31

     ARTICLE VIII - Termination, Amendment and Extension  . . . . 32

        Section 8.1.   Termination . . . . . . . . . . . . . . . . 32
        Section 8.2.   Effect of Termination . . . . . . . . . . . 33
        Section 8.3.   Amendment and Modification. . . . . . . . . 34

     ARTICLE IX - Miscellaneous  . . . . . . . . . . . . . . . . . 34

        Section 9.1.   Counterparts . . . . . . . . . . . . . . . . 34
        Section 9.2.   Governing Law  . . . . . . . . . . . . . . . 34
        Section 9.3.   Entire Agreement . . . . . . . . . . . . . . 34
        Section 9.4.   Expenses . . . . . . . . . . . . . . . . . . 34
        Section 9.5.   Survival of Representations and
                        Warranties  . . . . . . . . . . . . . . . . 34
        Section 9.6.   Notices  . . . . . . . . . . . . . . . . . . 34
        Section 9.7.   Successors and Assigns . . . . . . . . . . . 36
        Section 9.8.   Headings . . . . . . . . . . . . . . . . . . 36
        Section 9.9.   Severability . . . . . . . . . . . . . . . . 36
        Section 9.10.  Gender . . . . . . . . . . . . . . . . . . . 36
        Section 9.11.  Indemnification  . . . . . . . . . . . . . . 36
        Section 9.12.  Public Announcement  . . . . . . . . . . . . 36
        Section 9.13   Further Assurances . . . . . . . . . . . . . 37

        Exhibit A - Financial Projections
        Exhibit B - Interim Balance Sheet
        Exhibit C - License Agreements

        Schedules to Agreement

                        AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger dated as of January 20, 1995 (the "Agreement"), by and among Laidlaw Transit, Inc., a Delaware corporation ("Parent"), MCS Transit, Inc., an Indiana corporation, and a wholly-owned subsidiary of Parent ("Newco"), Mayflower Group, Inc., an Indiana corporation ("Group"), and TCW Asset Management Company ("TCW"), as investment manager of funds and accounts which hold shares of Group and for the sole purposes of Sections 6.16, 8.1(d), 8.2(a), 9.4(c), 9.5 and 9.6.

                            W I T N E S S E T H
          WHEREAS, Group has entered into that certain Stock Purchase Agreement dated as of December 4, 1994 (the "Stock Purchase Agreement") pursuant to which Group has agreed to sell all of the outstanding common stock of its wholly owned subsidiary Mayflower Transit, Inc., an Indiana corporation ("Transit") to UniGroup, Inc., a Missouri corporation ("UniGroup"); and

          WHEREAS, the respective Boards of Directors of Parent, Newco and Group deem it advisable and in the best interests of their respective shareholders that, upon completion of the transactions contemplated by the Stock Purchase Agreement, Newco merge with and into Group (the "Merger") on the terms and conditions set forth herein in accordance with the Indiana Business Corporation Law (the "Indiana Act") (Newco and Group being hereinafter sometimes referred to as the "Constituent Corporations" and Group, following the effectiveness of the Merger, as the "Surviving Corporation"); and

          WHEREAS, as an inducement for Parent and Newco to enter into this Agreement, upon the specific request of Parent and Newco, TCW is a party to this Agreement for the sole purposes of Sections 6.16, 8.1(d), 8.2(a), 9.4(c), 9.5 and 9.6; and

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in order to set forth the terms and conditions of the Merger and the manner of carrying the same into effect, the parties hereto agree as follows:

                                 ARTICLE I
                            Certain Definitions

          As used in this Agreement the following terms shall have the following respective meanings:

          "Acquisition Proposal" shall have the meaning set forth in
     Section 6.5 hereof.

          "Affiliated Group" shall have the meaning set forth in
     Section 5.1(j) hereof.

          "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Antitrust Division" shall have the meaning set forth in
     Section 5.1(i) hereof.

          "Antitrust Improvements Act" shall have the meaning set forth in Section 5.1(i) hereof.

          "Articles of Merger" shall have the meaning set forth in
     Section 2.2 hereof.

          "Audited Balance Sheet" shall have the meaning set forth in
     Section 5.1(n) hereof.

          "CERCLA" shall have the meaning set forth in Section 5.1(w) hereof.

          "Certificate" shall have the meaning set forth in Section
     4.1(a) hereof.

          "Closing" shall have the meaning set forth in Section 2.2 hereof.

          "Closing Date" shall mean the fifth business day following the date on which the requirements of Sections 7.1 and 7.2 have been satisfied, or such other date as the parties may agree to in writing have the meaning set forth in Section 2.2 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

          "Company Returns" shall have the meaning set forth in
     Section 5.1(u).

          "Confidentiality Agreement" shall have the meaning set forth in Section 6.6 hereof.

          "Consents" shall have the meaning set forth in Section
     5.1(i) hereof.

          "Consolidated Company" and "Consolidated Companies" shall have the meanings set forth in Section 5.1(a) hereof.

          "Constituent Corporations" shall have the meaning set forth in the recitals to this Agreement.

          "Contract Services" shall mean Mayflower Contract Services, Inc., an Indiana corporation.

          "EBIT" means, for any period, the following, each calculated for such period: (a) net income determined in accordance with GAAP; plus (b) Interest Expenses paid or accrued in determining net income; and (c) income and franchise taxes paid or accrued in determining net income.

          "Effective Date" shall have the meaning set forth in Section
     2.3 hereof.

          "Employee Plans" shall have the meaning set forth in Section 5.1(j) hereof.

          "Environmental Matters" shall have the meaning set forth in
     Section 5.1(w)(xvii) hereof.

          "Environmental Laws" shall have the meaning set forth in
     Section 5.1(w) hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fiduciary" shall have the meaning set forth in Section
     5.1(j) hereof.

          "Financial Projections" shall mean the forecasted consolidated monthly profit and loss statements for Group's
     Subsidiaries for each month ended July 1, 1994 through June 30, 1995, attached hereto as Exhibit A.

          "FTC" means the Federal Trade Commission as set forth in
     Section 5.1(i) hereof.

          "GAAP" shall mean generally accepted accounting principles, applied consistently for all relevant dates and periods.

          "Group" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Group Affiliate" means any subsidiary of Group other than the Consolidated Companies.

          "Group Common Stock" shall have the meaning set forth in
     Section 4.1 hereof.

          "Group Directors" shall have the meaning set forth in
     Section 6.7 hereof.

          "Group Stock Plans" shall have the meaning set forth in
     Section 5.1(d) hereof.

          "Group Subsidiary" or "Group Subsidiaries" shall have the meanings set forth in Section 5.1(d) hereof.

          "Group's knowledge," "to the knowledge of Group," or words of similar import, shall mean the knowledge, after reasonable investigation, of the officers of Group and the officers of each Consolidated Company.

          "Group's SEC Documents " shall have the meaning set forth in
     Section 5.1(n) hereof.

          "Hazardous Materials" shall have the meaning set forth in
     Section 5.1(w) hereof.

          "Intercompany Debt" means all debt of the Consolidated
     Companies to Group or any Group Affiliate.

          "Intercompany Receivables" means all debt of Group or any Group Affiliate to the Consolidated Companies.

          "Interstate Commerce Act" means the Interstate Commerce Act, as amended, and all regulations promulgated thereunder.

          "Interstate Commerce Commission" means the Interstate
     Commerce Commission of the United States of America and any successor agency thereto.

          "IRS" shall mean the Internal Revenue Service.

          "Indemnified Parties" shall have the meaning set forth in
     Section 9.11 hereof.

          "Indiana Act" shall have the meaning set forth in the recitals to this Agreement.

          "Interim Balance Sheet" shall mean the consolidated and consolidating unaudited balance sheets of Group and the Group Subsidiaries, attached hereto as Exhibit B, which Interim Balance Sheet was prepared as of December 31, 1994.

          "Material Agreements" shall have the meaning set forth in
     Section 5.1(p)(viii) hereof.

          "Merger" shall have the meaning set forth in the recitals to this Agreement.

          "Merger Consideration" shall have the meaning set forth in
     Section 4.1(a) hereof.

          "Multiple Employer Pension Plan" shall have the meaning set forth in Section 5.1(j) hereof.

          "Newco" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Newco Common Stock" shall have the meaning set forth in
     Section 4.1(d) hereof.

          "1994 10-Q's" shall have the meaning set forth in Section
     5.1(n) hereof.

          "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Paying Agent" shall have the meaning set forth in Section
     4.2. hereof.

          "PBGC" shall have the meaning set forth in Section 5.1(j) hereof.

          "PCB's" shall have the meaning set forth in Section 5.1(w) hereof.

          "Pension Plan" shall have the meaning set forth in Section 5.1(j) hereof.

          "Proxy Statement " shall have the meaning set forth in
     Section 5.1(z) hereof.

          "Restricted Stock Plans" shall have the meaning set forth in
     Section 5.1(d) hereof.

          "SEC" means the Securities and Exchange Commission.

          "State Transportation Authorities" shall have the meaning set forth in Section 5.1(i) hereof.

          "Stock Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement.

          "Subsidiary Shares" shall have the meaning set forth in
     Section 5.1(d) hereof.

          "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

          "Surviving Corporation Common Stock" shall have the meaning set forth in Section 4.1 hereof.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, fuel, third structure, ad valorem, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, property, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, customs, duties, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any domestic or foreign governmental authority (a "Taxing Authority"); any penalties, interest, or other additions for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any return (including without limitation, any information return, declaration or estimate) with respect to the foregoing; and liability for the payment of any Tax of an affiliated, consolidated, combined or unitary group.

          "Tax Consolidated Companies" shall have the meaning set forth in Section 5.1(u) hereof.

          "Tax Returns" shall mean collectively, all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of any Taxes; and any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise, or other Tax provision of federal, territorial, state, local, or foreign law; and the term "Tax Return" means any one of the foregoing Tax Returns.

          "Tax Sharing Agreement" shall have the meaning set forth in
     Section 6.1(b) hereof.

          "TCW" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "10-K Report " shall have the meaning set forth in Section 5.1(n) hereof.

          "Transit" shall have the meaning set forth in the recitals to this Agreement.

          "Unaudited Balance Sheet" shall have the meaning set forth in Section 5.1(n) hereof.

          "UniGroup" shall have the meaning set forth in the recitals to this Agreement.

                                 ARTICLE II
                                 The Merger

          Section 2.1. Surviving Corporation. In accordance with the provisions of this Agreement and the Indiana Act, on the Effective Date (as hereinafter defined), Newco shall be merged with and into Group, the separate corporate existence of Newco shall cease and Group shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Indiana.

          Section 2.2. Closing; Filing; etc. The Closing of the Merger (the "Closing") shall take place at the offices of Barnes & Thornburg, 11 South Meridian Street, Indianapolis, Indiana 46204, as soon as practicable after all of the conditions precedent contained in Article VII hereof have been fulfilled or waived. The date on which the Closing actually occurs is herein referred to as the "Closing Date." As soon as practicable following the Closing, Parent, Newco and Group shall (a) cause Articles of Merger, which comply with the requirements of the Indiana Act (the "Articles of Merger"), to be executed and filed with the Indiana Secretary of State of the State of Indiana (the "Indiana Secretary of State") as provided by the Indiana Act, (b) cause the Indiana Secretary of State promptly to issue a

     Certificate of Merger relating to the Merger, and (c) take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

          Section 2.3. Effective Date of the Merger. The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of Indiana. The date and time of such filing is herein referred to as the "Effective Date."

          Section 2.4. Effects of the Merger. On and after the Effective Date, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all debts due to either of the Constituent Corporations on whatever account as well as all other claims and causes of action of either of the Constituent Corporations shall be vested in the Surviving Corporation; all properties, rights, privileges, powers and franchises and all and every other interest shall thereafter be as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall be vested in the Surviving Corporation.

          Section 2.5. Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances of law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm of record or otherwise in the Surviving Corporation the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of or as a result of, the Merger, and (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the proper officers and directors of the Surviving Corporation shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, protect, confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations to take any and all such action.

                                ARTICLE III
       Articles of Incorporation and By-Laws; Directors and Officers

          Section 3.1. Articles of Incorporation; By-Laws. On the Effective Date, the Articles of Incorporation of Newco, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law. On the Effective Date, the By-Laws of Newco, as in effect immediately prior to the Effective Date, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

          Section 3.2. Directors. From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation shall consist of the persons who are members of the Board of Directors of Newco immediately prior to the Effective Date, each to serve until his successor is duly elected and qualified or as otherwise provided by law or by the Surviving Corporation's Articles of Incorporation or By-laws.

          Section 3.3. Officers. From and after the Effective Date, the officers of the Surviving Corporation shall be the persons holding such offices with Newco immediately prior to the Effective Date until his or her successor is duly elected and qualified or as otherwise provided in the Surviving Corporation's Articles of Incorporation or By-laws.

                                 ARTICLE IV
                            Conversion of Shares

          Section 4.1. Conversion of Outstanding Shares. On the Effective Date, by virtue of the Merger and without any further action on the part of Parent, Newco, Group, or any holders of the shares of the common stock, no par value, of Group (the "Group Common Stock"):

                     (a) each share of Group Common Stock issued and outstanding immediately prior to the Effective Date (excluding any shares held by Newco or Parent or any of their subsidiaries, but including shares issued pursuant to the Restricted Stock Plans (as hereafter defined)) shall be canceled and retired, cease to exist and be converted automatically into and represent the right to receive a pro rata share of the gross amount of $157,000,000 in cash less all of the obligations required to be satisfied by Group upon the Closing of the Merger pursuant to Section 7.1(j) hereof and less all expenses and costs of the Consolidated Companies paid prior to the Closing Date in connection with the transaction contemplated in this Agreement or the Stock Purchase Agreement (to the extent not otherwise paid out of proceeds of the Purchase Price under the Stock Purchase Agreement) (such remaining amount to be computed on a per share basis), without interest (the "Merger Consideration") payable in United States Dollars to the record holder of such share only upon the surrender of the certificate representing such share (a "Certificate") in accordance with Section 4.3 hereof (less any required withholding taxes);

                     (b) each share of Group Common Stock, if any, then held in the treasury of Group or by any Group Subsidiary or held by Newco or Parent or any of their subsidiaries shall be canceled and retired and cease to exist, without any conversion or payment made in respect thereof; and

                     (c)    each share of Newco Common Stock (the
     "Newco Common Stock"), issued and outstanding immediately prior to the Effective Date, shall be converted into and exchanged for one fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Date, each outstanding certificate theretofore representing shares of Newco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Newco Common Stock shall have been converted. Promptly after the Effective Date, the Surviving Corporation shall issue to the Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Newco Common Stock, which shall be canceled.

        Section 4.2. Paying Agent. On or before the Effective Date, Parent shall appoint Bank One, Indianapolis, National Association, to act as paying agent (the "Paying Agent") to receive the funds to which holders of record of shares of Group Common Stock shall become entitled pursuant to Section 4.1(a) of this Agreement. Parent shall transmit, or shall cause Newco or the Surviving Corporation to transmit, by wire, or other acceptable means, to the Paying Agent, from time to time at and after the Effective Date, funds when and as required for exchanges in accordance with this Agreement. The Paying Agent shall estimate its need for funds for each business day and shall communicate such requirements for each such business day to Parent not later than 1:00 p.m., Chicago time, on the immediately preceding business day. Parent shall transmit, or shall cause to be transmitted, such funds to the Paying Agent by noon, Chicago time, on the business day following such communication. The Paying Agent shall agree to hold such funds in trust and deliver such funds (in the form of checks of the Paying Agent) in accordance with Section 4.3 and such additional terms as may be agreed upon by the Paying Agent and Parent. Any portion of such funds which has not been paid pursuant to Section 4.3 within six months after the Effective Date shall promptly be paid to the Surviving Corporation, and thereafter any shareholders of Group who have not theretofore complied with Section 4.3 shall look only to the Surviving Corporation for payment of the amount of cash to which they are entitled pursuant to this Agreement.

        Section 4.3. Surrender and Payment. As soon as practicable after the Effective Date, the Paying Agent shall mail a transmittal form to each holder of a Certificate advising such holder of the procedure for surrendering the Certificate to the Paying Agent. As of the Effective Date, each record holder of a Certificate shall be entitled upon surrender thereof, together with a duly completed and validly executed letter of transmittal as described below, to the Paying Agent to receive payment therefor in cash in the amount set forth in Section 4.1(a). Promptly after the Effective Date, the Paying Agent shall mail to each person who was immediately prior to the Effective Date a holder of record of issued and outstanding shares of the Group Common Stock the form (by Parent and Group) of letter of transmittal and instructions attached hereto as Schedule 4.3 for use in effecting the surrender of the Certificates therefor. If payment of the Merger Consideration is to be made in the name of a person other than the person in whose name such Certificate is registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the issuance of such check in the name of a person other than the registered owner of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of a Certificate for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Upon the surrender and exchange of a Certificate, the holder shall by paid by check, without interest thereon, the amount of cash to which he is entitled hereunder, and the Certificate shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the cash into which the shares of Group Common Stock it theretofore represented shall have been converted pursuant to Section 4.1, without interest, and the Surviving Corporation shall not be required to pay the holder thereof the cash into which such Shares shall have been converted; provided that procedures allowing for payment with respect to lost or destroyed Certificates against receipt of customary and appropriate certifications and indemnities shall be provided. The Surviving Corporation shall establish reasonable procedures for the payment of cash to holders of Group Common Stock who have lost their Certificates or have mutilated Certificates or have had their Certificates destroyed.

        Section 4.4. No Further Transfers. After the Effective Date, the stock transfer books of Group shall be closed, and no further transfer of shares of Group Common Stock shall be made. If, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 4.2 or Section 4.3, as applicable.

                                 ARTICLE V
                       Representations and Warranties

        Section 5.1. Representations and Warranties by Group. Group represents and warrants to Parent and Newco as follows:

                     (a) Incorporation; Authorization; etc. Group is a corporation duly incorporated and validly existing under the laws of the State of Indiana. Each Group Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation. Each of Group and the Group Subsidiaries (individually, a "Consolidated Company," and collectively, the "Consolidated Companies") (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified or licensed.

                     (b)    Corporate Authority.  Group has the
     requisite corporate power and authority to execute and deliver this Agreement and, subject to the shareholder approval referred to herein, to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by Group of this Agreement and the consummation by Group of the transactions contemplated on its part hereby have been duly authorized and approved by all necessary action of its Board of Directors. Except for the approval of the Merger by the shareholders of Group, no other corporate proceedings on the part of Group or the Group Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the consummation by Group of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Group and constitutes a legal, valid and binding agreement of Group, enforceable against Group in accordance with its terms, except as the enforceability thereof may be limited by the Interstate Commerce Act or bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

                     (c)    No Violation.  Except as set forth in
     Schedule 5.1(c) with respect to clause (ii) below, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not,
     (i) violate any provision of Group's or any Group Subsidiaries' Articles of Incorporation or Bylaws, or (ii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, security interest or encumbrance upon any of the Group Common Stock or any of the Consolidated Companies' assets or properties pursuant to any provision of, or create any right on the part of any party to modify, amend or terminate, any mortgage, lien, lease, agreement, license, instrument, indenture, order, ordinance, arbitration award, judgment or decree to which any of the Consolidated Companies is a party or by which any of them or their respective properties are bound. Upon consummation of the Merger at the Closing, Parent will, unless otherwise prohibited by law, acquire title to the Group Common Stock free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or rights of any third parties.

                     (d) Capitalization. The authorized capital stock of Group consists of (i) 30,000,000 shares of Group Common Stock, without par value, of which, as of the date hereof, 12,661,671 shares are validly issued and outstanding, fully paid and nonassessable (of which 16,000 shares are restricted shares issued pursuant to the 1993 Restricted Stock Plan and 1994

     Restricted Stock Plan (the "Restricted Stock Plans")), and (ii) 5,000,000 shares of preferred stock of which, as of the date hereof, zero (0) shares are outstanding. As of the date hereof, Group has reserved and unissued 560,000 shares of Group Common Stock for issuance in connection with Group's 1992 Director Stock Option Plan and Group's 1992 Stock Option Plan (the "Group Stock Plans"), 509,000 shares for issuance in connection with Group's Restricted Stock Plans, and 161 shares for issuance in connection with Group's 1992 Plan of Reorganization. The Group Common Stock is validly issued, fully paid and nonassessable, and except for the items set forth or in Schedule 5.1(d) (all of which Group will cause to be released at Closing), there are no outstanding obligations, options, warrants or other rights of any kind to acquire from Group, any Group Subsidiary or any Group Affiliate, shares of capital stock of any class or other equity securities of the Group Subsidiary, or securities convertible into or exchangeable for such capital stock or other equity securities of Group or any Group Subsidiary. Schedule 5.1(d) sets forth the name, jurisdiction of incorporation or formation and percentage ownership of each corporation or other entity in which Group owns, directly or indirectly, 50% or more of the outstanding capital stock or other equity interests, excluding Transit and its subsidiaries (individually, a "Group Subsidiary," and collectively, the "Group Subsidiaries"). All of the issued and outstanding shares of capital stock or other equity interests of the Group Subsidiaries (the "Subsidiary Shares") are validly issued, fully paid and nonassessable. There are no outstanding obligations, options, warrants or other rights of any kind to acquire Subsidiary Shares from Group, any Group Subsidiary or any Group Affiliate, except for the items set forth on Schedule 5.1(d). The Subsidiary Shares are owned, directly or indirectly, by Group free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or rights of any third parties, except for the items set forth on
     Schedule 5.1(d) (all of which Group shall cause to be released at Closing). Group has no direct or indirect equity investment in any corporation, association, partnership, joint venture or other entity except as set forth in the Schedule 5.1(d), and all of such investments are owned free and clear of any liens, claims, charges, encumbrances, restrictions on voting or alienation or any other limitation or rights of any third parties except as disclosed on Schedule 5.1(d).

                     (e)    Properties.  Except for (i) leased
     property, (ii) encumbrances for current Taxes not delinquent or being contested in good faith, (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business, (iv) for matters set forth in
     Schedule 5.1(e), (v) imperfections of title, if any, which do not interfere with the Consolidated Companies' use of such property or impair the marketability of title to such property, and (vi) for purchase money security interests on personal property which secure only the purchase price of the relevant property, Group or a Group Subsidiary has good and marketable title, free and clear of any liens, mortgages, security interests, claims, charges, options or other title defects or encumbrances, to each piece of real and personal property reflected on or included in the Interim Balance Sheet and to each piece of real and personal property acquired by Group or a Group Subsidiary since the date of the Interim Balance Sheet (except such properties as have been disposed of, in accordance with this Agreement since the date of the Interim Balance Sheet in the ordinary course of business and property purchased, in accordance with this Agreement since the date of the Interim Balance Sheet in the ordinary course of business and subject to a purchase money security interest).

                     (f) Litigation; Orders. Except as disclosed in Schedule 5.1(f), there are no lawsuits, claims, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Group's knowledge, threatened in writing against Group or any Group Subsidiary or any of their properties or assets or seeking to prevent or invalidate the transactions contemplated by this Agreement.
     There are no judgments or outstanding orders, rulings, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Group or any Group Subsidiary or any of their properties or businesses.

                     (g)     Compliance with Laws.  Except as set
     forth in Schedule 5.1(g), the conduct of the business of the Consolidated Companies complies with all laws and regulations applicable to the business of the Consolidated Companies. The Consolidated Companies have obtained all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their businesses.

                     (h) Labor Matters. Schedule 5.1(h) contains a listing of each presently existing collective bargaining or other labor agreement or employment contract, consulting contract or executive compensation agreement (whether written or otherwise) to which any of the Consolidated Companies is a party. Except as set forth on Schedule 5.1(h), no Consolidated Company is a party to or negotiating any collective bargaining agreement. The Consolidated Companies are not involved in, or to Group's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Consolidated Companies (including without limitation occupational safety and health standards). Except as disclosed in Schedule 5.1(h), no Consolidated Company has materially breached or otherwise failed to comply with any provision of any collective bargaining or other labor agreement listed in Schedule 5.1(h) and there are no significant grievances outstanding against any Consolidated Company under any such agreement. Except as disclosed in Schedule 5.1(h), Group knows of no activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of any Consolidated Company, or any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of the employees of any Consolidated Company. Except as disclosed in Schedule 5.1(h), no present or former employee of any Consolidated Company has given notice to any Consolidated Company of, or to the knowledge of Group threatened to file, any significant claim against any Consolidated Company (whether under federal or state law, under any employment agreement or otherwise) on account of or for (i) overtime pay, (ii) wages or salary, (iii) vacation time or pay in lieu of vacation time off or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. Except as disclosed in Schedule 5.1(h), no person or party (including without limitation government agencies of any kind) has given notice to Group or any Consolidated Company of, or to the knowledge of Group threatened to file, any claim against any Consolidated Company under or arising out of any statute, ordinance or regulation relating to employer-employee relationships, employee entitlements, discrimination in employment or employment practices, immigration or plant closing laws. No employee of any Consolidated Company or Transit has experienced any "employment loss," nor has any other event occurred, which would subject Group, any Group Subsidiary, Newco or Parent to any liability under the Workers Adjustment and Retraining Notification Act. Except as disclosed in Schedule 5.1(h), the consent of any labor union which is a party to one or more of the collective bargaining or labor agreements listed in
     Schedule 5.1(h) is not required to enter into this Agreement or to consummate the Merger or any other transaction contemplated by this Agreement.

                     (i) Governmental and Third Party Consents. Except as set forth in Schedule 5.1(i) and except for filings (i) with the SEC of a proxy statement and form of proxy pursuant to the Exchange Act, (ii) such filings as may be required to be filed with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any comparable, similar, successor or other law (the "Antitrust Improvements Act") and (iii) any state authorities regulating the provision of transportation services ("State Transportation Authorities"), Group is not required to make, file, give or obtain any registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind (collectively, "Consents") with, to or from any foreign, federal or state governmental commission, board or other regulatory body in connection with the consummation of the Merger; provided, however, that Group makes no representation or warranty as to the requirement of any approval by the Interstate Commerce Commission, or the validity or enforceability of this Agreement, and the transactions contemplated herein, under the Interstate Commerce Act. Except as set forth in Schedule 5.1(i), or otherwise in this Agreement, no consent of any other person or entity is required to be obtained by Group, any Group Subsidiary or any Group Affiliate for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                     (j)    Employee Benefit Plans.  (i) Schedule
     5.1(j) lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance, employee welfare benefit plans (as defined in ERISA), employee pension benefit plans (as defined in ERISA) and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by any of the Consolidated Companies in respect of any of the present or former directors, officers, other employees and/or consultants of or to any of the Consolidated Companies, or in which any of such directors, officers, employees or consultants participates (collectively, "Employee Plans"). Group has furnished Parent with the following documents with respect to each Employee Plan: (A) a true and complete copy of all written documents comprising such Employee Plan (including but not limited to amendments, insurance contracts, and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Employee Plan; (B) the most recent Form 5500 (or such other applicable Form 5500), including all schedules thereto, if applicable; (C) the most recent financial statements and actuarial reports, if any; (D) the summary plan description currently in effect and all modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

                     (ii)   Except as provided in Schedule 5.1(j),
     all Employee Plans have been maintained and operated in accordance with both their terms and with the requirements of all applicable statutes, orders, rules and regulations, including without limitation ERISA and the Code. All contributions required to be made to Employee Plans have been made. No claims are pending or, to the knowledge of Group, threatened involving any Employee Plan against any of the Consolidated Companies or any fiduciary (as defined in ERISA) ("Fiduciary") of an Employee Plan.

                     (iii)  With respect to each of the Employee
     Plans which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), to the knowledge of
     Group: (A) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; provided, that a determination letter request is pending with respect to each Pension Plan for changes made under the Tax Reform Act of 1986; (B) the projected value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 5.1(j), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits and there has been no material change in such assets or benefit liabilities since the last applicable annual valuation date; (C) except as provided in Schedule 5.1(j), there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Employee Plan, or associated trust, any Fiduciary of such Pension Plan, or any of the Consolidated Companies, to any tax or penalty; (D) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA, which would require the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC"); (E) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), and (F) no Consolidated Company has incurred any liability to the PBGC that has not been satisfied, other than liability for premiums. With respect to each Pension Plan that is referred to in Section 413(c) of the Code (a "Multiple Employer Pension Plan"): (1) none of the Consolidated Companies would have any liability or obligation to post a bond under Section 4063 of ERISA if any Consolidated Company were to withdraw from such Multiple Employer Pension Plan; and (2) none of the Consolidated Companies would have any liability under
     Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate. None of the Consolidated Companies is or has been, within the immediately preceding six years, a member of controlled group or corporations or a group of trades or businesses under common control ("Affiliated Group") in which any member of the Affiliated Group maintained of pension plan subject to Title IV of ERISA under which assets were less than liabilities or under which there would be a liability to a Consolidated Company under Section 4062 of ERISA if such pension plan were to terminate.

                     (iv) No Consolidated Company has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as set forth in Schedule 5.1(j) or as required by Section 4980B of the Internal Revenue Code.

                     (v) With respect to each Pension Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Pension Plan, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been (or as of the Closing Date will be) accrued on the books and records of the Consolidated Companies. With respect to all other Employee Plans, all premiums and other payments which are due have been paid.

                     (vi) Except as set forth on Schedule 5.1(j), neither the execution nor delivery of this Agreement, nor the consummation of the Merger or any other transaction contemplated hereby, will (A) result in any payment (including without limitation any severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of any Consolidated Company from any of such entities, (B) increase the level of benefits otherwise payable under any of the Employee Plans (including any substantial increase in claims experience on health, medical, dental and vision group plans and programs incurred between the date hereof and Closing, which shall be deemed to be a result of the Merger) or (C) result in the acceleration of vesting or the time of payment of any such benefit.

                     (vii) Except as set forth on Schedule 5.1(j), no Consolidated Company has any liability, jointly or otherwise, for any withdrawal liability under Title IV of ERISA for a complete or partial withdrawal from any Multiemployer Plan as defined in Section 3(37) of ERISA by any member of a controlled group of employees (as used in ERISA) or which any of the Consolidated Companies is or was a member, which liability has not been fully paid as of the date hereof.

                     (k) Brokers, Finders, etc. Except for Smith Barney, Inc., Group nor any of the Consolidated Companies has employed, and is not subject to lien or claim from, or otherwise made arrangements with, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Newco, Parent or any of the Consolidated Companies upon the consummation of the transactions contemplated hereby.

                     (l) Intellectual Properties. Schedule 5.1(l) contains a listing of all software, data bases, patents, patent applications, trademarks, trademark registrations and applications therefor, trade names, trade dress, service marks, copyright registrations and applications therefor, patent, trademark or trade name licenses, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how of any of the Consolidated Companies and all patent, trademark or trade name licenses granted by any of the Consolidated Companies to others which are in force. Upon the consummation of the transactions contemplated by the Stock Purchase Agreement, Group and the Group Subsidiaries will have the right to continue to use the Mayflower name and the "Mayflower" stylized trademark, pursuant and subject to the license agreements provided for in Section 7.1(c) of this Agreement. The Consolidated Companies have registered or applied to register certain of their respective trademarks, trade names or service marks identified on Schedule 5.1(l). All of the patents, trademarks, trade names, service marks, or copyrights shown as registered on Schedule 5.1(l) and owned by or licensed to any of the Consolidated Companies are properly registered in the respective countries shown on Schedule 5.1(l) and all such registrations are in full force and effect; and, in order to conduct its business as such business is currently being conducted, none of the Consolidated Companies requires any rights under any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), process or know-how that it does not already own or license except for the license agreements provided for in Section 7.1(c) of this Agreement. Except as disclosed in Schedule 5.1(l), neither Group nor any of the Consolidated Companies have received any notice of, nor to Group's knowledge is there, any conflict with the asserted rights of others with respect to any intellectual property right used in, or useful to, the operation of the assets or the conduct of the business of the Consolidated Companies, or with respect to any license (whether oral or in writing) related to the assets or the business under which any Consolidated Company is licensor or licensee. Except as disclosed in Schedule 5.1(l), none of the Consolidated Companies has granted any outstanding licenses or other rights, either orally or in writing in the United States or elsewhere, and except as set forth on
     Schedule 5.1(l), none has any obligations to grant licenses or other rights under any of the intellectual property rights owned by it or licensed to such company. To the knowledge of Group, none of the Consolidated Companies is infringing any intellectual property right of any other person in any significant manner and, to Group's knowledge, no other person is infringing any intellectual property right of any Consolidated Company in any significant manner.

                     (m) Adequacy of Insurance and other Reserves. The provision made by Group and each Group Subsidiary for their self-insured claims, indemnified claims, loss adjustment expenses, retrospective insurance premium adjustments and other losses on the Interim Balance Sheet not otherwise insured, reserved or indemnified against, is sufficient for the payment of all such losses, claims and damages incurred prior to the date thereof and premium adjustments for actual and anticipated future losses, claims and damages relating to occurrences or experiences in the periods prior to the date thereof.

                     (n) Group Reports and Consolidated Companies Financial Statements. Group has heretofore filed with the SEC pursuant to the Exchange Act, an Annual Report on Form 10-K for its fiscal year ended December 31, 1993 and all prior periods where such a filing was required by the Exchange Act (the "10-K Report") and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1994 (the "1994 10-Q's"). Group has made available to Parent a true and complete copy of each report (including the 10 K Report and the 1994 10-Q's), schedule, and definitive proxy statement filed by Group since January 1, 1993 in substantially the form filed with the SEC (the "Group's SEC Documents"). Group's SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. The information pertaining to the Consolidated Companies in Group's SEC Documents, as of their respective dates, did not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Group has delivered to Parent: (i) the audited consolidated balance sheet of Group and its consolidated subsidiaries (including Transit) as of December 31, 1993 (including the notes thereto, the "Audited Balance Sheet") and the related audited consolidated statements of income, changes in shareholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Coopers & Lybrand, independent certified public accountants, (ii) the unaudited consolidated balance sheet of the Consolidated Companies as of December 31, 1993 (the "Unaudited Balance Sheet") and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flow for the fiscal year then ended, and (iii) the Interim Balance Sheet, including in each case the notes, if any, thereto. Such financial statements and notes are in accordance with the books and records of the Consolidated Companies and fairly present in all respects the financial condition and results of operations of the Consolidated Companies as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments and adjustments related to the matters identified in Schedules 5.1(o) and 6.1, and may omit, incorporate by reference or contain condensed versions of certain information which might be set forth in full or in footnote disclosures if such interim financial statements were prepared in full accordance with GAAP. The Consolidated Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions have been executed in accordance with the general or specific authorization of management of the Consolidated Companies; (B) transactions have been recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; and (C) access to assets is permitted only in accordance with the general or specific authorization of management of the Consolidated Companies.

                     (o)    Absence of Certain Changes or Events.
     From the date of the Interim Balance Sheet to the date of this Agreement and except as otherwise disclosed in Schedule 5.1(o), there has not been (i) any adverse change or changes in the assets, properties, financial condition or results of operations of the Consolidated Companies which has individually or in the aggregate resulted in a reduction of the shareholder's net worth from that reflected on the Interim Balance Sheet (calculated in accordance with GAAP); provided, however, that (A) normal recurring variations in operating results, (B) charges or expenses incurred in the ordinary course of business reflected in the Financial Projections, and (C) transactions specifically allowable under this Agreement, including those matters set forth on Schedule 5.1(o), shall not be deemed to be such a change; (ii) any action by the Consolidated Companies which, if taken on or after the date of this Agreement, would require the consent or approval of Parent pursuant to Section 6.1(b), except for actions as to which consent or approval has been given as provided therein; (iii) any new borrowing or capital expenditure or commitment by the Consolidated Companies, (other than borrowings and capital expenditures or commitments through the date hereof in the ordinary course of business and consistent with past practice); (iv) any material change in the accounting methods or principles used for financial reporting purposes by the Consolidated Companies, except as may have been required by a change in GAAP or as may have been concurred with by Group's independent public accountants and disclosed in their report or the notes to the financial statements; or (v) any agreement, whether in writing or otherwise, to take any action described in this Section 5.1(o).

                     (p) List of Properties, Contracts and Other Data. Group or Group Subsidiaries heretofore has delivered or made available to Parent true and correct lists, certified as true, accurate and correct by the President of Group, or a Vice President of Group or Group Subsidiaries (having authority over or responsibility for such) of the matters set forth in the following subsections (i) through (viii):

                     (i) Real Property. All real property owned, leased (as lessor or lessee) or subject to option (as optionee), of record or beneficially by any of the Consolidated Companies ("Schedule 5.1(p)(i)");

                     (ii)   Insurance Policies.  All policies of
        insurance maintained by any of the Consolidated Companies with respect to any of them and covering any of such company's officers and directors, employees and agents, properties, buildings, machinery, equipment, furniture, fixtures and operations, and all reinsurance agreements and fronting agreements with any person, including any domestic and foreign carriers ("Schedule 5.1(p)(ii)");

                     (iii)  Customer Contracts.  Each customer
        contract or other commitment or document evidencing or relating to existing or pending service contracts resulting in annual payments to any of the Consolidated Companies in excess of $100,000 or cumulative payments to any of the Consolidated Companies in excess of $500,000, together with the name of each customer, the estimated annual revenues for each customer contract, the number of vehicles required to perform each customer contract and the first expiration date of each customer contract ("Schedule 5.1(p)(iii)");

                     (iv) Leases. Each real or personal property lease, whether as lessor or lessee, to which any of the Consolidated Companies is a party resulting in annual payments in excess of $50,000 or cumulative payments in excess of $500,000 ("Schedule 5.1(p)(iv)");

                     (v) Loans and Credit Agreements, etc. Any mortgages, promissory notes, evidences of indebtedness, deeds of trusts, indentures, loan or credit agreements, guarantees, letters of credit, letter of credit applications and reimbursement agreements or similar instruments for money borrowed or credit obtained or guaranteed, in an amount in excess of $100,000, to which any of the Consolidated Companies is a party, and all amendments or modifications, if any, thereof ("Schedule 5.1(p)(v)");

                     (vi) Litigation. A listing of each lawsuit, administrative proceeding, governmental investigation or arbitration to which any of the Consolidated Companies is a party and of which process or other notice has been served upon such party, whether insured or uninsured and including but not limited to matters with respect to which the Consolidated Company is represented by an insurer or reinsurer ("Schedule 5.1(p)(vi)") excluding lawsuits, administrative proceedings, governmental investigations and arbitrations in which the damage or relief sought is less than $100,000;

                     (vii) Permits, Licenses, etc. A list of any permits, licenses (including, without limitation, radio licenses), operating authorities, fictitious name registrations or similar permissions held by each of the Consolidated Companies and required under any state or federal laws or regulations for the operation of the current business of such company ("Schedule 5.1(p)(vii)"); and

                     (viii) every other contract to which any Consolidated Company is a party which could reasonably be expected to result in annual payments by or to any Consolidated Company in excess of $50,000 or cumulative payments by or to any Consolidated Company in excess of $500,000 (collectively with each document, agreement or contract described in subsections (i)-(vii) of this Section 5.1(p), the "Material Agreements") ("Schedule 5.1(p)(viii)").

                     (q) Books and Records. The books of account, minute books, stock record books and other records of the Consolidated Companies, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Consolidated Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors and committees of the Board of Directors of the Consolidated Companies and no meetings of any such shareholders, Board of Directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth in Schedule 5.1(q), the stock record books of the Consolidated Companies accurately reflect all transactions involving equity securities of the Consolidated Companies and any options, warrants and other securities excisable for or convertible into equity securities of the Consolidated Companies. At the Closing, all of those books and records will be in the possession of the Consolidated Companies.

                     (r)    Material Agreements.  Except as noted on
     Schedule 5.1(r), (i) each Material Agreement is in full force and effect on the date hereof, and is legal, valid and binding and enforceable in accordance with its terms; and (ii) there has not been any event of default (or, to the knowledge of Group, any event or condition which with notice or the lapse of time, or both, would constitute an event of default or facts or circumstances which make such an event of default likely to occur subsequent to the date hereof) on the part of any of the Consolidated Companies or such other parties to any such Material Agreement.

                     (s)    Equipment.  The fixtures, equipment
     (including automobiles, trucks, trailers and buses), plants, service stations and operating assets used in the operation of the Consolidated Companies taken as a whole are generally suitable for the uses for which intended and are in good operating condition and repair (ordinary wear and tear excepted), free of defects in light of their age and prior use and free of defects that would prevent the continued use thereof by the Consolidated Companies following the Closing Date in the conduct of normal operations. Since December 31, 1993, each Consolidated Company has continued to maintain its plants and equipment substantially in accordance with its past practices in such regard.

                     (t) No Undisclosed Liabilities. Except as otherwise disclosed in this Agreement (other than as disclosed in Schedule 5.1(p)(vi)), the Consolidated Companies have no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Audited Balance Sheet, the Unaudited Balance Sheet, and the Interim Balance Sheet, except liabilities and obligations incurred in the ordinary course of business, or to the extent that the Unaudited Balance Sheet and the Interim Balance Sheet do not include notes.

                     (u) Taxes. All Tax Returns that are or were required to be filed by or with respect to the Group, any predecessor thereof, or any corporations or other entities in which Group owns, directly or indirectly, a majority of the outstanding capital stock or other equity interests, including Transit and its subsidiaries (collectively, the "Tax Consolidated Companies"), either separately or as a member of an affiliated, combined, unitary or consolidated group ("Company Returns"), have been filed in accordance with the legal requirements of each governmental body with taxing power over them or their assets. All deductions reflected on all Company Returns were properly claimed as allowable deductions from gross income, and all Taxes that have or may have become due pursuant to Company Returns, or otherwise, or pursuant to any assessment received by Group or any of the Tax Consolidated Companies, have been paid, or adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet and the Interim Balance Sheet, except such Taxes, if any, as are set forth in Schedule 5.1(u) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet and the Interim Balance Sheet. Except as provided on Schedule 5.1(u), the United States federal income tax returns of the Tax Consolidated Companies have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1990. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
     Schedule 5.1(u), are being contested in good faith by appropriate proceedings. Schedule 5.1(u) describes all adjustments to the United States federal income tax returns filed by or with respect to any of the Tax Consolidated Companies for all taxable years since 1987, and the resulting deficiencies proposed by the Internal Revenue Service. Except as set forth in Schedule 5.1(u), none of the Tax Consolidated Companies has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of Taxes of any of the Tax Consolidated Companies or for which any of the Tax Consolidated Companies may be liable. The charges, accruals and reserves with respect to Taxes on the respective books of each of the Tax Consolidated Companies are adequate (determined in accordance with GAAP) to cover all Taxes attributable to taxable years or periods ending with the Effective Date. There exists no proposed or final Tax assessment with respect to any Company Return except as disclosed in Schedule 5.1(u). No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by any of the Tax Consolidated Companies. All Taxes that any of the Tax Consolidated Companies is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. All Company Returns are true, correct and complete in all respects.

                     Except as otherwise set forth in Schedule
     5.1(u), (i) none of the Tax Consolidated Companies has been, since 1970, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (with the exception of Group's affiliated group as it is currently constituted); (ii) none of the Tax Consolidated Companies has ever been a member of any combined, consolidated, or unitary group for state income or franchise tax purposes and does not file (and is not required to file) combined, consolidated, or unitary Tax Returns for state income or franchise tax purposes;
     (iii) none of the Tax Consolidated Companies is a party to any agreement, arrangement, or plan that has resulted or could result in the payment of any "excess parachute payment" as defined in
     Section 280G of the Code (without regard to subsection (b)(4) thereof); (iv) none of the Tax Consolidated Companies is subject to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (v) none of the Tax Consolidated Companies is, or has been, a United States real property holding corporation within the meaning of Code section 897(c)(2) during the period specified in Code section 897(c)(1)(A)(ii); (vi) none of the Tax Consolidated Companies has agreed, or is otherwise required, to make any adjustment or report any income under
     Section 481 of the Code after the Closing Date by reason of a change in accounting method or otherwise; (vii) none of the Tax Consolidated Companies has made an election, or is otherwise required, to treat any asset as owned by another person pursuant to the so-called "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981; (viii) none of the Tax Consolidated Companies has any asset that directly or indirectly secures any debt the interest on which is tax-exempt under
     Section 103(a) of the Code; and (ix) none of the Tax Consolidated Companies has any asset that is "tax-exempt use property" as defined in Section 168(h) of the Code. Set forth in Schedule 5.1(u) is (A) a list of all states, territories, and jurisdictions (whether foreign or domestic) to which any Tax is properly payable with respect to each of the Tax Consolidated Companies, and (B) a complete schedule containing the results of Group's calculation of the amount of any net operating loss (including built-in losses), net capital loss, unused investment or other credits (including without limitation, alternative minimum tax credits), and unused foreign tax credits allocable to each of the Tax Consolidated Companies pursuant to Treasury Regulation Section 1.1502-79, together with the limitations to which those attributes are currently subject.

                     (v) Provision for Receivables. The aggregate receivables of the Consolidated Companies shown on the Interim Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the ordinary course of business, consistent with the past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an amount not in excess of the aggregate allowance for doubtful accounts provided for in the Interim Balance Sheet, except to the extent that such receivables are properly offset by the payor thereof. The aggregate receivables of the Consolidated Companies arising between the date of the Interim Balance Sheet and the date of this Agreement arose in the ordinary course of business and have been collected or are collectible in the ordinary course of business, consistent with the past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an aggregate allowance for doubtful accounts determined in accordance with GAAP.

                     (w)    Compliance with Environmental Laws.
     Except as described on Schedule 5.1(w), to the knowledge of each of the Consolidated Companies, each of the Consolidated Companies is in compliance in all material respects with and have always been in compliance in all materials respects with all applicable federal, state, municipal or local laws, regulations, orders, certificates of approval, licenses, permits, governmental decrees, ordinances or any and all other legislation or regulatory instruments having the force of law with respect to environmental matters (collectively, "Environmental Laws") and for greater certainty, and without limiting the generality of the foregoing:

                     (i)    except as disclosed on Schedule
        5.1(w)(i), each of the Consolidated Companies have operated at all times and have received, handled, used, stored, treated, shipped and disposed at all times of all Hazardous Materials in compliance in all material respects with all Environmental Laws (for the purposes hereof, "Hazardous Materials" means any materials containing any (A) "hazardous substance" as defined by CERCLA (as hereinafter defined), (B) petroleum, including crude oil or any fraction thereof, (C) natural gas, natural gas liquids or synthetic gas usable for fuel, or (D) asbestos, polychlorinated biphenyls ("PCB's") or isomers of dioxin);

                     (ii)   except as disclosed on Schedule
        5.1(w)(ii), there have been no spills, releases, deposits, emissions or discharges of a reportable quantity (as defined in applicable Environmental Laws) of any Hazardous Materials in violation of Environmental Laws, on any of the real property owned or leased by the Consolidated Companies, or under the control of any of the Consolidated Companies, their respective agents or employees, nor has any of such real property been used at any time by any person as a landfill or waste disposal site except in accordance with applicable law; the adverse effects of any such spills, releases, deposits, emissions or discharges as disclosed in Schedule 5.1(w)(ii) have been ameliorated as required by applicable Environmental Laws;

                     (iii)  there have been no spills, releases,
        deposits, emissions or discharges of a reportable quantity (as defined in applicable Environmental Laws) of any Hazardous Materials in violation of Environmental Laws into the air or into any river, stream, lake reservoir or other body of water (including ground water) or into any municipal or other sewer or drain water systems except as disclosed in
        Schedule 5.1(w)(iii); the adverse effects of any and all such spills, releases, deposits, emissions or discharges disclosed in Schedule 5.1(w)(iii) have been ameliorated as required by applicable Environmental Laws;

                     (iv)   there are not now nor have there ever
        been underground storage tanks, associated piping or appurtenances thereto located on any of the real property owned or leased by any of the Consolidated Companies except as disclosed in Schedule 5.1(w)(iv); Schedule 5.1(w)(iv) sets forth the date of installation and removal of any such underground storage tanks, associated piping or appurtenances thereto, as well as the size, contents and composition of same; all underground storage tanks, associated piping and appurtenances are presently in material compliance with Environmental Laws, and all the foregoing required to be removed, replaced or upgraded pursuant to Environmental Laws have been removed, replaced or upgraded in compliance therewith; all reports, correspondence, invoices, receipts and other records associated with the installation, removal, replacement or upgrading of any underground storage tanks, associated piping and appurtenances thereto dating back a period of 10 years have been or will, prior to the Closing, be delivered to the Parent;

                     (v)    in the previous ten (10) years, no
        orders, requests for information or notices have been issued by any governmental agency pursuant to any Environmental Laws to any of the Consolidated Companies, except as disclosed in
        Schedule 5.1(w)(v) hereto, copies of which shall be delivered to the Parent prior to Closing;

                     (vi)   except as disclosed on Schedule
        5.1(w)(vi), each of the Consolidated Companies have maintained all environmental operating documents, manifests and other records in the manner and for the time periods required by Environmental Laws;

                     (vii) in the previous ten (10) years, each of the Consolidated Companies have not conducted any environmental audits except as disclosed in Schedule 5.1(w)(vii) (for the purposes hereof "environmental audits" means any evaluations, assessments, studies or tests performed relating to environmental matters, including without limitation any results of asbestos, soil, ground water, air or surface water samples and any associated reports, whether prepared by each of the Consolidated Companies, their agents or employees or any other person whomsoever); correct and complete copies of said environmental audits shall be delivered to the Parent prior to Closing;

                     (viii)             except as disclosed on
        Schedule 5.1(w)(viii), each of the Consolidated Companies are in compliance with all certificates of approval, certificates, licenses and permits or other approvals which they are required to hold pursuant to Environmental Laws; correct and complete copies of all said orders, directions, notices, certificates of approval, certificates, licenses, permits and other approvals shall be delivered to the Parent at Closing with the possession of the Consolidated Companies' premises containing such records;

                     (ix) each of the Consolidated Companies have never been charged with or convicted of any criminal offense under Environmental Laws;

                     (x) none of the Consolidated Companies have received any written notice nor do they have any knowledge of any facts which could give rise to any notice that they are a Potentially Responsible Party for a waste disposal site pursuant to the Comprehensive Environmental Response Compensation and Liability Act of the United States of America ("CERCLA") or any other similar federal, state or local laws, as same may be amended or supplemented from time to time;

                     (xi) no PCB wastes are stored on or in any of the real property owned or leased by any of the Consolidated Companies;

                     (xii) none of the Consolidated Companies have failed to report to the proper governmental authority the occurrence of each spill or release event which is required to be so reported by any Environmental Laws and Group has provided or shall prior to Closing provide the Parent with correct and complete copies of all such reports and all correspondence relating thereto. Except as disclosed in
        Schedule 5.1(w)(xii) hereto, none of the Consolidated Companies have received any notification from a governmental agency pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made in respect of any of the assets owned or used by them or any of them as a condition of continued compliance with any Environmental Laws;

                     (xiii)             except as disclosed on
        Schedule 5.1(w)(xiii), there are no asbestos-containing materials, or capacitors, transformers or other equipment or fixtures containing PCB's and none have ever been located at any facility or on any real property owned or leased by any of the Consolidated Companies. There has been no release, as defined in CERCLA, of asbestos or PCB's from any asbestos-containing materials or PCB-containing equipment or fixtures set forth on, or required to be set forth on, Schedule 5.1(w)(xiii) except as specifically noted on Schedule 5.1(w)(xiii);

                     (xiv)  except as disclosed on Schedule
        5.1(w)(xiv), none of the Consolidated Companies produces, purchases or uses any Class I Substance or Class II Substance or purchase or use any product containing or made with any Class I Substance or Class II Substance for the purpose hereof, "Class I Substance" and "Class II Substance" have the meanings set forth in clauses (3) and (4), respectively of
        Section 601 of the Clean Air Act, 42 U.S.C. Section 7671;

                     (xv)   except as disclosed on Schedule
        5.1(w)(xv), none of the Consolidated Companies engages or has ever engaged in the ordinary course of business, in road oiling activities or the application of used oil or Hazardous Materials for dust control or paving; and

                     (xvi) none of the Consolidated Companies has received any written notice of, nor, to the knowledge of Group, is there any reasonable basis for, any existing or pending violation, citation, claim or complaint relating to the business of any of the Consolidated Companies or any facility now or previously owned or operated any of the Consolidated Companies arising under any Environmental Law (collectively, "Environmental Matters"). Schedule 5.1(w)(xvi) sets forth all Environmental Matters and all such violations, citations, claims and complaints of any kind and nature whatsoever during the past ten (10) years.

                     (x) Investment Company Status. Group is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                     (y) Plan of Reorganization. Group's Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 27, 1992, was confirmed by the United States Bankruptcy Code for the Southern District of Indiana, Indiana Division, and has been fully implemented in accordance with its terms and there are no remaining obligations or actions to be taken under such Plan of Reorganization.

                     (z) Proxy Statement; Other Information. None of the information included in the letter to shareholders, notice of meeting, proxy or information statement or form of proxy to be distributed to shareholders of Group in connection with the Merger (collectively, the "Proxy Statement"), if required, or any schedules required to be filed with the SEC in connection therewith, except information supplied by Parent or Newco in writing for inclusion in the Proxy Statement or in such schedules, will, as of the date the Proxy Statement is first mailed to Group's shareholders, and on the date of the meeting of such shareholders and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

        Section 5.2. Representations and Warranties by Parent and Newco. Parent and Newco jointly and severally represent and warrant to Group as follows:

                     (a) Organization and Authorization. Each of Parent and Newco (i) is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation, and (ii) has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as it is now being conducted and is duly authorized by all necessary corporate action to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

                     (b)    Enforceability of Agreement.  This
     Agreement is a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

                     (c)    No Violation.  The execution, delivery
     and performance of this Agreement will not (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Newco, or (ii) violate any provision of any mortgage, lien, lease, agreement, instrument, indenture, law, order, ordinance, regulation, arbitration award, judgment or decree to which either of Parent or Newco is a party or by which any of them is bound that would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its consolidated subsidiaries taken as a whole.

                     (d) Brokers, Finders, etc. Neither Parent, Newco nor any of their affiliates have employed or otherwise made arrangements with any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Group or any Group Affiliate upon the consummation of the transactions contemplated hereby.

                     (e)    Approvals, Other Authorizations,
     Consents, etc. Except for the filings pursuant to the rules and regulation of the SEC, State Transportation Authorities and pursuant to the Antitrust Improvements Act, neither Parent or Newco is required to make, file, give or obtain any consents with, to or from any governmental commission, board or regulatory authority in connection with the consummation of the Merger.

                     (f)    Parent's Independent Investigation.
     Subject to the terms of this Agreement, Parent, Newco and their representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Group and each of the Group Subsidiaries. Except for the representations and warranties made by Group in this Agreement (which representations and warranties shall not survive the Closing, unless otherwise specified in Section 9.5 of this Agreement), Parent and Newco acknowledge that there are no representations or warranties, express or implied, as to the financial condition, assets, liabilities, equity, operations, business or prospects of Group and the Group Subsidiaries.

                     (g) Proxy Statement, Other Information. None of the information supplied in writing by Parent and Newco for inclusion in the Proxy Statement, if required, or any schedules required to be filed with the SEC in connection therewith, contains or will contain, at the time of the shareholders' meeting, any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                 ARTICLE VI
                            Covenants of Parties

        Section 6.1.  Conduct of Group and Group Subsidiaries.
     During the period from the date of the Interim Balance Sheet to the Effective Date:

                     (a)    Operations in the Ordinary Course of
     Business. Group shall, and shall cause the Group Subsidiaries, to conduct their operations according to their ordinary and usual course of business consistent with past practice and to pay their respective obligations as they become due, and shall cause each of the Consolidated Companies to use all reasonable efforts to preserve intact its business organization and to maintain its assets and properties, and all insurance and claims reserves, consistent with past practice and in accordance with applicable laws and regulations.

                     (b)    Forbearances by Group and the Group
     Subsidiaries. Except as contemplated by this Agreement, or as disclosed in Schedule 6.1 or with the written consent, or at the written request, of Parent, Group shall not, and shall not cause or permit any of the Group Subsidiaries, directly or indirectly, to:

                     (i) (A) amend their Articles of Incorporation or By-Laws; (B) change the number of authorized shares of capital stock; (C) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of their capital stock, except for (1) cash dividends to pay operating expenses of Group (excluding Taxes) in amounts consistent with past practices for comparable periods in the last fiscal year, or (2) cash payments, if any, required pursuant to that certain Tax Sharing Agreement dated as of January 1, 1993, by and among Group, Transit and Contract Services (the "Tax Sharing Agreement"); (D) effect any split, combination or other similar change in the outstanding shares of its or their capital stock; (E) redeem, purchase or otherwise acquire any shares of capital stock or other securities of Group, Transit or any Group Subsidiary; (F) transfer any assets or liabilities to any new subsidiary or, except in the ordinary course of business and consistent with past practice, to Group or any existing direct or indirect subsidiary of Group (including Transit); or (G) settle or compromise any lawsuit, claim or other proceeding to which any of the Consolidated Companies is a party, except in the ordinary course of business and consistent with past practice and provided that
        (1) if a Consolidated Company is a defendant, such compromise or settlement does not entail the payment of consideration valued in excess of $100,000 over and above the amount of insurance for or reserves allocated to the relevant claim or type of claim, (2) if a Consolidated Company is a plaintiff, such compromise or settlement does not entail the release of claims valued in excess of $100,000, and (3) such compromise or settlement otherwise will not impair the ability of such Consolidated Company to conduct its business;

                     (ii)   (A) issue or sell, or permit any
        subsidiary to issue or sell, any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or give any person any right to subscribe for or acquire from the Consolidated Companies, any shares of capital stock of the Consolidated Companies; (B) acquire the stock or any assets of any business as a going concern, or enter into any other transaction, other than in the ordinary course of business; (C) sell, lease, or otherwise dispose of any assets or properties of the Consolidated Companies, other than in the ordinary course of business consistent with past practice and for reasonably equivalent consideration; (D) waive, release, grant or transfer any rights or modify or change any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice and for reasonably equivalent consideration; (E) encumber, mortgage or pledge any assets or properties of the Consolidated Companies, except for encumbrances described in Section 5.1(e) hereof; (F) foreclose on or accept a deed in lieu of foreclosure with respect to any real property; (G) enter into any sale and leaseback transaction; (H) serve as a credit provider by extending any credit to any person (other than committed advances required under existing credit facilities), enter into any new credit agreement with any person, or extend or renew any existing credit facility with any person, other than loans in an individual amount not in excess of $10,000, in each case in the ordinary course of business and consistent with past practice ; or (I) utilize current assets or any borrowings to prepay or retire any form of long-term debt except in accordance with regularly scheduled debt repayment;

                     (iii)  (A) grant any general increase in the
        compensation of directors, officers, non-union employees or consultants (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable to or to become payable to any director, officer, non-union employee or consultant, except for (1) increases in the ordinary course of business and in amounts consistent with past practice, and
        (2) increases described on Schedule 6.1 which occur by reason of the Merger pursuant to this Agreement; (B) enter into or amend any collective bargaining agreement; (C) adopt any new director, officer, employee or consultant compensation plan or benefit plan, whether formal or informal, or increase in any manner the compensation or benefits (other than compensation increases in accordance with its customary compensation practices and related changes in fringe benefits) of any of its present or former directors, officers, employees or consultants or pay or agree to pay any pension or retirement allowance not required by any existing employee agreement or benefit plan to any such present or former directors, officers, employees or consultants, commit itself to an employment agreement or benefit plan with or for the benefit of any present or former director, officer, employee, consultant or other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue any employee welfare plan, compensation or benefit plan; (D) make or commit to any capital expenditures in an individual amount equal to or greater than $10,000 or in an aggregate amount equal to or greater than $100,000, except for (1) the items set forth on Schedule 6.1 and (2) in accordance with the 1994/1995 fiscal year capital budget of the Consolidated Companies; or (E) incur or otherwise become liable for any material indebtedness, other than (1) refinancings of existing indebtedness of the Consolidated Companies incurred in the ordinary course of business consistent with past practice, and (2) draws on existing lines of credit of the Consolidated Companies which are either (x) incurred in the ordinary course of business consistent with past practice, or (y) the proceeds of which are utilized to fund reimbursement obligations under letter of credit numbered ST04582 identified on Schedule 5.1(p)(v) following a draw by the beneficiary under such letter of credit up to an aggregate maximum amount of $2,730,382 plus any additional amounts accrued on the underlying payable in the ordinary course of business consistent with past practice; or

                     (iv) enter into any agreement or commitment to do or permit any of the actions described in Section
        6.1(b)(i) through (iii) which are prohibited or require the prior written consent of Parent pursuant to this Section 6.1.

                     (c)    1995 Operating Results.  Group
     Subsidiaries shall have achieved consolidated EBIT for the period from January 1, 1995 through the last day of the month immediately preceding the Effective Date, but in no event prior to March 31, 1995, that equalled or exceeded 85% of the EBIT projected for such period in the Financial Projections; provided, however, that no decline in EBIT attributable to snow, ice, floods, earthquakes, hurricanes, tornadoes, or similar natural phenomena shall be considered; and provided further that Parent may close earlier than March 31, 1995.

        Section 6.2. Group's Special Meeting of Shareholders; Proxy Materials. Groups' board of directors shall call a special meeting of shareholders as soon as practicable in accordance with applicable law and Group's articles of incorporation and bylaws to permit its shareholders to act upon the Merger with Newco. Subject to Section 8.1(g), Group's board of directors shall recommend that the shareholders of Group approve the Merger with Newco. Group will use reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments of the SEC relating to the preliminary proxy or information statement relating to the transactions contemplated in this Agreement and to cause the definitive Proxy Statement relating to the transactions contemplated by this Agreement to be mailed to the shareholders as soon as reasonably practicable. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC, each party will promptly inform the other and cooperate in filing with the SEC and/or mailing to shareholders such amendment or supplement, Group, acting through its Board of Directors, shall, subject to its fiduciary duties under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of its Board of Directors that shareholders of Group vote in favor of the approval and adoption of the Merger and use reasonable efforts to secure such approval and adoption.

        Section 6.3. Obtaining Consents and Conditions to Closing.

                     (a)    Obtaining Consents.  Group and Parent
     shall have joint responsibility for the preparation and filing of all applications and filings with the FTC and the Antitrust Division with respect to the consummation of the Merger. Group shall have responsibility for the preparation and filing of all filings with SEC and obtaining all other third party consents required for the consummation of the transactions contemplated hereby and shall furnish copies of each such consent to Parent and Newco. Group and Parent shall cooperate with each other and shall use all reasonable efforts to make promptly all registrations, filings, applications and proxy statements, to give all notices and to obtain all governmental consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the Merger, or that may thereafter be reasonably necessary to effect the transfer, grant or renewal of any other licenses, approvals and authorizations. Group shall bear the expense of all filings made by Group or any of the Consolidated Companies, and Parent shall bear the expense of all filings made by Parent or Newco, with any regulatory or governmental authorities, including but not limited to all filings with (i) the Antitrust Division or the Federal Trade Commission pursuant to the Antitrust Improvements Act which are necessary or desirable in connection with Merger, and (ii) State Transportation Authorities, which are necessary or desirable in connection with the Merger.

                     (b) Conditions to Closing. Group and Parent each shall use all reasonable efforts to cause its representations and warranties in this Agreement to be true and correct as of the Closing Date, and to cause each condition to Closing (including the consummation of the transactions contemplated by the Stock Purchase Agreement) which is reasonably within its control to be satisfied.

        Section 6.4. Access and Investigation. During the period from the date of this Agreement to the Effective Date (but as to Transit and its subsidiaries, to the date immediately prior to the closing date of the Transit Stock Purchase Agreement), Group shall, and shall cause each Tax Consolidated Company and its officers, employees, agents and representatives to, afford Parent and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) full access during normal business hours to such Tax Consolidated Company's personnel, properties, contracts, books and records and other documents and data, including tax returns and records of or relating to such Tax Consolidated Company maintained by Group, any of the Tax Consolidated Companies and their present and former accounting firms, and shall furnish Parent with copies of all documents and with such additional financial and operating data and other information, as Parent shall, from time to time, reasonably request, provided, that all such access and information shall be supplied in such a way to minimize disruption of the businesses of the Tax Consolidated Companies. During such investigation, Parent and its representatives shall have the right to make copies of such contracts, books and records, tax returns and other documents and data as it may deem advisable. Without limiting the generality of the foregoing, Parent shall have the right at Parent's expense to conduct such environmental audits as Parent, in its sole and absolute discretion, may deem appropriate pertaining to all facilities and properties owned, leased or otherwise operated by the Group and any of the Tax Consolidated Companies. Parent's right to conduct environmental audits shall include the right to perform such sampling as Parent deems appropriate and Group agrees to provide all necessary access for such audits and further agrees to make facility personnel available for interviews by Parent and/or its consultants in connection with such audits Group specifically consents to authorized representatives of Parent, in the presence of a representative of Group (which representative of the Group should be reasonably available at the request of Parent), to meet at any time or times following the execution of this Agreement with one or more of Group's senior employees to discuss matters related to the transactions contemplated herein and the business affairs of Group and Group Subsidiaries related thereto.

        Section 6.5. Negotiations with Others. During the period from the date of this Agreement to the Effective Date, or until such date as this Agreement may be terminated in accordance with
     Article VIII, neither Group nor any Group Affiliate nor any of their directors, officers, agents or associates nor any investment banking firm or financial advisor retained by or acting on behalf of Group or any Group Affiliate shall, directly or indirectly, solicit or initiate discussions with, or agree with, any corporation, partnership, person or other entity or group (other than Parent or Newco) concerning any possible proposal regarding a sale or purchase of the Group Common Stock or a merger, consolidation, sale or purchase of assets or other similar transaction directly or indirectly involving any Consolidated Company or any subsidiary, division or major asset of such Consolidated Company, except for a sale of all outstanding common stock of Transit pursuant to the terms of the Stock Purchase Agreement (each, an "Acquisition Proposal"). Further, during such period and subject to the fiduciary duties of the directors of Group, neither Group nor any Group Subsidiary nor any of their directors, officers, agents nor any investment banking firm or financial advisor retained by or acting on behalf of Group, any Group Subsidiary or any Group Affiliate, shall, directly or indirectly, without the prior written consent of Parent, engage in negotiations with, or provide any information (other than publicly available information) to, any corporation, partnership, person or other entity (other than Parent and Newco) concerning any Acquisition Proposal.

        In the event that Group receives any request for information or any unsolicited Acquisition Proposal, Group shall promptly notify Parent and furnish Parent a copy of any written communications with respect thereto.

        Nothing contained herein or in the Confidentiality Agreement shall be construed to prohibit Group from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law.

        Nothing contained herein or in the Confidentiality Agreement shall be construed to prohibit Parent from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law.

        Section 6.6. Confidentiality. Parent and Group hereby acknowledge that they are parties to a Confidentiality Agreement dated as of August 24, 1994 (the "Confidentiality Agreement") and that, except as otherwise provided herein, such agreement remains a binding obligation of each of Parent and Group notwithstanding the execution of this Agreement. Notwithstanding the terms of the Confidentiality Agreement, the Confidentiality Agreement shall automatically terminate simultaneously with the Effective Date as it relates to Parent and Newco.

        Section 6.7. Continuation of Insurance. For the benefit of the officers and directors of Group serving prior to the Effective Date (the "Group Directors"), Parent shall purchase or cause the Surviving Corporation or its successor(s) to purchase "tail insurance" with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Date, for a period not less than six (6) years from the Effective Date covering the risks insured under Group's current directors' and officers' liability policy. Such tail insurance shall be with a financially reputable insurer and be in an amount equal to the coverage provided by Group's current directors' and officers' liability policy. If it is not possible to acquire such tail insurance, the Surviving Corporation or its successor(s) shall cause the Surviving Corporation or its successor(s) to maintain in effect for not less than six (6) years from the Effective Date the current policy of directors' and officers' liability insurance maintained by Group and Group's Subsidiaries (provided that the Surviving Corporation or its successor(s) may substitute therefor policies of at least the same coverage with financially reputable insurers containing terms and conditions which are not less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Date. In the event that any claim or claims are asserted or made within such six year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims.

        Section 6.8. Letters of Credit. Parent and the Consolidated Companies will cooperate to complete as of the Closing Date either (at Parent's option) the substitution of letters of credit or performance bonds issued on behalf of Parent for (and return of the substituted letters of credit to Group), or the release of Group, the Group Subsidiaries and the Group Affiliates from any liability with respect to, letters of credit posted by any Consolidated Company or Group Affiliate which secure any Consolidated Companies' obligations to insurance companies under its insurance program and to providers of surety and performance bonds issued for the benefit of such Consolidated Company in the ordinary course of its business.

        Section 6.9. Group Stock Plans. As promptly as practicable after the date hereof but in all events prior to the Effective Date, Group will take such action as may be required to be taken by it to cancel all existing stock options (and will use its reasonable efforts to obtain any necessary consent of optionees required in connection therewith) in exchange for the right to receive a cash payment immediately following the Effective Date equal to the excess, if any, of the Merger Consideration (after all deductions) over the exercise price of each such option multiplied by the number of shares subject thereto.

        Section 6.10. Intercompany Accounts. Except as otherwise expressly provided in this Agreement, Group covenants to Parent that all intercompany transactions between or among Group and any Group Affiliates shall terminate no later than the Closing. At or immediately prior to the Closing, Group shall cause the Consolidated Companies to repay in full all indebtedness owed by any of them to each other or any Group Affiliates, and Group will use its best efforts to cause any Group Affiliates to repay in full all indebtedness owed to the Consolidated Companies, so that as of the Closing Date there shall be no Intercompany Receivables or Intercompany Debt, as between the Group Affiliates and the Consolidated Companies.

        Section 6.11. Termination of Group Guaranties. Prior to the Closing Date, Group will cause any guaranties of any contracts or obligations of the Group Affiliates by Group to be terminated or replaced by a comparable guaranty of Transit or UniGroup as of the Closing Date.

        Section 6.12. Notification and Remedies. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other party if it becomes aware of any fact or condition which makes materially untrue any representation or materially breaches any covenant or warranty made by the notifying or the notified party in this Agreement or if it becomes aware of occurrence after the date of this Agreement, but prior to Closing, of any fact or condition that would (except as expressly contemplated by this Agreement) make materially untrue any such representation or materially breach any such covenant or warranty had such representation, covenant or warranty been made as of the time of such occurrence or discovery of such fact or condition. The party making such representations, warranties and covenants shall promptly commence using its best efforts to remedy any such misrepresentation or breach as soon as possible, and shall keep the other party apprised of the progress of all such remedial actions.

        Section 6.13. Provision for Claims. Group shall make, in accordance with GAAP, adequate provision for self-insured claims, indemnified claims, retrospective insurance premium claims, loss adjustment expense and other losses on each balance sheet of the Consolidated Companies furnished pursuant to Section 6.14 which will be sufficient for the payment of all such reasonably anticipated losses, claims and damages incurred prior to the date of such balance sheet, together with premium adjustments for actual and anticipated losses, claims and damages.

        Section 6.14. Filings and Other Information. Group shall provide Parent with true, correct and complete copies of all of the following documents which relate to any date following, or any periods ending after, the date of this Agreement through the earlier of Closing or the date of termination of this Agreement
     (a) all filings made by Group with SEC, (b) any monthly, quarterly and annual financial statements (including without limitation balance sheet, income statement and statement of cash flows) for each of the Consolidated Companies and for the Consolidated Companies on a consolidated basis, and (c) all notices and other documents mailed or otherwise distributed by Group to its shareholders; all within three (3) days after the date of filing, preparation, mailing or distribution thereof.

        Section 6.15 Guarantee by Laidlaw Inc.. Parent shall cause its ultimate parent entity, Laidlaw Inc., to guarantee Parent's obligations to make payments to the Paying Agent or the shareholders of Group pursuant to Sections 4.2 and 4.3 hereof.

        Section 6.16. Representations, Warranties and Covenants of TCW. TCW represents, warrants and covenants that, subject to
     Section 8.1 (g), Section 9.4 hereof, and Indiana law, TCW shall continue to beneficially own (within the meaning of Rule 13e-3 under the Exchange Act) all shares of common stock of Group owned as of the date hereof (except for sales permitted under Rule 144 of the Securities Act) and shall vote all such shares beneficially owned by TCW to approve the Merger at the special meeting of shareholders of Group called by Groups' board of directors in accordance with Section 6.2.

        Section 6.17. Further Assurances. Group and Parent agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably appropriate to carry out the terms of this Agreement. Group and Parent further agree that they will not take any action that will impede or delay the consummation of the Merger or the ability of Parent to obtain requisite regulatory approval.

        Section 6.18. Tax Provisions. On or before the Closing Date (or as to Transit and its subsidiaries, the closing of the Transit Stock Purchase Agreement), neither Group nor any of the other Tax Consolidated Companies shall, without the consent of Parent, (i) take any action (except for any action required under this Agreement or the Stock Purchase Agreement) other than in the ordinary course of business that would give rise to liability of any of the Tax Consolidated Companies for Taxes, (ii) take any action required under this Agreement in a manner that would give rise to additional liability of any of the Tax Consolidated Companies for Taxes, or (iii) make a change to any Tax election, amend any Company Returns or take any Tax position on any Company Return or take any other action unless required by law, to the extent any of the foregoing results in increased Tax liability or reduction of any Tax credits or other favorable Tax attributes of any of the Tax Consolidated Companies in respect of any Tax period, or suffer or permit any of the Tax Consolidated Companies to undertake (on or before the Closing Date) any of the actions set forth in this clause (iii).

                                ARTICLE VII
                          Conditions to the Merger

        Section 7.1. Conditions to the Obligations of Parent and Newco. The obligation of Parent and Newco to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Parent):

                       (a) Representations, Warranties and Covenants of Group. Each of the representations and warranties of Group contained in this Agreement shall be true and correct in all respects as of the date of the Agreement, as of March 13, 1995 and as of the Effective Date, as though made on and as of those respective dates. For purposes of this Section 7.1(a), such representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of all breaches of all such representations and warranties (such breaches to be determined (i) without giving effect to any materiality limitation included in any such representation and warranty and (ii) including the liability attributed to any item listed on any Schedule to this Agreement, except to the extent the reserves reflected on the Interim Balance Sheet are adequate, appropriate and reasonable to cover such items in the aggregate) has not resulted, or would not result, if recorded on the books of the Consolidated Companies in accordance with GAAP, in a reduction of the shareholders' net worth of Five Million Dollars ($5,000,000) or more; provided, however, that the aggregate liability for all breaches, if any, of Section 5.1(w) and any of its subsections and the aggregate liability for items listed on any Schedules referenced within Section 5.1(w) and any of its subsections shall be treated as being required to be recorded on the books of the Consolidated Companies under GAAP (and therefore result in a reduction of net worth under the test set out in this subsection) whether or not such liability is actually required to be shown on the books of the Consolidated Companies under the provisions of GAAP to the extent of all liabilities identified by the environmental audits conducted by Parent through duly licensed and qualified environmental consultants. If such results are not acceptable to Group, Group shall have the right to retain similarly licensed and qualified environmental consultants to review the findings of the environmental audits conducted by Parent, and to discuss such findings with Parent's environmental consultant. Should the parties fail to reach agreement on the extent of such liabilities, either party may cause the matter to be submitted to binding arbitration in Detroit, Michigan, pursuant to the Rules of the American Arbitration Association, except that the parties expressly do not constitute the American Arbitration Association as administrator of the arbitration, as provided in Rule 3 of such Rules. Each of the covenants, conditions and agreements of Group to be performed and satisfied on or before the Closing Date shall have been duly performed in all respects, and Parent and Newco shall have received at the Closing a certificate to that effect dated the Closing Date and executed on behalf of Group by an authorized officer of Group.

                       (b) Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required with or from any third party (other than the Interstate Commerce Commission), the SEC, the FTC and the Antitrust Division and State Transportation Authorities in connection with the consummation of the Merger and the transactions contemplated hereby shall have been filed, made or obtained (in the case of the FTC and the Antitrust Division, approvals in an unqualified manner) and all applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

                       (c) License Agreements. Group and Contract Services shall have entered into license agreements with Transit in the form attached hereto as Exhibit C.

                       (d) Sale of Transit. Either the transactions contemplated by the Stock Purchase Agreement pursuant to which all outstanding common stock of Transit will be sold shall have been consummated, or Transit shall otherwise no longer be a subsidiary of Group. The closing documents and other ancillary agreements related to the Stock Purchase Agreement or other transactions effecting the sale or transfer of Transit to UniGroup or any other party (including any oral or written amendments to the Stock Purchase Agreement) shall be reasonably acceptable to Parent and its counsel.

                       (e)   No Pending or Certain Threatened
     Litigation. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body which restrains or prohibits the consummation of the Merger and no Federal or state agency or governmental body shall be threatening action of a substantial nature to restrain or prohibit or attach material conditions to the completion of the Merger.

                       (f)   Extraordinary Losses.  There shall not
     have occurred from the date of this Agreement to the Closing Date any uninsured destructions or any uninsured or unreserved damages or other losses whatsoever with respect to the Consolidated Companies which could reasonably be expected to exceed $5,000,000 in the aggregate.

                       (g) Employees/Labor Matters. There shall not exist at or prior to Closing any employee strike, work stoppage, slowdown or lock-out pending or, to the knowledge of the Consolidated Companies, after due inquiry, threatened against or involving the Consolidated Companies which affects 10% or more of the employees of the Consolidated Companies as of the date of this Agreement.

                       (h)   Closing Documents.  In addition to any
     other documents required by this Agreement, Group shall deliver to Parent, Newco and the Consolidated Companies (upon surrender of the premises where such materials are kept upon Closing or at Closing as to the documents identified in (i), (iii), (vi), (vii) and (viii) below):

                       (i) copies of the Articles of Incorporation of each Consolidated Company certified as of recent date by the Secretary of State of their respective states of incorporation;

                       (ii) the original Bylaws and original minute books of Group and each Group Subsidiary, certified as of the Closing Date by their respective secretaries to be true and complete in all material respects;

                       (iii) A certificate of good standing or
        existence, if applicable, of each of the Consolidated Companies issued not earlier than 10 days prior to the Closing Date by the respective Secretaries of State of the jurisdictions in which the subsidiaries are incorporated;

                       (iv) the Consolidated Companies' stock record books and all other books, records and documents relating to the Consolidated Companies;

                       (v)   all customers lists, books of account,
        personnel records, Tax returns, computer records and other books and records maintained by the Consolidated Companies or Group in connection with the business of the Consolidated Companies to the extent they relate to the business of the Consolidated Companies;

                       (vi)  a legal opinion of Barnes & Thornburg,
        counsel to Group, dated the Closing Date, in form reasonably satisfactory to Parent and its counsel, to the effect that:
        (A) each of the Consolidated Companies are duly organized, validly existing and in good standing, (B) Group has duly authorized, executed and delivered the Agreement, which is a legal, valid and binding agreement enforceable in accordance with its terms, (C) no conflict with, or violation of, any Material Contract, statute etc., (D) all authorizations and consents have been obtained (in the case of the FTC and the Antitrust Division, authorizations and consents in an unqualified manner) and (E) upon filing of this Agreement with the Secretary of State of Indiana, the Merger will become effective;

                       (vii) a certificate signed by the president and the chief financial officer of Group, certifying that the aggregate receivables of the Consolidated Companies arising from and after the date of this Agreement arose in the ordinary course of business and have been collected or will be collectible in the ordinary course of business, consistent with past practice of the Consolidated Companies, in the aggregate book amount of all such receivables, less an aggregate allowance for doubtful accounts which shall be an amount determined in accordance with generally accepted accounting principles consistently applied; and

                       (viii)  such documents and other evidence as
        Parent shall reasonably request to verify that the conditions to Closing set forth in this Agreement have been fulfilled and that the obligations of Group required to be performed on or before the Closing Date have been performed, such documents or evidence to be reasonably satisfactory to Parent.

                       (i)   Shareholder and Board Approval.  The
     Merger shall have been approved in accordance with the Indiana Act, by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Group at a duly convened special meeting of shareholders called pursuant to Section 6.2.

                       (j)   Satisfaction of Obligations.  Parent
     shall be satisfied that, as of the Closing of the Merger, utilizing either proceeds of the Merger Consideration or proceeds of the Purchase Price under the Transit Stock Purchase Agreement, in each case prior to any distribution to shareholders of Group:

                       (i) Group has repaid or otherwise satisfied all indebtedness (excluding for greater certainty certain indebtedness to former shareholders of Group not to exceed $204,102 of principal face amount) for borrowed money and credit advanced (including principal, interest and any premium, prepayment penalties and make-whole amounts) on which any Consolidated Company is an obligor (excluding for greater certainty, (A) payout of operating leases for vehicles and (B) payments made to fund reimbursement obligations under letter of credit numbered ST04582 identified on Schedule 5.1(p)(v) following a draw by the beneficiary under such letter of credit, to the extent such draw does not exceed $2,730,382 plus any additional amounts accrued on the underlying payable in the ordinary course of business consistent with past practice);

                       (ii) Group has terminated or caused to be terminated the employment contracts of (1) Michael L. Smith,
        (2) Patrick F. Carr and (3) Robert H. Irvin and has satisfied all liabilities or obligations (including severance obligations) of the Consolidated Companies arising therefrom or from any other pension or other employee benefit that vests or otherwise accrues as a result of such terminations;

                       (iii) Group has terminated or caused to be terminated, suspended, or otherwise transferred to the benefit of the participants, the benefits under the Supplemental Employee Retirement Plan of Contract Services, and any amendment, as to all participants other than Michael
        L. Smith, and has satisfied all liabilities and obligations of the Consolidated Companies arising therefrom relating to the participation in such plan by Michael L. Smith and all such other employees (excluding Kyle E. Martin) to the extent that the aggregate dollar amount of such liabilities and obligations exceeds $100,000. The Supplemental Employee Retirement Plan shall be fully funded in an amount and upon such terms as it relates to Michael L. Smith, as more fully set forth in the Memorandum of Understanding of even date herewith;

                       (iv) Group has paid or otherwise satisfied all of the expenses and costs of the Consolidated Companies which were incurred in connection with the transactions contemplated by this Agreement and the Stock Purchase
        Agreement;

                       (v)  Group has terminated or caused to be
        terminated the Group Stock Plans and has satisfied all liabilities and obligations of the Consolidated Companies arising therefrom; and

                       (vi)  Group has paid or otherwise made
        provision for all of the expenses of the Paying Agent for carrying out its duties pursuant to the provisions of this Agreement.

                       (k)   Due Diligence Investigation.  By 11:59
     p.m., Eastern Standard Time, on March 13, 1995, Parent and its representatives shall have completed its special "due diligence" investigation of the Consolidated Companies, for the purpose of validating the representations and warranties contained in
     Article V hereof (including but not limited to the Consolidated Companies' self-insurance program, the Tax Consolidated Companies' Tax Returns and any Tax Sharing Agreements, the Consolidated Companies' compliance with environmental laws and other matters described in Article V).

        Section 7.2. Conditions to Obligations of Group. The obligation of Group to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Group):

                       (a)   Representations, Warranties and
     Covenants. Each of the representations and warranties of Parent and Newco contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (and taking into account standards of materiality, where applicable) as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of Parent and Newco to be performed on or before the Closing Date shall have been duly performed in all material respects, and Group shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of each of Parent and Newco by an authorized officer of each of them.

                       (b)   Filings; Consents; Waiting Periods.All
     registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required with or from the SEC, the FTC and the Antitrust Division, and State Transportation Authorities in connection with the consummation of the Merger shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

                       (c)   No Pending or Certain Threatened
     Litigation. At the Closing Date, no injunction, restraining order or decree of any nature of any court or governmental agency or body shall be in effect which restrains or prohibits the consummation of the Merger, and no Federal or state agency or governmental body shall be threatening action of a substantial nature to restrain or prohibit or attach material conditions to the completion of the Merger.

                       (d) License Agreements. Group and Contract Services shall have entered into license agreements with Transit in the form attached hereto as Exhibit C.

                       (e) Sale of Transit. Either the transactions contemplated by the Stock Purchase Agreement pursuant to which all outstanding common stock of Transit will be sold shall have been consummated or Transit shall otherwise no longer be a subsidiary of Group. The closing documents and other ancillary agreements related to the Stock Purchase Agreement or other transactions effecting the sale of transfer of Transit shall be in a form reasonably acceptable to Group and its counsel.

                       (f)   Letters of Credit.  Group shall be
     reasonably satisfied that, simultaneous with the Merger, Parent will either (at Parent's option) complete the substitution of letters of credit or performance bonds issued on behalf of Parent for (and raise the substituted letters of credit to be returned to Group), or cause the issuing banks to release Group and each Group Affiliate from any liability with respect to, letters of credit posted by Group and/or any Group Affiliate which secure the Consolidated Companies' obligations to insurance companies under its insurance program and to providers of surety and performance bonds issued for the benefit of the Consolidated Companies in the ordinary course of their businesses.

                       (g) Shareholder Approval. The Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Group present in person or by proxy at a duly convened special meeting if shareholders called pursuant to Section 6.2.

                       (h) Legal Opinion. A legal opinion of Ivan Cairns, counsel to Parent and Newco, dated the Closing Date, in form reasonably satisfactory to Group and its counsel, to the effect that: (i) Parent and Newco have duly authorized, executed and delivered this Agreement, which is a legal, valid and binding agreement enforceable in accordance with its terms, (ii) all necessary authorizations and consents, if any, have been obtained from the FTC and the Antitrust Division and (iii) no approval of the Interstate Commerce Commission is necessary to carry out the transactions contemplated by this Agreement.

                       (i)   Laidlaw Inc. Guarantee.  Laidlaw Inc.
     shall have executed a guarantee agreement, in a form reasonably acceptable to Laidlaw Inc., Parent, Group and their respective counsel, pursuant to which Laidlaw Inc. guarantees Parent's obligations to make payments to the Paying Agent or the shareholders of Group pursuant to Sections 4.2 and 4.3 of this Agreement.

                                ARTICLE VIII
                    Termination, Amendment and Extension

        Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing :

                       (a)   by mutual written consent of Group and
     Parent at any time;

                       (b) by either Group or Parent if the Closing shall not have occurred on or before July 31, 1995, unless the party seeking to terminate has been responsible for delaying the Closing;

                       (c)   by Group, (A) if one or more of the
     conditions specified in Section 7.2 is not satisfied to the reasonable satisfaction of Group within thirty (30) days after written notice of failure of any condition is delivered to Parent and Newco by Group, or such condition is not capable of satisfaction even with Parent's and Newco's best efforts; or (B) if, on or after March 14, 1995, all other conditions precedent to this transaction have been satisfied, except that Parent has notified Group of a breach of any representation, warranty or covenant entitling Parent to terminate this Agreement and, in connection therewith, requests a reduction in the aggregate Merger Consideration in light thereof or requests a change in the terms and conditions of this Agreement that is materially detrimental to the shareholders of Group;

                       (d)   by Parent, if one or more of the
     conditions specified in Section 7.1 is not satisfied to the reasonable satisfaction of Parent within thirty (30) days after written notice of failure of any condition is delivered to Group by Parent, or such condition is not capable of satisfaction even with Group's or TCW's, as the case may be, best efforts;

                       (e)   by Parent or Group, if (i) the
     consummation of the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction or (ii) there shall be a statute, rule or regulation which makes the consummation of the Merger illegal or otherwise prohibited;

                       (f) by Parent, by written notice to Group on or before 11:59 p.m., Eastern Standard Time, March 15, 1995 following completion of Parent's special "due diligence" investigation pursuant to Section 7.1(k) hereof, if (i) Group breaches any representations or warranties set forth in Section 5.1, to the extent that the aggregate effect of all breaches of all representations and warranties (such breaches to be determined: (A) without giving effect to any materiality limitation included in any such representation and warranty; and
     (B) including the liability attributed to any item listed on any Schedule to this Agreement, except to the extent the reserves reflected on the Interim Balance Sheet are adequate, appropriate and reasonable to cover such items in the aggregate) has resulted, or would result, if recorded on the books of the Consolidated Companies in accordance with GAAP, in a reduction of the shareholders' net worth of Five Million Dollars ($5,000,000) or more; provided, however that the aggregate liability for all breaches, if any, of Section 5.1(w) and any of its subsections and the aggregate liability for all of the items listed on any Schedules referenced within Section 5.1(w) and any of its subsections shall be treated as being required to be recorded on the books of the Consolidated Companies under GAAP (and therefore result in a reduction of net worth under the test set out in this subsection) whether or not such liability is actually required to be shown on the books of the Consolidated Companies under the provisions of GAAP to the extent all liabilities identified by the environmental audits to be conducted by Parent through duly licensed and qualified environmental consultants. If the results of such audits are not acceptable to Group, Group shall have the right to retain similarly licensed and qualified environmental consultants to review the findings of the environmental audits conducted by Parent, and to discuss such findings with Parent's environmental consultants. Should the parties fail to reach agreement as to the extent of such liabilities, either party may cause the matter to be submitted to binding arbitration in Detroit, Michigan, pursuant to the Rules of the American Arbitration Association, except that the parties expressly do not constitute the American Arbitration Association as administrator of the arbitration, as provided in Rule 3 of such Rules;

                       (g) Subject to Section 9.4 hereof, by Parent, if either (i) Group's board of directors withdraws or changes its recommendation to Group's shareholders to approve the Merger pursuant to Section 6.2, (ii) Group or TCW accepts a superior Acquisition Proposal from any corporation, partnership, person or other entity (other than Parent) which in its good faith judgment, in the exercise of its fiduciary duties and after consultation with qualified advisors, affords Group's shareholders substantially more valuable economic benefit than is afforded to them in the Merger, taking into account the nature of the consideration offered, the certainty of closure and the financial strength of the entity making the Acquisition Proposal; or (iii) TCW breaches its representation, warranty or covenant in
     Section 6.16 hereof and Parent demonstrates that this Agreement has not been amended prior to the time of such breach; or

                       (h) by Parent, if the parties have not agreed to the form of stock purchase agreement (containing terms and conditions substantially similar to those contained in this Agreement) on or before January 31, 1995.

        Section 8.2. Effect of Termination. In the event this Agreement is terminated in accordance with the provisions of
     Section 8.1 hereof, all further obligations of the parties hereunder (except as set forth below) shall terminate; provided, however, that:

                       (a) if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of a misrepresentation or breach of warranty by another party or another party's failure to comply with its covenants or obligations under this Agreement, the party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, indemnification for damages relating thereto, shall survive such termination unimpaired. Notwithstanding the foregoing provisions of this Section 8.2, the obligations of the parties hereto under the Confidentiality Agreement, this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement; and

                       (b)   if this Agreement is so terminated
     pursuant to Section 8.1 as a result of failure to satisfy the conditions precedent contained in Sections 7.1(d) or 7.2(e), Parent shall, at its option, have the irrevocable right to acquire from Group all of the outstanding capital stock of Contract Services for a cash purchase price of $158,600,000, pursuant to the form of stock purchase agreement (containing terms and conditions substantially similar to those contained in this Agreement) to be prepared and mutually agreed upon by Group and Parent prior to January 31, 1995.

        Section 8.3. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all of Group, TCW, Newco and Parent.

                                 ARTICLE IX
                               Miscellaneous

        Section 9.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        Section 9.2.   Governing Law.  This Agreement shall be
     governed by and construed in accordance with the laws of the State of Indiana without reference to the choice of law principles thereof.

        Section 9.3. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein or herein.

        Section 9.4. Expenses. Except as otherwise set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid (a) by Group, if incurred by or on behalf of Group, the Group Affiliates or the Consolidated

     Companies, (b) by Parent, if incurred by Parent, or (c) by TCW, if incurred by it. In the event that this Agreement is validly terminated by Parent in accordance with the provisions of Section 8.1(g), Group shall promptly pay to Parent upon demand, in cash, an amount equal to the sum of (i) all reasonable documented out-of-pocket expenses and fees incurred by Parent and its affiliates (including reasonable attorney's fees and expenses and investment banking fees and costs) in negotiating, preparing, executing and performing this Agreement and in preparing for the Merger, and in doing its due diligence investigation, plus (ii) $10,500,000. If the termination of this Agreement is a result of the willful misrepresentation, willful inaccuracy or omission in a representation, willful breach of warranty, fraud or any willful failure to perform or comply with any covenant or agreement contained herein, the aggrieved party shall be entitled to recover from the non-performing party all reasonable documented out-of-pocket expenses and fees which such aggrieved party has incurred (including reasonable attorney's fees and expenses), and such termination of this Agreement shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of such party, and such party shall in addition be entitled to recover its costs and expenses (including reasonable attorney's fees and expenses) incurred in pursuing its rights and remedies hereunder.

        Section 9.5. Survival of Representations and Warranties. Except for the representations, warranties, covenants and agreements contained in Sections 2.5, 4.2, 4.3, 4.4, 5.1(b), 5.1(c) (excluding clause (ii) of the first sentence thereof), 5.1(d), 6.6, 6.7 and 6.16, and Article IX of this Agreement which shall survive the Effective Date and shall continue without time limit, the representations, warranties, covenants and agreements of the parties included or provided for herein shall not survive the consummation of the Merger on the Effective Date.

        Section 9.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to Group or any Group Affiliate shall be addressed to:

                       Mayflower Group, Inc.
                       9998 North Michigan Road
                       Carmel, Indiana 46032
                       Attn:  Michael L. Smith
                              Chairman of the Board and President

        with a copy to:

                       Barnes & Thornburg
                       1313 Merchants Bank Building
                       11 South Meridian Street
                       Indianapolis, Indiana 46204
                       Attn: James A. Strain, Esquire
     or at such other address and to the attention of such other person as Group may designate by written notice to Parent.
     Notices to Parent and Newco or, after Closing, to the Consolidated Companies, shall be addressed to:

                       Laidlaw Transit, Inc.
                       P.O. Box 5028
                       3221 N. Service Road
                       Burlington, ONT, Canada L7R348
                       Attn: John R. Grainger, President
                             and Robert H. Byrne, Legal Counsel

        with a copy to:

                       Schiff Hardin & Waite
                       7200 Sears Tower
                       Chicago, IL  60606
                       Attn: Stephen J. Dragich, Esq.


     or at such other address and to the attention of such other person as Parent may designate by written notice to Group.
     Notices to TCW shall be addressed to:

                       TCW Asset Management Company
                       865 South Figueroa Street
                       18th Floor
                       Los Angeles, California  90017
                       Attn: Sheldon Stone, Managing Director
                             and Kenneth Liang, Esq.

     Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of facsimile transmission being deemed receipt of communication sent by telex, telecopy or other facsimile means); when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered; when sent by express courier or delivery service; or when sent by certified or registered mail, return receipt requested.

        Section 9.7. Successors and Assigns. The rights and obligations of any party to this Agreement shall not be assignable by such party on or prior to the Closing Date without the prior written consent of all other parties to this Agreement. This Agreement shall inure to the benefit and shall be binding upon the respective successors and permitted assigns of the parties hereto. Nothing herein expressed or implied is intended to confer upon any person, other than to the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as provided in Section 9.11.

        Section 9.8. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

        Section 9.9. Severability. The provisions of this Agreement (its sections and paragraphs) are severable and the invalidity of any one or more provisions does not affect or limit the enforceability of the remaining provisions.

        Section 9.10.  Gender.  Whenever in this Agreement any
     masculine, feminine or neuter pronoun is used, such pronouns shall also include the other genders whenever required by the context.

        Section 9.11. Indemnification. In the event any action, suit, proceeding or investigation relating to the Merger, this Agreement, or the transactions contemplated hereby (whether or not consummated or completed, abandoned or terminated) is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that Group shall indemnify and hold harmless, and, after the Effective Date, the Surviving Corporation and Parent will indemnify and hold harmless, each present and former director, member of any special committee of non-employee directors established by the Board of Directors of Group, officer, employee and agent of Group or such special committee (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments and amounts paid in settlement in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to any action or omission occurring at or prior to the Effective Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) to the full extent permitted under the Indiana Act. Neither Group, the Surviving Corporation nor Parent shall be liable for any settlement effected by such Indemnified Party (or group of Indemnified Parties) unless Group, the Surviving Corporation or Parent, respectively, have approved such settlement in writing, which approval shall not have been unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
     Section 9.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Group or the Surviving Corporation and Parent thereof; provided, however, that any failure to so notify Group or the Surviving Corporation and Parent shall not relieve Group or the Surviving Corporation and Parent of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 9.11 unless and to the extent such failure to so notify shall prejudice the position of Group or the Surviving Corporation and Parent. In the event of any such action or proceeding, Group, Parent or Newco, as the case may be, will be entitled to participate in and, to the extent that it may wish, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. This covenant shall survive the Closing, shall continue without time limit and is intended to benefit Group and each of the Indemnified Parties.

        Section 9.12. Public Announcement. Prior to Closing, neither Group nor Parent shall make any announcement or issue any press release relating to this Agreement or the transactions contemplated hereby without the consent of the other parties to this Agreement; provided, however, that without such consent, Group or Parent may make any announcement, press release or filing, which counsel to Group or Parent advises is required by law.

        Section 9.13 Further Assurances. Group and Parent will each execute and deliver instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day and year first above written.

                              LAIDLAW TRANSIT, INC.



                              By:  /s/ John R. Grainger
                                   John R. Grainger, President
     Attest:



     /s/ Robert H. Byrne
     Robert H. Byrne, Secretary

                              MCS TRANSIT, INC.



                              By:  /s/ John R. Grainger
                                   John R. Grainger, President

     Attest:


     /s/ Robert H. Byrne
     Robert H. Byrne, Secretary


                              MAYFLOWER GROUP, INC.



                              By:  /s/ Michael L. Smith
                                   Michael L. Smith, President

     Attest:


     /s/ Robert H. Irvin
     Robert H. Irvin, Secretary

          The undersigned joins in the foregoing Agreement solely for the purposes of Sections 6.16, 8.1(d), 8.2(a), 9.4(c), 9.5 and 9.6.


                              TCW ASSET MANAGEMENT COMPANY
                              as investment manager of certain
                              funds and accounts which holds shares of Mayflower Group, Inc.


                              By:  /s/ Sheldon Stone
                                  Sheldon Stone, Managing Director


                              By:  /s/ Kenneth Liang
                                   Kenneth Liang,Senior Vice President

                                   Appendix F to
                                   Mayflower Group, Inc.
                                   Proxy Statement


     MAYFLOWER GROUP, INC.

     Pro Forma Condensed Consolidated Financial Statements
                                (Unaudited)

     The following pro forma condensed consolidated balance sheet as of September 30, 1994, and the pro forma condensed consolidated statements of operations for the year ended December 31, 1993, and nine months ended September 30, 1994, are presented in order to illustrate the estimated effects of the sale of all the outstanding shares of Contract Services to Laidlaw pursuant to the Contract Services Option as if the sale had occurred as of September 30, 1994, in the case of the balance sheet and as of January 1, 1993, in the case of the statements of operations. These pro forma statements indicate the pro forma effect on the financial statements of the Company in the event that the Contract Services Sale occurs as described herein under the Contract Services Option, as a distinct and stand alone transaction. These pro forma financial statements therefore do not include the effects of the Merger, or the Transit Sale. The pro forma condensed consolidated statements of operations for the years ended December 31, 1992 and 1991 are presented in order to illustrate the Company's results of operations exclusive of Con-tract. For these years, the statements of operations for the Company are presented assuming Contract is a discontinued operation. The pro forma information is based on the historical financial statements of the Company giving effect to the sale under the assumptions and the adjustments set forth in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the Company's management based upon the Company's consolidated financial statements included elsewhere herein. These pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if these transactions had been consummated on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained elsewhere herein.

      MAYFLOWER GROUP, INC.
      HISTORICAL & PRO FORMA SELECTED FINANCIAL INFORMATION
      CONSUMMATION OF PROPOSED SALE OF
            MAYFLOWER CONTRACT SERVICES, INC.
      (Unaudited)
      (In thousands, except per share amounts)

                                      Nine Months Ended          Year Ended             Year Ended              Year Ended
                                     September 30, 1994       December 31, 1993      December 31, 1992       December 31, 1991
                                    ---------------------    --------------------   -------------------     ------------------
                                    Historical   Pro Forma   Historical Pro Forma   Historical  Pro Forma   Historical  Pro Forma
                                    ----------   ----------  ---------- ----------  ----------  ----------  ----------- ---------

      Income Statement Data:                     (Notes B&C)            (Notes B&C)             (Notes B&C)           (Notes B&C)
      Operating Revenues:
            Contract Services       $194,047     $      0    $235,918   $      0    $209,411    $      0    $193,442    $      0
            Transit                  352,784      352,784     441,575    441,575     426,444     426,444     405,600     405,600
                                    --------     --------    --------   --------    --------    --------    --------    --------
                    Total            546,831     $352,784    $677,493   $441,575    $635,855    $426,444    $599,042    $405,600
                                    ========     ========    ========   ========    ========    ========    ========    ========
        Operating Profit:
            Contract Services       $  4,382     $      0    $  7,471   $      0    $ 10,840    $      0    $  4,829    $      0
            Transit                    7,177        7,177       5,738      5,738      13,208      13,208     (58,221)    (58,221)
            Corporate Expenses          (603)        (603)     (1,089)    (1,089)     (1,142)     (1,142)     (3,774)     (3,774)
                                    --------     --------    --------   --------    --------    --------    --------    --------
                                      10,956        6,574      12,120      4,649      22,906      12,066     (57,166)    (61,995)
        Interest income
          (expense) net               (6,035)         802      (6,736)     2,862      (9,661)     (5,030)    (31,306)    (26,151)
        Other, net                      (123)           5          32        (85)        234           0        (161)       (256)
                                    --------     --------    --------   --------    --------    --------    --------    --------
        Income from continuing
        operations before
        federal income taxes        $  4,798     $  7,381    $  5,416   $  7,426    $ 13,479    $  7,036    $(88,633)   $(88,402)
                                    ========     ========    ========   ========    ========    ========    ========    =========
        Income from continuing
        operations                  $  3,013     $  4,560    $  2,435   $  4,456    $  7,835    $  3,809    $(88,633)   $(87,159)
                                    ========     ========    ========   ========    ========    ========    ========    ========






        Income (loss) per share
        from continuing
        operations (Note D)         $    .24     $    .36    $    .19   $    .35    $    .66    $    .30    $  (7.01)   $  (6.89)
                                    ========     ========    ========   ========    ========    ========    ========    ========



                                    As of September 30, 1994
                                    ------------------------
                                    Historical   Pro Forma
                                    ----------   ---------
      Balance Sheet Data:                        (Note A)
         Working capital            $ 37,726     $ 75,647
         Net property and
             equipment               133,433       31,962
         Total assets                356,559      222,252
         Short-term debt               4,706           25
         Long-term obligations       102,679          858
         Shareholders' investment     85,733      126,858
         Book value per share          $6.77      $ 10.02



      The accompanying Notes to Pro Forma Consolidated Financial Statements are an integral part of this unaudited pro forma selected financial information.


      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER CONTRACT SERVICES, INC.
      AS OF SEPTEMBER 30, 1994
      (Unaudited)  (In thousands)
                                                                  Adjustments to
                                                Historical        Reflect Carrying                    Pro Forma
                                                Mayflower         Value of May-     Pro Forma         Mayflower
                                                Group, Inc.       flower Contract   Proposed Sale     Group, Inc.
                                                Consolidated      Services, Inc.    Adjustments       Consolidated
                                                ---------------   ---------------   ---------------   ------------
      Assets:                                                                       (Note A)
      Current assets:
        Cash                                    $  1,333          $    130           $ 41,438         $ 42,641
        Receivables, net                          96,683            35,760                  0           60,923
        Accrued unbilled
          accounts receivable                     28,020                 0                  0           28,020
        Other current assets                      28,989            11,790                  0           17,199
                                                --------          ---------         ---------         --------
          Total current assets                   155,025            47,680             41,438          148,783
      Property and equipment, net                133,433           101,471                  0           31,962
      Intangible assets                           50,469            17,466                  0           33,003
      Other assets                                17,632             9,128                  0            8,504
      Investment in Contract
        Services, Inc.                                 0           (41,813)           (41,813)               0
                                                ---------         ---------         ----------        --------
                                                $356,559          $133,932          $    (375)        $222,252
                                                ========          =========         ==========        ========
      Liabilities and shareholders' investment:
      Current liabilities:
        Current maturities of
          long-term debt                        $  4,706          $  4,681 (1)      $       0         $     25
        Short-term borrowings                      4,500             2,000             (2,500)               0
        Trade accounts payable                    45,589            12,929                  0           32,660
        Accrued expenses and
          other liabilities                       62,504            22,053                  0           40,451
                                                --------          --------          ---------         --------






           Total current liabilities             117,299            41,663             (2,500)          73,136
      Noncurrent liabilities:
       Long-term debt, less current
         maturities                              102,679            62,821 (1)       (39,000)              858
            Other non-current liabilities         50,848            29,448                 0            21,400
      Shareholders' investment:
        Common shares                             73,914                 0                 0            73,914
        Retained earnings                         11,819                 0            41,125            52,944
                                                --------          --------          --------          --------
           Total shareholders' investment         85,733                 0            41,125           126,858
                                                --------          --------          --------          --------
                                                $356,559          $133,932          $   (375)         $222,252
                                                ========          ========          ========          ========

      (1) Includes a total of $67,326 of term debt retired with the proceeds of the proposed sale of Contract Services.  (See Note A)

      The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an
      integral part of this unaudited pro forma selected financial information.


      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER CONTRACT SERVICES, INC.
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
      (Unaudited) (In thousands, except per share amounts)     Adjustments
                                                               To Reflect
                                          Historical           Carrying                             Pro Forma
                                          Mayflower            Value of May-       Pro Forma        Mayflower
                                          Group, Inc.          flower Contract     Proposed Sale    Group, Inc.
                                          Consolidated         Services, Inc.      Adjustments      Consolidated
                                          ------------         --------------      ------------     -------------
      Operating revenues:                                                          (Notes B&C)
          Contract Services               $194,047             $194,047            $      0         $      0
          Transit                          352,784                    0                   0          352,784
                                          -----------          -----------         -----------      ----------






                                           546,831              194,047                   0          352,784
      Operating expenses:
          Contract Services                189,665              189,665                   0                0
          Transit                          345,607                    0                   0          345,607
          Corporate expenses                   603                    0                   0              603
                                          ------------         ------------        -----------      ------------
      Operating profit                      10,956                4,382                   0            6,574
      Other income (expense):
          Interest income                      802                    0                   0              802
          Interest expense                  (6,837)              (3,767)              3,070                0
          Other, net                          (123)                (128)                  0                5
                                          ------------         -------------       ------------     -----------
      Income from continuing operations
            before federal income taxes      4,798                  487               3,070            7,381
      Provision (credit) for federal
           income taxes                      1,785                  192               1,228            2,821
                                          ------------         -------------       ------------     -----------
      Income from continuing operations   $  3,013             $    295            $  1,842         $  4,560
                                          ============         =============       ============     ===========
      Weighted average shares
        outstanding                         12,755                                                    12,755
      Income per share from
        continuing operations             $    .24                                                  $    .36
                                          ============                                              ============

      The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an integral part of this unaudited pro forma condensed consolidated statement of operations.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF MAYFLOWER CONTRACT SERVICES, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1993
      (Unaudited) (In thousands, except per share amounts)     Adjustments to
                                          Historical           Reflect Carrying                     Pro Forma
                                          Mayflower            Value of            Pro Forma        Mayflower
                                          Group, Inc.          Mayflower Contract  Proposed Sale    Group, Inc.
                                          Consolidated         Services, Inc.      Adjustments      Consolidated
                                          ------------         ------------        ------------     ------------






      Operating revenues:                                                          (Notes B&C)
          Contract Services               $235,918             $235,918            $       0        $       0
          Transit                          441,575                    0                    0          441,575
                                          ------------         ------------        ------------     -----------
                                           677,493              235,918                    0          441,575
      Operating expenses:
          Contract Services                228,447              228,447                    0                0
          Transit                          435,837                    0                    0          435,837
          Corporate expenses                 1,089                    0                    0            1,089
                                          ------------         ------------        ------------     -----------
      Operating profit                      12,120                7,471                    0            4,649
      Other income (expense):
          Interest income                    2,862                    0                    0            2,862
          Interest expense                  (9,598)              (4,234)               5,364                0
          Other, net                            32                  117                    0              (85)
                                          ------------         ------------        ------------     ------------
      Income from continuing
       operations before
       federal income taxes                  5,416                3,354               5,364             7,426
      Provision for federal
       income taxes                          2,981                2,157               2,146             2,970
                                          ------------         ------------        ------------     ------------
      Income from continuing operations   $  2,435             $  1,197            $  3,218         $   4,456
                                          ============         ============        ============     ============
      Weighted average shares outstanding   12,740                                                     12,740
      Income per share from continuing
       operations but before
       extraordinary items                $    .19                                                  $     .35
                                          ============                                              ============

      The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an integral part of this unaudited pro forma condensed consolidated statement of operations.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF
            MAYFLOWER CONTRACT SERVICES, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1992
      (Unaudited)
      (In thousands, except per share amounts)

                                                               Adjustments to
                                          Historical           Reflect Carrying    Pro Forma
                                          Mayflower            Value of May-       Mayflower
                                          Group, Inc.          flower Contract     Group, Inc.
                                          Consolidated         Services, Inc.      Consolidated
                                          ------------         ------------        ------------
      Operating revenues:
          Contract Services               $209,411             $209,411            $      0
          Transit                          426,444                    0             426,444
                                          ------------         ------------        -----------
                                           635,855              209,411             426,444
      Operating expenses:
          Contract Services                198,571              198,571                   0
          Transit                          413,236                    0             413,236
          Corporate expenses                 1,142                    0               1,142
                                          ------------         ------------        -----------
                                           612,949              198,571             414,378

      Operating profit                      22,906               10,840              12,066

      Other income (expense):
          Interest income                    1,995                    0               1,995
          Interest expense                 (11,656)              (4,631)             (7,025)
          Other, net                           234                  234                   0
                                          ------------         ------------        -----------

      Income from continuing operations
       before federal income taxes          13,479                6,443               7,036

      Provision for federal income taxes     5,644                2,417               3,227
                                          ------------         ------------        -----------
      Income from continuing operations   $  7,835             $  4,026            $  3,809
                                          =============        ============        ===========

      Weighted average shares
       outstanding (Note D)                  12,646                                  12,646

      Income per share from
       continuing operations but be-
       fore extraordinary items (Note D)  $    0.66                                $   0.30
                                          ============                             ============






      The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an
      integral part of this unaudited pro forma condensed consolidated statement of operations.

      MAYFLOWER GROUP, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      CONSUMMATION OF PROPOSED SALE OF
            MAYFLOWER CONTRACT SERVICES, INC.
      FOR THE YEAR ENDED DECEMBER 31, 1991
      (Unaudited)
      (In thousands, except per share amounts)
                                                               Adjustments to
                                          Historical           Reflect Carrying    Pro Forma
                                          Mayflower            Value of            Mayflower
                                          Group, Inc.          Mayflower Contract  Group, Inc.
                                          Consolidated         Services, Inc.      Consolidated
                                          ------------         ------------        -----------
      Operating revenues:
          Contract Services               $193,442             $193,442            $      0
          Transit                          405,600                    0             405,600
                                          ------------         ------------        -----------
                                           599,042              193,442             405,600
      Operating expenses:
          Contract Services                188,613              188,613                   0
          Transit                          394,802                    0             394,802
          Corporate expenses                 3,774                    0               3,774
          Revaluation of intangible
             assets                         69,019                    0              69,019
                                          ------------         ------------        -----------
                                           656,208              188,613             467,595

      Operating profit                     (57,166)               4,829             (61,995)

      Other income (expense):
          Interest income                      903                    0                 903
          Interest expense                 (32,209)              (5,155)            (27,054)
          Other, net                          (161)                  95                (256)
                                          ------------         ------------        -----------

      Income from continuing operations
        before federal income taxes         (88,633)                (231)           (88,402)

      Provision for federal income taxes          0                1,243             (1,243)
                                          ------------         ------------        -----------

      Income from continuing
       operations                         $ (88,633)             $(1,474)          $(87,159)
                                          ============         ============        ==========
      Weighted average shares
       outstanding (Note D)                  12,646                                   12,646

      Income (loss) per share
       from continuing operations
       but before extraordinary
       items (Note D)                     $   (7.01)                               $   (6.89)
                                          ============                             ============






      The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements are an
      integral part of this unaudited pro forma condensed consolidated statement of operations.

     Notes to Pro Forma Condensed Consolidated Financial Statements

     Note A
     -------

     The estimated proceeds from the Contract Services Sale as if the transaction occurred as of September 30, 1994, are as follows (in thousands):

          Gross sales price                            $ 158,600
          Less costs of sale, net of $2,877 of
            tax benefits                                  (6,782)
          Less payment of term debt                      (67,326)
                                                       ----------

          Net cash proceeds                               84,492
          Less carrying value of Contract Services       (41,813)
                                                       ----------

          Gain on sale                                    42,679

          Less prepayment on Transit term debt, net of
          $1,036 of tax benefit (see below)               (1,554)
                                                       ---------
          Pro forma increase in Retained Earnings
           due to Contract Services Sale
           as of September 30, 1994                    $  41,125
                                                       ==========

     The costs of sale includes prepayment penalties on early retirement of debt, financial and other professional advisor fees, obligations under employment and termination benefit agreements, state liabilities and transaction expenses.

     The net cash proceeds to the Company from the sale of Contract Services are assumed, as of September 30, 1994, to be applied as follows (in thousands):

          Retirement of Transit term debt              $  39,000
          Prepayment penalty on Transit term debt,
            net of $1,036 of tax benefit                   1,554
          Reduction in Transit short-term borrowings       2,500
          Increase in cash                                41,438
                                                       ----------
                                                       $  84,492
                                                       ==========
     Note B
     ------

     The estimated proceeds from the Contract Services sale, as if the transaction occurred as of January 1, 1993, are as follows (in thousands):

          Gross sales price                            $158,600
          Less costs of sale, net of $2,877
            of tax benefits                              (6,782)
          Less payment of term debt                     (37,312)
          Less payment of short-term borrowings          (9,470)
                                                       ----------

          Net cash proceeds                             105,036
          Less carrying value of Contract Services      (38,567)
                                                       ----------

          Gain on Sale                                 $ 66,469
                                                       ========

     The net cash proceeds to the Company from the sale of Contract Services are assumed, as of January 1, 1993, to be applied as follows (in thousands):

          Retirement of Transit debt                   $ 53,001
          Assumed prepayment penalty on Transit
            term debt, net of $1,036 of tax benefit       1,554
          Increase in cash investments                   50,481
                                                       --------
                                                       $105,036
                                                       ========

     The gain on the Contract Services Sale will be included in net income of the Company within the 12 months succeeding the transaction. This gain has not been considered in the pro forma condensed consolidated statements of operations.


     Note C
     ------

     For purposes of determining the pro forma effect of the above transaction on the pro forma condensed consolidated statements of operations, the following pro forma adjustments have been made (in thousands):


                                                        Nine
                                        Year Ended      Months Ended
                                        December 31,    September 30,
                                        1993            1994
                                        ------------    -------------
     Reduction in interest expense
      due to use of proceeds of sale
      to reduce debt                    $   5,364       $   3,070

     Increase in federal and state
      income tax provision at
      statutory rates (40%) associated
      with the above item                  (2,146)         (1,228)
                                        ---------       ---------
     Increase in net income             $   3,218       $   1,842
                                        =========       =========

     The proceeds from the Contract Services Sale of $105,036, as described above, would have allowed the Company to reduce its debt during 1993 and 1994 by up to that amount less the prepayment penalty of $1,554. During this entire period, total Transit debt was less than the total proceeds. These pro forma adjustments do not include interest income on the excess cash from the proceeds from the Contract Services Sale. The average amount of debt reduced during 1993 and 1994 was $58.2 million and $43.3 million, respectively. The interest rates on the retired debt were approximately 9.2% and 9.5% for 1993 and 1994, respectively, based upon the actual interest rates paid on the debt outstanding.

     Note D
     ------

     As described in Notes 1b, 2, and 3 to the financial statements of the Company in Form 10-K for the periods ended December 31, 1993, (included as an exhibit to this proxy statement), the historical capital structure of the Company is not indicative of the Company's capital structure following its Plan of Reorganization in 1992. As a result, earnings per share are presented in the statements of operations for 1992 and 1991 on a pro forma basis.

     Appendix G to
     Mayflower Group, Inc.
     Proxy Statement

     Consolidated Financial Statements
     Mayflower Contract Services, Inc.



     The attached financial statements for Mayflower Contract Services, Inc. and its subsidiaries have not been audited, but have been prepared by management in accordance with generally accepted accounting principles. Certain information and footnote disclosures regarding the interim financial statements as of September 30, 1994 and 1993, normally included in annual financial statements in accordance with generally accepted accounting principles, are incorporated by reference to the annual financial statements for the fiscal years ended June 30, 1994, 1993 and 1992. Management believes the interim financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the interim periods presented.

     Peak business levels for Contract Services occur during the traditional school months of September through May. For example, during 1993, approximately 86% of the Contract Services' School Transportation revenues were generated during these nine months. Due to the seasonal impact of revenue being generated by Contract Services, higher net income is generated during the second and third quarters of their fiscal year, and losses are incurred during the first and fourth quarters, especially the first quarter, a period when school is mostly not in session. Contract Services fiscal year ends June 30.

     MAYFLOWER CONTRACT SERVICES, INC.
     BALANCE SHEETS
                                                September 30,
                                        ----------------------------
                                            1994           1993
                                        ------------   ------------
                 ASSETS
     Current assets:
       Cash and cash equivalents        $    130,058   $    ---
       Trade receivables, net             35,759,928     29,571,995
       Inventory held for resale           2,950,668      1,594,964
       Repair parts and supplies           2,031,643      1,733,207
       Deferred income taxes               4,930,107      2,202,617
       Advance to affiliate                   39,291        ---
       Other current assets                1,877,481      2,203,540
                                        -------------  -------------
         Total current assets             47,719,176     37,306,323

     Property and equipment:
       Land                                  819,183        819,000
       Buildings and improvements          2,906,567      2,167,547
       Revenue equipment                 123,649,721     98,401,888
       Other operating equipment
         and improvements                  7,436,437      5,070,586
       Less accumulated depreciation     (33,341,061)   (18,751,794)
                                        -------------  -------------
         Total property and equipment    101,470,847     87,707,227

     Other assets:
       Intangible assets                   6,259,724      6,949,548
       Reorganization value in
         excess of amounts
         allocated to assets              11,206,438     11,846,806
       Other assets                        9,128,249      7,988,115
                                        -------------  -------------
         Total other assets               26,594,411     26,784,469

         Total assets                   $175,784,434   $151,798,019
                                        ============   ============

     MAYFLOWER CONTRACT SERVICES, INC.
     BALANCE SHEETS                             September 30,
                                        ----------------------------
                                            1994           1993
                                        ------------   ------------
     LIABILITIES AND SHAREHOLDER'S
     INVESTMENT
     Current Liabilities:
       Current maturities of
         long-term debt                 $  6,681,465   $  3,945,486
       Trade accounts payable             12,968,202      5,667,391
       Current portion of insurance
         reserves                         10,231,383      5,525,123
       Accrued salaries and
        withholding taxes                  9,036,497      7,815,581
       Accrued federal income tax         (1,727,765)      (682,471)
       Other current liabilities           4,557,859      5,530,451
       Advance from affiliate                  ---        1,973,548
                                        ------------   ------------
                                          41,747,641     29,775,109
     Long-term debt, less current
       maturities                         62,820,680     56,561,255
     Deferred income taxes                19,954,499     20,332,615
     Insurance reserves, less
       current portion                     7,800,000      3,600,000
     Accrued postretirement
       benefit costs                       1,693,980      1,123,977
                                        ------------   ------------
         Total liabilities               134,016,800    111,392,956

     Shareholder's investment:
       Common shares                           4,000          4,000
       Additional paid-in capital         42,359,854     40,787,389
       Retained earnings (deficit)          (596,220)      (386,326)
                                        ------------   ------------
         Total shareholder's investment   41,767,634     40,405,063
           Total liabilities and
           shareholder's investment     $175,784,434   $151,798,019
                                        =============  ============

     MAYFLOWER CONTRACT SERVICES, INC.
     STATEMENTS OF INCOME

                                    Three months ended September 30,
                                        -----------------------------
                                              1994          1993
                                        -------------  -------------
     Revenues                           $  51,815,467  $  42,216,622

     Operating expenses                    56,155,351     45,886,958
     Selling, general and
       administrative                       3,058,069      2,830,691
                                        -------------  -------------
         Total expenses                    59,213,420     48,717,649
                                        -------------  -------------
     Operating (loss)                      (7,397,953)    (6,501,027)

     Other income (expense):
       Interest income                         72,308         63,297
       Interest expense                    (1,449,304)    (1,137,180)
       Miscellaneous                          (48,145)       (59,739)
                                        -------------  -------------
          Total other income (expense)     (1,425,141)    (1,133,622)
                                        -------------  -------------

     (Loss) before income taxes            (8,823,094)    (7,634,649)

     Provision (credit) for federal
       and state income taxes              (3,650,300)    (2,346,700)
                                        -------------  -------------

     Net (loss)                         $  (5,172,794) $  (5,287,949)
                                        =============  =============

     MAYFLOWER CONTRACT SERVICES, INC.
     STATEMENTS OF SHAREHOLDER'S INVESTMENT

                                            Additional    Retained
                               Common       Paid-in       Earnings
                               Shares       Capital       (Deficit)
                               -----------  -----------   ----------
     Balance at June 30,
     1994                      $    4,000   $42,080,168   $ 4,630,292

         Net (loss) for
         three months ended
         September 30, 1994           ---           ---    (5,172,794)

         Dividends paid               ---           ---       (53,718)

         Tax benefit from
         Parent                       ---       279,686           ---
                               ------------ ------------  ------------
     Balance at
     September 30, 1994        $    4,000   $42,359,854     ($596,220)
                               ============ ============  ============

                     MAYFLOWER CONTRACT SERVICES, INC.
                         STATEMENTS OF CASH FLOWS

                                    Three months ended September 30,
                                               1994        1993
     Net cash provided by (used in):
       Operating activities              ($   169,738)  ($12,635,275)
       Investing activities              ( 15,061,434)  ( 13,842,172)
       Financing activities                10,591,431     14,320,971
                                         -------------  -------------
                                           (4,639,741)   (12,156,476)
     Cash and cash equivalents,
       beginning of period                  4,769,799     12,156,476
                                         -------------  -------------
     Cash and cash equivalents,
       end of period                         $130,058   $       ---
                                         =============  =============
     Cash flows from operating
      activities:
       Net (loss)                         ($5,172,794)   ($5,287,949)
       Items not affecting cash:
         Depreciation                       3,875,579      3,439,231
         Amortization                         964,970        682,383
         Deferred income taxes                    ---        554,643
         Other                                 45,179         62,306
                                         -------------  -------------
                                             (287,066)      (549,386)
     Changes in:
       Trade receivables                  (10,087,108)    (9,053,820)
       Repair parts and supplies              (82,379)        32,273
       Other current assets                   398,952        (84,398)
       Trade accounts payable               5,616,931     (4,675,002)
       Insurance reserves                   1,055,766      1,001,425
       Accrued salaries and
          withholding taxes                 1,123,023      1,437,903
       Other current liabilities            1,029,224         38,163
       Accrued postretirement
          benefit cost                        143,306        114,977
       Payable to Parent                   (3,988,024)      (897,410)
       Receivable from affiliate            4,907,637            ---
                                         -------------  -------------
     Net cash used in operating
       activities                           ($169,738)  ($12,635,275)
                                         =============  =============
     Cash flows from investing activities:
       Purchase acquisitions             $        ---    ($2,908,584)
       Purchases of property
         and equipment                    (20,861,634)   (19,705,419)
         Proceeds from disposal
         of property and equipment,
         less gains included in
         net (loss)                           338,811        330,441
       Changes in inventory held
         for resale                         6,158,793     10,426,427
       Changes in other noncurrent
         assets                              (697,404)    (1,985,037)
                                         -------------  -------------
     Net cash used in investing
     activities                          ($15,061,434)  ($13,842,172)
                                         =============  =============
     Cash flows from financing
     activities:
       Payments on long-term debt           ($503,063)   $       ---

       Proceeds from issuance
         of long-term debt                 11,163,012     14,506,741
       Cash paid for debt costs               (14,800)      (152,890)
       Dividends to Parent                    (53,718)       (32,880)
                                         -------------  -------------
     Net cash provided by financing
     activities                           $10,591,431    $14,320,971
                                         ============   ============

                     MAYFLOWER CONTRACT SERVICES, INC.
                               AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS
                                 ----------
                                                 June 30,
                                        ---------------------------
     ASSETS                                1994             1993
                                        ------------   ------------
     Current assets:
       Cash and cash equivalents        $  4,769,799   $ 12,156,476
       Trade receivables, net             25,672,820     19,973,272
       Inventory held for resale           9,109,461     12,021,391
       Repair parts and supplies           1,949,264      1,765,480
       Deferred income taxes (Note 4)      4,930,107      2,138,617
       Advance to affiliate                4,946,928            ---
       Other current assets                2,276,433      2,119,142
                                        ------------   ------------
            Total current assets          53,654,812     50,174,378
                                        ------------   ------------

     Property and equipment:
       Land                                  819,000        819,000
       Buildings and improvements          2,788,763      2,078,125
       Revenue equipment                 105,799,386     80,593,457
       Other operating equipment
         and improvements                  6,463,231      3,949,277
       Less accumulated depreciation     (31,001,598)   (15,665,094)
                                        ------------   ------------
           Total property and
           equipment                      84,868,782     71,774,765
                                        ------------   ------------

     Other assets:
       Intangible assets, less
         accumulated amortization
         of $922,586 in 1994 and
         $393,337 in 1993                  6,397,199      4,500,378
       Reorganization value in
         excess of amounts
         allocated to assets,
         less accumulated
         amortization of $1,258,661
         in 1994 and $618,239 in 1993     11,366,530     12,006,898
       Other assets                        9,072,469      5,383,831
                                        ------------   ------------
          Total other assets              26,836,198     21,891,107
                                        ------------   ------------
          Total assets                  $165,359,792   $143,840,250
                                        ============   ============


                                 Continued

                     MAYFLOWER CONTRACT SERVICES, INC.
                               AND SUBSIDIARY
                   CONSOLIDATED BALANCE SHEETS, Continued
                                 ----------
                                 ----------
                                                 June 30,
                                        ---------------------------
     LIABILITIES AND                       1994             1993
     SHAREHOLDER'S INVESTMENT           ------------   ------------

     Current liabilities:
       Current maturities of
         long-term debt (Note 6)        $  2,682,463   $        ---
       Trade accounts payable              7,351,271     10,164,490
       Current portion of
         insurance reserves (Note 3)       9,175,617      4,514,783
       Accrued salaries and
         withholding taxes                 7,913,474      6,261,480
       Other current liabilities           3,517,656      4,792,530
       Federal income taxes payable
         to Parent (Note 4)                2,539,945      2,163,582
                                        ------------   ------------
          Total current liabilities       33,180,426     27,896,865

     Noncurrent liabilities:
       Long-term debt, less current
         maturities (Note 6)              56,159,733     46,000,000
       Deferred income taxes (Note 4) 19,954,499 19,574,673 Insurance reserves, less
         current portion (Note 3)          7,800,000      3,608,915
       Accrued postretirement
         benefit costs (Note 12)           1,284,000      1,009,000
       Other long-term liabilities
         (Note 11)                           266,674            ---
     Commitments and contingencies
      (Note 4)
     Shareholder's investment:
       Common shares, no par value:
         1,000 shares authorized
         10 shares issued and
           outstanding                         4,000          4,000
       Additional paid-in capital         42,080,168     40,812,294
       Retained earnings                   4,630,292      4,934,503
                                        ------------   ------------
          Total shareholder's
          investment                      46,714,460     45,750,797
                                        ------------   ------------
          Total liabilities and
          shareholder's investment      $165,359,792   $143,840,250
                                        ============   ============

                The accompanying notes are an integral part of these consolidated financial statements.

                                            MAYFLOWER CONTRACT SERVICES, INC.
                                                     AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF INCOME

                                                           Years Ended June 30,
                                                     1994             1993               1992
                                                 ------------     ------------       ------------
      Revenues                                   $253,794,238     $223,869,385       $197,022,332
                                                 ------------     ------------       ------------
      Operating expenses                          229,432,197      199,638,101        176,828,730
      Selling, general and
        administrative                             12,029,340       11,665,542         10,727,042
      Unusual charge (Note 3)                       4,900,000              ---                ---
                                                 ------------     ------------       ------------
           Total expenses                         246,361,537      211,303,643        187,555,772
                                                 ------------     ------------       ------------
           Operating profit                         7,432,701       12,565,742          9,466,560
                                                 ------------     ------------       ------------
      Other income (expense):
        Interest income                               301,831           61,868             60,934
        Interest expense                           (5,021,260)      (4,152,338)        (5,526,524)
        Miscellaneous income, net                      36,088           59,038             87,189
                                                 ------------     ------------       ------------
           Total other income (expense)            (4,683,341)      (4,031,432)        (5,378,401)
                                                 ------------     ------------       ------------
           Income before income taxes
           and extraordinary item                   2,749,360        8,534,310          4,088,159
      Federal and state
        income taxes (Note 4)                       2,520,529        3,415,900          2,600,027
                                                 ------------     ------------       ------------
           Income before
           extraordinary item                         228,831        5,118,410          1,488,132
      Extraordinary loss, less
        applicable taxes of $322,180
        in 1992 (Note 13)                                 ---          548,576                ---
                                                 ------------     ------------       ------------
      Net income                                 $    228,831     $  4,569,834       $  1,488,132
                                                 ============     ============       ============






                                       The accompanying notes are an integral part of these consolidated financial statements.

                                                    MAYFLOWER CONTRACT SERVICES, INC.
                                                    AND SUBSIDIARY
                                                    CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT
                                                            Years Ended June 30, 1994, 1993 and 1992
                                                    -------------------------------------------------------
                                                                  Additional        Receivable
                                                    Common        Paid-in           From             Retained
                                                    Shares        Capital           Parent           Earnings
                                                    ------        -----------       ------------     ----------
      Balance at July 1, 1991                       $4,000        $60,005,761       $(39,153,516)    $21,444,871
        Net income for nine months
            ended March 31, 1992                        -                   -                  -         884,115
                                                    ------        -----------       -------------    -----------
      Balance at March 31, 1992                      4,000         60,005,761        (39,153,516)     22,328,986
        Reorganization:
          Change in receivable from Parent               -                  -         (1,415,108)              -
          Dividends paid:
            Forgiveness of receivable
              from Parent                                -        (18,239,638)        40,568,624     (22,328,986)
        Cumulative effect of adopting SFAS 109           -         (2,113,472)                 -              -
        Cumulative effect of adopting SFAS 106           -           (511,055)                 -              -
                                                    ------        -----------       -------------    -----------
      Balance at April 1, 1992                       4,000         39,141,596                  -              -
        Net income for three months
            ended June 30, 1992                          -                  -                  -         604,017
                                                    ------        -----------       -------------    -----------
      Balance at July 1, 1992                        4,000         39,141,596                  -         604,017
        Net income                                       -                  -                  -       4,569,834
        Dividends paid                                   -           (163,014)                 -        (239,348)
        Tax benefit from Parent                          -          1,833,712                  -               -
                                                    ------        -----------       -------------    -----------
      Balance at July 1, 1993                        4,000         40,812,294                  -       4,934,503
        Net income                                       -                  -                  -         228,831
        Dividends paid                                   -            (18,047)                 -        (533,042)
        Tax benefit from Parent                          -          1,285,921                  -               -
                                                    ------        -----------       -------------    -----------
      Balance at June 30, 1994                      $4,000        $42,080,168       $          -     $ 4,630,292






                                                    ======        ===========       ============     ===========

                                              The accompanying notes are an integral part
                                              of these consolidated financial statements.

                                                   MAYFLOWER CONTRACT SERVICES, INC.
                                                             AND SUBSIDIARY
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                Years Ended June 30,
                                                          1994              1993              1992
                                                      ------------      ------------      ------------
      Net cash provided by (used in):
        Operating activities                          $ 18,163,311      $ 24,927,422      $ 19,225,831
        Investing activities                           (37,639,002)      (15,424,070)      (20,466,043)
        Financing activities                            12,089,014         1,431,094        (2,287,820)
                                                      ------------      ------------      ------------
                                                        (7,386,677)       10,934,446        (3,528,032)
      Cash and cash equivalents:
        Beginning of year                               12,156,476         1,222,030         4,750,062
                                                      ------------      ------------      ------------
        End of year                                   $  4,769,799      $ 12,156,476      $  1,222,030
                                                      ============      ============      ============
      Cash flows from operating activities:
        Net income                                    $    228,831      $  4,569,834      $  1,488,132
        Items not affecting cash:
          Depreciation                                  14,887,653        13,832,027        12,175,747
          Amortization                                   3,516,456         3,351,604         3,378,970
          Deferred income taxes                         (2,550,963)         (786,990)          819,000
          Other                                            265,621           734,812           (55,678)
                                                      ------------      ------------      ------------
                                                        16,347,598        21,701,287        17,806,171
                                                      ------------      ------------      ------------
        Changes in:
          Trade receivables                             (5,154,645)       (2,981,794)         (195,520)
          Repair parts and supplies                       (183,784)         (126,540)          (95,069)
          Other current assets                            (475,194)         (208,452)        2,389,283
          Trade accounts payable                        (2,991,122)        4,011,939          (209,357)






          Insurance reserves                             8,851,919          (671,110)         (789,297)
          Accrued salaries and withholding taxes         1,535,796         1,355,875           559,023
          Other current liabilities                     (1,971,215)          787,177        (1,650,656)
          Payable to Parent                              1,662,284           911,040         1,411,253
          Accrued postretirement benefit cost              275,000           148,000                 -
          Other long-term liabilities                      266,674                 -                 -
                                                      ------------      ------------      ------------
                                                         1,815,713         3,226,135         1,419,660
                                                      ------------      ------------      ------------
           Net cash provided by operating activities  $ 18,163,311      $ 24,927,422      $ 19,225,831
                                                      ============      ============      ============

                                                   MAYFLOWER CONTRACT SERVICES, INC.
                                                             AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
                                                                Years Ended June 30,
                                                          1994              1993              1992
                                                      ------------      ------------      ------------
      Cash flows from investing activities:
        Purchases of property and equipment           $(29,767,067)     $ (4,267,906)     $(27,729,459)
        Proceeds from disposal of property
            and equipment, less gains
            included in net income                       1,578,797           915,996           697,680
        Purchase acquisition, net of cash
            acquired (Note 14)                          (2,778,510)               -                  -
        Changes in inventory held for resale             2,911,930        (9,720,568)       10,588,709
        Increase in cash surrender value                  (280,370)               -                  -
        Increase in advance to affiliate                (4,946,928)               -                  -
        Changes in other noncurrent assets              (4,356,854)       (2,351,592)       (4,022,973)
                                                      ------------      ------------      ------------
           Net cash used in investing
           activities                                 $(37,639,002)     $(15,424,070)     $(20,466,043)
                                                      ============      ============      ============
      Cash flows from financing activities:
        Proceeds of short-term debt                   $          -      $ 60,950,000      $ 32,113,550
        Payment of short-term debt                               -       (60,950,000)      (32,986,262)
        Proceeds from issuance






            of long-term debt                           14,724,349        46,000,000                 -
        Payment on long-term debt                       (1,882,153)      (42,969,289)                -
        Cash paid for debt costs                          (202,093)       (1,197,255)                -
        Dividends to Parent                               (551,089)         (402,362)                -
        Changes in receivable from Parent                        -                 -        (1,415,108)
                                                      ------------      ------------      ------------
      Net cash provided by (used in)
          financing activities                        $ 12,089,014      $  1,431,094      $ (2,287,820)
                                                      ============      ============      ============

      Supplemental disclosure of noncash transactions:
      As a result of filing a consolidated tax return with the Parent and Transit, the Company realized a benefit of $1,285,921 and $1,883,712 during 1994 and 1993, respectively, which reduced the payable to Parent and increased contributed capital.
      The accompanying notes are an integral part of these consolidated financial statements.

                     MAYFLOWER CONTRACT SERVICES, INC.
                               AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              ---------------

      1.  Summary of Significant Accounting Policies:
          ------------------------------------------
          a. Reporting Entities: The accompanying balance sheets as of June 30, 1994 and 1993, and the related statements of income, shareholder's investment and cash flows for each of the three years in the period ended June 30, 1994, present the financial position and results of operations and cash flows of Mayflower Contract Services, Inc. (Company), a wholly-owned subsidiary of Mayflower Group, Inc. (Parent). The Parent also owns 100% of the stock of Mayflower Transit, Inc. (Transit). The Parent's and Transit's fiscal year end is December 31. The Parent's common stock is registered under the Securities Exchange Act of 1934 and is traded on the NASDAQ Stock Market.

               Effective July 1, 1993, the Company formed a wholly-owned subsidiary, Allied Bus Sales, to market new buses and revenue equipment that is not in service in the Company's operations. In prior fiscal years, activity related to sales of revenue equipment was accounted for as a separate division of the Company. The accompanying consolidated financial statements include the accounts of the Company and Allied Bus Sales. All significant intercompany balances and transactions have been eliminated in consolidation.

          b. Property and Equipment: Property and equipment is stated on a cost basis. Depreciation is provided primarily by the straight-line method at annual rates considered adequate to amortize the costs over the estimated useful lives of the assets. The lives used in computing depreciation during the periods were:

                 Buildings and improvements            5 to 20 years
                 Revenue equipment                     5 to 12 years
                 Other operating equipment
                     and improvements                  3 to  7 years

               The classification of fleet operating buses as property and equipment is based upon the Company's requirements for fleet buses to fulfill existing contract requirements, including an estimate of reserve buses necessary to ensure continuity of service based on historical maintenance records and experience. The remaining buses are classified as inventory held for resale.

          c. Income Taxes: The Parent and its subsidiaries (including the Company) file a consolidated federal income tax return with a calendar year end. The federal income tax provisions reflected in the accompanying statements of income were calculated for the Company on a separate return basis. State income tax returns are filed separately for the Company. Federal income taxes currently payable are recorded as a current payable to Parent in the accompanying balance sheets.

               The Company has a tax sharing agreement with the Parent and Transit. To the extent the Company's share of the consolidated tax liability is less than the amount remitted to the Parent, the difference is returned to the Company through a contribution of capital.

               Effective April 1, 1992, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (SFAS 109) to be consistent with the accounting policies and transition date of its Parent. SFAS 109 requires a significantly different approach to the financial accounting and reporting of income taxes than had been previously used and, in accordance with SFAS 109, the Company has chosen not to restate financial statements prior to April 1, 1992. Prior to April 1, 1992, the Company computed income taxes in accordance with Accounting Principles Board Opinion No. 11.

          d. Postretirement Benefits Other Than Pensions: Effective April 1, 1992, the Company adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) to be consistent with the accountin g policies and transition date of its Parent. SFAS 106 requires the Company to accrue for the expected cost of postretirement benefits during the years an employee renders service rather than the previous practice of expensing such costs as incurred.

          e. Recognition of Revenues: The Company engages primarily in the business of bus transportation pursuant to contracts with school districts and municipalities. Contract revenues and related direct expenses are recognized over the period during which the service is rendered.

          f. Intangible Assets and Reorganization Value: Intangible assets, which have been recorded at their fair value as a result of the corporate reorganization, are being amortized over periods ranging from 5 to 20 years.

               The reorganization value in excess of amounts allocated to net assets (goodwill) is amortized by the straight-line method over 20 years.

          g. Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

          h. Insurance Reserves: The Company is self-insured for certain risks and is covered by insurance policies for other risks.

               The Company maintains reserves for their policy deductibles using case basis evaluations and other analyses. The reserves include estimates of future trends in claim severity and frequency and other factors which could vary as losses are ultimately settled. Reserve estimates are continually reviewed and adjustments are reflected in current operations.

          i. Reclassifications: Certain amounts within the 1993 and 1992 financial statements have been reclassified to conform with the 1994 presentation.

      2.  Corporate Reorganization:
          ------------------------
          On December 18, 1986, the management of the Parent and certain other investors entered into a leveraged buy out transaction. This transaction was accounted for as a purchase and, accordingly, the assets and liabilities of the Company were adjusted to fair market value. The fair market value adjustments attributable to the Company and an allocable share of the excess of the purchase price over net assets acquired (goodwill) were recorded by the Company.
          The debt and related interest expense incurred by the management of the Parent and certain other investors in connection with the leveraged buy out transaction was not reflected in the financial statements of the Company.

          Subsequent to the 1986 leveraged buy out, the Company and Transit did not generate sufficient cash flow to service the debt from the leveraged buy out. In late 1991, the Parent reached agreement with various creditors for a restructuring of the Parent whereby the holders of the subordinated debt of the Parent would exchange all of their debentures for approximately 94% of the common stock of the Parent. In order to facilitate restructuring, a Prepackaged Plan of Reorganization was filed by the Parent on January 27, 1992 and became effective on March 24, 1992. The Parent accounted for the reorganization using fresh-start reporting and the accounting effects have been reflected in the financial statements of the Company. Accordingly, the Company accounted for the reorganization as a purchase, and the assets and liabilities of the Company were adjusted to estimated fair market value, which approximated net book value on March 24, 1992. The most significant impact of these entries was the elimination of all accumulated depreciation and amortization, as the net book value of the respective assets on March 24, 1992 represents the new cost. Had this transaction occurred on July 1, 1990, operating revenue and net income would not have been materially different from that reflected in the accompanying financial statements.

          The Company has used March 31, 1992 as the effective date of the reorganization for accounting purposes because the results of operations from March 25, 1992 to March 31, 1992 were not significant. Accordingly, the statements of income and cash flows for the year ended June 30, 1992 reflect results of operations of the Company prior to reorganization for the nine months ended March 31, 1992 and the operations of the Company after reorganization for the three months ended June 30, 1992.

      3.  Unusual Charge - Self-insured Claims Adjustment:
          -----------------------------------------------
          As discussed in Note 1h, the Company is self-insured for certain risks and, accordingly, maintains reserves for losses and premium adjustments which are determined using case basis evaluations and other analyses. Based on a review by management of the calculations underlying the reserve for self-insured claims, the Company has determined that the portion of the reserve attributable to claims incurred prior to 1991 was $4.9 million below an appropriate level. As a result, the Company recognized $4.9 million, or $3.0 million net of tax, in additional self-insured claims expense. Management believes that the annual expense related to risks incurred under the self-insurance program since January 1, 1991, excluding this adjustment, has been sufficient to provide for anticipated losses, and that the magnitude of this expense is such that this adjustment represents a one-time, nonrecurring increase to its reserve for self-insured claims.

      4.  Income Taxes:
          ------------
          The Company records deferred taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Effective April 1, 1992 (the date of reorganization), the Company changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS 109. For 1992, the provision for income taxes is computed under the deferred method for the period July 1, 1991 to March 31, 1992 and under the liability method for the period April 1, 1992 to June 30, 1992. The cumulative effect of adopting SFAS 109 as of April 1, 1992 was to decrease shareholder's investment by $2,100,000. Adoption of the statement decreased pretax income and income tax expense by $1,400,000 for the year ended June 30, 1992.

          Income taxes reflected in the statements of operations for each of the three years in the period ended June 30, 1994 are as follows:

                               1994        1993         1992
                               ----        ----         ----
          Current:
           Federal          $4,414,531  $2,253,171   $1,397,454
           State               656,961     375,739      230,010
                            ----------  ----------   ----------
           Total current     5,071,492   2,628,910    1,627,464
                            ----------  ----------   ----------

          Deferred:
          Federal           (2,318,940)    662,729      819,000
          State               (232,023)    124,261      153,563
                            ----------  ----------   ----------

          Total deferred    (2,550,963)    786,990      972,563
                            ----------  ----------   ----------
          Total provision
          before extra-
          ordinary items    $2,520,529  $3,415,900   $2,600,027
                            ==========  ==========   ==========

          For 1994, 1993 and 1992, an effective rate that differs from the U.S. federal statutory rate was used in recording federal tax expense. The primary reasons for these differences are as follows. For 1994, the Company recorded additional income tax expense to reflect the cumulative effect on the net deferred income tax liability of tax rate increases, as required by SFAS 109, primarily as a result of the enactment in August 1993, of Omnibus Budget Reconciliation Act. Also in 1994, the Company recorded additional income tax expense to eliminate a federal income tax receivable from prior years which was determined to be unrealizable. In 1994, 1993 and 1992, a difference in rates was created as a result of the nondeductibility of amortization of intangible assets. These intangible assets were created at the time of the Company's formation in 1986 and were also generated by the excess reorganization value resulting from the Plan of Reorganization in 1992. With the adoption of SFAS 109 in April 1992, the amortization of some intangible assets became a temporary difference for financial reporting purposes, resulting in an effective rate more closely approximating the federal statutory rate.

          The following table summarizes the differences between the statutory federal income tax rate and the effective tax rate provided in the statements of income:

                                                       Years Ended June 30,
                                                  ---------------------------






                                                   1994        1993        1992
                                                  ------      ------      ------
         Statutory rate (credit)                  35.0 %      34.0 %      34.0 %
         Increase (decrease) in rate due to:
         Amortization of nondeductible
         acquisition costs                         9.2         2.3         4.1

         Depreciation of book/tax basis
         difference resulting
         from acquisitions                         N/A         N/A        20.6

         State income taxes, net of
         federal benefit                           4.9         3.9         5.2

         Cumulative effect of tax rate
         increases                                21.9          .0          .0

         Elimination of prior year
         federal income tax receivable            16.1          .0          .0

         Other, net                                4.6         (.2)        (.3)
                                                  ------      ------      ------
         Effective rate                           91.7 %      40.0 %      63.6 %
                                                  ======      ======      ======

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 30, 1994 and 1993 are as follows:

                                                   1994              1993
                                                ------------      ------------
      Deferred tax liabilities:
        Tax over book depreciation              $15,665,657       $14,535,510
        Fair value of assets in excess
          of book value                           4,243,111         4,649,787
        Identifiable intangible assets            2,826,332         2,391,817
        Other, net                                  388,653           361,082
                                                -----------       -----------
          Total net deferred tax
          liabilities                            23,123,753        21,938,196
                                                -----------       -----------
      Deferred tax assets:
        Insurance reserves                        6,510,864         3,109,272
        Other, net                                1,588,497         1,392,868
                                                -----------       -----------
          Total net deferred tax assets           8,099,361         4,502,140
                                                -----------       -----------
            Net deferred tax






            liabilities                          15,024,392        17,436,056

      Current deferred income taxes               4,930,107         2,138,617
                                                -----------       -----------
          Net noncurrent deferred income
          taxes                                 $19,954,499       $19,574,673
                                                ===========       ===========

     SFAS 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes, based on the expected timing of the reversal of the future taxable temporary differences, that no valuation allowance is necessary.

     At June 30, 1994, the Company had $350,062 of investment tax and jobs credit carryforwards which expire in the years 2000 through 2008.

      5.  Short-term Borrowing:
          --------------------
          In May 1993, the Parent and Transit combined with the Company and collectively entered into a revolving credit facility. The facility is for letters of credit ($60 million limit) and seasonal working capital ($15 million limit) with a total facility limit of $70 million. The maturity date is June 30, 1995. Interest is to be paid monthly and is computed using the prime rate plus 1.5%. The facility does not require compensating balances but does require the payment of a commitment fee at an annual rate of 3/16% of the unused portion of the facility and a fee of 2% per annum of the amount of letters of credit outstanding.
          At June 30, 1994, the Company had no borrowings under the seasonal working capital facility and $26 million in outstanding letters of credit. The remaining available capacity of the facility at June 30, 1994 was $18 million due to the outstanding obligations of Transit. The facility is collateralized by substantially all of the assets of Transit and the Company, and is guaranteed by the Parent.

      6.  Long-term Debt:
          --------------
          Long-term debt consisted of the following:

                                                   June 30,
                                        -----------------------------
                                           1994           1993
                                        ------------   ------------
          Senior secured notes:
            Tranche A                   $37,375,000    $37,375,000
            Tranche B                     8,625,000      8,625,000

          Note payable to bank, interest
          at prime plus 1-1/2%, payable in
          monthly installments through
          1999, collateralized by
          equipment                      12,647,196               -

         Other notes payable                195,000               -
                                        -----------    ------------

                                         58,842,196     46,000,000
         Less current maturities          2,682,463              -
                                        -----------    -----------
                                        $56,159,733    $46,000,000
                                        ===========    ===========

          Effective May 27, 1993, the Company, along with the Parent and Transit, issued the Senior secured notes to a group of lenders and repaid all existing borrowings. The note has two separate facilities. Tranche A is for $65 million and has a ten-year maturity with interest only payments required in the initial three years. Amortization begins in year four with equal annual installments through year ten. Interest on this facility is to be paid monthly and is fixed at 9.5%. The Company's portion of this Tranche is $37,375,000. Tranche B is for $15 million and has a seven-year maturity with repayment of principal occurring in eight equal quarterly installments during years six and seven.
          The interest on this facility is to be paid monthly and is computed at LIBOR plus 2.8%. The interest rate at June 30, 1994 was 6.3%. The Company's portion of this Tranche is $8,625,000. The note is collateralized by substantially all of the assets of Transit and the Company, and is guaranteed by the Parent.

          The Company also has a financing agreement for $40 million to be used to finance the purchase of new school buses over a period of approximately two years. Through June 30, 1994, the Company has borrowed approximately $15 million and $25 million remains available under this agreement. The fundings convert to five-year term notes when the amount outstanding exceeds $5 million, with no term note maturing later than December 31, 2000. The term notes bear interest at the prime rate plus 1-1/2%. Alternatively, the Company may elect to fix the interest rate at anytime. The notes are collateralized by a lien on the purchased school buses.

          Maturities of long-term debt during each of the next five years ending June 30 are as follows:

               1995           $ 2,682,463
               1996             2,964,620
               1997             8,303,906
               1998            10,460,156
               1999             8,761,409
               Thereafter      25,669,642

          Interest paid on debt during 1994, 1993 and 1992 totalled $4,577,625, $3,832,850 and $5,815,842, respectively.

          The Company's short-term and long-term financing agreements contain various restrictive covenants which, among other things, restrict cash dividend payments, restrict certain additional indebtedness and require the maintenance of certain financial ratios.

          The carrying value of the Company's borrowings does not significantly differ from its fair value. The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

      7.  Commitments and Contingent Liabilities:
          --------------------------------------
          Future minimum lease payments on noncancellable operating leases for buses and other equipment and facilities for each of the five succeeding years and in the aggregate are as follows:

               1995           $19,157,710
               1996            17,182,144
               1997             9,963,922
               1998             3,894,661
               1999             2,696,551
               Thereafter         797,819
                              -----------

                              $53,692,807
                              ===========

          Total rent expense was $20,013,828, $19,023,102 and
          $17,370,588 for 1994, 1993 and 1992, respectively.

          Under certain lease agreements, the Company will act as selling agent at the end of the lease term. Leases with this provision have guaranteed residual values totalling $23,034,000 which are not included in the table above. The Company has a right to property and equipment which serves as collateral against these contingent obligations which, the Company believes, would substantially offset any potential obligation.

          The Company periodically enters into noncancellable purchase agreements for the acquisition of revenue equipment. At June 30, 1994, the Company has committed to approximately $12.5 million of capital purchases during 1995.

          The Company becomes involved from time to time in various actions that are incidental to the ordinary course of their businesses, including property damage and personal injury claims. Based upon information currently available, the

          Company believes that its reserves and insurance coverage with respect to all such actions are adequate to cover liabilities reasonably anticipated.

      8.  Restricted Stock Plan:
          ---------------------
          During 1994, the Parent adopted a restricted stock plan whereby key employees were granted restricted shares of Mayflower Group stock. Shares were granted in the name of the employee who has all rights of a shareholder, subject to certain restrictions or forfeitures. Restrictions on the grants expire on the third anniversary of the date of the grant.

          The market value of shares granted under the plan of $131,750 has been recorded as unearned compensation and is presented as a reduction of shareholder's investment by the Parent. Compensation expense of $34,083 has been charged to general and administrative expense by the Company. The unamortized balance of $97,667 will be charged to the Company over the remaining three-year vesting period.

      9.  Line of Business Information:
          ----------------------------
          The Company's operations consist primarily of two customer segments as follows:

                                              Years Ended June 30,
                                    ---------------------------------------
                                        1994             1993              1992
                                    ------------     ------------      ----------
      School operations:
        Revenue                     $169,466,974     $164,850,046      $158,073,695
        Operating profit before
            selling, general and
            administrative            21,821,880       20,090,046        18,180,704
        Percent of revenue                 12.9%            12.2%             11.5%

      Public transportation:
        Revenue                     $84,327,233      $59,019,339       $ 38,948,637
        Operating profit before
            selling, general and
            administrative            2,540,469        4,141,238          2,012,898
        Percent of revenue                 3.0%             7.0%               5.2%


     10.  Defined Contribution Plan:
          -------------------------
          The Company sponsors a defined contribution 401(k) savings/profit sharing plan covering substantially all non-bargaining employees. Employees may contribute up to 17% of their salary to the plan and the Company matches 25% of the employee's contribution up to 6% of the employee's salary. Profit sharing contributions are determined at management's discretion based on the profitability of the Company. Matching contribution expense associated with the plan was $401,000, $323,000 and $256,000 for 1994, 1993 and 1992,
          respectively. Profit sharing expense associated with the plan was $250,000, $370,000 and $-0- for 1994, 1993 and
          1992, respectively.

     11.  Supplemental Executive Retirement Plan:
          --------------------------------------
          The Company has established a supplemental executive retirement plan for certain officers. This plan, funded through the purchase of life insurance policies, provides participants a percentage of their salary for fifteen years subsequent to their termination from the Company. Participants are vested in the plan after ten years of service and reaching 55 years of age. The assets of the plan are general assets of the Company. The plan is subject to termination at any time. The Company has expensed $266,674 under this plan. Due to immateriality, the Company has not performed an actuarial evaluation of this plan and, therefore, has not provided the disclosures required by Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions.

     12.  Other Postretirement Benefit Plans:
          ----------------------------------
          Effective April 1, 1992, the Company adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The cumulative effect of the accounting change was a $511,055, net of applicable taxes of $313,228, reduction in shareholder's investment. In prior years, the Company had recognized the expense related to these benefits as they were paid. As the effect on net income of adopting SFAS 106 was not significant, postretirement benefit cost for prior periods has not been restated.

          The Company makes available health and life insurance benefits to the majority of the Company's retirees and their eligible dependents. The postretirement plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such a deductibles and co-insurance. Eligibility for these benefits is based upon retirement from the Company as well as those retirees having met certain age and vesting service requirements. Effective January 1, 1993, the plan was amended such that the retiree co-payment percentage, after applicable deductibles, increased from 20% to 30%.

          The Company provides contributions to the plan as necessary to fund the plan's current benefits and expenses.

          Net postretirement benefit expense for the Company included the following components for the years ended June 30, 1994 and 1993:

                                                  1994               1993
                                                --------          --------
            Service cost-benefits earned
            during the year                     $123,956          $105,000

           Interest cost on accumulated
           postretirement benefit
           obligation                            112,577            97,000

           Amortization of loss                   84,195                 -

           Amortization of prior service
           cost                                  (15,879)                -
                                                ---------         ---------
              Net periodic postretirement
              benefit cost                      $304,849          $202,000
                                                =========         =========


     The funded status and amounts recognized in the balance sheet for the Company's defined benefit postretirement plans were as follows:

                                                 June 30,
                                        --------------------------
                                           1994           1993
                                        ------------   -----------
     Accumulated postretirement
     benefit obligation:
       Retirees                         $  623,000     $  353,000
       Fully eligible active
          plan participants                322,000        101,000
      Other active plan
          participants                     793,000        555,000
                                        ----------     ----------
                                         1,738,000      1,009,000
     Unrecognized net loss                (454,000)             -
     Plan assets at fair value                   -              -
                                        ----------     -----------
        Accumulated postretirement
        benefit obligation
        in excess of plan assets        $1,284,000     $1,009,000
                                        ==========     ==========

          For measurement purposes, the weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7-1/2%. The Company's health care cost trend rate is 12% for 1993 and is assumed to gradually decrease to 7% by the year 2003 and remain at that level thereafter. If these trend rates were to be increased by 1 percent each year, the June 30, 1994 accumulated postretirement benefit obligation would increase by $558,000. The aggregate of the service and interest cost components of 1994 expenses would increase by $76,000.

     13.  Extraordinary Loss:
          ------------------
          In connection with new borrowings obtained in May 1993 and related repayments of existing indebtedness, the Company recorded an extraordinary loss for debt issuance costs of $548,576, net of applicable taxes of $322,180, associated previously with the retired debt.

     14.  Purchase Acquisition:
          --------------------
          During September 1993, the Company purchased all the shares of CTS Management Company, a public transportation company with operations in North Carolina. CTS Management Company was merged into the Company effective January 1, 1994.

          The acquisition has been accounted for as a purchase and the net assets and results of operations are included in the Company's consolidated financial statements. The fair value of assets acquired in this transaction was approximately $4,100,000 which included $200,000 in cash. Liabilities assumed were $609,000 which included $139,000 of deferred taxes. The Company also gave a $500,000 note payable. Net cash paid was approximately $2,800,000. The purchase price has been allocated to the assets and liabilities acquired based on their estimated respective fair values.

          The purchase price and expenses associated with the acquisition exceeded the fair market value of the net assets acquired by approximately $2.4 million which has been recorded as goodwill. Amortization of the goodwill will be computed over a period not to exceed 20 years.

     Appendix H
     To Mayflower Group, Inc.
     Proxy Statement

                        [LETTERHEAD OF SMITH BARNEY]

     CONFIDENTIAL


     January 26, 1995

     The Board of Directors
     Mayflower Group, Inc.
     9998 N. Michigan Road
     Carmel, Indiana  46032

     Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Mayflower Group, Inc. ("Group") other than TCW Asset Management Company (the "Public Shareholders") of the cash consideration to be received by the Public Shareholders of Group in connection with the merger (the "Merger") of Group and MCS Transit, Inc. ("MCS Transit"), a wholly-owned subsidiary of Laidlaw Transit, Inc. ("Laidlaw") pursuant to the Agreement and Plan of Merger dated January 20, 1995 (the "Agreement") by and among Group, Laidlaw, MCS Transit, and TCW Asset Management Company ("TCW"). The effect of the Merger will be for Laidlaw to acquire Group and its wholly-owned subsidiary, Mayflower Contract Services, Inc. ("Contract Services") for aggregate cash consideration of $157 million. Pursuant to the Agreement, and subject to the terms and conditions set forth therein, we understand that, based on the anticipated proceeds to Group from the sale of its wholly-owned subsidiary Mayflower Transit, Inc. (the "Transit Sale") pursuant to the Stock Purchase Agreement dated December 4, 1994 by and among Group, UniGroup, Inc., and TCW, and anticipated payoffs of certain loans and contractual obligations, and the payment of expenses of the transaction, the net proceeds to the shareholders of Group should be in the range of $10.00 to $10.40 per share (the "Consideration"). The Merger is subject to, among other things, regulatory approval, shareholder approval, the closing of the Transit Sale, and the absence of any material adverse change in the financial condition of Group and Contract Services before closing.

     In arriving at our opinion, we have (i) reviewed the Agreement;
     (ii) met with certain senior officers, directors and other representatives and advisors of Group and Contract Services to discuss the business, operations, and prospects of Group and Contract Services; (iii) examined certain publicly available business and financial information relating to Group and Contract Services as well as certain financial analyses, forecasts, and other data for Group and Contract Services that were provided to us by Group's senior management, which information is not publicly available, including financial forecasts provided to us for Contract Services; (iv) reviewed the financial terms of the Merger as set forth in the Agreement in relation to the current and historical market prices and trading volumes of the Group common stock; (v) reviewed the financial terms of the Merger as set forth in the Agreement in relation to historical and projected earnings and operating data for Contract Services; and
     (vi) considered, to the extent publicly available, the financial terms of certain other transactions we deemed relevant and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies which operate in the passenger transportation services industry, and further considered to what extent these companies were comparable to Contract Services. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relief, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, or furnished to, or otherwise discussed with us. Except as described above, we have not conducted any review or investigation of Group or Contract Services. With respect to financial forecasts and other information provided to or otherwise discussed with us (including estimates as to amounts due under various loan agreement and contractual obligations and expenses of the transaction), we assumed, and we have been advised by senior management, that such forecasts and other information were reasonable prepared on bases reflecting the best currently available estimates and judgments of the senior management of Group and Contract Services. We have assumed the correctness of and relied upon representations and warranties of Laidlaw and Group pursuant to the Agreement and have not attempted to independently verify any such information. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Group or Contract Services nor have we made any physical inspection of the properties or assets of Group or Contract Services. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Group or the effect of any other transaction in which Group might engage. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Smith Barney Inc. has been engaged to render financial advisory services to Group in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the equity and debt securities of Group and Laidlaw for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in these securities.
     We have in the past provided financial advisory and investment banking services to Group and Laidlaw and their affiliates unrelated to the Merger and have received fees for the rendering of such services. In addition, we and our affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with Group and Laidlaw.

     Smith Barney's opinion may not be published, quoted, or otherwise used or referred to, nor shall any public reference to Smith
     Barney Inc. be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by the Public Shareholders pursuant to the Merger is fair, from a financial point of view, to such Public Shareholders.

     Very truly yours,

     /s/ Smith Barney Inc.

                                        Appendix I to
                                        Mayflower Group, Inc.
                                        Proxy Statement

                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                        FORM 10-K

     (Mark One)
     [X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended December 31, 1993
                                           OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from _______________ to _______________

                             Commission file number 0-20332


                                  MAYFLOWER GROUP, INC.


               Indiana                                     35-1692925
     (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                Identification No.)

        9998 North Michigan Road, Carmel, Indiana       46032
            (Address of principal executive offices)     (Zip Code)

     Registrant's telephone number, including area code (317) 875-1000

     Securities registered pursuant to Section 12(b) of the Act:  None

     Securities registered pursuant to Section 12(g) of the Act:
     Common Stock, no par value

           Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
     requirements for the past 90 days.  Yes  x   No

           Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]
                               [Cover page 1 of 2 pages.]

           State the aggregate market value of the voting stock held by non-affiliates of the Registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of March 7, 1994.

     $54,643,216    *

           Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

     YES  x      NO

           Indicate the number of shares outstanding of each of the Registrant's classes of Common Stock, as of March 7, 1994.

     12,662,445  shares of Common Stock, no par value.

                           DOCUMENTS INCORPORATED BY REFERENCE

           Portions of the definitive Proxy Statement, dated March 31, 1994, are incorporated in Part III (Items 10, 11, 12 and 13) hereof.


     _________________________________

     * Aggregate market value of the Registrant's voting stock held by non-affiliates on March 7, 1994, based on the average bid and asked price for the Registrant's Common Stock on the Nasdaq National Market on such date. For purposes of the foregoing calculation only, required by Form 10-K, the Registrant has included as shares owned by affiliates shares of Common Stock beneficially owned by Executive Officers and Directors of the Registrant and by holders of 10% or more of the Registrant's Common Stock. Such inclusion shall not be construed as an admission that any such person is an affiliate for any purpose.

                               [Cover page 2 of 2 pages.]

                               FORM 10-K TABLE OF CONTENTS
     Part I
          Page
           Item 1 - Business                                       3
           Item 2 - Properties                                    11
           Item 3 - Legal Proceedings                             13
           Item 4 - Submission of Matters to a Vote of
                  Security Holders                                13

     Part II
           Item 5 - Market for the Registrant's Common Equity
                  and Related Stockholder Matters                 14
           Item 6 - Selected Financial Data                       15
           Item 7 - Management's Discussion and Analysis
                  of Financial Condition and Results of
                  Operations                                      17
           Item 8 - Financial Statements and Supplementary
                  Data                                            25
           Item 9 - Changes in and Disagreements with Accountants
                  on Accounting and Financial Disclosure          49

     Part III
           Item 10 - Directors and Executive Officers of the
                 Registrant                                         40
           Item 11 - Executive Compensation                         49
           Item 12 - Security Ownership of Certain
                   Beneficial Owners and Management                 49
           Item 13 - Certain Relationships and Related
                   Transactions                                     49

     Part IV
           Item 14 - Exhibits, Financial Statement Schedules
                   and Reports on Form 8-K                          50

     Signatures                                                     53

                                         PART I


     Item 1.  Business.

           The business of Mayflower Group, Inc. ("Group") is conducted entirely through its two operating subsidiaries, Mayflower Contract Services, Inc. ("Contract Services"), and MayflowerTransit, Inc. ("Transit") and their respective subsidiaries(Group, with its respective subsidiaries, being referred to collectively herein as "the Company or "the Registrant").

           Group, formerly known as MG Holdings, Inc., was formed in 1986 for the purpose of acquiring another company whose name was Mayflower Group, Inc. ("Old Mayflower"), a holding company that owned 100% of the stock of three operating subsidiaries:
     Mayflower Contract Services, Inc. ("Contract Services"), Mayflower Transit, Inc. ("Transit"), and Mayflower Consumer Products, Inc. ("Consumer Products"). The acquisition was completed in December 1986 in a two-step merger: a cash tender offer for all the 7.9 million outstanding common shares of Old Mayflower at $31.50 per share followed by a merger of Old Mayflower into a wholly-owned subsidiary of Group. To finance the acquisition, Group raised approximately $330 million of debt financing, including a $110 million senior secured credit facility and $160 million through private placement of 12 5/8% Senior Subordinated Debentures ("Debentures") with Warrants to purchase common stock of Group. The remaining debt financing consisted of a secured bank loan to a subsidiary of Contract Services. Group sold Consumer Products in 1987 and eventually refinanced the senior secured credit facility with secured credit facilities at Contract Services and Transit.

         Group is a holding company that relies upon the cash flow of its two operating subsidiaries to satisfy its obligations, which through December 1990 consisted primarily of interest payments on the Debentures. Following Group's financial reorganization, discussed below, it had no significant obligations remaining. From 1987 through 1991, operating results and cash flow generated by Group and its operating subsidiaries were not sufficient to pay significant amounts of principal on Group's senior debt or allow Group to remain in compliance with all financial covenants contained in the secured credit facilities. As a result, beginning after December 1990, Contract Services and Transit were prohibited by terms of the secured credit facilities from making any further cash dividend payments to Group for the purposes of servicing interest payments on its Debentures. Consequently, the two scheduled semiannual interest payments on the Debentures of $10.1 million each were not made in 1991 resulting in a default under provisions of the related indenture. After various restructuring proposals were considered, Group's Debenture holders, along with Group's common stock and warrant holders, overwhelmingly approved a Prepackaged Plan of Reorganization

     ("Plan of Reorganization") in early 1992. The Plan of Reorganization was confirmed by the court and became effective March 1992. Under the Plan of Reorganization, the holders of the Debentures received shares of newly issued common stock equal to approximately 94% of the common stock of Group. The existing holders of the common stock and warrants of Group received shares of newly issued common stock equal to approximately 5% of the common stock of Group. Two other creditors received approximately 1% of the common stock as payment in lieu of cash for services in connection with the Plan of Reorganization. The Plan of Reorganization did not affect Contract Services or Transit.

     Contract Services

           Contract Services was created through the acquisition of R.W. Harmon & Sons, Inc. by Old Mayflower in October 1984. Since that date, Contract Services has purchased 17 additional passenger transportation companies. Contract Services provides service in 28 states.

           Contract Services derives revenues from two distinct lines of business: student transportation and public transportation.

           Student Transportation. Student transportation represents the largest source of revenue for Contract Services. Revenues from this segment were approximately $166.4 million in 1993, which represents approximately 71% of Contract Services' total revenues. Contract Services renders daily transportation services to more than 200 school districts in 20 states. While the nature and scope of services to school districts vary, the most typical arrangement encompasses a multi-year contract under which Contract Services operates owned or leased school buses driven by its own drivers. Services rendered to school districts include traditional daily home-to-school transportation for students, as well as after-hours or mid-day activity charters.

           Contracts are typically priced in terms of a per-day charge for base services and a per-hour charter rate for extracurricular transportation. In most instances, billings are rendered monthly and remittances are collected immediately.

           Public Transportation. The Federal Transit Administration (formerly the Urban Mass Transit Administration), the Department of Transportation, and certain legislation have, in recent years, established additional rules and guidelines governing participants in federally assisted transportation programs. These rules encourage private enterprise participation, prohibit discrimination and require programs to provide transit service to disabled individuals. Contract Services has capitalized on these trends by establishing public transportation operations in several major metropolitan markets beginning in 1988. In 1993, revenues from this segment were approximately $69.5 million, which represents approximately 29% of Contract Services' total revenues.

           In this segment,Contract Services provides year-round local demand-responsive service and fixed route transit service for transportation authorities in ten major metropolitan markets. As in its student transportation segment, these contracts are performed through use of Contract Services-provided and/or managed vehicles.

           Marketing. Traditionally, government agencies and municipalities have performed the bulk of student and public transportation services. While there has been a gradual trend toward privatizing such municipal/ government services, only about 30% of student transportation is provided by private sector companies today, and the figure in the public and para transit industries is considerably lower. In this market, the competitive challenge for Contract Services lies in persuading its potential public sector customers to convert to a private vendor.

           Contract Services believes that the key to success in both the student and public transportation markets is demonstrated expertise. Contract Services competes on the basis of quality, efficiency and price. In both markets, Contract Services has determined that a reputation as a safe provider is essential. Complementing safety, a company must demonstrate sensitivity in the school market and expertise in the transit market. These attributes may induce a customer to renew or extend contracts, foregoing the bid process. Most transit authorities award contracts via an overall evaluation process that gives weight to operating qualifications as well as price.

          Contract Services has operating or sales management assigned to certain geographical areas that are responsible for maintaining contact with active and prospective customers and for prospecting conversion leads, as well as staying alert to public bid opportunities in adjacent geographic markets.

          Competition. The private, public and student transportation industries are highly fragmented and regionalized. Contract Services believes it is the nation's largest provider of paratransit services and has one of the three largest market shares of any private contractor in the United States student transportation industry.

           Safety Program. Contract Services operates formal safety programs centering on employee selection and training, and bus maintenance. A prospective driver's record is screened for past criminal and motor vehicle violations through a search of public records (where such searches are permitted). The prospective driver must also pass certain tests that screen for traits that may affect the driver's performance. In addition, Contract Services has conducted pre-employment and random drug and alcohol tests since 1989.

           Contract Services has a formal training program for its drivers that involves at least ten hours of one-on-one, behind the wheel instruction with a certified trainer. The driver also receives at least ten hours of classroom training, covering student discipline on the bus, safety rules and other bus procedures. On an ongoing basis, drivers attend at least nine hours per year of meetings to view films and review safety procedures. Field safety supervisors periodically perform road observations to assure drivers are complying with traffic laws and safety procedures. Motor vehicle and criminal records are also monitored on an ongoing basis for violations and accidents.

        Environmental Laws. Compliance by Contract Services with federal,state and local environmental protection laws has not in the past had, and is not expected to have in the future, a material effect upon its capital expenditures, liquidity, earnings or competitive position.

          Insurance. Contract Services' insurance program consists of three principal types of coverage: auto liability (for third party personal injury or property damage claims), general liability and workers' compensation. Workers' compensation is regulated by the individual states in which Contract Services operates.

           With the rising cost of liability insurance in the mid-1980's, Contract Services moved to an "economic" self-insurance program in 1987 whereby Contract Services retains financial exposure for the first $2.0 million of each claim. Though Contract Services does not purchase insurance coverage for this exposure, Contract Services purchases a "fronted" policy from an insurance carrier. The insurance carrier's liability under this arrangement is to make any claim payments that are not made by Contract Services. Contract Services indemnifies the insurance company for any losses and collateralizes this indemnification obligation with letters of credit.

           The amounts of letter of credit collateralization are calculated based upon expected losses for a given policy year. Because of the nature of this liability, it takes several years to settle fully all claims for a given policy period. As of December 31, 1993, Contract Services had $28.1 million in letters of credit outstanding under its primary credit facility as collateral for its insurance related obligations.

          Contract Services also maintains excess liability insurance policies providing in total up to an additional $42 million in limits.

           Fuel Costs. The impact of additional fuel taxes, which became effective in October 1993 following the enactment of the 1993 Omnibus Budget Reconciliation Act will not be significant as Contract Services' student transportation system is exempt from federal fuel taxes. Also Contract Services limits the effects of significant increases in fuel prices by including fuel escalator clauses in many of its contracts, a "fuel cap" which provides price protection against such increases, and arrangements with certain vendors to fix fuel costs within a predetermined range.

        Employees. Contract Services employs approximately 11,000 people, approximately 9,000 of whom are employed as drivers and driver aides. Most drivers are part-time employees, 60% working fewer than 1,000 hours per year. Approximately 20% of Contract Services' drivers belong to collective bargaining units. These unions represent employees in major metropolitan markets or in school districts where drivers and mechanics were formerly employed by the school corporation. Relations with employees are satisfactory.

     Transit

           Transit is involved in a number of transportation service businesses. It provides household goods moving services and transportation services for goods that require special handling, such as electronic products and trade show exhibits. It also provides warehousing services such as storage and distribution, freight forwarding for domestic and international shipments, and flatbed hauling of containerized shipments. In these operations, Transit uses its network of approximately 550 independent agents in the United States and Canada as well as more than 800 independent owner-operators who are skilled in providing transportation services. Transit also currently owns and operates 25 moving and storage agencies located throughout the United States. Other Transit operations sell and finance transportation equipment to Transit's agents and owner-operators, and sell and underwrite commercial lines of insurance coverage.

          Transit operates through two lines of business: domestic household goods moving services and special transportation services.

           Domestic Household Goods Moving Services

           --    Household Goods.  The Household Goods division
     ("Household Goods") is the largest single operating division of Transit, generating line haul revenue in 1993 equal to 42% of Transit's total revenue. Total revenue generated by Household Goods in 1993, including both line haul and accessorial revenue, accounted for approximately 60% of Transit's total revenue.

                 --    The Household Goods division serves individual
           residential customers, governmental entities and national accounts. The national account business, which consists of providing household goods moving services to corporations transferring their employees, is generally the most profitable segment of the business, due to the larger shipment sizes and the accessorial services such as packing and storage that are normally provided in connection with these moves. Transit's agent/owner-operator system is used to transport household goods shipments. See "Agent/ Owner-Operator System."

           --    Moving and Storage Division ("M&S").   This division
     consists of 25 agencies owned and operated by Transit. These agents function and provide the same services as the independent agents included in the Transit agent/ owner-operator system. See "Agent/ Owner-Operator System."

           Special Transportation Services

           --    Electronic and Trade Show ("E&TS").  This division,
     which generated line haul revenue in 1993 equal to approximately 19% of Transit's total revenue, is engaged primarily in the transportation of electronic products and trade show exhibits for corporate customers. These items typically require special handling and other services. The E&TS division began commercial operations in the early 1970's and has experienced significant growth since then. Operating revenues have increased from $71.9 million in 1991 to $92.7 million in 1993. Transit's agent/owner-operator system is used to transport E&TS shipments.

           --    International ("International").  This division
     operates four business segments: commercialhousehold goods, its largest business segment; a motor van/ sea van operation that provides trailer service between the continental United States and Alaska or Hawaii; international commodities and tradeshows; and a consolidating service for household goods being shipped to foreign locations. While Transit has provided international services for over 25 years, it has seen its most significant growth in the past few years. In 1993, this division generated $29.7 million in revenues, or 6.7% of Transit's total revenue.

           --    Other Transportation Operations ("Other").  Several
     smaller subsidiaries and divisions of Transit engage in sales of products and services to serve the needs of Transit's owner-operators and agents, including: (i) sales of tractors, trailers and other equipment, and the administration of the financing of such equipment by independent lending institutions for Transit owner-operators and agents; (ii) the operation of a full service road equipment maintenance facility to service vehicles for agents, owner-operators and nonaffiliated customers as well as Transit's own fleet; (iii) the operation of a full service insurance agency and captive insurance company that sell and underwrite property, casualty and other insurance coverages, primarily to agents and owner-operators; and (iv) sales of moving supplies, equipment and uniforms to agents and owner-operators.

           Revenues and Expenses. Transit derives its revenues primarily from three sources. Line haul revenues consist of revenues obtained from transporting goods. These revenues are generally based upon the weight of the shipment, distance traveled, type of goods transported and points of origin and destination. The Household Goods and E&TS divisions generate substantially all of Transit's line haul revenues. Accessorial revenues are fees received for other services such as packing, unpacking, storage and other related services. The majority of accessorial revenues are related to household goods line haul activities. The balance of Transit's revenues are generated by the M&S, International and Other divisions.

          Transit's expenses consist primarily of commissions paid to agents and owner-operators for their services. Sales and origin commissions are paid to agents for obtaining orders and providing support services at point of origin. Hauler commissions are paid primarily to agents and owner-operators for hauling the goods from the point of origin to their destination. The total of these line haul related expenses is historically between 82% and 83% of line haul revenues. Additional operating expenses not related to the services of the agent and owner-operator systems are also incurred in connection with Transit's line haul activities and the activities of other divisions within Transit. Overhead expenses incurred by Transit include overhead costs directly related to Transit operations.

           Customers. The Household Goods market is made up of three basic customer groups: individual residential customers, national account customers and various agencies of the United States Government. Individual residential customers arrange and pay for their own moves and are required to pay for shipping services upon delivery. National account customers are generally corporate customers, or their representatives, which are billed for moves they arrange for employees. United States Government moves are arranged by various departments of the United States Government, including the Military Traffic Management Command, which coordinates the movement of household goods for military personnel of all branches of the service.

           Most individual shippers choose a mover from Yellow Pages advertising and discuss their move, services and prices with a local agent. National account business is generally solicited by agent sales personnel and, to a lesser extent, by sales personnel employed by Transit. United States Government business is generally awarded on a shared basis among qualified carriers meeting the lowest rate for the particular installation.

           The E&TS business is solicited by agents and, to a lesser extent, by the employees of Transit. This business is formed almost entirely by national account customers, which include major computer and other high technology companies, hospitals and trade show exhibitors.

           Transit provides marketing support for its agents through field sales representatives, advertising, incentive programs and promotional materials and services.

          Agent/ Owner-Operator System. Transit has approximately 550 agents in the United States and Canada, of which 25 are owned by Transit, with the remainder being independent business entities. Agents operate full service moving and storage businesses in their geographic areas. They solicit business, pack, unpack and store goods and provide labor to assist haulers in loading and unloading goods. Agents also provide tractor/ trailer units and drivers for the transportation of household goods and E&TS products.

           In a typical interstate move of household goods or E&TS products, the agent at the point of origin provides packing and preparation services. From its Indianapolis headquarters, Transit arranges and coordinates the transportation of the goods, which about half of the time are hauled by one of Transit's agents with the balance by independent owner-operators. The agent at the destination of the shipment provides unpacking and other support services.

          In addition to arranging for and coordinating the interstate transportation of goods, pursuant to orders booked by its agents, Transit provides national advertising and other marketing support, administers the settlement of damage claims, provides certain data processing services to agents and collects and distributes the revenues among Transit, its agents and its owner-operators.

           All United States agents enter agreements with Transit that generally provide that the agent will represent Transit exclusively. Agents are compensated according to commission schedules for services rendered. Agents receive substantially all the revenue from the packing, unpacking and storage services, a portion of the line haul revenue for booking and origination services and a majority of the line haul revenue if the agent provides the equipment and driver for hauling the goods. Some agents have their own interstate operating authority (which is generally limited to states surrounding their locations).

           Transit's operations outside the United States and Canada are conducted through approximately 125 independent representatives whose arrangements with Transit permit them to represent other carriers.

           For the year ended December 31, 1993, orders booked by agents owned by Transit accounted for approximately 11% of Transit's revenues. No other agent or group of agents under common control accounted for as much as 5% of such revenues. Approximately 30% of Transit's revenues were generated by the 20 largest agents or group of agents under common control, excluding the agents owned by Transit.

          Approximately 35% of Transit's agents have been with Transit for 25 years or more; approximately 50% have been agents of Transit for 15 years or more.

           Transit does not employ drivers except for local,intrastate and, during the peak season, interstate hauling services in agencies owned by Transit. Transit typically uses approximately 800 independent owner-operators to haul and, generally with the assistance of local agents, to load and unload shipments. During the peak summer season, however, Transit may use up to 1,200 owner-operators. Each owner-operator is engaged pursuant to an agreement with Transit that requires the owner-operator to furnish a tractor and to pay maintenance, insurance, fuel and other expenses incurred in hauling goods. Transit trains the owner-operators and, for the majority of owner-operators, provides a trailer. Owner-operators in the Household Goods division are generally compensated by Transit through a base commission which has traditionally averaged 56% of the line haul revenues. While the majority of owner-operators in the E&TS division are also compensated through a base commission that has averaged 56% of line haul revenues, an increasing portion of these owner-operators are being compensated on a mileage basis.

           As discussed above, Transit's independent owner-operators and independent agent drivers agree to pay for fuel costs incurred in providing their services. Higher fuel costs hurt the profitability of Transit's independent owner-operators, and result in higher costs for Transit associated with driver turnover. The impact of the additional taxes on fuel prices, which became effective in October 1993 following the enactment of the 1993 Omnibus Budget Reconciliation Act, is not expected to be significant to Transit. Further, Transit does not expect changes in fuel prices will materially affect its financial condition or its results of operations in the foreseeable future.

           Employees. Transit employs approximately 1,400 full time employees, approximately 500 of whom are salaried employees and the remainder of whom are hourly employees. Transit has not experienced any material strikes or work stoppages during the past five years and believes that its relations with employees are satisfactory.

           Insurance. Transit's insurance program consists of three principal types of coverage: auto liability (for third party personal injury or property damage claims), general liability and workers' compensation. Auto liability coverage is regulated by the Interstate Commerce Commission ("ICC") and workers' compensation is regulated by the individual states in which Transit operates. In order to comply with ICC regulations, evidence of insurance must be provided to the ICC.

           With the rising cost of liability insurance in the mid-1980's, Transit moved to an "economic" self-insurance program in 1987 whereby Transit retains financial exposure for the first $2.0 million of each claim. Though Transit does not purchase insurance coverage for this exposure, due to ICC regulations the ICC must be provided evidence of insurance. This is accomplished by Transit purchasing a "fronted" policy from an insurance carrier. The insurance carrier's liability under this arrangement is to make any claim payments that are not made by Transit. Transit indemnifies the insurance company for any losses and collateralizes this indemnification obligation with letters of credit.

           The amounts of letter of credit collateralization are calculated based upon expected losses for a given policy year. Because of the nature of this liability, it takes several years to settle fully all claims for a given policy period. As of December 31, 1993, Transit had $26.2 million in letters of credit outstanding under its primary credit facility as collateral for its insurance related obligations.

           Transit management has received approval from the ICC to self-insure the first $1.0 million of each auto liability claim effective April 1, 1994, eliminating the need for Transit to purchase a "fronted" policy from an insurance carrier for these claims. The Company will benefit by reducing its fronting costs and its letter of credit requirements in the future, as the ICC only requires a $1.0 million letter of credit related to this self-insurance liability.

           Transit also maintains excess liability insurance policies providing in total up to an additional $42 million in limits.

          Competition. Transit is in direct competition in the United States with approximately 2,000 motor common carriers having ICC authority for the interstate transportation of household goods and E&TS products. Based upon financial data filed with the ICC, Transit is the fourth largest mover in the United States in terms of intercity revenues. According to reports filed with the ICC, 1993 intercity revenues aggregated approximately $2.5 billion for the 20 largest motor carriers of which Transit accounted for 11.1% andthe six largest carriers, including Transit accounted for 82.0% of this amount.

           Carriers compete on the basis of the number and location of agents, perceived quality of service, price and carrier name recognition. Transit's name recognition and its reputation for quality service, together with Transit's agency network, are important factors in its competitive position.

           As a result of reduced government regulation, increased price competition, principally in the form of binding estimates and discounts, has become more significant.

           Rates, Pricing and Regulation. Since 1980, a significant reduction in statutory and administrative restrictions on entry into surface transportation and the moving industry has increased competition. Traditionally, in Transit's industry, pricing has been based upon tariffs approved by the ICC for each class of goods hauled by an interstate carrier. These tariffs are a function of the weight of the shipment, the distance the shipment is moved and accessorial services rendered. Most moves are now priced below tariffs through individual discount programs filed by each carrier with the ICC, binding estimates negotiated between Transit and, primarily, individual residential customers or on the basis of a contract entered between Transit and a corporate customer.

         Household goods carriers participate in rate bureaus through which competitors jointly establish and publish tariffs and rates. Transit is currently a member of the Household Goods Carriers' Committee of the American Movers Conference, along with approximately 2,000 other common carriers of household goods, including the ten largest carriers in the industry. The Interstate Commerce Act permits certain collective ratemaking activities through a rate bureau by exempting such ratemaking from the antitrust laws.

           Certain members of Congress have proposed legislation that could result in complete deregulation of rates and tariff filings, repeal of antitrust immunity for collective ratemaking, total elimination of the ICC over a period of time and transfer of authority over motor carriers of property (as to unfair competition and trade practice matters) to other governmental agencies. Although trade association and industry leaders do not believe that such legislation will be enacted, they have provided comments to Congress in opposition to the legislation. Transit is unable to assess the likelihood of passage by Congress of such legislation.

           Environmental Laws. Compliance by Transit with federal, state and local environmental protection laws has not in the past had, and is not expected to have in the future, a material effect upon its capital expenditures, liquidity, earnings or competitive position.

           Operating Authority. Transit operates nationwide as an interstate common carrier pursuant to a Certificate of Public Convenience and Necessity granted by the ICC. This Certificate authorizes Transit to transport various classes of goods and products. Transit also operates as a contract carrier, pursuant to contract authority granted by the ICC. Transit is required to comply with ICC regulations and the failure to do so could subject it to civil or criminal penalties, the suspension or revocation of its operating authority or both. The suspension of operating authority could have a material adverse impact upon Transit's operations depending primarily upon the duration of the suspension and the class or classes of goods or products affected. In addition, the Department of Transportation regulates the hours of service of Transit's drivers and other safety aspects of operations. A failure by Transit with these regulations could subject it to civil or criminal liabilities.

         The agencies owned by Transit also hold intrastate operating authority that subjects them to the jurisdiction of various state regulatory commissions. Transit believes that a material suspension or revocation of these certificates of operating authority would not have a material adverse effect upon Transit's operations.

           Trademarks. Transit has registered trademarks on a number of variations of the Mayflower name and corporate logo in the United States and approximately 25 foreign countries. Depending on the jurisdiction of registration, trademarks are generally protected 10 to 20 years (if they are in continuous use during that period) and are renewable. These trademarks are material to Transit in the marketing of its services because of the name recognition possessed by Transit in the transportation services industry.

        Executive Officers of the Registrant. The following persons comprise the Executive Officers of the Registrant. All of the Executive Officers have been employed by the Registrant or its subsidiaries in one of the capacities indicated below for more than five (5) years. Each officer serves a term of one year expiring at the Annual Meeting of the Board of Directors.

           Name                    Age   Position

           Michael L. Smith        45    Chairman, President and Chief
                                         Executive Officer
           Patrick F. Carr         42    Senior Vice President, Chief
                                       Financial Officer and Treasurer

        Robert H. Irvin         42    Senior Vice President, Secretary
                                         and General Counsel


         Michael L. Smith: Mr. Smith was originally employed at Old Mayflower in 1974. He has been a Director of the Registrant since October 1986, President of the Registrant since April 1989, Chief Executive Officer of the Registrant since January 1990, and Chairman of the Board of the Registrant since April 1992. He was Chief Operating Officer of the Registrant between April 1989 and January 1990. Mr. Smith was Executive Vice President of the Registrant from January 1987 to April 1989. He has been Chief Executive Officer of Transit since June 1989 and a director of Transit since October 1986. He was President of Transit from June 1989 to April 1991. He has been Chairman of the Board and Chief Executive Officer of the subsidiaries of Transit since June 1989. He has been Chairman of the Board and Chief Executive Officer of Contract Services since January 1987 and has been a director of Contract Services since October 1986. He was President of Contract Services and the subsidiaries of Contract Services from January 1987 through December 1992. Mr. Smith also serves as a Director of First Indiana Corporation, Somerset Group, Inc. and Acordia, Inc.

           Patrick F. Carr: Mr. Carr has been Senior Vice President and Chief Financial Officer of the Registrant since January 1987.

     He has been President of Transit and its subsidiaries since April 1991 and has been a director of Transit since January 1987. Between January 1989 and January 1990, Mr. Carr was Executive Vice President of Transit and Executive Vice President of the subsidiaries of Transit. From January 1987 to January 1989, he was the Treasurer of Transit. He has been an officer of Contract Services since 1987 and was a director of Contract Services from 1987 to 1993.

           Robert H. Irvin: Mr. Irvin has been Secretary of the Registrant since September 1986 and Senior Vice President and General Counsel since January 1987. He has been a director and an officer of Transit since 1987. From 1987 to 1993, he was a director of Contract Services. He has been an officer of Contract Services since 1987.

     Item 2.  Properties.

           The Company itself owns no property other than the stock of Contract Services and Transit. All properties are owned by Contract Services and Transit.

     Contract Services Properties

         Contract Services is headquartered in Overland Park, Kansas, a suburb of Kansas City, Missouri. The Company moved to these premises in December 1987 and occupies approximately 18,000 square feet under a multi-year lease.

         Contract Services owns twelve operating terminals and leases approximately 130 others. Contract Services' strategy is to lease facilities on terms that approximate the length of the service contracts at each locale. These properties typically include two to five acres of parking space with a small office facility for driver training and dispatch and a two to three bay maintenance facility. In some instances, Contract Services will secure its operating terminals from its client and negotiates its occupancy costs as a part of its service contract.

         The average age of Contract Services' fleet is approximately 6 years. The 8,447 vehicles operated by Contract Services are primarily diesel and gas powered, although some units are propane powered. The operating fleet includes 1,345 customer owned vehicles. Nearly all vehicles owned by Contract Services are encumbered by liens in favor of the Company's lenders, under its financing agreements.

      The following table summarizes the fleet as of December 31, 1993:

                            Model Year    Leased      Owned         Total

                            Pre 1984          0         296           296
                            1984              0         390           390
                            1985              0         946           946
                            1986             42       1,225         1,267
                            1987             11         324           335
                            1988            612         199           811
                            1989            552         108           660
                            1990            752         148           900
                            1991             20         573           593
                            1992            272         116           388
                            1993              0         491           491
                            1994              0          25            25
                                          -----       -----         -----






      Totals                              2,261       4,841         7,102
      Customer owned                                                1,345
                                          -----       -----         -----
                                          2,261       4,841         8,447
                                          =====       =====         =====
      Avg. Model Year                     1989        1987          1988


            Contract Services' equipment is maintained under a comprehensive preventive maintenance program emphasizing avoidance of on-the-road failures while minimizing per mile maintenance and tire costs. Fleet maintenance standards are established by a corporate department located in its Overland Park headquarters facility. This department supervises the purchasing of equipment and establishes standards for preventive maintenance in addition to monitoring levels of repair parts inventories throughout the Contract Services system.

           Contract Services has obtained a substantial portion of the additions to its fleet through operating leases. As of December 31, 1993, Contract Services was a party to operating leases with eight equipment finance entities. The Company has guaranteed the performance of Contract Services' obligations under a portion of these operating leases.

           Transit Properties

           Transit owns a 190-acre tract northwest of Indianapolis, Indiana upon which the Company's headquarters building is located. Located on the same tract is Transit's driver training facility, a building used for the preparation and maintenance of trailers, a storage building, and a warehouse and office facility used by an agent wholly owned by Transit. This entire tract is mortgaged to Mellon Bank, N.A. ("Mellon") as part of the security for a $5.0 million loan to Transit.

           Transit also owns a total of approximately 182,000 square feet of office and warehouse space in Indianapolis, Indiana and Alexandria, Virginia that is used in its local moving and storage operations. All these properties owned by Transit are also mortgaged to Mellon. In addition, Transit owns another 40,000 square feet which are not encumbered and leases approximately 1.3 million additional square feet at various other locations.

           At December 31, 1993, Transit and its Moving & Storage subsidiaries owned approximately 1,600 trailers, with an average age of 11 years, which are used primarily by owner-operators in hauling goods with the owner-operator's tractor. Transit also owned approximately 240 tractors, straight trucks and other vehicles at December 31, 1993. The majority of the tractors and trailers owned by Transit are subject to a security interest granted to the Company's lenders under its financing agreements.

           Agents also provide equipment for Transit's use under long-term and short-term contract hauling arrangements. Approximately 400 of Transit's fleet of tractor-trailer units are maintained pursuant to long-term contract hauling arrangements, while approximately 1,700 additional units are available on a short-term basis, some of which are added to the fleet during the peak season.


     Item 3.  Legal Proceedings

     Litigation

           On October 24, 1989, two alleged shareholders of Old Mayflower filed suit in the federal district court against certain directors of Old Mayflower and the Company. The plaintiffs in this lawsuit are also the plaintiffs in a suit filed in Indiana state court on October 29, 1986. These complaints allege that the directors breached their fiduciary obligations to the shareholders of Old Mayflower by entering into a leveraged buy-out transaction at a grossly inadequate price. The suits purport to be class actions on behalf of all the shareholders. In addition to seeking injunctive relief, the plaintiffs are asking for compensatory and punitive damages.

          The defendants in these suits believe the plaintiffs' claims to be without merit; however, because of the costs associated with defending these actions, the Company has joined in an agreement to settle both lawsuits. The settlement agreement must be approved by the federal and state courts. If approved, the maximum amount of the settlement will be approximately $2.1 million in cash and notes. Attorneys for the settlement class will receive approximately $725,000 in cash for fees and litigation expenses. The Company's insurance carrier will contribute $617,000 toward the cash payment with the balance to be paid by the Company. The remainder of the settlement amount, not more than approximately $1.4 million, will be paid in the form of unsecured subordinated notes of the Company to members of the settlement class that properly complete and submit proofs of claim. The settlement notes (a) will mature in ten years, (b) will be unsecured and subordinated to certain indebtedness of the Company, (c) will pay interest semi-annually, (d) will require no payment of principal until maturity, and (e) will not be registered with the Securities and Exchange Commission.

           The subsidiaries become involved from time to time in various actions that are incidental to the ordinary course of their business, including property damage and personal injury claims. Based upon information currently available to it, the Registrant believes that its reserves and insurance coverage with respect to all such actions are adequate to cover liabilities reasonably anticipated at the date of this filing. (See Note 4 to Consolidated Financial Statements.)

         The Registrant becomes involved from time to time in actions arising from the operations of its subsidiaries. The Registrant routinely seeks to be dismissed from such actions on the grounds that it is not a proper party defendant.

     Item 4.  Submission of Matters to a Vote of Security Holders.

           No matters were submitted during the fourth quarter of 1993 to a vote of security holders of the Registrant, through the solicitation of proxies or otherwise.


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     blank.]

                                         PART II

     Item 5.  Market for Registrant's Common Equity and Related
     Stockholder Matters.

           The Registrant's Common Stock was registered effective August 22, 1992, under Section 12 of the Securities Exchange Act of 1934. The Common Stock of the Registrant was listed on the Nasdaq National Market on December 1, 1992. Prior to that date there was no established public trading market for these securities. As of December 31, 1993, the Registrant had 276 shareholders of record.

           The high and low sales prices for the Registrant's Common Stock during the portion of the fourth calendar quarter of 1992 following the date on which the Registrant's Common Stock began trading on the Nasdaq National Market were $10.50 and $7.50, respectively, as reported by Nasdaq.

           The high and low sales prices reported by for the Registrant's Common Stock reported by the Nasdaq National Market during each calendar quarter of 1993 were as follows:

                 Quarter           High                    Low

                 1                 12 1/4                  9
                 2                 11 1/2                  8 1/4
                 3                 13                      9 1/2
                 4                 12 1/4                  10 3/4

           There were 278 holders of record of the Registrant's Common Stock on March 7, 1994. The high and low sales prices reported by the Nasdaq National Market on that date were $11 3/4 and $11 1/4.

           The Registrant has not paid cash dividends in its two most recent fiscal years. The senior bank credit agreement entered into by the Registrant and its operating subsidiaries prohibits the payment of dividends on its Common Stock. (For a discussion of the Registrant's credit facilities, see Note 7 to Consolidated Financial Statements.) Therefore, the Registrant does not anticipate paying cash dividends on its Common Stock in the foreseeable future.


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     blank.]


      Item 6.     Selected Financial Data

      Selected Historical Financial Information

            Thefollowing tablesetsforth selectedconsolidatedfinancial dataregardingthe Registrant.This informationshould beread inconjunction withthe discussioncontained in"Management'sDiscussion and
      Analysisof FinancialConditionand ResultsofOperations" andwiththeconsolidated financialstatements and notes thereto included in Item 8.

                                                 (Dollars in thousands except per share data)

                                                              Years ended December 31,
                                              1993         1992 (b)      1991        1990         1989
                                            --------------------------------------------------------------------
      Income Statement Data:
        Operating Revenues:
           Contract Services                $235,918      $209,411    $193,442    $186,216    $156,063
           Transit (c)                      441,575       426,444      405,600     447,769     483,246
                                            --------      --------    --------    --------    --------
               Total                       $677,493      $635,855     $599,042    $633,985    $639,309
                                            ========      ========    ========    ========    ========


        Operating Profit: (d)
           Contract Services                $  7,471 (a)  $ 10,840     $  4,829    $ 10,101   $ 14,283
           Transit                             5,738       13,208      (58,221)     10,313      17,540
           Unallocated Corporate
             Overhead                        (1,089)       (1,142)      (3,774)     (1,521)      (887)
                                            --------      --------     --------   --------    --------
                                              12,120        22,906      (57,166)     18,893     30,936

        Net interest expense and
          purchase fee onreceivables sold    (6,736)       (9,661)    (31,306)    (31,737)    (33,252)
        Miscellaneous, net                       32           234         (161)      1,290         537
                                            --------      --------     --------    --------   --------
        Income (loss) before federal
        income taxes and extraordinary
        items                              $ 5,416      $ 13,479     $(88,633)   $(11,554)   $ (1,779)
                                            ========      ========     ========    ========   ========

        Income (loss) before ext. items     $  2,435     $  7,835     $(88,633)   $ (9,988)   $(3,525)
        Income before ext. items
        per share (e)                       $   0.19      $    n/a     $   n/a    $    n/a    $    n/a
                                            ========      ========    ========    ========    ========

      Pro Forma Financial Information:
        (unaudited) (e):
           Net Income                      $    n/a      $  8,336     $  1,465    $    n/a    $    n/a
           Earnings Per Share               $    n/a      $   0.66     $   0.12    $   n/a    $    n/a
                                            ========      ========     ========   ========    ========






      Balance Sheet Data:
        Working capital (deficit) (f)       $ 39,197      $ 23,997     $(16,615)   $(21,441)   $(14,626)
        Net property and equipment           114,747       104,449      101,460      85,146      97,173
        Total assets (g)                     322,677       302,751      298,945     328,424     353,244
        Short-term debt (h)                    2,276        21,078       37,015      16,125      15,756
        Long-term obligations (h)             95,407        79,149      234,529     201,470     212,970
        Shareholders' investment
          (deficit) (a)(i)(j)               $ 82,671      $ 80,771     $(88,910)   $   (219)   $  9,887
                                            ========      ========     ========    ========    ========

      See footnotes which follow.
      ----------------------------------

      (a)   The Company is self-insured for certain risks, and, accordingly, maintains reserves for losses and premium adjustments which are determined using case basis evaluations and other analyses.  Based on a review by management during the fourth quarter of 1993 of the calculations underlying the reserve for self-insured claims, the Company has determined that the portion of Contract Services' reserve attributable to claims incurred prior to 1991 was $4.9 million below an appropriate level.  As a result, the Company recognized $4.9 million in additional self-insured claims expense during 1993.
            The annual expense related to the self-insurance program since January 1, 1991, excluding this adjustment, has been sufficient to provide for anticipated losses, and this adjustment represents a one-time nonrecurring increase to its reserve for self-insured claims.

      (b)   See Note 2 to Consolidated Financial Statements for discussion of the Registrant's Plan of
            Reorganization which became effective March 24, 1992, and included the exchange of Group's subordinated debentures for common stock.

      (c)   Transit's equipment financing subsidiary sells transportation equipment to certain of its owner-
            operators and agents.  Beginning in 1993, revenues associated with these installment sales is recorded net of the related cost of goods sold as an operating expense, with the related gain on the sale being recognized on the installment basis.  Revenues for each of the years 1992 through 1989 have been reclassified to conform with this presentation.

      (d)   See Note 12 to Consolidated Financial Statements for discussion of the components of operating profit.


      (e)   See Notes 1B and 3 to Consolidated Financial Statements for discussion of the earnings per share computation and the pro forma financial information.






      (f)   The Registrant's working capital balance was negative during 1989 and 1990 because the initial
            proceeds of a sale of Transit's receivables in 1988 were used to retire long-term debt.   Working
            capital remained negative in 1991 after this facility expired due to the accrued interest on the
            Debentures, which was subsequently eliminated when the Debentures were exchanged for Common Stock under the Registrant's Plan of Reorganization in 1992.

      (g)   See Note 6 to Consolidated Financial Statements for discussion of the Registrant's revaluation of intangible assets which resulted in a $69.0 million write-down of total assets during 1991.

      (h)   See Note 7 to Consolidated Financial Statements for a discussion of the Registrant's refinancing of its debt facilities.

      (i)   Effective April 1, 1992, the Registrant changed its method of accounting for federal income taxes from the deferred to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes"
            ("SFAS 109").  As permitted under the new rules, prior years' financial statements have not been restated.  In accordance with Statement of Position (SOP) 90-7, the cumulative effect of adopting SFAS
            109 as of April 1, 1992 was to decrease Shareholder's Investment (deficit) by $8.9 million.

      (j)   Effective April 1, 1992, the Registrant adopted FASB Statement No. 106 "Employers' Accounting for
            Postretirement Benefits Other Than Pensions" ("SFAS 106").  In accordance with SOP 90-7, the cumulative effect of the accounting change was recognized as a $3.0 million reduction in shareholders'
            investment.  In prior years, the Registrant had recognized the expense related to these benefits as they were paid.  As the effect on net income of adopting SFAS 106 was not significant, postretirement benefit cost for prior periods has not been restated.


     Item 7.  Management's Discussion and Analysis

           Fiscal Year 1993 compared with fiscal year 1992

         Operating revenue for 1993 totaled $677.5 million, an increase of 6.5% over operating revenues of $635.9 million for 1992. Income before extraordinary items was $2.4 million and $7.8 million for the years ended December 31, 1993 and December 31, 1992, respectively. Income before extraordinary items in 1993 was reduced by $3.0 million resulting from the unusual charge increasing Contract Services' reserve for self-insured claims, as discussed below and in Note 4 to Consolidated Financial Statements. Additionally, the Registrant recognized a $549,000 extraordinary loss in 1993 related to the extinguishment of debt, and a $93.1 million extraordinary gain in 1992 related to the conversion of its subordinated debt to common stock in accordance with its Plan of Reorganization (See Note 2 to Consolidated Financial Statements).

           The operating results for 1992 included $1.7 million of interest expense related to the Registrant's subordinated debentures, which were converted to common stock through the Registrant's Plan of Reorganization. Note 3 to Consolidated Financial Statements presents pro forma financial information before nonrecurring items, including this charge, and assuming certain other events which occurred in 1992 had taken place as of December 31, 1990. On a pro forma basis, income before extraordinary items decreased from $8.3 million for the year ended December 31, 1992 to $2.4 million for 1993.

           Contract Services

           Contract Services' revenues for 1993 were $235.9 million versus $209.4 million during the comparable period in 1992, an increase of 12.7%. Public transportation revenues increased $21.2 million, or 43.8%, to $69.5 million. This growth is attributable to new customer contracts, primarily paratransit operations in California and Hawaii, and the acquisition of CTS Management Company in September 1993. Student transportation revenues increased $5.3 million, or 3.3%, to $166.4 million, largely the result of pricing changes.

           Contract Services' operating profits increased $1.6 million to $12.4 million in 1993, excluding a $4.9 million unusual charge to increase Contract Services' reserve for self-insured claims. Contract Services increased its reserve for self-insured claims, having determined that the portion of the reserve attributable to claims incurred prior to 1991 was below an appropriate level. (See Note 4 to Consolidated Financial Statements.) Including this unusual charge, Contract Services' operating profits decreased to $7.5 million in 1993 compared to $10.8 million in 1992.

           Contract Services realized a $1.6 million increase in operating profits, excluding the unusual charge previously discussed, largely as a result of realizing additional margin of $2.7 million from 1993's revenue growth and bus sales profits increasing $400,000 over the prior year. Also, margin improvements included decreased insurance costs of $1.6 million and decreased school revenue equipment depreciation and lease costs of $300,000. Adversely affecting profits were $800,000 of costs in resolving an unsuccessful attempt to organize Contract Services' labor force at a contract site in Pennsylvania, margin reductions totalling $1.4 million at two metropolitan operations, one in Pennsylvania and one in Colorado, additional expense totalling $300,000 resulting from SFAS 106 ("Accounting for Postretirement Benefits other than Pensions"), and $600,000 of additional depreciation expense related to the adoption of SFAS 109 as discussed further below.

           As a result of the adoption of SFAS 109 ("Accounting For Income Taxes") in April 1992, Contract Services recognized additional depreciation expense of $600,000 in 1993. On a pro forma basis, incorporating this change and the impact of the shorter lives over which intangible assets are being amortized since October 1992 as though both changes had occurred prior to 1992 (see Note 3 to Consolidated Financial Statements), Contract Services' operating profit, excluding the self-insurance adjustment discussed earlier, increased $2.6 million to $12.4 million, or 27% over the previous year's $9.8 million.

     Transit

           Operating revenues for Transit for 1993 increased to $441.6 million , or by 3.6% over operating revenues during the same period in 1992. Line haul revenues, the largest component of Transit revenues, increased $10.0 million, or 3.8%. Also, the Moving and Storage division increased revenues by $3.2 million and Transit's equipment sales and financing subsidiary's revenues rose $2.2 million versus 1992.

           Line haul for the Household Goods division increased 1.5%, resulting from a 3.2% increase in the average price per shipment, offset by a 1.7% decline in the number of shipments handled. The division's 3.2% increase in the average price reflects the higher price associated with corporate account orders whose weight and traffic characteristics favorably affect its average price. The decrease in number of shipments was primarily affected by a reduction in U.S. government and military orders versus last year, which had been favorably impacted by the pent-up demand which developed in 1991 following the Gulf War. Partially offsetting this decrease in the number of shipments was a 4.2% increase in the number of shipments to corporate accounts during 1993 versus 1992.

           Line haul for the Electronics & Trade Show division increased 9.3%, resulting from a 7.8% increase in the number of shipments handled coupled with a 1.5% increase in the average price per shipment. The increased number of shipments handled reflects both an increase in the size of Transit's truckload fleet and the addition to Transit's agency network in 1993 of an agency which handles a large number of electronic and tradeshow orders.

           Operating profit for the year was $5.7 million, compared to a $13.2 million profit in the same period in 1992. Operating profit was unfavorably affected by additional driver costs of $2.7 million, increased advertising and sales expenses of $1.1 million, reduced profitability in Transit's International and Moving and Storage divisions totalling $1.4 million, a $1.7 million increase in salaries and benefits costs, and $1.0 million of additional amortization expense. Additional gross margin from increased line haul revenue compared to the prior year was offset by lesser increases in other expenses.

           Transit's independent contract drivers have been adversely impacted by downward price pressures over the past few years, as well as higher equipment, insurance and fuel costs, resulting in Transit having incurred higher contract driver turnover. Driver turnover results in increased recruiting and training expenses, bad debts and other operating and administrative costs.

           Transit incurred increased sales and advertising costs primarily resulting from new programs initiated in 1993 to increase line haul revenues, especially in the corporate account market.

           The International division's margin was unfavorably affected by the slowdown in the European economy causing revenues to remain constant compared to 1992, coupled with increased general and administrative costs related to new programs which management believes will favorably impact future revenues.

            The Moving and Storage division's profitability was unfavorably affected by start-up costs related to two agencies opened in 1993, increased bad debt expenses and reduced margins realized on local revenues at certain agencies.

           Amortization expense increased in 1993 compared to 1992 by $1.0 million primarily resulting from the shorter lives used to amortize intangible assets beginning October 1992. On a pro forma basis incorporating this change and the adoption of SFAS 109 as though they had occurred prior to 1992 (see Note 3 to Consolidated Financial Statements), Transit's operating profit decreased $6.0 million from $11.7 million in 1992 to $5.7 million in 1993.

     Unallocated Corporate Overhead

          Unallocated corporate overhead was $1.1 million in both 1993 and 1992.

     Net Interest Expense

           Net interest expense decreased by $2.9 million from 1992 to 1993. Most significantly, interest on the Registrant's subordinated debentures (the "Debentures") decreased $1.7 million as the Debentures and their related claim to interest payments were converted to common stock under the Registrant's Plan of Reorganization in 1992. Last year included interest on the Debentures through January 27, the date the Plan of Reorganization was filed with the Bankruptcy Court. The remaining reduction in expense resulted primarily from increased net interest income realized by Transit's equipment sales and financing subsidiary and a reduction in average principal outstanding compared to 1992.

     Federal Income Taxes

           In August 1993, the Omnibus Budget Reconciliation Act was enacted which, among other things, resulted in an increase in the maximum federal income tax rate from 34% to 35%. In accordance with SFAS 109, the Registrant recorded a one-time charge to its federal income tax provision of $405,000 during 1993 to reflect the impact the higher federal tax rate has on its net deferred federal income tax liability.

           At December 31, 1993, the Registrant has net operating loss carryforwards of $4.8 million for federal income tax purposes and alternative minimum tax credit carryforwards of $3.2 million.
     The net operating loss carryforwards expire in years 2003 and 2006, while the alternative minimum tax credit carryforwards have
     an indefinite carryforward period.    Because management believes
     these carryforwards will be used prior to expiration, no valuation allowance has been recorded. Transit also has a capital loss carryforward of $2.6 million which will expire in 1994. Because of the uncertainty of the ability to generate sufficient capital gains against which to use the capital loss, this carryforward has been fully provided for in the valuation allowance. Due to the Registrant's change in ownership resulting from its Plan of Reorganization (see Note 2 to Consolidated Financial Statements), the annual aggregate utilization of the net operating loss carryforward and the capital loss tax carryforward will be limited to approximately $6.0 million annually.

     Fiscal Year 1992 Compared with Fiscal Year 1991

           Operating revenues for 1992 totaled $635.9 million, or an increase of 6.2% over operating revenues of $599.0 million for 1991. Income before extraordinary gain increased $96.5 million to $7.8 million for 1992. Additionally, the Registrant recognized a $93.1 million extraordinary gain on conversion of its Debentures to Common Stock in 1992 as part of the Registrant's Plan of Reorganization as described in Note 2 to Consolidated Financial Statements. The operating results for 1991 included a $69.0 million non-cash charge related to the revaluation of certain intangible assets and $21.6 million of interest expense related to the Registrant's Debentures, as described in Notes 6 and 2 to Consolidated Financial Statements, respectively. Note 3 to Consolidated Financial Statements presents pro forma financial information assuming these and certain other events which occurred in 1991 and 1992 had occurred as of December 31, 1990. On a pro forma basis, income before extraordinary gain increased from $1.5 million in 1991 to $8.3 million in 1992.

     Contract Services

           Revenues for Contract Services for 1992 were $209.4 million compared to $193.4 million for 1991, an increase of 8.3%.

           Nonseasonal public transportation revenues increased $11.4 million, or 32.2%, compared to 1991. Contract Services was awarded nine new public transportation contracts in 1992 which contributed $9.8 million in revenues. Student transportation revenues increased 2.9% from $158.1 million in 1991 to $162.6 million in 1992. Contractual price escalators contributed approximately 4% of each segment's revenue increase.

          Operating profits increased $6.0 million to $10.8 million in 1992. This increase was primarily attributable to a $4.9 million margin improvement resulting from reduced accident costs, decreases in driver wage and hiring costs of $2.3 million, a decrease in fuel cost of $2.1 million and additional operating profits of approximately $1.6 million resulting from the increase in revenues discussed above. These favorable variances were somewhat offset by increases in field administrative salaries and benefit programs of $2.3 million, increases in miscellaneous operating expenses of $500,000, a decrease in margin realized on bus sales of $400,000 and $1.3 million of non-cash charges resulting from the implementation of SFAS 109 and the reduction in lives used to amortize excess reorganization value and intangible assets, as discussed further below.

     Transit

           Transit's operating revenues for 1992 increased to $426.4 million, or by 5.1% over operating revenues for 1991. Line haul revenues, the largest component of Transit's revenues, increased $17.9 million, or 7.2%. The remainder of the revenue increase was primarily due to an increase in accessorial revenues of $6.2 million, partially offset by a reduction in fuel surcharge revenues of $2.5 million.

           Line haul for Transit's Household Goods division increased $12.1 million, or 6.8%, resulting from a 6.5% increase in the number of shipments handled and a .3% increase in the average price per shipment. The increase in number of shipments was affected by a significant increase in U.S. military shipments versus last year (which had been unfavorably impacted by the Gulf
     War) and, to lesser extent, an increase in the number of COD orders.

           Line haul for Transit's Electronics & Trade Show division increased $5.8 million, or 8.1%, resulting from a 6.7% increase in the number of shipments handled, coupled with a 1.4% increase in the average price per shipment primarily due to an increase in trade show business. Average price is affected by order size and distance, which accounts for a portion of the price increase.

           Accessorial revenues, which consist of packing, unpacking, storage and other services performed in connection with line haul transportation, increased during the year compared to 1991 due to the increase in the number of shipments handled.

           In 1991, the Registrant collected a fuel surcharge, which was paid in its entirety to agents and owner-operators to help offset a sharp increase in the amount they paid for fuel costs prior to, during and after the Gulf War. This surcharge was discontinued in late 1991 resulting in an unfavorable revenue variance in 1992, though it had no impact on operating profit in either year.

           Operating profit for 1992 was $13.2 million, which is an improvement of $2.4 million compared to 1991, excluding the $69.0 million charge in 1991 related to the revaluation of intangible assets. This improvement resulted from the following factors:

     --   Additional margin on the accessorial revenue and a reduction in net cargo claims and casualty insurance costs improved profits by $3.2 million. 1991 included an unusually high provision in casualty insurance costs to increase reserves for prior accidents.

     --   Gross margin on line haul revenue for 1992 decreased by $3.1 million as $3.3 million in additional margin contributed by the increased line haul was more than offset by an increase in hauling commissions paid as a percentage of the line haul revenues, as well as increased advertising costs and driver recruiting expenses to promote and support the increased revenues.

           Various factors caused this unfavorable commission variance including: (i) an increase in the number of drivers with more than one year of service and the number of drivers with higher performance ratings, both of which cause higher hauling commission payments to the driver under Transit's Pay for Performance program; (ii) increased deadhead expenses paid to Transit's drivers due to traffic imbalances; (iii) the unfavorable impact on hauling commissions related to U.S. government orders (the higher discounts on government orders resulted in a higher percentage of revenue paid to the hauler as commission);
           (iv) an increase in the proportion of Transit's agent haulers compared to Transit's independent owner-operators (agent haulers receive a commission which is higher than independent owner-operators' commissions); and (v) increased expenses paid to Transit's summer "collegiate" fleet.

     -- Improved profits in the Moving and Storage division of approximately $500,000 due to increased profit margins and increased revenues.

     -- Overhead expenses decreased $1.0 million compared to the same period last year, as reduced bad debt and amortization expenses were only partially offset by increased salaries and benefit costs.

     --   Amortization expenses decreased during 1992 compared to 1991 by $800,000 resulting from the revaluation and resulting decreased amortization of Transit's intangible assets as of December 31, 1991, net of an increase in amortization expense related to financing costs, amortization resulting from adoption of SFAS 109, and the change in amortization periods for the Registrant's intangible assets and excess reorganization value effective October 1, 1992, as discussed further below.

     Unallocated Corporate Overhead

          Unallocated corporate overhead decreased by $2.6 million for 1992 compared to the previous year. The variance primarily reflects a decrease in professional fees related to the Registrant's reorganization of $2.0 million and a decrease of $900,000 in amortization expense related to the Debentures due to the conversion of those Debentures to Common Stock in 1992.
     These favorable variances were partially offset by an increase in administrative expenses including insurance premiums and professional fees.

     Interest and Purchase Fee

           Total purchase fee and net interest expense decreased by $21.6 million to $9.7 million. Most significantly, interest on the Debentures decreased $19.9 million as the Debentures and their related accrued interest were converted to Common Stock. In 1992, interest on the Debentures is included only through January 27, 1992, the date the Plan of Reorganization was filed with the Bankruptcy Court. Also, lower outstanding debt and lower interest rates had a favorable effect on net interest expense.

     Federal Income Taxes

           Effective April 1, 1992, the Registrant changed its method of accounting for income taxes from the deferred to the liability method required by SFAS 109. As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adopting SFAS 109 as of April 1, 1992 was to decrease shareholders' investment by $8.9 million. For the nine months ended December 31, 1992, application of the new accounting method decreased pre-tax income and federal income tax expense by approximately $2.1 million.

           Federal income tax expense (credit) is computed using an annual estimated effective tax rate, adjusted quarterly. For both 1992 and 1991, an effective rate which differs from the statutory rate was used in recording federal tax expense. The difference in rates is primarily the result of the amortization of nondeductible intangible assets incurred at the time of Group's formation in 1986, and nondeductibility of amortization of the excess reorganization value resulting from the Plan of Reorganization for 1992. With the adoption of SFAS 109 in April 1992, the amortization of intangible assets became deductible for financial reporting purposes, resulting in an effective rate more closely approximating the federal statutory rate.

     Intangible Assets

           Effective October 1, 1992, the Registrant changed the amortization period for its intangible assets. Intangible assets are now amortized over periods ranging from five to 35 years. This change will decrease net income by $1.6 million annually in future periods.


     LIQUIDITY AND CAPITAL RESOURCES

           Total cash decreased by $3.4 million from December 31, 1992 to December 31, 1993. Operating activities contributed $25.4 million, which was more than offset by the use of cash in investing activities of $26.0 million and financing activities of $2.8 million.

           The $25.4 million in cash provided by operations was primarily due to $26.5 million provided by net income, excluding items not affecting cash. Cash provided by operations was reduced by a $1.1 million change in certain working capital items. Most significantly, cash used for an $11.0 million increase in accounts receivables and for a $3.7 million increase in equipment and inventory held for resale was somewhat offset by cash provided by a $8.1 million increase in accounts payable and a $7.6 million increase in the reserve for self-insured claims. Other working capital items, net, represent a $2.1 million use of cash.

           The increase in accounts receivable mostly reflects an increase in revenues at both Transit and Contract Services compared to last year. Equipment and inventory held for resale has grown due to an increase in the number of units held by Transit's equipment sales and financing subsidiary largely attributable to the higher level of driver turnover. The increase in accounts payable largely represents a heightened focus on cash management by the Registrant's two operating subsidiaries. The Registrant increased its reserve for self-insured claims largely due to the $4.9 million increase in Contract Services' reserve related to claims which occurred prior to 1991, as discussed earlier.

           During 1993, the Registrant used $26.0 million, net, for investing activities. The Registrant used $30.2 million for the purchase of property and equipment, primarily the purchase of school buses by Contract Services and, to a lesser extent, trailers and other transportation equipment by Transit. The net increase of $8.9 million in non-current assets and non-current liabilities, net of non-cash items, resulted from an increase of $4.2 million in long-term notes receivable used to finance sales by Transit's equipment sales and financing subsidiary (prior to these notes receivable being sold, as discussed below) and lesser increases in deferred debt costs related to the Registrant's refinancing in the second quarter, as well as deferred start-up costs and security deposits related to Contract Services' new customer contracts. The Registrant also used $3.0 million related to a purchase acquisition by Contract Services. Proceeds from disposal of property and equipment, less gains included in net income, totaled $2.1 million.

           In December 1993, Transit's equipment sales and financing subsidiary received $13.9 million in proceeds from the sale of its long-term notes receivable described above to the same creditors it had owed notes payable collateralized by those notes receivable. The proceeds were used to fully repay the amounts outstanding on the notes payable.

           Total debt at December 31, 1993, was $97.7 million compared to $100.2 million at December 31, 1992, representing a $2.5 million decrease in total debt during 1993. The Registrant received $80.0 million from a new financing agreement, which was one of three separate agreements consummated by the Registrant in May 1993 to refinance previously existing debt. (See Note 7 to Consolidated Financial Statements for further discussion of these agreements.) Using the proceeds from the refinancing discussed above, coupled with cash provided by operations, the Registrant repaid $81.9 million of outstanding debt, including Transit's and Contract Services' senior bank debt facilities totalling $52.0 million, Contract Services' short-term borrowing of $9.5 million, certain of Contract Services' equipment obligations totalling $17.5 million, and $2.9 million of other debt.

           During 1993, Transit prepaid $10.0 million of its $15.0 million mortgage note payable collateralized by certain of Transit's properties, including its headquarters facility. Also, as discussed above, Transit used proceeds from its sale of installment notes receivable to repay certain notes payable totalling $13.9 million. The Registrant repaid $700,000 of other debt during 1993.

           The Registrant received $23.7 million proceeds from its equipment financing agreements, used to finance the purchase of buses by Contract Services and to fund long-term notes receivable used to finance sales by Transit's equipment sales and financing subsidiary (prior to the sale of these notes receivable).

           At December 31, 1993, the Registrant has committed to approximately $19.4 million in capital purchases during 1994. This includes $15.0 million, or 159 units, for school and transit buses by Contract Services and $4.4 million for 175 trailers by Transit.

           The Registrant believes cash flow from operations combined with existing financing resources will be adequate to meet its short-term and long-term cash requirements. At December 31, 1993, the Registrant has a $15.7 million credit capacity available under its revolving credit facility discussed in Note 7 to Consolidated Financial Statements.

     SEASONALITY

           Peak business levels for Contract Services occur during the traditional school months of September through May. For example, during 1993 approximately 86% of Contract Services' transportation revenues were generated during these nine months.

          At Transit, proportionately more household goods moves occur during the summer months. During 1993, for example, approximately 45% of the Household Goods division's revenues were generated during the months of June through September.

           Due to the seasonal impact of revenue being generated by each of the Registrant's two operating subsidiaries as discussed above, the Registrant historically realizes higher net income in the second and fourth quarters than in the first and third quarters of the year.

     Item 8.  Financial Statements and Supplementary Data.

           Following are the consolidated financial statements of the Registrant as of December 31, 1992 and 1993, and for each of the three years in the period ended December 31, 1993, and the independent auditors' report on the consolidated financial statements. A list of the report and financial statements appears in response to Item 14 of this report:




               [The remainder of this page was intentionally left blank.]

     REPORT OF COOPERS & LYBRAND, INDEPENDENT ACCOUNTANTS

     MAYFLOWER GROUP, INC.


     Board of Directors
     Mayflower Group, Inc.



          We have audited the accompanying consolidated balance sheet of Mayflower Group, Inc. as of December 31, 1993, and the related consolidated statements of operations, shareholders' investment and cash flows for the year then ended. We have also audited the financial statement schedules listed in Item 14(a) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The consolidated balance sheet of Mayflower Group, Inc. as of December 31, 1992, the consolidated statements of operations, shareholders' investment and cash flows for each of the two years in the period ended December 31, 1992, and the related financial statement schedules for such periods were audited by other auditors whose report, dated February 1, 1993, expressed an unqualified opinion on those statements.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mayflower Group, Inc. as of December 31, 1993, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


     /s/ Coopers & Lybrand
     Indianapolis, Indiana
     March 29, 1994

     REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS


     Board of Directors
     Mayflower Group, Inc.

          We have audited the accompanying consolidated balance sheet of Mayflower Group, Inc. as of December 31, 1992, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the two years in the period ended December 31,1992.Our audits also included the financial statement schedules listed in the Index at Item 14(a) for the years ended December 31,1992 and 1991.These financial statements and schedules are the responsibility of the Company's management.
     Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As more fully described in Note 2, the financial statements as of and for the year ended December 31, 1992 are not comparable with those of 1991 as a result of the reorganization.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mayflower Group, Inc. at December 31, 1992, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

          As described in Notes 1, 9 and 10 to the financial
     statements effective April 1, 1992 (date of reorganization), the Company changed its method of accounting for income taxes and postretirement benefits.
     /s/ Ernst & Young
     Indianapolis, Indiana

     February 1, 1993

      CONSOLIDATED STATEMENTS OF OPERATIONS

      MAYFLOWER GROUP, INC.

                                                   Years Ended December 31
                                                   (In thousands except per share data)
                                                      1993          1992        1991
      ----------------------------------------------------------------------------------
      Operating Revenues:
        Contract Services                          $ 235,918     $ 209,411   $ 193,442
        Transit                                      441,575       426,444     405,600
                                                   ---------     ---------   ---------
                                                     677,493       635,855     599,042
      Operating Expenses:                          ---------     ---------   ---------
        Contract Services                            210,949       186,189     178,022
        Transit                                      365,144       348,658     331,175
        General and administrative                    84,380        78,102      77,992
                                                   ---------     ---------   ---------
      Unusual Charges:
        Self-insured claims adjustment (Note 4)        4,900           ---         ---
        Revaluation of intangible assets (Note 6)        ---           ---      69,019
                                                   ---------     ---------   ---------
      Operating Profit (Loss)                         12,120        22,906     (57,166)
      Other Income and Expense:
        Interest income                                2,862         1,995         903
        Interest expense (Note 2)                     (9,598)      (11,656)    (32,209)
        Miscellaneous, net                                32           234        (161)
                                                   ---------     ---------   ---------
      Income (loss) before federal income
        taxes and extraordinary items                  5,416        13,479     (88,633)
                                                   ---------     ---------   ---------
      Provision for federal income taxes (Note 9):
          Current                                      2,966         3,679         ---
          Deferred                                        15         1,965         ---
                                                   ---------     ---------   ---------
                                                       2,981         5,644         ---
                                                   ---------     ---------   ---------






      Income (loss) before extraordinary items         2,435         7,835     (88,633)
      Extraordinary items (Note 5)                      (549)       93,141         ---
                                                   ---------     ---------   ---------
      Net income (loss)                            $   1,886     $ 100,976   $ (88,633)
                                                   =========     =========   =========

      Earnings Per Share (Notes 1B and 3):                       Pro Forma
        Weighted average shares outstanding           12,740        12,646
        Earnings Per Share before ext. items       $     .19     $     .66
        Extraordinary items                             (.04)          ---
        Earnings Per Share                         $     .15     $     .66



      See notes to consolidated financial statements.


      CONSOLIDATED BALANCE SHEETS

      MAYFLOWER GROUP, INC.

                                                                     December 31
                                                              (Dollars in thousands)
                                                                    1993      1992
      ------------------------------------------------------------------------------
      Assets:
      Current assets:
           Cash (including cash equivalents at market value of
                $5,814 in 1993 and $9,141 in 1992)               $  6,093  $  9,449
           Receivables (Note 7):
                Trade receivables                                  74,136    72,041
                Accrued unbilled accounts receivable               16,845    16,012
                Other                                              15,814    11,260
                Less allowance for possible collection losses      (6,174)   (6,178)
                                                                 --------   -------
                     Total receivables                            100,621    93,135
           Equipment and inventory held for resale (Note 7)         8,911     5,190
           Deferred income taxes (Note 9)                          13,230     9,095
           Prepaid expenses and deposits                            8,147     8,180
                                                                 --------   -------
                      Total current assets                        137,002   125,049
                                                                 --------   -------
      Property and equipment (Note 7):
           Land                                                     2,175     2,155
           Buildings and improvements                              16,273    15,675
           Revenue equipment                                      117,561   102,020
           Other operating equipment and improvements               9,072     6,966
           Less accumulated depreciation                          (30,334)  (22,367)
                                                                 --------  --------
                Net property and equipment                        114,747   104,449
      Intangible assets (less accumulated amortization of
           $6,852 in 1993 and $2,706 in 1992) (Note 1C)            53,372    55,085
      Other assets                                                 17,556    18,168
                                                                 --------  --------






                                                                 $322,677  $302,751
                                                                 ========  ========


      CONSOLIDATED BALANCE SHEETS

      MAYFLOWER GROUP, INC.

                                                                December 31
                                                          (Dollars in thousands)
                                                             1993           1992
      ------------------------------------------------------------------------------
      Liabilities and Shareholders' Investment:
      Current liabilities:
         Current maturities of long-term debt             $   2,276      $  11,608
         Short-term borrowings (Note 7)                         ---          9,470
         Trade accounts payable                              39,141         31,112
         Accrued expenses and deposits:
             Liabilities on unbilled shipments                9,026          8,961
             Reserve for self-insured claims (Note 4)        28,940         20,840
             Salaries and withholding taxes                   6,755          9,582
             Other                                           11,667          9,479
                                                          ---------      ---------
                     Total current liabilities               97,805        101,052
                                                          ---------      ---------
      Noncurrent liabilities:

         Reserve for self-insured claims, less
            current portion (Note 4)                        11,210           9,195
         Accrued postretirement benefits cost (Note 10)      5,621           4,948
         Long-term debt, less current
            maturities (Note 7)                             95,407          79,149
         Deferred income taxes (Note 9)                     29,963          27,636

      Commitments and contingencies (Note 11)

      Shareholders' investment (Note 8):
         Common shares; no par value; 30,000,000
            authorized; issued and outstanding:
            12,662,403 in 1993 and 12,630,344 in 1992        73,865         73,851
         Retained earnings                                    8,806          6,920






                                                          ---------      ---------
                Total shareholders' investment               82,671         80,771
                                                          ---------      ---------
                                                          $ 322,677      $ 302,751
                                                          =========      =========
      See notes to consolidated financial statements.

      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

      MAYFLOWER GROUP, INC.

                                                            Additional   Retained
                                                Common      Paid In      Earnings
      (In thousands)                            Stock       Capital      (Deficit)
      ------------------------------------------------------------------------------
      Balance, January 1, 1991                  $  23,346   $   6,986    $ (30,551)
      Net loss
                                                      ---         ---      (88,633)
      Repurchase of common stock                      (58)        ---          ---
                                                ---------   ---------    ---------
      Balance, December 31, 1991                   23,288       6,986     (119,184)
      Income before extraordinary gain-
        three months ended March 31, 1992             ---         ---          915
                                                ---------   ---------    ---------
      Balance, March 31, 1992                      23,288       6,986     (118,269)
      Reorganization (Note 2):
        Retired common stock                      (23,288)     (6,986)      30,274
        Extraordinary gain on exchange of
             common stock for subordinated
             debt                                     ---         ---       93,141
        Capitalization of Company:
             Issuance of new common stock          85,774         ---       (5,146)
             Cumulative effect of adopting
                  SFAS 109 (Note 9)                (8,897)        ---          ---
             Cumulative effect of adopting
                  SFAS 106 (Note 10)               (3,026)        ---          ---
                                                ---------   ---------    ---------
      Balance, April 1, 1992                       73,851         ---          ---
      Net income- nine months ended
        December 31, 1992                             ---         ---        6,920
                                                ---------   ---------    ---------
      Balance, December 31, 1992                   73,851         ---        6,920
      Net income                                      ---         ---        1,886
      Issuance of restricted shares, net of






        unearned compensation (Note 8)                 14         ---          ---
                                                ---------   ---------    ---------
      Balance, December 31, 1993                $  73,865   $     ---    $   8,806

      See notes to consolidated financial statements.


      CONSOLIDATED STATEMENTS OF CASH FLOWS

      MAYFLOWER GROUP, INC.

                                                          Years ended December 31
                                                                (In thousands)
                                                      1993          1992         1991
      ----------------------------------------------------------------------------------
      Net cash provided by (used in):
        Operating activities                       $ 25,392      $ 34,860     $ (22,459)
        Investing activities                        (26,008)      (12,398)      (31,489)
        Financing activities                         (2,740)      (18,309)       53,831
                                                     (3,356)        4,153          (117)
      Cash and cash equivalents-beginning of year     9,449         5,296         5,413
      Cash and cash equivalents-end of year        $  6,093      $  9,449     $   5,296
      Operating activities:
        Net income (loss) (Note 5)                 $  1,886      $100,976     $ (88,633)
        Add items not affecting cash:
          Extraordinary items                           871       (93,141)          ---
          Revaluation of intangible
            assets (Note 6)                             ---           ---        69,019
          Depreciation                               18,203        17,712        16,589
          Amortization and other                      5,494         4,573         5,066
        Changes in certain working capital items:
          Receivables                               (10,997)       (8,200)       (3,109)
          Equipment and inventory held for resale    (3,721)        5,722           539
          Prepaid expenses and deposits              (1,899)          682        (1,161)
          Trade accounts payable                      8,029         3,516            29
          Reserve for self-insured claims             7,611        (1,426)        2,116
          Other accrued expenses and deposits           (85)        4,446        22,084
          Repurchase of sold receivables                ---           ---       (39,675)
          Payments on receivables
            purchase facility                           ---           ---        (5,323)
      Net cash provided by (used in)
        operating activities                       $ 25,392      $ 34,860     $ (22,459)
      Investing activities:
        Purchases of property and equipment        $(30,196)       (9,160)    $ (27,542)
        Purchase acquisitions                        (2,966)          ---           ---






        Proceeds from disposal of property and
          equipment, less gains included in net
          income (loss)                               2,096         1,837         1,441
        Proceeds from sale of notes
          receivable (Note 7)                        13,913           ---           ---
        Increase in other noncurrent
          assets (liabilities)                       (8,855)       (5,075)       (5,388)
      Net cash used in investing activities        $(26,008)     $(12,398)    $ (31,489)
      Financing activities:
        Payment of long-term debt                  $(96,988)     $(29,288)    $ (16,659)
        Proceeds from long-term debt:
          Term loan                                  80,000           ---        39,675
          Equipment financing and other              23,718        12,529        19,853
        Net change in revolving
          credit agreements                          (9,470)       (1,550)       11,020
        Repurchase of common stock                      ---           ---           (58)
      Net cash provided by (used in)
        financing activities                       $ (2,740)     $(18,309)    $  53,831

      See notes to consolidated financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     MAYFLOWER GROUP, INC.


     Note 1-  Summary of Significant Accounting Policies

          A.  Principles of Consolidation
          The accompanying consolidated financial statements include Mayflower Group, Inc. ("Group") and its subsidiaries (the "Company"), all of which are wholly owned. The Company owns two operating subsidiaries: Mayflower Contract Services, Inc. ("Contract Services") and Mayflower Transit, Inc. ("Transit"). All significant intercompany transactions and balances have been eliminated.

          B.  Earnings Per Share
          Since the historical capital structure of the Company is not indicative of the Company's capital structure following its Plan of Reorganization (Note 2), earnings per share is presented in the statements of operations for the current year and pro forma earnings per share is shown for the year ended December 31, 1992 only. The computation of earnings per share for the current year is based upon the weighted average number of shares outstanding and the dilutive effect of common equivalent shares issued under the Stock Option and Restricted Stock Plans discussed in Note 8. See Note 3 for discussion of the pro forma information.

          C.  Intangible Assets

          Intangible assets consist of the following (in thousands):

                                                                  1993        1992
      Customer base and agency network (less accumulated
        amortization of $1,679 in 1993 and $729 in 1992)        $17,804     $18,754
      Reorganization value in excess of amounts allocated
        to assets (less accumulated amortization of
        $1,228 in 1993 and $444 in 1992) (Note 2)                14,285      15,068
      Other intangible assets (less accumulated amortization
        of $3,945 in 1993 and $1,533 in 1992)                    21,283      21,263
                                                                -------     -------
                                                                $53,372     $55,085

      Intangible assets are amortized by the straight-line basis over periods ranging from 5 to 35 years.

          D.  Federal Income Taxes
          Effective April 1, 1992, the Company adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a significantly different approach to the financial accounting and reporting of income taxes than had been previously used and, in accordance with SFAS 109, the Company has chosen not to restate prior year financial statements. Refer to Note 9 for further discussion of SFAS 109. Prior to April 1, 1992, the Company computed income taxes in accordance with Accounting Principles Board Opinion No. 11.

          E. Post-retirement Benefits Other Than Pensions Effective April 1, 1992, the Company adopted Financial
     Accounting Standards Board Statement No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" ("SFAS 106"). SFAS 106 requires the Company to accrue for the expected cost of Post-retirement benefits during the years an employee renders service rather than the previous practice of expensing such costs as incurred. Refer to Note 10 for further discussion of SFAS 106.


          F.  Reserve for Self-insured Claims
          The Company is self-insured for certain risks and is covered by insurance policies for other risks. The Company maintains reserves for losses and premium adjustments using case basis evaluations and other analyses. Reserve and premium adjustment estimates are continually reviewed and adjustments are reflected in current operations. The Company recognizes the noncurrent nature of the self insured claims reserves by classifying a portion of these reserves as a noncurrent liability. See Note 4 for discussion of adjustment to self-insured claims reserves recorded in 1993.

          G.  Recognition of Operating Revenues
           Revenues and related direct expenses for Contract Services, which is primarily involved in student transportation, are recognized over the period during which the service is rendered, which generally corresponds with the traditional nine month school year.

          Transit, which is primarily involved in the shipment of household goods and electronic and trade show products, recognizes revenue and associated transportation costs when the order has been unloaded at the destination. Transit's equipment financing subsidiary sells transportation equipment to certain of its owner-operators and agents. Beginning in 1993, revenues associated with these installment sales are recorded net of the related cost of goods sold as an operating expense, with the related gain on the sale being recognized on the installment basis. Revenues and operating expenses for 1992 and 1991 have been reclassified to conform with this presentation.

          H.  Cash Equivalents
          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported on the balance sheet for cash approximates fair value.

          I.  Inventories

          Inventories are stated at the lower of cost or market as determined for each specific unit.

          J.  Property and Equipment
          Property and equipment is stated on a cost basis.
     Depreciation is provided primarily by the straight-line method at annual rates considered adequate to amortize the costs over the estimated useful lives of the assets. The lives used in computing depreciation during the periods were:

           Building and improvements                3 to 40 years
           Revenue equipment                        3 to 10 years

               Other operating equipment
               and improvements                     2 to 10 years

          The portion of fleet operating buses used in the operations of Contract Services and classified as property and equipment, is based upon the Company's requirements for fleet buses to fulfill existing contract requirements, including an estimate of reserve buses necessary to ensure continuity of service based on historical maintenance records and experience. The remaining buses are classified as equipment and inventory held for resale.

          K.  Reclassification
          Certain amounts within the 1992 and 1991 Consolidated
     Financial Statements have been reclassified to conform with the 1993 presentation.


     Note 2-  Corporate Reorganization

     Plan of Reorganization

          Group was formed in 1986 for the purpose of acquiring another company whose name was Mayflower Group, Inc. ("Old Mayflower"), a holding company that owned 100% of the stock of three operating subsidiaries: Contract Services, Transit, and Mayflower Consumer Products, Inc. ("Consumer Products"). The acquisition was completed in December 1986 in a two-step merger (the "Merger"): a cash tender offer for all of the 7.9 million outstanding common shares of Old Mayflower at $31.50 per share followed by a merger of Old Mayflower into a wholly-owned subsidiary of Group. To finance the acquisition, Group raised approximately $330 million of debt financing, including a $110 million senior secured credit facility and $160 million through private placement of 12 5/8% Senior Subordinated Debentures ("Debentures") with Warrants to purchase common stock of Group. The remaining debt financing consisted of a secured bank loan to a subsidiary of Contract Services. Group sold Consumer Products in 1987 and eventually refinanced the senior secured credit facility with secured credit facilities at Transit and Contract Services.

         Group is a holding company that relies upon the cash flow of its two operating subsidiaries to satisfy its obligations, which through December 1990 consisted primarily of interest payments on the Debentures. Following Group's financial reorganization, discussed below, it had no significant obligations remaining. From 1987 through 1991, operating results and cash flow generated by Group and its operating subsidiaries were not sufficient to pay significant amounts of principal on Group's senior debt or allow Group to remain in compliance with all financial covenants contained in the secured credit facilities. As a result, beginning after December 1990, Contract Services and Transit were prohibited by terms of the secured credit facilities from making any further cash dividend payments to Group for the purposes of servicing interest payments on its Debentures. Consequently, the two scheduled semiannual interest payments on the Debentures of $10.1 million each were not made in 1991 resulting in a default under the provisions of the related indenture. After various restructuring proposals were considered in early 1992, Group's Debenture holders, along with Group's common stock and warrant holders, overwhelmingly approved a Prepackaged Plan of Reorganization ("Plan of Reorganization"). The Plan of Reorganization was confirmed by the court and became effective in March 1992. Under the Plan of Reorganization, the holders of the Debentures received shares of newly issued common stock equal to approximately 94% of the common stock of Group. The existing holders of the common stock and warrants of Group received shares of newly issued common stock equal to approximately 5% of the common stock of Group. Two other creditors received approximately 1% of the common stock as payment in lieu of cash for services in connection with the Plan of Reorganization. The Plan did not affect Contract Services or Transit.

     Basis of Presentation

          Group emerged from the Plan of Reorganization on March 24, 1992, successfully completing Group's financial reorganization. Because the results of operations from March 25, 1992 to March 31, 1992 were not significant, the Company has used March 31, 1992 as the effective date of the Reorganization for accounting purposes. Accordingly, the Consolidated Statements of Operations and Cash Flows for the year ended December 31, 1992 reflect the results of operations of the Company prior to reorganization for the three months ended March 31, 1992 and the operations of the Company after reorganization for the nine months ended December 31, 1992. The Consolidated Balance Sheet at December 31, 1992 reflects the financial position of the Company subsequent to reorganization. The Consolidated Statements of Operations and Cash Flows for the year ended December 31, 1991 reflects the financial position and results of operations of the Company prior to reorganization. See discussion of pro forma financial information contained in Note 3.

     Accounting Treatment Using Fresh Start Reporting

           The Company accounted for the Reorganization using Fresh

     Start Reporting, in accordance with Statement of Position (SOP) 90-7 (Financial Reporting by Entities in Reorganization under the Bankruptcy Code) issued by the AICPA. Accordingly, all assets and liabilities were adjusted to reflect their estimated reorganization value, which approximated Group's book value less liabilities at the date of reorganization. This resulted in reorganization value in excess of amounts allocated to assets of $16.7 million, which is comparable to the amount of goodwill existing prior to reorganization. The reorganization value of Group, less liabilities, was determined to be approximately $86 million at March 31, 1992. This value was determined to fall within an acceptable range developed by considering several factors and relying upon various valuation methods including discounted values of estimated future cash flows, earnings multiples as appropriate in the two industries in which Transit and Contract Services operate, and other recent financial transactions. Forecasts used in earnings and cash flow estimates assumed revenue and cost patterns similar to historical levels in recent years.

          The most significant of the reorganization adjustments reduced Long-Term Debt by $155.1 million and Accrued Interest by $23.6 million, and increased Shareholders' Investment by $173.8 million, including the elimination of a retained deficit totaling

     $118.3  million prior to the Reorganization.   The conversion of
     the Debentures to common stock resulted in an extraordinary gain totaling $93.1 million. In accordance with SOP 90-7, the Consolidated Statement of Operations for the year ended December 31, 1992 includes $1.7 million of interest expense related to the Debentures, representing the amount accrued in 1992 and shown as part of a claim on the petition filed with the court.


     Note 3- Pro Forma Financial Information (Unaudited)

          During 1992 and 1991, certain events occurred that result in the Consolidated Financial Statements not being comparable between the respective fiscal periods. As presented below, the pro forma net income excludes credits and charges relating to a) the corporate reorganization in March 1992 as discussed in Note 2 (which resulted in the exchange of common stock for subordinated debentures significantly increasing the equity and decreasing the debt of the Company) and b) the write-down of Transit's intangible assets of $69.0 million in December 1991 as discussed in Note 6. It also includes a) additional expense relative to the adoption of SFAS 109 and SFAS 106 (actual adoption date was April 1, 1992), and b) additional expense relative to the adoption of shorter lives of intangible assets and excess reorganization value to reflect the prevailing useful lives of similar assets (actual adoption date was October 1, 1992) as if these events and their related adjustments had occurred as of December 31, 1990. The effects of these pro forma adjustments result in the following pro forma operating profit, net income, and earnings per share for the years ended December 31, 1992 and 1991:

                                                    Year ended December 31
                                                     1992               1991
      -----------------------------------------------------------------
      (In thousands except per share data)

      Operating revenues                           $635,855           $599,042
      Operating profit                             $ 21,066           $ 12,584
      Net income                                   $  8,336           $  1,465
      Weighted average shares outstanding            12,646             12,646
      Earnings per share                           $   0.66           $   0.12


           Pro forma earnings per share is based on the number of shares issued and outstanding as a result of the Plan of Reorganization.

          The pro forma financial information should be read in conjunction with the related historical financial statements, and is not necessarily indicative of results of operations that would have occurred had the events giving rise to the pro forma adjustments actually taken place earlier.


     Note 4 - Self-Insured Claims Adjustment

          As discussed in Note 1F, the Company is self-insured for certain risks and, accordingly, maintains reserves for losses and premium adjustments which are determined using case basis evaluations and other analyses. Based on a review by management during the fourth quarter of 1993 of the calculations underlying the reserve for self-insured claims, the Company has determined that the portion of the reserve attributable to claims incurred by Contract Services prior to 1991 was $4.9 million below an appropriate level. As a result, the Company recognized $4.9 million, or $3.0 million net of tax, in additional self-insured claims expense, which had the effect of reducing earnings per share in 1993 by $.23. Management believes that the annual expense related to risks incurred under the self-insurance program since January 1, 1991, excluding this adjustment, has been sufficient to provide for anticipated losses, and that the magnitude of this expense is such that this adjustment represents a one-time nonrecurring increase to its reserve for self-insured claims.


     Note 5- Extraordinary Items

          In May 1993, the Company refinanced its primary debt facilities which were scheduled to mature in 1994 (Note 7). Such refinancing resulted in the write-off of $549,000 of deferred debt costs, net of tax, which has been accounted for as an extraordinary loss.

          In 1992, the Company recognized an extraordinary gain totaling $93.1 million, resulting from the conversion of the Company's debentures to common stock in conjunction with its Plan of Reorganization (Note 2).


     Note 6- Revaluation of Intangible Assets

          The revaluation of intangible assets in 1991 represents a non-cash charge to operations that does not relate directly to normal ongoing business activity and, in the opinion of management, is nonrecurring. In 1986, the Merger (Note 2) was accounted for as a purchase and, accordingly, the assets and liabilities were adjusted to their estimated fair values based upon independent appraisals and business conditions at that time.

     During the final analysis and evaluation of various restructuring proposals, which were completed in 1991, the Company determined that the recorded value of Transit's goodwill and intangible assets were stated in excess of current market value. Accordingly, during 1991, goodwill and intangible assets were adjusted to reflect a write down of $37.8 million and $31.2 million, respectively.

     Note 7- Financing Agreements

           Long-term debt consists of the following:

                                                                   December 31
                                                                   1993        1992
      Collateralized Debt:                                         (In thousands)
         Senior secured term loans, interest rates and terms
           vary through April 2003, as discussed below,
           collateralized by substantially all of the
           assets of Contract Services and Transit and
           guaranteed by the Company                               $ 80,000    $    ---
         Mortgage note payable of Transit, 11%, interest only
           payable in monthly installments through 1997,






           collateralized by land and buildings                       5,000      14,960
         Notes payable of Contract Services, interest at 7.5%,
           payable in monthly installments through 1998,
           collateralized by certain buses of Contract Services      11,735         ---
         Senior secured term loan of Transit, interest at 7.75%,
           refinanced in 1993 as discussed below                        ---      29,200
         Senior secured term loans of Contract Services,
           interest ranging from 8% to 11%, refinanced in 1993
           as discussed below                                           ---      22,301
         Notes payable of Contract Services, interest varying
           between 10.25% and 11.6%, refinanced in 1993 as
           discussed below                                              ---      14,330
         Notes payable of Transit, interest varying between
           7% and 7.5%, repaid in 1993 as discussed below               ---       8,841
      Uncollateralized Debt:
         Other notes payable, various interest rates, payable
           in installments through 2003                                 948       1,125
                                                                   --------    --------
                                                                     97,683      90,757
      Less current maturities                                        (2,276)    (11,608)
                                                                   --------    --------
                                                                   $ 95,407    $ 79,149
                                                                   ========    ========



          Maturities on long-term debt during each of the next five years ending December 31, are as follows (in thousands):

                   1994            $  2,276
                   1995               2,521
                   1996               2,521
                   1997              16,807
                   1998              15,126
                   Thereafter        58,432
                                   --------
                                   $ 97,683
                                   ========

     New Financing Agreements

          Effective May 27, 1993, the Company consummated three separate agreements for refinancing certain of its debt facilities which were scheduled to expire in 1993 and 1994.

          The first agreement was for an $80 million term loan from a group of lenders, the proceeds of which were used both to refinance existing obligations to secured lenders of Contract Services and Transit, and for working capital purposes. The term loan has two separate facilities. The first facility is for $65 million and has a ten-year maturity with interest only payments required in the initial three years. Amortization of principal begins in year four with equal annual installments through April 2003. Interest on this facility is to be paid quarterly, and is fixed at 9.5% per annum. The second facility is for $15 million and has a seven-year maturity with repayment of principal occurring in eight equal quarterly installments during years six and seven through April 2000. Interest on this facility is to be paid quarterly, and is computed using LIBOR plus 2.8% per annum, which was 6.3% at December 31, 1993.

          The second financing agreement was for a $25 million loan facility to be used by Contract Services to finance the acquisition of new school buses over a period of approximately two years. At December 31, 1993, $11.7 million was outstanding under this loan facility. Periodic fundings under this agreement convert to five-year term notes when the amount outstanding exceeds $5 million, with no term note maturing later than September, 1999. The term notes bear interest at the prime rate plus 1.5% per annum, which was 7.5% at December 31, 1993. Alternatively, the Company may elect to fix the interest rate at the time each funding converts to a term note. The notes will be collateralized by a lien on the purchased school buses.

          Through the third agreement, a group of banks provide the Company with a $70 million revolving credit facility. The facility, which has a maturity date of June 1995, will be used for letters of credit and seasonal working capital purposes. At December 31, 1993, the Company has letters of credit totaling $54.3 million, and no borrowings were outstanding under its line of credit. Interest is to be paid monthly, and is computed using the prime rate plus 1.5% per annum. The facility does not require compensating balances but does require the payment of a commitment fee at an annual rate of .375% of the unused portion of the facility and a fee of 2% per annum of the amount of letters of credit outstanding.

          The first and third financing facilities discussed above are collateralized by substantially all of the assets of Transit and Contract Services and guaranteed by the Company.

          Effective December 31, 1993, the Company entered into two new agreements to sell $13.9 million of installment notes receivable of Transit's equipment sales and financing subsidiary to the same creditors which had previously financed such notes receivable. The Company recognized no gain or loss on the sale of the notes receivable and proceeds were used to fully repay amounts outstanding under the related notes payable.


     Financial Covenants and Restrictions

          Under terms of the financing agreements with senior lenders, the ability of Contract Services and Transit to transfer cash to Group is limited to required income tax payments and $1.5 million annually for on-going cash expenses. The financing agreements also contain various restrictive financial covenants that, among other things, prohibit cash dividend payments, restrict property and equipment additions, restrict certain additional indebtedness, and require the maintenance of certain financial ratios.

     Other

          Interest paid during 1993, 1992 and 1991 totaled $8.3 million, $9.9 million, and $9.6 million, respectively.

          The carrying value of the Company's borrowings does not significantly differ from its fair value. The fair value of the Company's long- term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.


     Note 8- Common Stock

     Stock Option Plan

          In 1992, the Company established two Stock Option Plans ("Option Plans"). The Option Plans provide for the issuance of 530,000 shares of common stock, no par value, to directors of the Company and officers and key employees of the Company and its subsidiaries. Options granted under the Option Plans become exercisable in 33.3% increments on the first, second and third anniversaries of the date of grant and must be exercised within ten years from the date of grant. As of December 31, 1993, 336,500 options are outstanding including options to acquire 159,500 shares of common stock at an exercise price of $6.875 per share and options to acquire 177,000 shares of common stock at an exercise price of $9.00 per share. In 1993, options to acquire 53,167 shares of the common stock at $6.875 per share became exercisable. No options have lapsed or were exercised in 1993 or 1992.

     Restricted Stock Plan

          In 1993, the Company adopted a restricted stock plan whereby key employees were granted restricted shares of the Company's stock. Shares were granted in the name of the employee, who has all rights of a shareholder, subject to certain restrictions or forfeitures. Restrictions on the grants expire on the third anniversary of the date of the grant. During 1993, 17,000 shares were granted. As of December 31, 1993, there were 8,000 shares available for grant.

          The market value of shares granted under the plan has been recorded as unearned compensation and is presented as a reduction in the value of common stock. Compensation expense will be charged to general and administrative expense over the respective three-year vesting period. Such compensation expense was $14,000 in 1993.

     Note 9- Federal Income Taxes

          Effective April 1, 1992, the Company changed its method of accounting for income taxes from the deferred to the liability method required by SFAS 109. As provided by SFAS 109, financial statements have not been restated. The cumulative effect of adopting SFAS 109 as of April 1, 1992 was to decrease shareholders' investment by $8.9 million. For the nine months ended December 31, 1992, application of the new accounting method decreased income before federal income taxes and federal income tax expense by approximately $2.1 million.

          Federal income taxes paid totaled $4.5 million, $4.2 million, and $.4 million in 1993, 1992 and 1991, respectively.
     At December 31, 1993, the Company has net operating loss carryforwards of $4.8 million and alternative minimum tax credit carryforwards of $3.2 million for federal income tax purposes. The net operating loss carryforwards expire in years 2003 and 2006, while the alternative minimum tax credit carryforwards have an indefinite carryforward period. Because management believes these carryforwards will be used prior to expiration, no valuation allowance has been recorded. Transit has a capital loss carryforward of $2.6 million. The capital loss carryforward will expire in 1994. Because of the uncertainty of the ability to generate sufficient capital gains against which to utilize the capital loss, this carryforward has been fully provided for in the valuation allowance. Due to the Company's change in ownership resulting from its Plan of Reorganization (Note 2) the annual aggregate utilization of the net operating loss carryforward and the capital loss tax carryforward will be limited to approximately $6.0 million annually.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes. Significant components of the Company's noncurrent and current deferred taxes as of December 31, 1993 are as follows (in thousands):








      Net noncurrent deferred tax liabilities:
        Excess tax depreciation                                           $ 19,184
        Intangible assets                                                   14,643
        Fair value of assets in excess of book value                         5,340
        Tax Credit carryforwards                                            (3,468)
        Noncurrent portion of reserve for self-insured claims               (3,583)
        Noncurrent portion of valuation allowance for deferred tax assets      341
        Other, net                                                          (2,494)
                                                                          --------
        Total net noncurrent deferred tax liabilities                       29,963
                                                                          --------
      Net current deferred tax assets:
        Current portion of reserve for self-insured claims                   7,881
        Current portion of net operating loss carryforwards                  1,885
        Allowance for possible collection losses                             2,379
        Current portion of valuation allowance for deferred tax assets        (659)
        Other, net                                                           1,744
                                                                          --------
        Total net current deferred tax assets                               13,230
                                                                          --------
      Net deferred tax liabilities                                        $ 16,733
                                                                          ========


            For 1991, the Company did not provide for any deferred income taxes on timing differences in the recognition of revenues and expenses for tax and financial statement purposes, due to the absence of taxable income after consideration of net operating loss carryforwards.

          For 1993, 1992, and 1991, effective rates that differed from the U.S. federal statutory rates were used in recording federal tax expense. The primary reasons for these differences are as follows. For 1993, the Company recorded additional income tax expense to reflect the cumulative effect on the net deferred income tax liability of tax rate increases, as required by SFAS No. 109, primarily as a result of the enactment in August 1993 of Omnibus Budget Reconciliation Act. Also in 1993, the Company recorded additional income tax expense to eliminate a federal income tax receivable from prior years which was determined to be unrealizable. In 1993, 1992 and 1991, a difference in rates was created as a result of the nondeductibility of amortization of intangible assets. These intangible assets were created at the time of Group's formation in 1986 and were also generated by the excess reorganization value resulting from the Plan of Reorganization for 1992. The following table summarizes the differences between the statuary federal income tax rate and the effective tax rate provided in the Consolidated Statements of Operations.

                                                             Years ended December 31
                                                              1993    1992   1991

      Statutory rate (credit)                                 35.0%  34.0% (34.0)%
      Increase (decrease) in rate due to:
        Amortization of non-deductible acquisition costs       5.2    6.3    3.1
        Effect of revaluation of intangible assets             ---    ---   26.5
        Loss not utilized in current year                      ---    ---    3.5
        Cumulative effect of tax rate increases                9.8    ---    ---
        Elimination of prior year federal income
           tax receivable                                      8.2    ---    ---
        Other, net                                            (3.2)  1.6     0.9
                                                              -----  ----- ------
                                                              55.0%  41.9%   ---%
                                                              =====  ===== ======

          Federal income taxes currently payable are remitted to Group in the form of dividends from Transit and Contract Services based upon the separate liability of each segment, but limited to the consolidated liability. The benefit of consolidation, if any, upon the current liability is shared ratably between Transit and Contract Services.

     Note 10- Pension Plans and Other Post-retirement Benefits

     Pension Plans

          Transit sponsors a noncontributory defined benefit pension plan that covers full-time Transit employees. Benefits are based on years of service and compensation during the five highest consecutive years of earnings before retirement. The Company's policy is to fund actuarially determined amounts adequate to meet future benefit payment requirements.

          At December 31, 1993, plan assets consisted of U.S.
     government and corporate bonds, listed stocks, and cash equivalents.

          Net pension cost for the Company's defined benefit pension plan included the following components:

                                                        1993      1992       1991
                                                               (In thousands)

      Service cost-benefits earned during the year      $  583    $  503     $  608
      Interest cost on projected benefit obligation      1,467     1,355      1,363
      Actual return on plan assets                      (1,521)   (1,396)    (3,107)
      Net amortization and deferral                       (519)     (565)     1,237
      Lump-sum settlement                                  ---       ---         82
                                                        ------    ------     ------
                                                        $    10   $  (103)   $  183
                                                        =======   =======    ======

           The funded status and amount recognized in the Consolidated Balance Sheets at December 31, 1993 and 1992 were as follows (in thousands):

                                                              1993        1992
      Actuarial present value of benefit obligation:
        Accumulated benefit obligation (including
          vested benefits of $17,708 in 1993 and
          $14,793 in 1992)                                 $(18,150)    $(15,154)
           Effect of projected future compensation
                increases                                    (2,533)      (2,159)
                                                           --------     --------
      Projected benefit obligation for service rendered
        through December 31                                 (20,683)     (17,313)
      Plan assets at fair value                              20,553       19,912
                                                           --------     --------
      Plan assets in excess of (less than)
        projected benefit obligation                           (130)       2,599
      Unrecognized net loss                                   2,887          208
      Unrecognized net assets at December 31                 (1,360)      (1,632)
      Unrecognized prior service cost (reduction)              (306)        (295)
                                                           --------     --------






      Prepaid pension cost                                 $  1,091     $    880
                                                           ========     ========


          The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 8.5% at December 31, 1993 and 1992, respectively. The rate of future compensation increases used was 5% and 6% at December 31, 1993 and 1992, respectively. The weighted average expected long-term rate of return on plan assets in 1993, 1992, and 1991 was 9.0%.

          Contract Services sponsors a defined contribution profit sharing plan covering substantially all full-time employees. Contributions to this plan are made by Contract Services based upon a discretionary contribution formula. Contract Services expensed $170,000 and $350,000 in connection with this plan in 1993 and 1992, respectively. No amount was expensed in 1991.

     Other Postretirement Benefit Plans

          Effective April 1, 1992, the Company adopted SFAS 106. In accordance with SOP 90-7, the cumulative effect of the accounting change was recognized as a $3.0 million reduction in shareholders' investment ($.24 per share). In prior years, the Company had recognized the expense related to these benefits as they were paid. As the effect on net income of adopting SFAS 106 was not significant, postretirement benefit cost for prior periods has not been restated.

          The Company's contributory defined benefit postretirement plans make available health and life insurance benefits to the majority of the Company's retirees and their eligible dependents.

     The postretirement plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles and co-insurance. Eligibility for these benefits is based upon retirement from the Company as well as those retirees having met certain age and vesting service requirements.

          The Company provides contributions to the plan as necessary to fund the plan's current benefits and expenses.

          Net postretirement benefit expense for the Company included the following components for the year ended December 31, 1993 and the nine months ended December 31, 1992 (in thousands):

                                                                 1993        1992
      Service cost-benefits earned
        during the year                                         $ 190       $ 110
      Interest cost on accumulated post-
        retirement benefit obligation                             437         305
      Amortization of Loss                                         33         ---
      Amortization of Prior Service Cost                          (10)        ---
                                                                -----       -----
      Net periodic postretirement benefit cost                  $ 650       $ 415
                                                                =====       =====


           The funded status and amounts recognized in the Consolidated Balance Sheets for the Company's defined benefit postretirement plans at December 31, 1993 and 1992, were as follows (in thousands):


      Accumulated postretirement benefit obligation:              1993       1992
                                                               -------    -------
           Retirees                                            $ 4,183    $ 3,773
           Fully eligible active plan participants                 635        346
           Other active plan participants                        1,416        829
                                                               -------    -------
                                                                 6,234      4,948
      Unrecognized net loss                                       (613)       ---
      Plan assets at fair value                                    ---        ---
      Accumulated postretirement benefit obligation
           in excess of plan assets                            $ 5,621    $ 4,948
                                                               =======    =======

           For measurement purposes, the weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1993 and 8.5% in 1992. The Company's health care cost trend rate is 11% for 1994 and is assumed to gradually decrease to approximately 8% by the year 2000 and remain approximately at that level thereafter. If these trend rates were to be increased by one percent each year, the December 31, 1993, accumulated postretirement benefit obligation would increase by $1.1 million and the aggregate of the service and interest cost components of 1993 annual expenses would increase by $166,000.


     Note 11- Commitments and Contingencies

          During 1993, the Company agreed to a settlement of two class action lawsuits which had been filed against it in 1986 and 1989 on behalf of the shareholders of Old Mayflower. The complaints had alleged that the directors of Old Mayflower had breached their fiduciary obligation by entering into the Merger, discussed in Note 2. The Company and other defendants in these suits believe the plaintiffs' claims to be without merit. Because of the costs associated with defending these actions, however, the Company agreed to settle the two lawsuits. The settlement is subject to approval by the courts. The maximum amount of the settlement will be $1.5 million, net of approximately $600,000 contributed by the Company's insurance carrier. The Company will pay approximately $100,000 in cash, and the remainder, not to exceed $1.4 million, in the form of unsecured subordinated notes which mature in ten years.

          Contract Services and Transit become involved from time to time in various actions that are incidental to the ordinary course of their businesses, including property damage and personal injury claims. Management believes that the disposition of these matters will not have a material adverse effect on the financial position of the Company.

          The Company has guaranteed aggregate rental and certain residual values under various leasing arrangements entered into by the Company's subsidiaries. It also has guaranteed the collection of certain installment notes receivable, which were sold by Transit's equipment sales and financing subsidiary. The contingent liability resulting from these guarantees totaled approximately $44.9 million at December 31, 1993. The Company has a right to property and equipment which serves as collateral against these contingent obligations that, the Company believes, would substantially offset any potential obligation.

          The Company's operating subsidiaries lease certain transportation equipment and warehouse facilities, as well as data processing and other office equipment. Generally, these leases require the Company's operating subsidiaries to pay maintenance and insurance costs. There are no significant capital leases. Total rent expense was $25.8 million, $23.9 million, and $22.7 million for 1993, 1992, and 1991, respectively. Future minimum lease payments on noncancellable operating leases are as follows (in thousands):


                       1994              $   22,076
                       1995                  18,562
                       1996                  14,088
                       1997                   5,961

                       1998                   2,074
                       Thereafter             1,753
                                         ----------
                                         $   64,514
                                         ==========

          At December 31, 1993, the Company has committed to approximately $19.4 million in capital purchases during 1994. This includes $15.0 million, or 159 units, for school and transit buses by Contract Services and $4.4 million for 175 trailers by Transit.

      Note 12- Segments of Business


                                            Contract
                                            Services              Transit     Corporate    Consolidated
      (In thousands)
      ----------------------------------------------------------------------------------------------
      Year ended December 31, 1993
      Operating revenues                    $ 235,918           $ 441,575                  $ 677,493
                                            =========           =========                  =========
      Operating profit (loss)               $   7,471(Note 4)   $   5,738     $  (1,089)   $  12,120
                                            =========           =========     =========
      Net interest expense                                                                    (6,736)
      Miscellaneous, net                                                                          32
                                                                                           ---------
      Income before federal income
        taxes and extraordinary items                                                          5,416
                                                                                           =========
      Depreciation and amortization         $  15,437           $   8,260     $     ---    $  23,697
                                            =========           =========     =========    =========
      Capital expenditures                  $  22,539           $   7,657     $     ---    $  30,196
                                            =========           =========     =========    =========
      Identifiable assets at December 31    $ 159,249           $ 161,369     $  2 ,059    $ 322,677
                                            =========           =========     =========    =========
      Year ended December 31, 1992
      Operating revenues                    $ 209,411           $ 426,444                  $ 635,855
                                            =========           =========                  =========
      Operating profit (loss)               $  10,840           $  13,208     $ (1,142)       22,906
                                            =========           =========     =========
      Net interest expense                                                                    (9,661)
      Miscellaneous, net                                                                         234
                                                                                           ---------
      Income before federal income
        taxes and extraordinary items                                                      $  13,479
                                                                                           =========
       Depreciation and amortization        $  14,945           $   7,267     $      73    $  22,285
                                            =========           =========     =========    =========






      Capital expenditures                  $   6,295           $   2,865     $     ---    $   9,160
                                            =========           =========     =========    =========
      Identifiable assets at December 31    $ 136,551           $ 164,180     $   2,020    $ 302,751
                                            =========           =========     =========    =========

      Year ended December 31, 1991
      Operating revenues                    $ 193,442           $ 405,600                  $ 599,042
                                            =========           =========                  =========
      Operating profit (loss) (Note 6)      $   4,829           $ (58,221)    $ (3,774)    $ (57,166)
                                            =========           =========     =========
      Net interest expense and purchase
        fee on receivables sold                                                              (31,306)
      Miscellaneous, net                                                                        (161)
                                                                                           ---------
      Income (loss) before federal income
        taxes and extraordinary items                                                      $ (88,633)
                                                                                           =========
      Depreciation and amortization         $  12,236           $   8,411     $   1,008    $  21,655
                                            =========           =========     =========    =========
      Capital expenditures                  $  26,183           $   1,359     $     ---    $  27,542
                                            =========           =========     =========    =========
      Identifiable assets at December 31    $ 139,203           $ 160,903     $  (1,161)   $ 298,945
                                            =========           =========     =========    =========

          Contract Services engages in passenger transportation service businesses, primarily contract public school busing and, to a lesser extent, municipal transit and paratransit contracting. Transit primarily operates as a common carrier and a contract carrier under ICC authority, engaging in the shipment and storage of household goods, electronic, trade show, and other commercial products for individual and corporate customers.
     Other operations sell and finance transportation equipment to Transit's agents and owner-operators, and sell and underwrite commercial lines of insurance coverage.

          Operating profit represents operating revenue less operating expenses. In computing operating profit, interest expense, purchase fee on receivables sold, gains on the sale of property and equipment (other than sales of new and used buses) and federal income taxes have not been included.

          Corporate assets primarily include deferred debt costs, prepaid federal income taxes and cash.

          Both Contract Services and Transit operate throughout the United States with no significant geographic emphasis. No single customer accounts for 10% or more of the consolidated operating revenues, and export sales to foreign unaffiliated customers are immaterial to consolidated operating revenues.

     Note 13- Related Party Transactions

          Four directors of the Company, prior to its reorganization, were associated with firms that are shareholders of the Company and which provided financial services in relation to the Merger and Plan of Reorganization. The Company incurred fees of $871,000 during 1991 related to services provided by those firms.

     No fees were incurred in 1993 and 1992.

      Selected Financial Data
      (Dollars in thousands except per share data)

      December 31                         1993        1992        1991        1990        1989
      ---------------------------------------------------------------------------------------------
      Operating revenues                  $677,493    $635,855    $599,042    $633,985    $639,309

      Net income (loss) Notes 2, 4 and 5)    1,886     100,976     (88,633)     (9,988)     (1,798)

      Total assets                         322,677     302,751     298,945     328,424     353,244

      Long-term obligations
        (Notes 2 and 6)                     95,407      79,149     234,529     201,470     212,970

      Per share data (Notes 1b and 3):

        Earnings Per Share                $    .15

        Pro forma Earnings Per Share                  $    .66    $    .12         N/A         N/A


      Quarterly Financial Data (Unaudited)
      (In thousands except per share data)

      Quarters ended                          March 31      June 30      Sept. 30      Dec. 31
      ---------------------------------------------------------------------------------------------
                                                                                       (Note 4)
      1993
      Operating revenues                      $152,971      $168,609     $180,772      $175,141
                                              ========      ========     ========      ========
      Operating profit                        $  3,276      $  6,617     $  1,800      $    427
                                              ========      ========     ========      ========
      Income before extraordinary loss        $    925      $  3,348     $   (379)     $ (1,459)






                                              ========      ========     ========      ========
      Net income                              $    925      $  2,799     $   (379)     $ (1,459)
                                              ========      ========     ========      ========

      Earnings per share:

        Before extraordinary loss             $    .07      $    .26     $   (.03)     $   (.11)

        Extraordinary loss                         ---          (.04)         ---           ---
                                              --------      --------     --------      --------
        Net income                            $    .07      $    .22     $   (.03)     $   (.11)
                                              ========      ========     ========      ========

      Weighted avg. shares outstanding          12,708        12,713       12,741        12,761


      1992 Pro Forma (Note 3)

        Operating revenues                    $144,975      $155,264     $172,634      $162,982
                                              ========      ========     ========      ========
        Operating profit                      $  4,880      $  6,383     $  1,102      $  8,701
                                              ========      ========     ========      ========
        Net income (loss)                     $  1,604      $  2,826     $   (347)     $  4,253
                                              ========      ========     ========      ========
        Earnings (loss) per share             $    .13      $    .22     $   (.03)     $    .34
                                              ========      ========     ========      ========
        Weighted avg. shares outstanding        12,646        12,646       12,646        12,646

      Beginning in the fourth quarter of 1993, operating revenues associated with installment sales of certain transportation equipment by a subsidiary of Transit have been recorded net of the related cost of goods sold as an operating expense. The related gain on the sale is being recognized on the installment basis.
      Quarterly financial data for 1993 and 1992 have been restated to conform with this presentation. Operating revenues, compared to those previously reported, have been reduced by $4,956,000, $14,373,000, and
      $5,448,000 in the first, second, and third quarters, respectively, of 1993 as a result of this restatement.
      Operating revenues have been reduced by $2,245,000, $7,918,000, $4,553,000, and $4,113,000 for the first, second, third, and fourth quarters, respectively, for 1992.


     Item 9.  Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure.

           Commencing with fiscal year 1993, Coopers & Lybrand replaced
     Ernst & Young as the Company's independent public accountant. This change was made after management and the Audit Committee reviewed bids for performing such service received from four public accounting firms, including Ernst & Young. Based on the review of the competing bids, management and the Audit Committee believed that Coopers & Lybrand would provide the services required by the Company at a lower cost. The appointment of Coopers & Lybrand to examine the financial statements of the Company for fiscal year 1993 was ratified by the shareholders of the Company at the Company's 1993 Annual Meeting of Shareholders.

          During fiscal years 1993, 1992 and 1991, the audit reports issued with respect to the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, or a qualification as to uncertainty, audit scope, or accounting principles. During 1992 and 1991, the two fiscal years immediately preceding the replacement of Ernst & Young as the Company's independent accountant, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement, disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report.

                                        PART III


     Item 10.  Directors and Executive Officers of the Registrant.

     Directors

           The required information regarding Directors of the Registrant is contained in the definitive Proxy Statement of the Registrant, dated March 31, 1994 under the caption "Election of Directors" and is incorporated herein by reference.

     Executive Officers

           For information regarding the executive officers of the Registrant, see Part I, Item 1 of this report.

     Compliance with Section 16(a) of the Exchange Act

           The required information is contained in the definitive Proxy Statement of the Registrant, dated March 31, 1994, under the caption "Section 16(a) Reporting" and is incorporated herein by reference.


     Item 11.  Executive Compensation.

           This information is contained in the definitive Proxy
     Statement of the Registrant, dated March 31, 1994, under the caption "Management Compensation" and is incorporated herein by reference.

     Item 12.  Security Ownership of Certain Beneficial Owners and
     Management.

           This information is contained in the definitive Proxy
     Statement of the Registrant, dated March 31, 1994, under the caption "Principal Holders of Shares" and is incorporated herein by reference.

     Item 13.  Certain Relationships and Related Transactions.

           This information is contained in the definitive Proxy
     Statement of the Registrant, dated March 31, 1994, under the caption "Certain Relationships and Related Transactions" and is incorporated herein by reference.

                                         PART IV

     Item 14. Exhibits, Financial Statement Schedules and Reports on
                 Form 8-K.


                                                                 Page
     in
     (a)(1) Financial Statements:                            this
     Filing

           The following financial statements are filed as a part of this report:

           Report of Independent Auditors                         25

           Consolidated Statements of Operations for the
             Years Ended December 31, 1991, 1992 and 1993         26

           Consolidated Balance Sheets as of December 31,
             1992 and 1993                                        27

           Consolidated Statements of Shareholders'
             Investment for the Years Ended
             December 31, 1991, 1992 and 1993                      29

           Consolidated Statements of Cash Flows for the
             Years Ended December 31, 1991, 1992 and 1993          30

           Notes to Consolidated Financial Statements              31


     (a)(2) Financial Statement Schedules:

           The following supplemental schedules for 1991, 1992 and
     1993
     are filed as a part of this report:

           Schedule V - Property, Plant and Equipment              S-1

           Schedule VI - Accumulated Depreciation and
                 Amortization of Property, Plant and
                  Equipment                                        S-2

           Schedule VIII - Valuation and Qualifying Accounts       S-3

           Schedule IX - Short-Term Borrowings                     S-4

           Schedule X - Supplemental Income Statement
                 Information                                       S-5

           All other schedules for which provision is made in the applicable accounting regulation of the Commission have been omitted as the schedules are not required under the related instructions, or are inapplicable, or the information required thereby is set forth in the financial statements or the notes thereto.

     (a)(3) Exhibits

           The following exhibits are filed as a part of this Annual Report on Form 10-K, including certain exhibits that were previously filed as exhibits to reports or filings made pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference:

      Exhibit                                                                                       Page in
      Number      Exhibit                                                        Filed With         this Filing

       2.1        Plan of Reorganization, as supplemented,                       Form 10               N/A
                  filed by the Registrant in its Chapter 11
                  case (Case No. 92-00846-RWV-11) in the
                  United States Bankruptcy Court for the
                  Southern District of Indiana, Indianapolis
                  Division) which was confirmed on March 12,
                  1992 and became effective on March 24, 1992

       3.1        Amended and Restated Articles of Incorporation                 Form 10               N/A
                  of the Registrant

       3.2        Amended and Restated By-Laws of the Registrant                 1993 Form 10-K        E-1

       4.1        New Shareholders Agreement dated as of March 12,               Form 10               N/A
                  1992 among Michael L. Smith, Morgan Lewis Githens
                  & Ahn and certain institutional shareholders

       4.2        Registration Rights Agreement dated as of March 12,            Form 10               N/A
                  1992 among the Registrant and the Unofficial
                  Committee of Holders of Debentures of the Registrant

      10.01*      Employment Agreement dated December 20, 1991                   Form 10               N/A
                  between Michael L. Smith and Contract Services

      10.02*      Form of Termination Benefits Agreement dated                   Form 10               N/A
                  as of December 20, 1991, among either Transit
                  or Contract Services and Patrick F. Carr,
                  Robert H. Irvin, Donald K. Sears, Dennis C.
                  Norman and Kyle E. Martin

      10.03       Tax Sharing Agreement dated as of July 31, 1991                Form 10               N/A
                  among the Registrant, Transit and Contract Services

      10.04*      Mayflower Group, Inc. 1992 Stock Option Plan                   1992 Form 10-K        N/A






      10.05*      Mayflower Group, Inc. 1992 Director Stock                      1992 Form 10-K        N/A
                  Option Plan 1992

      10.06*      Mayflower Group, Inc. 1993 Restricted Stock Plan               1993 Form 10-K        E-14

      10.07*      Mayflower Contract Services, Inc.                              1993 Form 10-K        E-18
                  Executive Retirement Plan, as amended

      11          Calculation of earnings per share                              1993 Form 10-K        E-33

      21          Subsidiaries of the Registrant                                 1993 Form 10-K        E-34

      23          Consent of Coopers & Lybrand                                   1993 Form 10-K        E-35

      _____________________________

      * Represents a contract, plan or arrangement pursuant to which compensation or benefits are provided to certain Executive Officers or Directors of the Registrant.

     (b) Reports on Form 8-K:

           The Registrant filed no reports on Form 8-K in the fourth quarter of 1993.

                                       SIGNATURES

           Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   MAYFLOWER GROUP, INC.


                                   By:   /s/ Michael L. Smith
                                         Michael L. Smith, Chairman,
                                          President and Chief
                                          Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated this 30th day of March, 1994.

         Signature                             Title

     1.  Principal Executive Officer
           /s/ Michael L. Smith          Chairman, President, Chief
                                         Executive Officer and
     Director

     2.  Principal Financial Officer

      /s/ Patrick F. Carr                 Senior Vice President, Chief
                                               Financial Officer and
                                               Treasurer

     3.  Principal Accounting Officer

         /s/ Ronald W. Martin                Vice President and Chief
                                             Accounting Officer

     4.  Non-employee Directors

         /s/ Roderick M. Hills                 Director

         /s/ Perry J. Lewis                    Director

         /s/ Lary R. Scott                     Director

         /s/ Sheldon M. Stone                  Director

                                                  MAYFLOWER GROUP, INC.
                                       SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT

      ---------------------------------------------------------------------------------------------
                  Column A             Column B     Column C    Column D     Column E   Column F
                  --------             --------     --------    --------     --------   --------
                                       Balance at                                       Balance at
                                       Beginning    Additions                           End of
                  Classification       of Period    at Cost     Retirements  Other (A)  Period
      ---------------------------------------------------------------------------------------------
                                                         (In thousands)

      Year Ended December 31, 1993
      ----------------------------
      Land                             $  2,155     $     20    $    ---     $    ---   $  2,175
      Buildings and Improvements         15,675          649          51          ---     16,273
      Revenue Equipment                 102,020       27,239       2,738       (8,960)   117,561
      Other Operating Equipment
      and Improvements                    6,966        2,288         329          147      9,072
                                       --------     --------    --------     --------   --------
                                       $126,816     $ 30,196    $  3,118     $ (8,813)  $145,081
                                       ========     ========    ========     ========   ========


      Year Ended December 31, 1992
      ----------------------------
      Land                             $  2,155     $    ---    $    ---     $    ---   $  2,155
      Buildings and Improvements         23,553          556          84       (8,350)    15,675
      Revenue Equipment                 128,179        7,400       1,671      (31,888)   102,020
      Other Operating Equipment
      and Improvements                   18,006        1,204         397      (11,847)     6,966
                                       --------     --------    --------     --------   --------
                                       $171,893     $  9,160    $  2,152     $(52,085)  $126,816
                                       ========     ========    ========     ========   ========






      Year Ended December 31, 1991
      ----------------------------
      Land                             $  2,189     $    ---    $     34     $    ---   $  2,155
      Buildings and Improvements         23,660        1,103       1,448          238     23,553
      Revenue Equipment                 105,475       24,964       6,770        4,510    128,179
      Other Operating Equipment
      and Improvements                   16,720        1,475         999          810     18,006
                                       --------     --------    --------     --------   --------
                                       $148,044     $ 27,542    $  9,251     $  5,558   $171,893
                                       ========     ========    ========     ========   ========

      (A)   Amounts for 1993 represent the write-off of fully depreciated valuation accounts, which had been established in 1986 at the date of purchase of Old Mayflower in accordance with purchase accounting requirements (see Note 2 to Consolidated Financial Statements for a discussion of the Merger).
            Amounts for 1992 principally represent the elimination of accumulated depreciation against the related asset balances as the result of a Corporate Reorganization which asset balances were adjusted to reflect their estimated reorganization value, offset by approximately $10 million adjustments related to the Registrant's adoption of SFAS 109 (See Note 2 to Consolidated Financial Statements for a
            discussion of the Corporate Reorganization and Note 9 to Consolidated Financial Statements for
            discussion of the Registrant's adoption of SFAS 109).  Amounts for 1991 principally represents adjustments as the result of retired units the asset valuation accounts established in 1986.


                                                  MAYFLOWER GROUP, INC.
                                       SCHEDULE VI - ACCUMULATED DEPRECIATION AND
                                      AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

      ---------------------------------------------------------------------------------------------
                  Column A             Column B     Column C    Column D     Column E   Column F
                  --------             --------     --------    --------     --------   --------
                                                    Additions
                                       Balance      Charged to                          Balance at
                                       Beginning    Operating                           the End of
                  Classification       of Period    Expenses    Retirement   Other (A)  Period
      ---------------------------------------------------------------------------------------------
                                                         (In thousands)

      Year Ended December 31, 1993
      ----------------------------
      Buildings and Improvements       $  1,142     $  1,540    $     21     $    ---   $  2,661
      Revenue Equipment                  19,662       14,616       1,116       (8,913)    24,249
      Other Operating Equipment
      and Improvements                    1,563        2,047         186          ---      3,424
                                       --------     --------    --------     --------   --------
                                       $ 22,367     $ 18,203    $  1,323     $ (8,913)  $ 30,334
                                       ========     ========    ========     ========   ========


      Year Ended December 31, 1992
      ----------------------------
      Buildings and Improvements       $  8,022     $  1,531    $     60     $ (8,351)  $  1,142
      Revenue Equipment                  50,843       12,510         513      (43,178)    19,662
      Other Operating Equipment
      and Improvements                   11,568        2,134         344      (11,795)     1,563
                                       --------     --------    --------     --------   --------
                                       $ 70,433     $ 16,175    $    917     $(63,324)  $ 22,367
                                       ========     ========    ========     ========   ========






      Year Ended December 31, 1991
      ----------------------------
      Buildings and Improvements       $  6,861     $  1,566    $    643     $    238   $  8,022
      Revenue Equipment                  46,586       11,624       6,477         (890)    50,843
      Other Operating Equipment
      and Improvements                    9,451        2,298         931          750     11,568
                                       --------     --------    --------     --------   --------
                                       $ 62,898     $ 15,488    $  8,051     $     98   $ 70,433
                                       ========     ========    ========     ========   ========

      (A)   Amounts for 1993 represent the write-off of fully depreciated valuation accounts, which had been established in 1986 at the date of purchase of Old Mayflower in accordance with purchase accounting requirements (see Note 2 to Consolidated Financial Statements for a discussion of the Merger).
            Amounts for 1992 principally represent the elimination of accumulated depreciation against the related asset balances as the result of a Corporate Reorganization which asset balances were adjusted to reflect their estimated reorganization value. See Note 2 to Consolidated Financial Statements for a discussion of the Corporate Reorganization. Amounts for 1991 principally represents adjustments as the result of retired units to the asset valuation accounts established in 1986.







                                                  MAYFLOWER GROUP, INC.
                                    SCHEDULE VIII- VALUATION AND QUALIFYING ACCOUNTS
      ---------------------------------------------------------------------------------------------
                                                     (In thousands)


                 Column A              Column B        Column C       Column D       Column E
                 --------              --------        --------       --------       --------
                                                       Additions      Deductions
                                                       ---------      ----------
                                                                      For Purposes
                                       Balance at      Charged to     for which      Balance at
                                       Beginning       Cost and       Reserves       End of
                 Description           of Period       Expenses       were created   Period
      ---------------------------------------------------------------------------------------------

      Reserve for possible
      collection losses-
      ---------------------------

      Year ended
      December 31, 1993                $  6,178        $  5,920       ($ 5,924)      $  6,174
                                       ========        ========       ========       ========


      Year ended
      December 31, 1992                $  5,900        $  4,552       ($ 4,274)      $  6,178
                                       ========        ========       ========       ========


      Year ended
      December 31, 1991                $  5,577        $  5,755       ($ 5,432)      $  5,900
                                       ========        ========       ========       ========

                                                  MAYFLOWER GROUP, INC.
                                           SCHEDULE IX- SHORT-TERM BORROWINGS
      ---------------------------------------------------------------------------------------------
                                                     (In thousands)


      Column A                    Column B     Column C    Column D       Column E      Column F
      --------                    --------     --------    --------       --------      --------

                                                                          Average       Weighted
                                               Weighted    Maximum        Amount        Average
      Category of                              Average     Amount         Outstanding   Interest
      Aggregate                   Balance at   Interest    Outstanding    during the    during the
      Short-term                  End of       at End of   during the     Period        Period
      Borrowings (A)              Period       Period      Period         (B)           (C)
      ---------------------------------------------------------------------------------------------


      Year ended December 31,
      1993                        $    ---          ---    $  3,620       $  1,953          8.0%
                                  ========     ========    ========       ========      ========


      Year ended December 31,
      1992                        $  9,470         8.0%    $ 13,436       $  6,947          8.2%
                                  ========     ========    ========       ========      ========


      Year ended December 31,
      1991                        $ 11,020         8.5%    $ 19,550       $  6,030          9.8%
                                  ========     ========    ========       ========      ========

      (A)   All short-term borrowings were payable to banks.

      (B)   The average amount outstanding during the period was computed by dividing the total of daily outstanding principal balances by 360.

      (C)   The weighted average interest rate during the period was computed by dividing the actual interest expense by the average short-term debt outstanding.







                                                  MAYFLOWER GROUP, INC.
                                  SCHEDULE X- SUPPLEMENTAY INCOME STATEMENT INFORMATION



      The amouts of maintenance and repairs included in the Consolidated Statements of Operations are as follows:

                                                       Year Ended December 31,
                                               1993               1992              1991
                                                            (In thousands)
                                               -----------------------------------------

      Maintenance and Repairs                  $ 32,565           $ 29,060          $ 27,350
                                               ========           ========          ========


      Taxes other than payroll and income taxes, royalties, and advertising are not presented because they do not exceed one percent of consolidated revenues.  Depreciation and amortization is presented in Note 12 to the
      Consolidated Financial Statements.


                              Appendix J to
                              Mayflower Group, Inc.
                              Proxy Statement


                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549

                                     FORM 10 - Q


     (Mark One)
     [  X  ]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934

     For quarterly period ended         September 30, 1994

     OR

     [     ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from                  to

     Commission file number         0-20332

                               Mayflower Group, Inc.
             (Exact name of registrant as specified in its charter)

               Indiana                            35-1692925
     (State or other jurisdiction of         (I.R.S. Employer
                                             Identification No.)
     incorporation or organization)

               9998 North Michigan Road, Carmel, IN           46032
             (Address of principal executive offices)       (Zip Code)

                                  317-875-1463
                (Registrant's telephone number, including area code)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
      Yes      X         No



     Indicate by check mark whether the registrant has filed documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

      Yes      X         No



     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date. As of November 9, 1994, there were 12,661,671 outstanding shares of Mayflower Group, Inc. common stock.

                            PART I - FINANCIAL INFORMATION
                             ITEM 1 - FINANCIAL STATEMENTS

                                MAYFLOWER GROUP, INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                   Three months ended       Nine months ended
                                      September 30,            September 30,
                                   ------------------       -----------------
      (In thousands, except
        per share data)            1994        1993         1994        1993
                                   ----        ----         ----        ----
                                                  (Unaudited)
      Operating revenues:
          Contract Services    $    51,815 $    42,216  $   194,047 $   166,566
          Transit                  140,955     138,556      352,784     335,786
                               ----------- -----------  ----------- -----------
                                   192,770     180,772      546,831     502,352
      Operating expenses:
          Contract Services         58,899      48,792      189,665     161,004
          Transit                  133,708     130,026      345,607     329,076
          Corporate expenses           172         154          603         579
                               ----------- -----------  ----------- -----------
      Operating profit (loss)           (9)      1,800       10,956      11,693
      Other income (expense):
          Interest income              304         854          802       2,042
          Interest expense          (2,436)     (2,578)      (6,837)     (6,891)
          Other, net                   (59)        (65)        (123)       (244)
                               ----------- -----------  ----------- -----------
      Income (loss) before
          federal income taxes
           and extraordinary
           loss                     (2,200)         11        4,798       6,600
      Provision (credit) for
        federal income taxes          (818)        390        1,785       2,706
                               ----------- -----------  ----------- -----------
      Income (loss) before
        extraordinary loss          (1,382)       (379)       3,013       3,894
      Extraordinary loss on
        early retirement of
        debt                           ---         ---          ---        (549)
                               ----------- -----------  ----------- -----------
      Net income (loss)        $    (1,382)$      (379) $     3,013 $     3,345
                               =========== ===========  =========== ===========






      Weighted average
        shares outstanding          12,783      12,742       12,755      12,725

      Earnings (loss) per share:
        Income (loss) before
        extraordinary loss     $     (0.11)$     (0.03) $      0.24 $      0.30
        Extraordinary loss             ---         ---          ---       (0.04)
                               ----------- -----------  ----------- -----------
           Net income (loss)   $     (0.11)$     (0.03) $      0.24 $      0.26
                               =========== ===========  =========== ===========

      See notes to condensed consolidated financial statements.


                                    MAYFLOWER GROUP, INC.
                           CONDENSED CONSOLIDATED BALANCE SHEETS

                                           As of         As of
                                        September 30,  December 31,
      (Dollars in thousands)                1994          1993
                                        ------------   ------------
                                        (Unaudited)
      Assets :
      Current assets:
        Cash                             $     1,333   $     6,093
        Receivables:
            Trade receivables                 88,332        74,136
            Accrued unbilled
              accounts receivable             28,020        16,845
            Other                             14,846        15,814
            Less allowance for
              possible collection losses      (6,495)       (6,174)
                                         -----------   -----------
                      Total receivables      124,703       100,621
        Equipment and inventory
            held for resale                    6,489         8,911






        Deferred income taxes                 13,883        13,230
        Prepaid expenses and
          deposits                             8,617         8,147
                                         -----------   -----------
            Total current assets             155,025       137,002
      Property and equipment:
        Land                                   2,175         2,175
        Buildings and improvements            17,059        16,273
        Revenue equipment                    145,019       117,561
        Other operating equipment
          and improvements                    11,863         9,072
        Less accumulated
          depreciation                       (42,683)      (30,334)
                                         -----------   -----------
            Net property and
              equipment                      133,433       114,747
      Intangible assets                       50,469        53,372
      Other assets                            17,632        17,556
                                         -----------   -----------
                                         $   356,559   $   322,677
                                         ===========   ===========


      Liabilities and share-
        holders' investment:
      Current liabilities:
        Current maturities
          of long-term debt              $     4,706   $     2,276
        Short-term borrowings                  4,500           ---
        Trade accounts payable                45,589        39,141
        Accrued expenses
            and deposits:
            Liabilities on unbilled
                shipments                     14,748         9,026
            Reserve for self-
              insured claims                  25,427        28,940
            Salaries and with-
               holding taxes                  11,016         6,755
            Other                             11,313        11,667
                                         -----------   -----------






                Total current
                  liabilities                117,299        97,805
                                         -----------   -----------
      Noncurrent liabilities:
        Long-term debt,
            less current maturities          102,679        95,407
        Deferred income taxes                 28,914        29,963
        Reserve for self-
            insured claims, less
            current portion                   15,925        11,210
        Accrued post retirement
            benefits cost                      6,009         5,621

      Shareholders' investment:
        Common shares; no par
          value; 30,000,000
          authorized;  issued
          outstanding:  12,662,671
          in 1994 and 12,662,403
          in 1993                             73,914        73,865
            Retained earnings                 11,819         8,806
                                         -----------   -----------
                 Total shareholders'
                   investment                 85,733        82,671
                                         -----------   -----------
                                         $   356,559   $   322,677
                                         ===========   ===========

      See notes to condensed consolidated financial statements.


                                MAYFLOWER GROUP, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    Nine Months Ended September 30,
                                    -------------------------------
      (Dollars in thousands)            1994              1993






                                    ------------      -------------
                                             (Unaudited)
      Net cash provided by
        (used in):
          Operating activities      $    14,890       $     6,191
          Investing activities          (33,803)          (38,524)
          Financing activities           14,153            23,275
                                    -----------       -----------
                                         (4,760)           (9,058)
      Cash and cash
        equivalents-beginning
        of period                          6,093            9,449
                                    ------------      -----------
          Cash and cash
            equivalents-end
            of period               $     1,333       $       391
                                    ===========       ===========
      Operating activities:
          Net income                $     3,013       $     3,345
          Add items not
            affecting cash:
             Depreciation                14,866            13,412
             Amortization and
               other                      3,518             4,334
             Deferred income
               taxes                     (1,703)             (457)
             Extraordinary loss            ---               871
        Changes in certain
          working capital items:
             Receivables                (24,082)          (23,037)
             Equipment and
               inventory held
               for resale                 2,422           (4,430)
             Prepaid expenses
               and deposits                (423)               63
            Trade accounts
               payable                     6,447            2,371
            Reserve for self-
              insured claims               1,202            2,707






            Other accrued
              expenses and
              deposits                     9,630            7,012
                                     -----------      -----------
                Net cash provided
                 by operating
                 activities          $    14,890      $     6,191
                                     ===========      ===========

      Investing activities:
        Purchases of property
          and equipment              $   (34,544)      $   (27,011)
        Proceeds from disposals
          of property and equipment        1,962             1,799
        Purchase acquisition              (1,509)           (3,086)
        Decrease (increase) in other
          noncurrent assets and
          noncurrent liabilities             288           (10,226)
                                     -----------       -----------
               Net cash used in
                 investing
                 activities          $   (33,803)      $   (38,524)
                                     ===========       ===========

      Financing activities:
        Proceeds from
          long-term debt             $    11,480       $   103,238
        Payment of long-
          term debt                       (1,827)          (70,493)
        Net change in revolving
          credit agreements                4,500            (9,470)
                                     -----------       -----------
              Net cash provided
                by financing
                activities           $    14,153       $    23,275
                                     ===========       ===========

      See notes to condensed consolidated financial statements.


                             MAYFLOWER GROUP, INC.
                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     1.   BASIS OF PRESENTATION

          The unaudited condensed consolidated financial statements presented herein are prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles are condensed, incorporated by reference or omitted, as allowed by the rules and regulations. Management of the Company believes the interim financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the interim periods presented. Reference is made to the Notes to Consolidated Financial Statements included in the Company's 1993 Annual Report on Form 10-K for a summary of significant accounting policies and other information, the substance of which has not changed materially as of September 30, 1994, unless otherwise noted herein. Certain amounts within the 1993 Condensed Consolidated Financial Statements are reclassified to conform with the 1994 presentation.


     2.   OPERATING PROFIT

          Operating profit by segment is as follows (dollars in thousands):

                                    Three months ended     Nine months ended
                                       September 30,              September 30,
                                    1994          1993     1994          1993
                                   --------------------   -------------------
            Contract Services     $(7,084)     $(6,576)   $ 4,382      $ 5,562
            Transit                 7,247        8,530      7,177        6,710
            Corporate Expenses       (172)        (154)      (603)        (579)
                                  -------      -------    -------      -------
                                  $    (9)     $ 1,800    $10,956      $11,693
                                  =======      =======    =======      =======

      3.   COMMITMENTS AND CONTINGENCIES

          Contract Services and Transit are involved from time to time in various actions that are incidental to the ordinary course of their businesses, including property damage and personal injury claims. Management believes that the disposition of these matters will not have a material adverse effect on the financial position of the Company.

     4.   PROVISION FOR FEDERAL INCOME TAXES

          In accordance with SFAS No. 109 ("Accounting for Income Taxes"), the Company recorded an additional federal income tax provision of $405,000 during the three month period ended September 30, 1993 to reflect the impact the higher federal income tax rate had on its net deferred federal income tax liability.


     5.   EXTRAORDINARY LOSS

          In May 1993, the Company refinanced its primary debt facilities. This refinancing resulted in the write-off of $549,000 of deferred debt costs, net of tax, which has been accounted for as an extraordinary loss.


     6.   AMENDMENT TO ARTICLES OF INCORPORATION

          At the Company's annual meeting of shareholders in April 1994, upon the recommendation of the Board of Directors, the shareholders of the Company amended the Corporation's Articles of Incorporation (Articles). The amendment: (1) eliminated the prohibition on the issuance of classes of capital stock without voting rights, (2) authorized a separate and single class of 5,000,000 shares of preferred stock issuable in series, and (3) granted the Board of Directors the authority to determine and state the designations and relative preferences, limitations, voting rights, if any, and other rights of each such series by filing an amendment to the Articles. All shares of preferred stock of the same series must be identical with each other in all respects. As of the date of the filing of this Form 10-Q, no preferred stock has been issued.


     7.   STOCK PLANS

          1994 Restricted Stock Plan - At the Company's annual meeting of shareholders in April 1994, the shareholders of the Company also approved the Board of Directors' (Board) decision to establish the 1994 Restricted Stock Plan (Plan). The Plan authorizes the Company to issue 500,000 shares of restricted common stock, no par value, to officers and other key employees of the Company and its subsidiaries. The Compensation Committee (Committee) of the Board will determine the individuals to whom shares will be granted and will determine the terms of the grants, including the number of shares to be awarded, the required holding period before restrictions on transferability lapse, and other restrictions the Committee deems advisable. Grantees of shares under the Plan shall be entitled to exercise full voting rights and receive all dividends and other distributions paid with respect to those shares. As of the date of the filing of this Form 10-Q, no shares have been granted under the Plan.

          Stock Option Plans - At the Company's annual meeting of shareholders in April 1994, the shareholders of the Company also approved an amendment to one of the Company's stock option plans. The amendment increases the number of shares of common stock issuable under the option plans to 560,000 shares. Concurrent with this approval, the Committee granted to directors of the Company and certain officers and key employees of the Company and its subsidiaries options to acquire 152,000 shares of common stock at an exercise price of $8.625 per share.


     8.   AMENDED FINANCING AGREEMENTS

          In June 1994, the Company amended the financing agreement used by Contract Services to finance the acquisition of new school buses. The amended financing agreement, which now extends through December 1995, provides an additional $15 million borrowing capacity and slightly reduced interest rates. In September 1994, the Company amended its revolving credit facility. The amended facility provides an additional $5 million borrowing capacity through November 1994 and slightly reduced interest rates.


     9.   INVESTMENT BANKING FIRM RETAINED

          The Company's Board of Directors has retained an investment banking firm to explore alternatives to enhance shareholder value. These alternatives may include the possibility of a sale, a spin-off to shareholders of one or both of the Company's principal subsidiaries, or a combination with one or more businesses complementary to the Company's existing operations.
     No decision has been made as to whether, when, or in what form a transaction will take place.


     ITEM 2.  MANAGEMENT'S DISCUSSION AND
       ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THREE MONTHS ENDED SEPTEMBER 30, 1994, COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1993

          Operating revenues for the third quarter ended September 30, 1994, were $192.8 million, an increase of 6.6% over last year. Net loss for the three months ended September 30, 1994, was $1.4 million, or $.11 per share, compared to a loss of $379,000, or $.03 per share, for the same period in 1993. Operating results for the 1994 third quarter were at break-even compared to a profit of $1.8 million in 1993.

     Contract Services

          Contract Services' operating revenues for the three months ended September 30, 1994, were $51.8 million versus $42.2 million for the same period in 1993, an increase of 22.7%. Public

     Transportation revenues increased $6.1 million, or 34%, to $24.1 million primarily due to continued expansion of this business. School transportation revenues increased $3.5 million, or 14.3%, to $27.7 million principally as a result of new contracts and price increases on existing contracts.

          Operating loss for the three months ended September 30, 1994, was $7.1 million, an increase of $500,000 from the same period in 1993. Due to the seasonal nature of the School Transportation division revenues, operating losses are normally experienced in the third quarter. School Transportation division operating margin for the third quarter of 1994 was a loss of $4.7 million, flat in comparison to the same period in 1993. Public Transportation division gross margin decreased approximately $600,000 from the 1993 level to $320,000 in 1994. General and administrative expenses were $160,000 less than 1993, offsetting some of this decline.

          Net growth produced operating margin increases of approximately $200,000 for the Public Transportation division. However, higher wage and related costs as well as unanticipated costs on a new contract more than offset profits from this growth.

          Higher vehicle repairs and maintenance costs and an increase in the provision for self-insured claims offset School
     Transportation division profits from net new business.

     Transit

          Transit's operating revenues for the three months ended September 30, 1994, increased $2.4 million, or 1.7%, to $141 million. Operating profits for the 1994 third quarter were $7.2 million, a decline of $1.3 million from the same period in 1993. Both of Transit's key operating divisions, Household Goods and Special Transportation Services, as well as the Company's insurance operations, posted declines in operating gross margins for the third quarter. Partially offsetting these declines were reduced general and administrative expenses.

          Household Goods' revenues for the third quarter of 1994 were $103.2 million compared to $103.6 million in 1993. Revenues from Transit's Moving and Storage business, a component of the Household Goods division, increased $2.8 million to $13.6 million primarily due to business growth in the East and Southeast sectors, the start-up of a new agency in Los Angeles, and the acquisition of an agency located in Philadelphia. However, revenue from other Household Goods business declined to $89.6 million, a decrease of $3.3 million, or 3.6%, from the 1993 third quarter. The $3.3 million decline in other Household Goods revenues is primarily due to a drop of 9.5% in shipments, offset somewhat by a 6.5% improvement in average per shipment revenue. Shortages in our hauling fleets as well as an industry wide decline in 1994 of military and government business resulted in
     an overall reduction in the number of shipments.   The
     improvement in the average revenue earned per shipment is due to both a 6% general tariff increase effective March 28, 1994, and the shift from smaller government and military shipments to larger C.O.D. and corporate account shipments.

          Third quarter 1994 operating revenues for the Special Transportation Services (STS) division were $33.2 million compared to $31.1 million in 1993. STS's Electronics and Trade Show business contributed $1.1 million of the increased revenue, principally due to an increase of 5.3% in the average price per shipment. International business, a component of the STS division, and other revenues also increased during the third quarter of 1994.

          Operating profits for the third quarter ended September 30, 1994, were $7.2 million, or $1.3 million less than the prior year
     period.   While increased revenues in Moving & Storage operations
     produced operating gross margin increases of $450,000, lower shipment volume, as well as higher net cargo and delay claims, reduced total Household Goods' operating margin by approximately $1 million for the quarter. Transit's STS division operating
     margins were also lower for the quarter.   Higher hauling,
     salaries, and other operating costs reduced STS operating margin
     by $1.2 million.   Transit's insurance operations also
     experienced higher claims costs for the quarter, reducing operating profits by $300,000. General and administrative expenses during the third quarter decreased $1.0 million compared to the same period in 1993. Transit is continuing to experience favorable results from cost containment programs and organizational changes implemented in the latter part of 1993.

     Interest Income and Interest Expense

          Interest income for the three months ended September 30, 1994, was $304,000 compared to $850,000 for the same period in 1993. This decrease is primarily a result of a change in the financing arrangements for Transit's equipment sales and financing subsidiary. In December 1993, this subsidiary began selling installment notes receivable recorded from sales of equipment by this subsidiary to various financial institutions. Previously, these notes receivable were financed directly by the Company resulting in the recording of interest income. Beginning in 1994, the positive interest margin is recorded as a component of operating profit.

          Interest expense for the three months ended September 30, 1994, was $2.4 million, a decrease of $140,000 from the comparable period in 1993. The reduction in interest expense due to the change in financing arrangements of Transit's equipment sales and financing summary is partially offset by increased borrowings by Contract Services for new bus acquisitions in the latter part of 1993.

     NINE MONTHS ENDED SEPTEMBER 30, 1994, COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1993

          Operating revenues for the nine months ended September 30, 1994, totaled $546.8 million, an increase of $44.5 million, or 8.9%, over the first nine months in 1993. Net income for the nine month period ended September 30, 1994, was $3 million, or $.24 per share, compared to $3.3 million, or $.26 per share, for the same period in 1993. The 1993 results include an extraordinary charge of $549,000, or $.04 per share, for the early retirement of debt. Operating profits for this nine month period declined to $11 million from $11.7 million in 1993.

     Contract Services

          Contract Services' operating revenues for the nine months ended September 30, 1994, were $194.0 million, up from $166.6 million for the same period in 1993, an increase of 16.5%.
     Public Transportation revenues increased $21 million, or 42.5%, to $70.4 million primarily due to continued expansion of this business. Revenues from School Transportation business increased $6.5 million, or 5.6%, to $123.7 million, largely as a result of improved pricing on new contracts as compared to previous arrangements.

          Operating profit for the nine months ended September 30, 1994, was $4.4 million, a decrease of $1.2 million from the same period in 1993. Both Public Transportation and School Transportation operating margins decreased by approximately $640,000 each. General and administrative expenses were flat with 1993.

          Continued net new business growth in the Public Transportation division and a lower provision for self-insured claims contributed approximately $1,000,000 to operating margins. However, difficulties in two major operations, increased vehicle maintenance expenses, and increased wages offset these favorable items.

          The operating margin decrease of $640,000 from School Transportation business was due primarily to an increase in the provision for self-insured claims as well as higher vehicle repair and driver related costs. Profits from net new contracts and reduced fuel costs offset a portion of the decrease.

     Transit

          Transit's operating revenues for the nine months ended
     September 30, 1994, increased by $17 million, or 5.1%, to $352.8 million. Operating profits for the nine month period increased about $500,000 to $7.2 million over 1993.

          Household Goods' revenues for the first nine months of 1994 were $242 million compared to $232.5 million in the prior year. Revenues from Transit's Moving and Storage business, a component of the Household Goods division, increased $7.7 million to $34.1 million primarily as a result of an overall increase in business, the start-up of a new agency in Los Angeles, and the acquisition of an existing agency located in Philadelphia. Also, revenues from other Household Goods business increased slightly by $1.8 million to $207.8 million. While the number of shipments in other Household Goods business declined from the prior year, a 6.8% increase in the average price earned per shipment more than offset this volume decrease. The improvement in the average revenue earned per shipment is due to both the 6% general tariff increase effective March 28, 1994, and the shift from smaller government and military shipments to larger C.O.D. and corporate account shipments. Shortages in our hauling fleets, as well as an industry wide decline in 1994 of military and government business resulted in an overall reduction in the number of shipments.

          Revenues for the first nine months of 1994 for the Special Transportation Services (STS) division were $96.5 million compared to $89.7 million for the same period in 1993, an increase of $6.8 million, or 7.6%. STS's Electronics and Trade Show business contributed $3.9 million of the increased revenue in the first nine months of 1994 primarily due to an increase in the number of shipments. International business increased $2.9 million while other revenues remained flat.

          Operating profits for the nine months ended September 30, 1994, were $7.2 million, compared to $6.7 million in the same period last year. The East and Southeast sectors of the Moving and Storage operations contributed improved operating margins of $700,000 while other Household Goods business margins were flat. Operating margins for the STS division were $1.5 million below 1993 levels primarily due to higher hauling, salaries, and other operating expenses. Higher claims costs in Transit's Insurance operations also reduced operating profits by $450,000. General and administrative expenses in 1994 declined by $1.0 million compared to the same period in 1993. Transit is continuing to experience favorable results from cost containment programs and organizational changes implemented in the latter part of 1993. As described below, operating profit was favorably affected due to a change in financing arrangements.

     Interest Income and Interest Expense

          Interest income for the nine months ended September 30, 1994, was $800,000 compared to $2.0 million for the same period in 1993, a decrease of $1.2 million. This decrease is primarily a result of a change in financing arrangements of Transit's equipment sales and financing subsidiary. In December 1993, this subsidiary began selling installment notes receivable recorded from sales of equipment by this subsidiary to various financial institutions. Previously, these notes receivable were financed directly by the Company resulting in the recording of interest income. Beginning in 1994, the positive interest margin is recorded as a component of operating profit.

          Interest expense for the nine months ended September 30, 1994, was approximately the same when compared to the same period in 1993. There was an $800,000 increase due to new Contract Services debt incurred in September 1993 for the purchase of new buses. Offsetting most of this increase was a reduction in interest expense due to the change in the financing arrangements of Transit's equipment sales and financing subsidiary as explained earlier.

     Seasonality

          Peak business levels for Contract Services occur during the traditional school months of September through May. For example, during 1993 approximately 86% of Contract Services' School
     Transportation revenues were generated during these nine months.

          At Transit, proportionately more household goods moves occur during the summer months. During 1993, for example, approximately 45% of the Household Goods division's revenues were generated during the months of June through September.

          Due to the seasonal impact of revenue being generated by each of the Company's two operating subsidiaries as discussed above, the Company historically realizes higher net income in the second and fourth quarters than in the first and third quarters of the year.

     Liquidity and Capital Resources

          Total cash decreased by $4.8 million from December 31, 1993, to September 30, 1994. Operating activities contributed $14.9 million and financing activities provided $14.1 million during the nine month period. This was offset by the use of cash in investing activities of $33.8 million.

          The $14.9 million in cash provided by operations was primarily due to $19.7 million provided by net income, after adding back items not affecting cash. Net cash of $4.8 million was used for working capital purposes. Cash was used to finance the increase of $24.1 million in accounts receivable resulting from the Company's revenue growth and the seasonal impact on Transit's receivables. Offsetting these uses of cash, other accrued expenses have increased $9.6 million during the nine month period due to increased liabilities on accrued unbilled accounts receivable and accrued payroll. In addition, trade accounts payable have increased $6.4 million during the nine months due to increased business.

          For the nine months ended September 30, 1994, the Company used $33.8 million, net, for investing activities. The Company used $34.5 million for the purchase of property and equipment, primarily the purchase of school buses by Contract Services and, to a lesser extent, trailers by Transit.

          The Company has working capital of $37.7 million at September 30, 1994, which is $1.5 million less than the working capital at December 31, 1993. This decrease is primarily due to increased short-term borrowings of $4.5 million. The Company has a $20 million revolving credit facility available to meet working capital needs of which $4.5 million was used at September 30, 1994. Total debt at September 30, 1994, was $111.9 million compared to $97.7 million at December 31, 1993, representing a $14.2 million increase in total debt during the nine months ended September 30, 1994. During the first nine months, the Company received $9.7 million, net of payments, from its bus financing facility to acquire new buses at Contract Services.

          At September 30, 1994, the Company has committed to approximately $5 million in capital expenditures for the fourth quarter of 1994 for 125 school and public transit buses to be used by Contract Services. In acquiring these assets, the Company will consider various available leasing alternatives or utilize funds available under existing financing arrangements.

          The Company believes cash flow from operations combined with existing financing arrangements will be more than adequate to fund short and long-term cash requirements.

                         PART II-OTHER INFORMATION.

     ITEM 5.  OTHER INFORMATION.

          On November 10, 1994, Perry J. Lewis resigned from the Board of Directors of the Registrant and its subsidiaries, Mayflower
     Transit, Inc. and Mayflower Contract Services, Inc.   The
     resignation of Mr. Lewis was effective immediately. In his letter of resignation, Mr. Lewis cited personal reasons for his resignation. The resignation was not attributed to a disagreement with the Registrant or any matter relating to the Registrant's operations, policies, or practices.

     ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

     (a) Exhibits. The following exhibit is filed as a part of this Quarterly Report on Form 10-Q:

               Exhibit                                       Page in
               Number               Exhibit               this filing

        11     Computation of Earnings Per Share    E-1
        27     Financial Data Schedule            E-2

     (b)  Reports on Form 8-K.

          The Company filed no reports on Form 8-K during the quarter.


     SIGNATURE

     The registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                   MAYFLOWER GROUP, INC.

     Date: November 14, 1994       By:   /s/ Ronald W. Martin
     -------------------------     ---------------------------
                                   Ronald W. Martin, Vice President
                                   Finance and Chief Accounting
                                     Officer

                                EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                       FOR THE THREE AND NINE MONTHS ENDED
                          SEPTEMBER 30, 1994 AND 1993
                     (In thousands, except per share data):

                               Three months ended          Nine months ended
                                 September 30,               September 30,
                               1994         1993           1994         1993
                               -------------------         ------------------
      Primary: (1)
        Average shares
            outstanding        12,663       12,650         12,663       12,647

        Net effect of options
          to purchase common
          stock - based on the
          treasury stock
          method using
          estimated market
          price                   120           92             92           78
                               ------       ------         ------       ------

                               12,783       12,742         12,755       12,725
                              =======      =======        =======      =======

      Net Income (Loss)       $(1,382)     $  (379)       $ 3,013      $ 3,345
                              =======      =======        =======      =======

      Earnings (Loss)
         Per Share            $ (0.11)     $ (0.03)       $  0.24      $  0.26
                              =======      =======        =======      =======

      (1) Fully diluted earnings per share do not differ from primary earnings per share.






                                        Form of Proxy
                                        MAYFLOWER GROUP, INC.
                            9998 N. Michigan Road, Carmel, Indiana 46032

                      PROXY FOR SPECIAL MEETING OF SHAREHOLDERS, MARCH 30, 1995
                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Michael L. Smith, Roderick M. Hills and Lary R. Scott, or any of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock of the undersigned at the Special Meeting of the Shareholders of Mayflower Group, Inc. to
     be held at 9998 N. Michigan Road, Carmel, Indiana, March 30, 1995, at 11:00 A.M. local time (Eastern Standard Time), or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:


     1.   Approval of the sale of Mayflower Transit, Inc. pursuant to the Stock Purchase
          Agreement.

          Approval of the sale by Mayflower Group, Inc. (the "Company") of all the capital stock of Mayflower Transit, Inc., a wholly owned subsidiary of the Company
          ("Transit"), to UniGroup, Inc., a Missouri corporation ("UniGroup"), pursuant to a
          Stock Purchase Agreement, dated December 4, 1994, as amended (the "Stock Purchase
          Agreement"), among the Company, UniGroup and TCW Asset Management Company (the
          "Transit Sale").

          [___]FOR       [___]AGAINST        [___]ABSTAIN


     2.   Approval of the acquisition of Mayflower Group, Inc. and Mayflower Contract Services,
          Inc. by Laidlaw Transit, Inc. pursuant to the Merger Agreement.

          Approval of the acquisition of Mayflower Group, Inc. (the "Company") and its wholly owned subsidiary Mayflower Contract Services, Inc. ("Contract Services") by Laidlaw
          Transit, Inc., a Delaware corporation ("Laidlaw"), pursuant to a Merger Agreement, dated as of January 20, 1995 (the "Merger Agreement"), among the Company, Laidlaw,
          MCS Transit, Inc., an Indiana corporation ("Newco"), and TCW Asset Management
          Company, under which Newco would merge with and into the Company (the "Merger") with the Company thereby becoming a wholly owned subsidiary of Laidlaw and the outstanding shares of common stock of the Company thereby converting into a right to receive cash.  Consummation of the Merger is conditioned upon, among other things, the prior disposition of Transit by the Company, whether pursuant to the Transit Sale or otherwise.  Approval of the Merger will also constitute approval of the sale of all capital stock of Contract Services by the Company to Laidlaw pursuant to an option contained in the Merger Agreement which is exercisable in the event the Merger
          Agreement is terminated because of the failure of the Company to divest itself of
          Transit.

          [___]FOR       [___]AGAINST        [___]ABSTAIN


     3.   In their discretion, the Proxies are authorized to vote upon such other business
          (none at the time of solicitation of this Proxy) as may properly come before the meeting, or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSITIONS.  THIS
     PROXY SHALL BE VOTED AS DIRECTED.  IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE
     VOTED FOR THE PROPOSALS AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER
     MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.


     The undersigned acknowledge receipt of Notice of said Meeting and the accompanying Proxy
     Statement (which includes the Company's Annual Report on Form 10-K for the fiscal year end
     December 31, 1993 (without exhibits) and Quarterly Report on Form 10-Q for the quarter ended September 30, 1994), and hereby revokes all proxies heretofore given by the undersigned for said meeting.


     THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                              Dated________________________, 1995.


                              _____________________________________
                                   Signature of Shareholder

                              _____________________________________
                              Signature of Shareholder
                              (if held jointly)






     PLEASE DATE THIS PROXY AND SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON.  WHEN SIGNING
     AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE
     AS SUCH.  IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN.  PLEASE
     RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

